   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               MEDIQ INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                           7352                          51-0219413
 (State or Other Jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
      of Incorporation or          Classification Code Number)          Identification No.)
         Organization)

                            ------------------------

                      ONE MEDIQ PLAZA                                               JAY M. KAPLAN
               Pennsauken, New Jersey 08110                                        One MEDIQ Plaza
                      (609) 665-9300                                        Pennsauken, New Jersey 08110
                                                                                   (609) 665-9300
    (Address, Including Zip Code, and Telephone Number,       (Name, Address, Including Zip Code, and Telephone Number,
           Including Area Code, of Registrants'                                 Including Area Code,
               Principal Executive Offices)                                     of Agent for Service)

                            ------------------------

                                WITH COPIES TO:
                              BRUCE B. WOOD, ESQ.
                             DECHERT PRICE & RHOADS
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10112
                                 (212) 698-3500

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED            PROPOSED
                                                                       MAXIMUM             MAXIMUM
            TITLE OF EACH CLASS                                        OFFERING           AGGREGATE           AMOUNT OF
               OF SECURITIES                     AMOUNT TO BE         PRICE PER            OFFERING          REGISTRATION
              TO BE REGISTERED                    REGISTERED           UNIT (1)           PRICE (1)            FEE (2)
13% Senior Discount Debentures due 2009          $20,000,000           $561.58           $11,231,640            $3,540

(1) Estimated solely for purposes of calculating the registration fee.

(2) The "Amount to be Registered" with respect to the 13% Senior Discount Debentures due 2009 represents the aggregate principal amount at maturity of such debentures. The 13% Senior Discount Debentures due 2009 were sold at a substantial discount from their principal amount at maturity. The registration fee with respect to the 13% Senior Discount Debentures due 2009 was calculated based on the approximate accreted value thereof as of November 1, 1998 determined pursuant to the provisions of the indenture governing such debentures.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1998

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGES COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                             As Filed Pursuant to Rule 424(b)(3)
                                                   Registration Number 333-

PRELIMINARY PROSPECTUS
                               MEDIQ INCORPORATED
                                  $20,000,000
                    13% SENIOR DISCOUNT DEBENTURES DUE 2009

                                 -------------

    This Prospectus relates to $20,000,000 aggregate principal amount at maturity of our 13% Senior Discount Debentures due 2009 (the "Debentures") which may be offered and sold from time to time by holders thereof or by their transferees, pledgees, donees or successors (collectively, the "Selling Holders") pursuant to this Prospectus.

                            TERMS OF THE DEBENTURES

    - MATURITY DATE. June 1, 2009.

    - YIELD AND INTEREST. Principal on each Debenture will accrete from May 29, 1998 to a principal amount of $1,000 on June 1, 2003, representing a yield to maturity of 13% (computed on a semi-annual bond equivalent basis). Except as described herein, no cash interest will accrue on the Debentures prior to June 1, 2003. After June 1, 2003, the Debentures will accrue cash interest at a rate of 13% per annum, and cash interest will be payable on June 1 and December 1 of each year commencing December 1, 2003.

    - ORIGINAL ISSUE DISCOUNT. The Debentures bear original issue discount ("OID"), and you will be required to include OID in gross income for U.S. Federal income tax purposes before receiving any cash payments to which such income is attributable.

    - OPTIONAL REDEMPTION. We may not redeem the Debentures at our option prior to June 1, 2003, except that before June 1, 2001 we may redeem up to 25% of the accreted value of the Debentures with the net proceeds of certain public equity offerings. We may redeem the Debentures at any time on or after June 1, 2003.

    - CHANGE OF CONTROL. You may require us to repurchase all or any portion of your Debentures upon a change of control.

    - RANKING. The Debentures are unsecured senior obligations, ranking equally in right of payment with all our existing and future senior indebtedness and senior in right of payment to all our existing and future subordinated indebtedness. The Debentures are effectively subordinated to all indebtedness and obligations of our subsidiaries.

    The Selling Holders may sell the Debentures from time to time directly to purchasers or through agents, underwriters or dealers. If required, the names of any such agents, underwriters or dealers involved in the sale of the Debentures and the applicable agent's commission, underwriter's discount or dealer's purchase price, if any, will be set forth in an accompanying supplement to this Prospectus. The Selling Holders will receive all of the net proceeds from the sale of the Debentures and will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any such sales. We will pay other expenses incident to the registration of the Debentures. The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the Debentures may be deemed to be "underwriters" within the meaning of the Securities Act. A description of indemnification arrangements is provided in the section "Plan of Distribution."

    THIS INVESTMENT INVOLVES RISKS. SEE THE RISK FACTORS SECTION BEGINNING ON PAGE 14.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE DEBENTURES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                                          , 1998

                             AVAILABLE INFORMATION

    We have filed with the Securities and Exchange Commission (the "Commission" or the "SEC") a Registration Statement on Form S-1 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the Debentures being offered. This Prospectus is part of the Registration Statement but does not contain all the information set forth in the Registration Statement. For more information about us or the Debentures, you should read the Registration Statement and related exhibits, annexes and schedules. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Although this Prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the Registration Statement, you should read the exhibits for a more complete description of the document or matter involved. You may inspect and copy the Registration Statement and related exhibits, annexes and schedules at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information about the operation of the Public Reference Room of the Commission may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants, like us, that file electronically with the Commission. The address of the Web site is: http://www.sec.gov.

    We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Commission. We have also agreed that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of the Debentures remain outstanding, we will furnish to the holders thereof, and file with the Commission (unless the Commission will not accept such a filing):

    - all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants; and

    - all reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports.

    In addition, for so long as any of the Debentures remain outstanding, we have agreed to make available to any prospective purchaser of the Debentures or beneficial owner thereof in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact included in this Prospectus, including, without limitation, such statements in the sections "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," with respect to our business and certain acquisitions and other transactions we have recently completed (including the timing, financing, strategies and effects thereof) are forward-looking statements. Although we believe that our expectations reflected in such forward-looking statements are reasonable, we can give no assurance that they will prove to have been correct. Important factors that could cause actual results to differ materially from expectations ("Cautionary Statements") are disclosed in this Prospectus, including, without limitation, in connection with the forward-looking statements included in this Prospectus and/or in the section "Risk Factors." The following additional factors could cause actual results to differ materially from the results which might be projected, forecast, estimated or budgeted by us in forward-looking statements:

    - heightened competition, including specifically price competition, the entry of new competitors or the introduction of new products by new and existing competitors;

    - adverse state and Federal legislation and regulation, including changes in Medicare and Medicaid reimbursement policies;

    - the termination of contracts with major customers or renegotiation of these contracts at less cost-effective rates or with longer payment terms;

    - unanticipated price increases in medical equipment or other rented equipment and supplies;

    - higher service, administrative or general expenses occasioned by the need for additional advertising, marketing, administrative or management information systems expenditures; and

    - the inability to consummate proposed and future acquisitions or to successfully integrate any consummated acquisition with existing operations.

    All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the Cautionary Statements.

                                    SUMMARY

    THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS OFFERING. IT LIKELY DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THIS OFFERING, WE ENCOURAGE YOU TO READ THIS ENTIRE PROSPECTUS AND THE DOCUMENTS WE HAVE REFERRED YOU TO.

    UNLESS THE CONTEXT OTHERWISE REQUIRES, (1) THE TERM "HOLDINGS" REFERS TO MEDIQ INCORPORATED, (2) THE TERM "MEDIQ/PRN" REFERS TO MEDIQ/PRN LIFE SUPPORT SERVICES, INC., AND (3) THE TERMS "WE," "OUR," "OURS," "US" AND "THE COMPANY" REFER TO HOLDINGS AND ITS SUBSIDIARIES, INCLUDING MEDIQ/PRN, ON A COMBINED BASIS. REFERENCES HEREIN TO "FISCAL YEARS" ARE TO OUR FISCAL YEARS, WHICH END ON SEPTEMBER 30 IN THE CALENDAR YEAR, AND REFERENCES TO THE "LTM PERIOD" ARE TO THE TWELVE MONTH PERIOD ENDED JUNE 30, 1998. INFORMATION PROVIDED HEREIN ON A "PRO FORMA BASIS" FOR ANY PERIOD OR AS OF ANY DATE GIVES EFFECT TO CERTAIN ACQUISITIONS AND OTHER TRANSACTIONS WE HAVE RECENTLY COMPLETED IN THE MANNER DESCRIBED IN THE SECTION "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS."

    CERTAIN MARKET DATA USED IN THIS PROSPECTUS REFLECT MANAGEMENT ESTIMATES; WHILE SUCH ESTIMATES ARE BELIEVED BY US TO BE RELIABLE, WE CAN GIVE NO ASSURANCE THAT SUCH DATA IS ACCURATE IN ALL MATERIAL RESPECTS.

                                  THE COMPANY

    We operate the largest critical care, life support and other movable medical equipment rental business in the United States. Through our national distribution network, we serve more than 5,000 hospitals, alternate care and home care providers, nursing homes and other health care providers nationwide. We rent over 650 different types of critical care, life support and other movable medical equipment ("Medical Equipment"), including adult and infant ventilators, adult, infant, neonatal and fetal monitors, infusion and suction pumps, incubators, infant warmers, pulse oximeters, sequential compression devices and oxygen concentrators. Approximately 70% of our rental revenues are generated from over 70 contracts with national health care providers and group purchasing organizations, including some of the largest hospital chains in the United States. In addition, we rent therapeutic support surfaces, overlays and mattresses ("Support Surfaces"). On a Pro Forma Basis, we generated $196.6 million of revenue and $68.5 million of Adjusted EBITDA (as defined) during the LTM Period.

    In addition to our core rental business, we sell a variety of disposable products, accessories and repair parts ("Parts and Disposables") to our customers primarily for use with the types of Medical Equipment we rent. In addition, we provide several outsourcing services to health care providers. Our outsourcing services and sales of Parts and Disposables are natural complements to our core rental business, as they enable us to generate incremental revenues within an existing customer relationship and leverage our extensive distribution network and broad customer base.

    We believe that rentals of Medical Equipment and Support Surfaces and outsourcing of non-core functions of hospitals and other health care providers have benefited from certain industry trends. In recent years, hospitals have faced increasing pressure to reduce operating costs and capital expenditures, while continuing to offer state-of-the-art health care. Equipment rental programs can be more cost effective for health care providers than the purchase or lease of movable medical equipment because they enable health care providers to incur the cost for equipment only when demand for such equipment exists, thus increasing the providers' equipment utilization rates and decreasing their overall cost structure. Additionally, by shifting the management of activities such as asset management and repair and maintenance to third parties, hospitals and other health care providers can reduce operating costs, increase efficiency and/or minimize technological obsolescence of equipment.

    In fiscal 1997, rentals of Medical Equipment and Support Surfaces accounted for approximately 80% of our revenues, sales of Parts and Disposables and equipment accounted for approximately 13% of our revenues and the provision of outsourcing services and other revenues accounted for approximately 7% of our revenues.

    RENTALS. In our rental business, we rent our approximately 150,000 unit Medical Equipment and Support Surfaces inventory to customers through 101 branch locations in major metropolitan areas nationwide. Such locations operate 24 hours a day, 365 days a year, with deliveries of patient-ready equipment typically made to customers within two hours of a request. Our customers receive a full range of rental and related services, including equipment delivery, inspection, maintenance, repair and documentation. In September 1997, we acquired the remaining 50% interest in MEDIQ PRN/HNE, LLC ("SpectraCair") that we did not already own (the "SpectraCair Acquisition") in order to broaden our equipment rental product lines to include rentals of Support Surfaces. In addition, on May 29, 1998 we purchased certain assets and rights of CH Industries, Inc. ("CHI"), CH Medical, Inc. ("CH Medical"), certain other subsidiaries of CHI and certain other parties related to the manufacture, sale and rental of specialty patient beds and Support Surfaces (the "CHI Acquisition"). We anticipate that the CHI Acquisition will increase our Support Surface rental business. On a Pro Forma Basis, the Company's rental activities generated $156.1 million or 79.4% of total revenue during the LTM Period.

    In addition to standard rentals, we have entered into several revenue-share arrangements with original equipment manufacturers ("OEMs") pursuant to which we rent Medical Equipment and sell disposable products produced by the OEMs to our customers. Because the OEMs own the equipment, such arrangements permit us to generate additional revenues without any additional capital investment. In fiscal 1997, we began to focus our efforts on increasing revenue sharing revenues as we believe there are significant growth opportunities in this area. On a Pro Forma Basis, revenue sharing rental revenues generated $11.0 million or 7.1% of our total rental revenue during the LTM Period.

    PARTS AND DISPOSABLES. We sell a variety of Parts and Disposables to our customers, primarily for use with the types of Medical Equipment we rent. The sales of such Parts and Disposables are a natural complement to our Medical Equipment business. We distribute products to our customers in order to enable them to fill smaller turnaround needs more quickly and to smaller health care providers which do not meet the minimum order requirements of the major medical supply distributors. We currently supply 4,000 disposable products, primarily through a contracted, centralized distribution center located in Salt Lake City, Utah and through a facility we operate in Pennsauken, New Jersey. We also sell repair parts to our clients for the repair of their owned equipment. On a Pro Forma Basis, our sales of Parts and Disposables and equipment generated $30.0 million or 15.3% of total revenue during the LTM Period.

    OUTSOURCING. To address the needs of hospitals and other health care providers to better manage their assets and increase profits, we also offer our customers the following services (collectively, the "Outsourcing Services"), none of which require substantial capital investment by us:

    - a Comprehensive Asset Management Program ("CAMP") which analyzes the critical care equipment activity of a customer and provides a variety of logistics and outsourcing services designed to manage, track and service the customer's movable medical equipment;

    - a biomedical repair service which provides safety inspections, preventive maintenance and repairs for most critical care equipment through a team of more than 190 experienced biomedical technicians;

    - a logistics and distribution service to assist equipment manufacturers in reducing their transportation costs through utilization of the Company's nationwide branch office network;

    - a medical gas supply program designed to complement our respiratory equipment rentals and provide "one-stop" service to health care providers in a fragmented market; and

    - a health care consulting and management service designed to assist our customers in the management of their businesses.

On a Pro Forma Basis, our Outsourcing Services and other revenues generated $10.5 million or 5.3% of total revenue during the LTM Period.

    Holdings was incorporated under the laws of the State of Delaware in 1977. Our principal executive offices are located at One MEDIQ Plaza, Pennsauken, New Jersey 08110 and our telephone number is (609) 662-3200.

                             COMPETITIVE STRENGTHS

    We believe that the following competitive strengths contribute to our position as a leader in renting Medical Equipment in the United States and serve as a foundation for our growth strategy:

    - LEADING MARKET POSITION. We are the largest critical care, life support and other movable medical equipment rental company in the United States. Our Medical Equipment rental revenues during the LTM Period were approximately twice as large as those reported by our nearest rental competitor. We have achieved and maintained a market leadership position by making strategic acquisitions, investing in a national distribution network and providing high-quality customer service and competitive pricing. We believe that our leading market position provides us with significant advantages in competing with other rental companies.

    - LARGEST DISTRIBUTION NETWORK AND BROADEST PRODUCT LINE. We have invested significant amounts to establish a national distribution network and the broadest product line in our industry. Our national distribution network has the most expansive geographic coverage in our industry with 101 office locations in 40 states. Our product line consists of approximately 150,000 units of Medical Equipment and Support Surfaces rental inventory. Accordingly, we can provide Medical Equipment and Support Surfaces directly to our customers on a rapid and efficient basis, with 84% of our customers located within approximately two hours of one of our office locations. Moreover, because we have substantially completed our domestic branch network, including our gross investment in rental inventory of $246.7 million as of June 30, 1998, we can focus our capital expenditures on pursuing our growth strategy and purchasing Medical Equipment and Support Surfaces for which customer demand is already identified. We believe that we are uniquely positioned to leverage our installed base of rental equipment and distribution network to increase revenue sharing rentals, sales of Parts and Disposables and the provision of Outsourcing Services to our existing customers.

    - SOLID CUSTOMER BASE. During fiscal 1997, approximately 70% of our Medical Equipment rental revenues were from national accounts and group purchasing organizations. Substantially all of our national accounts have been doing business with us for several years. We believe that such national health care providers will increasingly require services on a national level, which we expect will increase our sales to national accounts and group purchasing organizations.

    - ADVANCED INFORMATION SYSTEMS. Our sophisticated information system gives us the ability to track the location of each unit of equipment, as well as the maintenance history and scheduled maintenance requirements related to such unit. Accordingly, when a customer requests a certain piece of equipment, we can immediately determine whether or not such equipment is available at the local office which typically services such customer. In addition, if the requested equipment is unavailable at the local office, our information system automatically determines what potential substitutes are locally available as well as the approximate time of delivery for the next closest piece of requested equipment. We believe that our advanced information system positions us well to service the needs of the increasingly larger and more complex health care providers and provides us with a competitive advantage in servicing the needs of national accounts and rapidly growing group purchasing organizations.

    - DISCIPLINED APPROACH TO CAPITAL SPENDING. We generally make new Medical Equipment and Support Surfaces purchases only after customer demand is identified. As such, new equipment purchases generally have specifically identifiable cash flows associated with them. Prior to approving any new equipment purchase, we require that the new equipment meets certain minimum financial criteria, such as return on investment, and certain operating criteria, such as expected utilization rates and maintenance costs. We estimate that our cost recovery period for most new equipment purchases is between 12 and 18 months. Additionally, our Outsourcing Services and revenue sharing businesses do not require substantial capital investment.

    - STABLE BASE OF CASH FLOW. Our rental business has historically provided us with a stable base of cash flows. Moreover, we believe that our core rental business does not have significant exposure to economic downturns, because cost pressures during such downturns may lead to increased rentals and fewer purchases of medical equipment by customers.

    - STRONG AND COMMITTED MANAGEMENT TEAM. We are led by a seven person senior management team with over 180 years combined experience in the health care industry. Management has invested approximately $4.2 million in common and preferred equity of Holdings.

                                GROWTH STRATEGY

    In order to take full advantage of our market leadership and national distribution network, we have introduced new services for our customers and are pursuing strategic acquisition candidates. The following are the primary elements of our growth strategy:

    - GROW CORE RENTAL BUSINESS. We expect that certain regulatory and industry trends will increase overall demand for equipment rentals. We believe that we will be able to take advantage of these industry trends and grow our core rental revenues by:

       - capitalizing on our national customer base, which we believe is the largest in the Medical Equipment rental industry;

       - focusing on sub-acute and long term health care providers which are facing substantial pressure to reduce operating costs;

       - identifying incremental rental opportunities through our CAMP programs as we increase the number of hospitals under CAMP contracts;

       - increasing revenue sharing opportunities with rental equipment manufacturers; and

       - continuing to market and grow Support Surfaces as a clinically efficient lower cost alternative to specialty beds.

    - LEVERAGE INFRASTRUCTURE TO INCREASE REVENUES IN NON-CAPITAL INTENSIVE BUSINESSES. Because our national distribution network has the most expansive geographic coverage and broadest product line in our industry, we believe that we can increase revenues in certain non-capital intensive businesses by leveraging our infrastructure. In particular, we expect to expand our marketing of Outsourcing Services, revenue sharing activities and sales of Parts and Disposables to our existing rental customer base. Moreover, we plan to utilize our established distribution channels to develop these businesses without incurring significant incremental costs. We believe that leveraging our infrastructure to develop these businesses will produce an increased return on assets, as these businesses require relatively low levels of capital investment.

    - FOCUS ON DEVELOPING ASSET MANAGEMENT PROGRAMS. We believe that our CAMP programs will continue to grow as a result of an increase in outsourcing trends related to equipment management and equipment related services as well as an increase in competitive pressure facing health care providers. Certain health care providers that have adopted CAMP have been able to achieve cost savings through a reduction of biomedical and other hospital staff, a decrease in equipment maintenance expenses and an increase in asset utilization rates. Additionally, they have been able to increase equipment utilization and capture increased patient charges as a result of the superior information gathering capability of CAMP. Hospitals under CAMP contracts increased from three as of December 31, 1996 to 14 as of June 30, 1998.

    - ENTER INTO STRATEGIC PARTNERSHIPS. We have and will continue to seek new strategic partnerships to increase revenues. In biomedical repair, we plan to increase revenues by partnering with equipment manufacturers to provide biomedical repair services for their equipment. In December 1997, we entered into an agreement with Siemens Medical Systems, Inc. USA ("Siemens"), a leading provider of medical equipment, to jointly provide biomedical repair services to hospitals and other health care providers. We believe that strategic partnerships such as the Siemens relationship will provide continued growth opportunities. In 1997, we entered into a contract with KCI New Technologies, Inc. ("NuTech"), a wholly owned subsidiary of Kinetic Concepts, Inc., to be the exclusive rental source of circulatory foot pumps manufactured by NuTech and the exclusive distributor of related disposables. We also entered into a contract with Siemens to be the exclusive distributor of certain Siemens accessories and parts in 1996. Principally as a result of these efforts, sales related to strategic partnerships increased in fiscal 1997 to $17.4 million from $2.6 million in fiscal 1996.

    - PURSUE STRATEGIC ACQUISITIONS. We have historically acquired complementary Medical Equipment and Support Surfaces rental companies and integrated them effectively into our existing operations. Upon acquiring such businesses, we have typically been able to realize cost savings by eliminating corporate overhead, rationalizing branch locations and reducing personnel. Since September 30, 1994, acquisitions in our core rental business coupled with internal growth have resulted in an increase in our revenues from $81.5 million in fiscal 1994 to $196.6 million on a Pro Forma Basis during the LTM Period. We have been able to successfully complete and integrate these acquisitions by adhering to an acquisition strategy which primarily focuses on acquisitions that:

       - present a relatively low level of integration risk;

       - allow us to effectively leverage our national distribution network;

       - are complementary to our lines of business; and

       - have identifiable synergies.

      We intend to continue to pursue acquisitions that we believe are consistent with this acquisition strategy as well as our overall growth strategy.

                      RECENT ACQUISITIONS AND TRANSACTIONS

    We consummated the SpectraCair Acquisition in September 1997. On May 29, 1998, we consummated the CHI Acquisition as well as a going-private transaction pursuant to which MQ Acquisition Corporation ("MQ") was merged with and into Holdings (the "Merger") with Holdings continuing as the surviving corporation. MQ was a Delaware corporation organized by Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS") solely to effect the Merger and acquire, together with other investors, a controlling interest in Holdings.

    The unaudited pro forma condensed consolidated financial statements included elsewhere in this Prospectus give effect to the SpectraCair Acquisition, the CHI Acquisition, the Merger and certain related transactions in the manner described in the section "Pro Forma Condensed Consolidated Financial Statements." Those unaudited pro forma condensed consolidated financial statements include certain cost savings related to the CHI Acquisition. Certain other cost savings we expect to realize related to the SpectraCair Acquisition and the CHI Acquisition have not been reflected therein. See "Business--Recent and Potential Acquisitions."

    THE SPECTRACAIR AND CHI ACQUISITIONS. In January 1995, we entered into a 50/50 joint venture with a subsidiary of Huntleigh Technology, Inc. ("Huntleigh") and formed SpectraCair, a provider of Support Surfaces on a rental basis to acute care, long-term care and home care providers nationwide.

In January 1996, SpectraCair acquired the low air loss specialty mattress overlay business of Bio Clinic Corporation (a subsidiary of Sunrise Medical, Inc.) for $6.7 million. In September 1997, SpectraCair was merged with and into MEDIQ/PRN following the SpectraCair Acquisition. The SpectraCair Acquisition has created several opportunities to bolster SpectraCair's competitive presence. Our national agreements provide a wider group of customers with access to SpectraCair's product lines. Additionally, the enhanced operational support provided by us and the availability of our complementary product lineup are generating synergistic opportunities for SpectraCair.

    On May 29, 1998, MEDIQ/PRN purchased certain assets and rights of CHI, CH Medical, certain other subsidiaries of CHI and certain other parties related to the manufacture, sale and rental of specialty patient beds and Support Surfaces (the "CH Medical Busines") for a purchase price of approximately $50.0 million in cash, including related costs and expenses, and the assumption of certain obligations related to the CH Medical Business. We expect the CHI Acquisition to improve our competitive position in the acute health care sector. For the year ended August 31, 1997 and the six months ended February 28, 1997 and 1998, the CH Medical Business generated $26.7 million, $12.3 million and $12.9 million, respectively, of revenue. We expect the CHI Acquisition to generate certain synergies and result in a lower cost structure for the combined entity.

    We believe that the SpectraCair Acquisition and the CHI Acquisition will:

       - generate financial leverage;

       - strengthen our market leadership position;

       - enable existing customers to reduce their costs by consolidating vendors;

       - enhance the quality and selection of products offered by us;

       - expand the presence of our national accounts; and

       - enhance our operations by providing additional dedicated and experienced employees.

    THE MERGER. On May 29, 1998, MQ was merged with and into Holdings with Holdings continuing as the surviving corporation. Prior to or simultaneously with the consummation of the Merger:

       - Holdings reorganized its corporate structure by contributing certain of its assets and liabilities to MEDIQ/PRN;

       - MEDIQ/PRN entered into a new $325.0 million senior secured credit facility (the "New Credit Facility"); and

       - all indebtedness of the Company except approximately $10.1 million of Holdings' 7.5% exchangeable subordinated debentures due 2003 (the "Exchangeable Debentures") and $2.0 million of MEDIQ/PRN's capital leases was repaid.

    The aggregate consideration paid in connection with the Merger was approximately $390.8 million, which amount included $20.0 million of newly-issued preferred stock of the surviving corporation. In addition, in connection with the Merger (1) certain controlling stockholders of Holdings converted a portion of their preferred equity in Holdings into $14.5 million of common and preferred equity of the surviving corporation, (2) certain members of management and other persons selected by Holdings and BRS purchased $4.2 million of common and preferred equity of MQ and (3) BRS, certain entities and individuals affiliated with BRS (together with BRS, the "BRS Entities") and certain funds affiliated with Ferrer Freeman Thompson & Co. LLC and Galen Partners III, L.P. (the "Co-Investors") purchased $109.5 million of common and preferred equity of MQ.

    As part of the financing for the consideration paid in connection with the Merger, Holdings issued and sold the Debentures on May 29, 1998 (the "Issue Date") to Credit Suisse First Boston Corporation, NationsBanc Montgomery Securities LLC and Banque Nationale de Paris (the "Initial Purchasers") pursuant to a private placement by Holdings of 140,885 Units (the "Units"). Each Unit consisted of one Debenture with a principal amount at maturity of $1,000 and one warrant (a "Warrant") to purchase .6474 shares of the common stock of Holdings. In a concurrent private placement, MEDIQ/PRN issued and sold $190,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2008 (the "Notes") to the Initial Purchasers.

                                 THE DEBENTURES

    The Notes and most of the Units were sold by the Initial Purchasers to "qualified institutional buyers" in transactions exempt from registration pursuant to Rule 144A under the Securities Act. In accordance with the Registration Rights Agreement dated May 29, 1998 (the "Registration Rights Agreement") among Holdings, MEDIQ/PRN and the Initial Purchasers, on July 13, 1998 Holdings and MEDIQ/PRN filed a registration statement (the "Exchange Offer Registration Statement") with the SEC under the Securities Act with respect to an offer (the "Exchange Offer") to exchange the unregistered Debentures and Notes for registered Debentures and Notes. The Exchange Offer Registration Statement was declared effective on October 21, 1998, and Holdings and MEDIQ/PRN have commenced the Exchange Offer. Holdings has filed the Registration Statement of which this Prospectus is a part to satisfy its obligation under the Registration Rights Agreement to register Debentures not eligible to be exchanged for registered Debentures in the Exchange Offer.

Issuer..............................  MEDIQ Incorporated.

Debentures Offered..................  $20,000,000 aggregate principal amount at maturity of
                                      13% Senior Discount Debentures Due 2009 ($11.2
                                      million aggregate accreted value at November 1,
                                      1998).

Maturity Date.......................  June 1, 2009.

Yield and Interest..................  Principal on each Debenture will accrete from May 29,
                                      1998 to a principal amount of $1,000 on June 1, 2003,
                                      representing a yield to maturity of 13% (computed on
                                      a semi-annual bond equivalent basis). Except as
                                      described herein, no cash interest will accrue on the
                                      Debentures prior to June 1, 2003. After June 1, 2003,
                                      the Debentures will accrue cash interest at a rate of
                                      13% per annum, and cash interest will be payable on
                                      June 1 and December 1 of each year commencing
                                      December 1, 2003.

Original Issue Discount.............  The Debentures will bear OID, and you will be required to include OID in gross income for U.S.
                                      Federal income tax purposes before receiving any cash
                                      payments to which such income is attributable. The
                                      section "Certain U.S. Federal Income Tax
                                      Considerations" contains a detailed discussion of
                                      Federal income tax consequences to holders of
                                      Debentures.

Optional Redemption.................  We may not redeem the Debentures at our option prior to June 1, 2003, except that before June 1, 2001 we
                                      may redeem up to 25% of the accreted value of the
                                      Debentures with the net proceeds of certain public
                                      equity offerings at the redemption prices listed in
                                      the section "Description of the Debentures" under the
                                      heading "Optional Redemption." We may redeem the
                                      Debentures at any time on or after June 1, 2003 at
                                      the redemption prices listed in the section
                                      "Description of the Debentures" under the heading
                                      "Optional Redemption."

Change of Control...................  You may require us to repurchase all or any portion of your Debentures at the prices listed in the
                                      section "Description of the Debentures" under the
                                      heading "Change of Control."

Ranking.............................  The Debentures are unsecured senior obligations of
                                      Holdings, ranking equally in right of payment with
                                      all our existing and future senior indebtedness and
                                      senior in right of payment to all our existing and
                                      future subordinated indebtedness. The Debentures are
                                      effectively subordinated to all indebtedness and
                                      obligations of our subsidiaries. As of June 30, 1998,
                                      the amount of senior indebtedness of Holdings and the
                                      amount of indebtedness and obligations of MEDIQ/PRN
                                      and its subsidiaries were approximately $75.1 million
                                      and $441.0 million, respectively.

Restrictive Covenants...............  The indenture under which the Debentures have been issued contains certain covenants for your benefit
                                      which, among other things, limit:

                                          - the incurrence of additional debt by Holdings
                                          and certain of its subsidiaries;

                                          - the payment of dividends on capital stock of
                                            Holdings and the purchase, redemption or
                                            retirement of capital stock or subordinated
                                            indebtedness;

                                          - investments;

                                          - certain transactions with affiliates;

                                          - sales of assets, including capital stock of
                                          subsidiaries; and

                                          - certain consolidations, mergers and transfers
                                          of assets.

                                      The indenture also prohibits certain restrictions on
                                      distributions from certain subsidiaries, including
                                      MEDIQ/ PRN. All of these limitations and
                                      prohibitions, however, are subject to a number of
                                      important qualifications.

                                  RISK FACTORS

    Prospective investors in the Debentures should carefully consider the matters set forth in the section "Risk Factors."

      SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    The following table sets forth (1) summary consolidated historical financial information of the Company for the three fiscal years ended September 30, 1997 and for the nine months ended June 30, 1997 and 1998 and (2) summary pro forma consolidated financial information of the Company for the fiscal year ended September 30, 1997 and for the LTM Period.

    The historical statement of operations data for the three years ended September 30, 1997 was derived from our audited consolidated financial statements included elsewhere in this Prospectus. The historical statement of operations data for the nine months ended June 30, 1997 and 1998 was derived from our unaudited consolidated financial statements included elsewhere in this Prospectus which, in the opinion of management, include all adjustments necessary for a fair presentation of our financial condition and results of operations for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations. The other historical data for the three years ended September 30, 1997 and the nine months ended June 30, 1997 and 1998 was derived from schedules prepared by us.

    The balance sheet data as of June 30, 1998 and the net debt included within the supplemental pro forma data for the LTM Period reflects the CHI Acquisition, the Merger and certain related transactions. The pro forma statement of operations data, other pro forma data and supplemental pro forma data (other than net debt) for the fiscal year ended September 30, 1997 and for the LTM Period gives effect to the SpectraCair Acquisition, the CHI Acquisition, the Merger and certain related transactions as if they were consummated on October 1, 1996. The pro forma financial information is presented for informational purposes only and does not purport to be indicative of (1) the results of operations that actually would have been achieved had such acquisitions and transactions been consummated on the date or for the periods indicated or (2) our results of operations for any future period.

    It is important that you read this table along with the sections "Pro Forma Condensed Consolidated Financial Statements," "Selected Consolidated Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                PRO FORMA         NINE MONTHS
                                                                               YEAR ENDED            ENDED
                                               YEAR ENDED SEPTEMBER 30,       SEPTEMBER 30,         JUNE 30,         PRO FORMA
                                            -------------------------------  ---------------  --------------------      LTM
                                              1995       1996      1997(A)        1997          1997       1998      PERIOD(B)
                                            ---------  ---------  ---------  ---------------  ---------  ---------  -----------
                                                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues..................................  $ 132,241  $ 136,066  $ 155,960     $ 190,984     $ 117,674  $ 131,920   $ 196,593
Non-recurring items(c)....................     --         (2,200)    --            --            --        (34,567)    (34,567)
Operating income (loss)...................     24,202     25,446     29,504        32,325        24,508    (19,889)    (12,232)
Interest expense..........................    (29,241)   (27,307)   (19,107)      (52,334)      (15,205)   (14,333)    (52,879)
Other (charges) and credits(d)............      1,381     (4,695)    (7,504)       (7,250)          768        714      (7,513)
Income (loss) from continuing operations
  before income taxes.....................     (3,658)    (6,556)     2,893       (27,259)       10,071    (33,508)    (72,624)
Income (loss) from continuing
  operations..............................     (3,346)    (6,178)    (2,241)      (20,346)        1,427    (21,764)    (44,608)
OTHER DATA:
Rental revenues...........................  $ 117,043  $ 114,275  $ 124,316     $ 156,117     $  94,341  $ 103,700   $ 156,056
Sales revenues............................      7,036     11,696     19,922        24,620        14,785     20,671      30,032
Other revenues............................      8,162     10,095     11,722        10,247         8,548      7,549      10,505
EBITDA(e).................................     54,363     55,603     59,863        69,199        46,604     46,328      66,217
Adjusted EBITDA(f)........................     54,363     55,603     59,863        72,017        46,604     46,328      68,543
Depreciation and amortization.............     30,161     30,157     30,359        36,874        22,096     31,650      43,882
Capital expenditures(g)...................     13,356     18,913     15,458        17,717        11,589     17,909      22,246
Branches and distributors (at end of
  period).................................         84         84         84            92            84        101         101
Equipment units (at end of period)........    123,309    120,388    131,897       143,035       129,516    150,050     150,050

                                                                                            AS OF JUNE 30, 1998
                                                                                          ------------------------
                                                                                               (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........................................................................         $   46,847
Property, plant and equipment, net......................................................            112,706
Total assets............................................................................            318,734
Total debt (including current portion of long-term debt)................................            477,085
Net debt(g).............................................................................            461,967
Redeemable preferred stock..............................................................            109,482
Stockholders' deficit...................................................................           (315,401)

                                                                                                   PRO FORMA
                                                                                                 LTM PERIOD(B)
                                                                                          ---------------------------
SUPPLEMENTAL PRO FORMA DATA:
Ratio of Adjusted EBITDA to interest expense (excluding deferred financing fees)........                1.35x
Ratio of net debt to Adjusted EBITDA....................................................                6.74

------------------------------

(a) On September 1, 1997, the Company consummated the SpectraCair Acquisition for $1.9 million and the assumption of its former joint venture partner's portion of SpectraCair's outstanding debt of $4.4 million. Accordingly, the results of operations of SpectraCair for the one month ended September 30, 1997 are included in the Company's operating results.

(b) The Pro Forma LTM data was derived from the Pro Forma Condensed Consolidated Financial Statements included elsewhere herein and represent the pro forma results of operations from July 1, 1997 to June 30, 1998 (the "LTM Period"). Data for the LTM Period was derived by subtracting the pro forma results of operations for the nine months ended June 30, 1997 from the pro forma results of operations for the year ended September 30, 1997 and then adding the pro forma results of operations for the nine months ended June 30, 1998 to such pro forma September 30, 1997 results of operations.

(c) Fiscal 1996 includes restructuring charges of $2.2 million. The nine months ended June 30, 1998 and the Pro Forma LTM Period includes non-recurring merger costs aggregating $34.6 million, including compensation expense of $19.0 million recorded upon the exercise of options by employees, payment of special transaction bonuses to certain current and former members of management of approximately $6.0 million and the payment of a transaction fee of $6.0 million to BRS and the Co-Investers.

(d) Fiscal 1995 includes $1.5 million of interest income partially offset by a $0.4 million net loss on the sale of assets. Fiscal 1996 includes a $6.0 million reserve on the note receivable from MHM Services, Inc. ("MHM"), interest income of $1.5 million and a net gain on the sale of assets of $0.6 million. Fiscal 1997 includes an equity participation charge related to the repurchase of MEDIQ/PRN warrants of $11.0 million, a gain on the sale of stock of $9.2 million, a reserve on amounts due from MHM of $5.5 million, the write-off of deferred acquisition costs of $4.0 million, a gain on a note receivable of $1.8 million and interest income of $2.1 million. The nine months ended June 30, 1997 include an equity participation charge related to the repurchase of a MEDIQ/PRN warrant of $11.0 million, a gain on the sale of stock of $9.2 million, a gain on a note receivable of $1.8 million and interest income of $1.6 million. The nine months ended June 30, 1998 include approximately $0.7 million of interest income.

(e) EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization and non-recurring merger costs. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

(f) Adjusted EBITDA is defined (i) for historical periods, as EBITDA, (ii) for the pro forma year ended September 30, 1997, as EBITDA plus (A) annualized cost savings of approximately $0.4 million relating to the elimination of duplicative costs for functional areas and the reduction of certain costs which the Company expects to realize in connection with the SpectraCair Acquisition, (B) SpectraCair's non-cash charge of $0.6 million related to revenue generated in fiscal 1996 from an acquisition of rental assets which SpectraCair recognized in its statement of operations for the eleven months ended August 31, 1997 and (C) annualized cost savings relating to the CHI Acquisition of approximately $1.8 million in such areas as insurance, advertising and telephone costs, travel, meals and entertainment expenses and taxes other than income taxes and (iii) for the pro forma LTM Period, as EBITDA for the Company plus (A) cost savings of approximately $0.1 million related to the elimination of duplicative costs for functional areas and the reduction of certain costs which the Company expects to realize in connection with the SpectraCair Acquisition, (B) SpectraCair's non-cash charge of $0.6 million related to revenue generated in fiscal 1996 from an acquisition of rental assets which SpectraCair recognized in its statement of operations for the eleven months ended August 31, 1997 and (C) annualized cost savings relating to the CHI Acquisition of approximately $1.7 million in such areas as insurance, advertising and telephone costs, travel, meals and entertainment expenses and taxes other than income taxes. The unaudited pro forma condensed consolidated financial statements included elsewhere in this Prospectus do not reflect the elimination of the above noted items, and there can be no assurance that the Company will be able to generate the expected cost savings.

(g) During the first nine months of fiscal 1998, the Company spent approximately $3.1 million to exercise end of term buyout options under two capital lease obligations, repair and refurbish a portion of the Company's corporate headquarters, purchase Medical Equipment and the related revenue stream from a vendor and enter into purchase/rent-back transactions. Excluding the items noted above, the Company expects to spend approximately $18.9 million on capital expenditures in fiscal 1998.

(h) Net debt is total debt (including current portion of long-term debt) net of
    (i) $9.2 million of cash as of June 30, 1998, and (ii) a $5.9 million note payable by NutraMax Products, Inc. ("NutraMax") which is secured by a letter of credit. Such note was issued to Holdings in connection with the sale to NutraMax of all the shares of NutraMax common stock owned by the Company. See "Description of Certain Indebtedness--Exchangeable Debentures."

                                  RISK FACTORS

    THIS INVESTMENT INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS, BEFORE MAKING ANY INVESTMENT IN THE DEBENTURES.

SUBSTANTIAL LEVERAGE

    We have incurred substantial indebtedness in connection with the Merger and the CHI Acquisition. At June 30, 1998, we had $477.1 million of consolidated indebtedness and a shareholders' deficit of $315.4 million. See "Capitalization" and "Selected Consolidated Historical Financial Information." Accordingly, we have significant debt service obligations. On a Pro Forma Basis, our ratio of earnings to fixed charges would have been (.32) to 1 for the LTM Period. In addition, we are likely to incur additional indebtedness in the future, subject to certain limitations contained in the instruments and documents governing our indebtedness. See "Description of Certain Indebtedness" and "Description of the Debentures."

    The degree to which we are leveraged has important consequences. For example:

    - our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be impaired;

    - a substantial portion of MEDIQ/PRN's cash flow from operations will be required to pay its interest expense and principal repayment obligations and will not be available for its general corporate needs (including distributions to Holdings for payments with respect to the Debentures);

    - our flexibility to adjust to changing market conditions may be limited, and our ability to compete against our less highly leveraged competitors may be reduced;

    - we may be more vulnerable in the event of a downturn in our business or in the economy generally; and

    - to the extent that MEDIQ/PRN incurs borrowings under the New Credit Facility, which borrowings will be at variable rates, it will be vulnerable to increases in interest rates.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ABILITY TO SERVICE DEBT

    The successful implementation of our business strategy is necessary for us to meet our anticipated debt service requirements. In addition, our ability to meet our debt service requirements (including our obligations with respect to the Debentures, the Notes and the New Credit Facility) will depend on our future performance, which is subject to a number of factors, most of which are outside our control. We can give no assurance that we will generate sufficient cash flow from operating activities to meet our debt service and working capital requirements. Although the Debentures do not require cash interest payments until 2003, at such time the Debentures will have accreted to $140.9 million and will require annual cash interest payments thereafter of $18.3 million. Moreover, the New Credit Facility currently requires cash interest payments, and the Notes will require cash interest payments beginning December 1, 1998. In addition, principal on Term Loans made pursuant to the New Credit Facility will require quarterly amortization payments beginning September 1999, and will begin to mature by the end of the sixth calendar year following the making of such loans, and the Notes will mature in 2008. Accordingly, the entire principal amount of such loans and the Notes must be repaid prior to the maturity of the Debentures. See "Description of Certain Indebtedness--New Credit Facility" and "--Notes." All or a portion of such indebtedness may need to be refinanced at or prior to maturity. There can be no assurance that any refinancing will be possible at that time or that any possible refinancing will be on terms that are acceptable to us. In the absence of such refinancing, we could be forced to dispose of assets in order to make up for any shortfall in the payments due on our indebtedness under circumstances that might not be favorable to realizing the highest price for such assets, and there can be no assurance that our assets could be sold quickly enough, or for sufficient amounts, to enable us to meet our obligations, including our obligations with respect to the Debentures.

RESTRICTIVE COVENANTS

    The instruments and documents governing our indebtedness contain, and any additional financing agreements are likely to contain, certain restrictive covenants. These covenants affect, and in some cases will significantly limit or prohibit, among other things, our ability to:

    - incur indebtedness;

    - make prepayments of certain indebtedness;

    - pay dividends;

    - make acquisitions and other investments;

    - engage in transactions with stockholders and affiliates;

    - issue capital stock;

    - create liens;

    - sell assets; and

    - engage in mergers and consolidations.

    In addition to the restrictive covenants described above, the New Credit Facility requires MEDIQ/ PRN to maintain a number of financial ratios. The failure of MEDIQ/PRN and its subsidiaries to maintain such ratios would constitute events of default under the New Credit Facility, notwithstanding our ability to meet our debt service obligations (including our obligations with respect to the Debentures and the Notes). In the event we fail to comply with the various covenants contained in the instruments and documents governing our indebtedness, we would be in default thereunder and the maturity of substantially all of our long-term indebtedness could be accelerated. A default under either of the indentures under which the Debentures and the Notes have been issued would also constitute an event of default under the New Credit Facility. The New Credit Facility prohibits the repayment, purchase, redemption, defeasance or other payment of any of the principal of the Debentures at any time prior to their stated maturity. See "Description of Certain Indebtedness--New Credit Facility" and "Description of the Debentures."

RANKING OF THE DEBENTURES

    The Debentures are senior obligations of Holdings and rank equally in right of payment with all senior indebtedness of Holdings. As a result of our holding company structure, however, the holders of the Debentures will effectively rank junior in right of payment to all creditors of MEDIQ/PRN and its subsidiaries, including, without limitation, the holders of the Notes, lenders under the New Credit Facility (the "Senior Lenders") and trade creditors. See "--Structural Subordination of Debentures." Accordingly, in the event of the dissolution or reorganization of Holdings or MEDIQ/PRN, the holders of the Debentures may not receive any amounts in respect of the Debentures until after the payment in full of all claims of the creditors of MEDIQ/PRN and its subsidiaries. At June 30, 1998, the Debentures were effectively subordinated to approximately $441.0 million of aggregate liabilities and obligations (consisting primarily of indebtedness, trade payables and other accrued liabilities) of MEDIQ/ PRN and its subsidiaries. See "Capitalization" and "Description of the Debentures--Ranking."

STRUCTURAL SUBORDINATION OF DEBENTURES

    Holdings is a holding company whose only material asset is the capital stock of MEDIQ/PRN. The Debentures are obligations of Holdings, and the holders of the Debentures have no direct recourse to MEDIQ/PRN or its assets. Holdings conducts no business (other than in connection with its ownership of the capital stock of MEDIQ/PRN, the performance of its obligations with respect to the Debentures and certain other administrative obligations), and depends on distributions from MEDIQ/PRN to meet its obligations, including, without limitation, obligations with respect to the Debentures. Because of the substantial leverage of both Holdings and MEDIQ/PRN and the dependence of Holdings upon the operating performance of MEDIQ/PRN to generate distributions to Holdings, there can be no assurance that any such distributions will be adequate to fund Holdings' obligations when due. In addition, the New Credit Facility, the indenture under which the Notes have been issued and applicable Federal and state law impose restrictions on the payment of dividends and the making of loans by MEDIQ/ PRN to Holdings. As a result of the foregoing restrictions, Holdings may be unable to gain access to the cash flow or assets of MEDIQ/PRN in amounts sufficient to pay cash interest on the Debentures on and after December 1, 2003, the date on which cash interest thereon first becomes payable, and principal of the Debentures when due or upon a change of control or the occurrence of any other event requiring the repayment of principal. In such event, Holdings may be required to:

    - refinance the Debentures;

    - seek additional debt or equity financing;

    - cause MEDIQ/PRN to refinance all or a portion of MEDIQ/PRN's indebtedness with indebtedness containing covenants allowing Holdings to gain access to MEDIQ/PRN's cash flow or assets;

    - cause MEDIQ/PRN to obtain modifications of the covenants restricting Holdings' access to cash flow or assets of MEDIQ/PRN contained in MEDIQ/PRN's financing documents (including, without limitation, the New Credit Facility and the indenture under which the Notes have been issued);

    - merge MEDIQ/PRN with Holdings, which merger would be subject to compliance with applicable debt covenants and the consents of certain lenders; or

    - pursue a combination of the foregoing actions.

    The measures Holdings may undertake to gain access to sufficient cash flow to meet its future debt service requirements in respect of the Debentures will depend on general economic and financial market conditions, as well as the financial condition of Holdings and MEDIQ/PRN and other relevant factors existing at the time. We can give no assurance that any of the foregoing measures can be accomplished.

ENCUMBRANCES ON ASSETS SECURING NEW CREDIT FACILITY

    MEDIQ/PRN's obligations under the New Credit Facility are secured by a first priority pledge of, or a first priority security interest in, as the case may be, substantially all the assets of MEDIQ/PRN and its subsidiaries, and by 100% of the common stock of MEDIQ/PRN's subsidiaries. If MEDIQ/PRN becomes insolvent or is liquidated, or if payment under the New Credit Facility or in respect of any other secured senior indebtedness is accelerated, the Senior Lenders or holders of such other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the New Credit Facility or such other senior indebtedness) and will have a prior claim with respect to the assets securing such indebtedness. See "Description of Certain Indebtedness--New Credit Facility."

OBLIGATIONS IN THE EVENT OF A CHANGE OF CONTROL OFFER

    Upon the occurrence of a change of control, we will be required to make an offer to repurchase all of the outstanding Debentures and Notes. See "Description of Certain Indebtedness--Notes" and "Description of the Debentures--Change of Control." We can give no assurance that we will have the funds necessary to effect such a repurchase if such an event were to occur. In addition, the New Credit Facility prohibits MEDIQ/PRN from repurchasing any Debentures or Notes and also provides that certain changes of control of Holdings and MEDIQ/PRN will constitute a default thereunder. Any future credit agreements or other agreements relating to senior indebtedness to which we become a party may contain similar restrictions and provisions. In the event a change of control occurs at a time when we are prohibited from repurchasing Debentures or Notes, we could seek the consent of our lenders to repurchase the securities or could attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from repurchasing the Debentures and the Notes. In such case, our failure to repurchase tendered Debentures or Notes would constitute an event of default under the indentures under which such securities were issued, which would cause a default under the New Credit Facility.

ORIGINAL ISSUE DISCOUNT; APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

    The Debentures were issued at a substantial discount from their stated principal amount at maturity. Consequently, although cash interest on the Debentures generally will not accrue or be payable prior to June 1, 2003, OID will be includable in your gross income for U.S. Federal income tax purposes before you receive any cash payments on the Debentures. See "Certain U.S. Federal Income Tax Considerations" for a more detailed discussion of the U.S. Federal income tax consequences of the purchase, ownership and disposition of the Debentures.

    Moreover, the Debentures constitute "applicable high yield discount obligations" ("AHYDOs") because the yield to maturity of the Debentures exceeds the relevant applicable Federal rate (the "AFR") at the time of issue by five or more percentage points. Since the Debentures constitute AHYDOs, we will not be entitled to deduct OID accruing with respect thereto until such amounts are actually paid. If the yield to maturity equals or exceeds such AFR by six or more percentage points, then a portion of such OID will not be deductible at all by us. See "Certain U.S. Federal Income Tax Considerations" for a more detailed discussion of the Federal income tax consequences to holders of the Debentures.

    If a bankruptcy case is commenced by or against Holdings under the Federal bankruptcy law, the claim of a holder of Debentures with respect to the principal amount thereof may be limited to an amount equal to the sum of (1) the initial offering price and (2) that portion of the OID that is not deemed to constitute "unmatured interest" for purposes of the Federal bankruptcy law. Any OID that was not accrued as of any such bankruptcy filing would constitute "unmatured interest."

HISTORICAL OPERATING LOSSES

    We experienced losses from continuing operations of approximately $3.3 million, $6.2 million and $2.2 million for the fiscal years ended September 30, 1995, 1996 and 1997, respectively. On a Pro Forma Basis, our loss from continuing operations for the fiscal year ended September 30, 1997 and for the LTM Period would have been $20.3 million and $44.6 million, respectively. See "Pro Forma Condensed Consolidated Financial Statements." We can give no assurance that we will not continue to incur operating losses.

COMPETITION

    The movable medical equipment rental industry is highly competitive and we encounter competition in all our locations throughout the United States. Competition is generated from:

    - medical equipment manufacturers which sell medical equipment directly to health care providers and which we believe generate the strongest competition;

    - general leasing and financing companies and financial institutions, such as banks, which finance the acquisition of medical equipment by health care providers; and

    - national, regional and local medical equipment renting and leasing companies and medical equipment distributors which rent medical equipment to health care providers.

    We believe that the key factors influencing the decision regarding the selection of a medical equipment rental vendor include availability and quality of medical equipment, service and price. We face competitive pressure in all of our markets from existing competitors and from the potential entry of new competitors. Although we believe that we are able to demonstrate the cost-effectiveness of renting medical equipment on a long term basis, we believe that many health care providers will continue to purchase a substantial portion of their medical equipment. See "Business--Competition."

ABILITY TO IMPLEMENT ACQUISITION STRATEGY AND ABILITY TO MANAGE GROWTH

    A key component of our business strategy is the growth of our product and customer base through the acquisition of companies in similar lines of business. We have recently consummated the CHI Acquisition. See "Business--Recent and Potential Acquisitions." In addition, we believe that there currently exist ample opportunities for other potential acquisitions. However, we can give no assurance that we will consummate such other acquisitions, or that we will be able to successfully capitalize on any other opportunities. Moreover, such other opportunities may not be available in the future.

    As of June 30, 1998, subject to certain conditions, the terms of the New Credit Facility provided MEDIQ/PRN with the ability to borrow up to an additional $125.0 million thereunder. In order to capitalize on future acquisition opportunities, we may need to obtain additional capital and obtain Federal and/or state regulatory approvals. To raise additional capital, we may elect to undertake additional debt financings. Additional borrowings under the New Credit Facility, and the issuance of additional debt securities or other borrowings, would result in additional leverage and may reduce working capital. Furthermore, the issuance of additional debt securities or other borrowings will be restricted by the terms of the instruments and documents governing our indebtedness. We can give no assurance that we will be able to obtain the necessary approvals or such financing on terms acceptable to us, if at all, and the inability to obtain such regulatory approvals or financing could have a material adverse effect on our ability to implement our acquisition strategy and capitalize on profitable opportunities.

    Any growth of our business through internal expansion or acquisitions will place demands on our management, employees, operations and physical and financial resources. To manage our growth, we must continue to implement and improve our operational and financial systems and to expand, train and manage our employee base. Any inability to attract and retain the executive and managerial personnel required by our expanding business could have a material adverse effect on our results of operations and financial condition. If our systems, procedures or controls are not adequate to support our operations, we may not be able to achieve the rapid expansion necessary to exploit potential market opportunities for our products and services.

    The CHI Acquisition and any additional acquisitions will involve a number of additional risks, including diversion of management's attention from other business concerns, the possible loss of key employees of the CH Medical Business and other acquired businesses and the potential difficulties in integrating the operations of the CH Medical Business and other acquired businesses with our existing businesses. We have not previously operated a manufacturer of Support Surfaces or other medical equipment and we can give no assurance that we will be able to successfully operate the CH Medical Business. In light of the foregoing, we can give no assurance as to the effect of the CHI Acquisition and other acquired businesses on our business or results of operations. See "Business--Recent and Potential Acquisitions."

RELIANCE ON KEY PERSONNEL

    Our success depends to a significant degree upon the continued contributions of management, some of whom would be difficult to replace. The loss of the services of certain members of senior management could have a material adverse effect on us. Although Messrs. Carroll and Kaplan and certain other members of senior management are stockholders of Holdings and have employment contracts with us, there can be no assurance that the services of such personnel will continue to be available to us. See "Management" and "Ownership of Capital Stock."

DEPENDENCE ON SALES REPRESENTATIVES AND SERVICE SPECIALISTS

    We believe that to be successful we must continue to hire, train and retain highly qualified sales representatives and service specialists. Our sales growth has been supported by hiring and developing new sales representatives and adding, through acquisitions, established sales representatives whose existing customers generally have become our customers. Due to the relationships developed between our sales representatives and our customers, upon the departure of a sales representative we face the risk of losing the representative's customers, especially if the representative were to represent one of our competitors. In addition, there has been, and we expect that there will continue to be, intense competition in our industry for divisional managers and experienced sales representatives. We can give no assurance that we will be able to retain or attract qualified personnel in the future. Our failure by to attract or retain such personnel could have a material adverse effect on our business, financial condition or results of operations.

REGULATION OF THE HEALTH CARE INDUSTRY

    We focus our business on providing services to health care institutions, particularly hospitals. The health care industry is subject to extensive government regulation, licensure and prescribed operating procedures. The continued acceptance of our services and products by our customers will depend, to a very significant degree, upon whether such services and products will be in compliance with applicable regulations or will assist health care institutions in complying with such regulations. While we closely monitor such regulations and design our services and products accordingly, a substantial change in the level of regulation or the substance of particular regulations could have a material adverse effect on our business, financial condition or results of operations. See "Business--Government Regulation."

UNCERTAINTY OF HEALTH CARE REFORM; REIMBURSEMENT OF HEALTH CARE COSTS

    There are widespread efforts to control health care costs in the United States and abroad. As an example, The Balanced Budget Act of 1997 significantly reduces Federal spending on Medicare and Medicaid over the next five years by reducing annual payment updates to acute care hospitals, changing payment systems for both skilled nursing facilities and home health care services from cost-based to prospective payment systems, eliminating annual payment updates for durable medical equipment, and allowing states greater flexibility in controlling Medicaid costs at the state level. We cannot reliably predict the timing of or the exact effect which these or similar initiatives could have on the pricing and profitability of, or demand for, our products. However, certain provisions of The Balanced Budget Act of 1997, such as the changes in the way Medicare Part A reimburses skilled nursing facilities, may change the way our customers make renting and purchasing decisions and could have a material adverse effect on us. We also believe it is likely that efforts by governmental and private payors to contain costs through managed care and other efforts and to reform health systems will continue in the future. We can give no assurance that current or future initiatives will not have a material adverse effect on our business, financial condition or results of operations.

    Our products are rented and sold principally to health care providers who receive reimbursement for the products and services they provide from various public and private third-party payors, including Medicare, Medicaid and private insurance programs. Since consummation of the CHI Acquisition, we also act as a supplier of durable medical equipment under Federal law and, as such, furnish products directly to customers and bill third-party payors. As a result, the demand for our products in any specific care setting is dependent in part on the reimbursement policies of the various payors in that setting. In order to be reimbursed, the products generally must be found to be reasonable and necessary for the treatment of medical conditions and must otherwise fall within the payor's list of covered services. In light of increased controls on Medicare spending, we can give no assurance of the outcome of future coverage or payment decisions for any of our products by governmental or private payors. If providers, suppliers and other users of our products and services are unable to obtain sufficient reimbursement for the rental of our products, a material adverse impact on our business, financial condition or results of operations will likely result.

CONSOLIDATION OF PURCHASING ENTITIES

    Many health care providers have merged or consolidated with other members of their industry in an effort to reduce costs or achieve operating synergies. Accordingly, because larger purchasers tend to have more leverage in negotiating prices and because this consolidation often results in the renegotiation of contracts and in the granting of price concessions, this trend could have a material adverse effect on our business, financial condition or results of operations.

FRAUD AND ABUSE LAWS

    We and our customers are subject to various Federal and state laws pertaining to health care fraud and abuse, including prohibitions on the submission of false claims and the payment or acceptance of kickbacks or other remuneration in return for the purchase or rental of our products. The United States Department of Justice and the Office of the Inspector General of the United States Department of Health and Human Services have launched an enforcement initiative which specifically targets the long-term care, home health and durable medical equipment industries. Sanctions for violating these laws include criminal penalties and civil sanctions, including fines and penalties, and possible exclusion from Medicare, Medicaid and other Federal health care programs. We can give no assurance that our practices (including our practices with respect to the CH Medical Business since consummation of the CHI Acquisition), the past practices of the CH Medical Business or the practices of our customers will not be challenged under Federal and state fraud and abuse laws in the future or that such a challenge would not have a material adverse effect on our business, financial condition or results of operations.

PRODUCT LIABILITY

    The manufacture and marketing of medical products entails an inherent risk of product liability claims. Although we have not experienced any significant losses due to product liability claims and currently maintain umbrella liability insurance coverage, we can give no assurance that the amount or scope of the coverage we maintain will be adequate to protect us in the event a significant product liability claim is successfully asserted against us.

CONTROLLING STOCKHOLDERS

    The BRS Entities and the Co-Investors collectively own approximately 77.2% of the outstanding common stock of Holdings. By virtue of such ownership, the BRS Entities and the Co-Investors control our company, and have the power to elect a majority of directors, appoint new management and approve any action requiring the approval of our stockholders, including the adoption of most amendments to our Certificate of Incorporation, the approval of mergers or sales of substantially all of our assets and the creation of new classes or series of capital stock. The directors elected by the BRS Entities and the Co-Investors have the authority to make decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. See "Ownership of Capital Stock."

FRAUDULENT TRANSFER CONSIDERATIONS

    Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance law, if, at the time Holdings issued the Debentures, it (1) incurred such indebtedness with intent to hinder, delay or defraud creditors, or (2) received less than reasonably equivalent value or fair consideration therefor and:

    - was insolvent at the time of the incurrence;

    - was rendered insolvent by reason of such incurrence (and the application of the proceeds thereof);

    - was engaged or was about to engage in a business or transaction for which the assets remaining with it constituted unreasonably small capital to carry on its business; or

    - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature,

then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Debentures and order that all or part of any payments on the Debentures be returned to Holdings or to a fund for the benefit of creditors or, in the alternative, such court could subordinate the Debentures to existing and future indebtedness of Holdings.

    A portion of the proceeds of the borrowings under the New Credit Facility and the offering of the Notes was used by MEDIQ/PRN to advance to Holdings amounts necessary to finance, in part, the cash portion of the Merger consideration. See "The Transactions" and "Use of Proceeds." In addition, Holdings will rely on dividends, loans and other advances from MEDIQ/PRN as a source of payment on the Debentures. Dividend payments, however, are generally considered to have been made for less than a reasonably equivalent value as the payor receives no value in return. As a result, such dividend payments may be attacked by an unpaid creditor of MEDIQ/PRN or a representative of such creditors pursuant to the same fraudulent transfer theory set forth above. If such an attack were successful, MEDIQ/PRN could be prevented from paying dividends to Holdings, or Holdings could be obliged to repay dividends received if such dividends were successfully avoided as fraudulent transfers. In such case, the ability of Holdings to make payments on the Debentures would be materially impaired.

    The measure of insolvency for purposes of all of the foregoing varies based upon the law of the jurisdiction applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent liabilities) is greater than all of its property at a fair valuation, or if the present fair saleable value of its assets is less than the amount that will be required to pay its probable liabilities on its existing debts (including contingent liabilities), as they become absolute and matured. In addition, an entity may be presumed insolvent under some fraudulent transfer laws if it is not generally paying its debts as they become due. Although we had a negative net worth immediately following the consummation of the Merger, we believe, based upon valuations and forecasts, that we were at such time, and will continue to be at all times that payments on the Debentures are made, solvent, will have sufficient capital to carry on our business and will continue to be able to pay our debts as they mature. Similarly, we believe that, based on such information, MEDIQ/PRN and each of its subsidiaries was at the time of the consummation of the Merger, and will continue to be at the times it is projected to pay dividends to its corporate parent, solvent, will have sufficient capital to carry on its business and will continue to be able to pay its debts as they mature. Accordingly, we believe that in a bankruptcy case or a lawsuit by our creditors, none of the Debentures should be held to have been issued, nor payments on the Debentures held to have been made, in violation of applicable Federal bankruptcy law or state fraudulent transfer laws, and that in a suit by the creditors of MEDIQ/ PRN and its subsidiaries, none of the dividends made by such entities should be held to have been made in violation of applicable Federal bankruptcy law or state fraudulent transfer laws. We can give no assurance, however, as to what standard a court would apply to determine whether Holdings, MEDIQ/PRN and the subsidiaries of MEDIQ/PRN were "insolvent" as of the date the Debentures were issued; or that, regardless of the method of valuation, a court would not determine that Holdings, MEDIQ/PRN or the subsidiaries of MEDIQ/PRN were insolvent on such other relevant dates. Nor can we give any assurance that a court would not determine, regardless of whether we were solvent on the date the Debentures were issued, that the payments constituted fraudulent transfers on another of the grounds set forth above. We obtained a "solvency opinion" regarding Holdings and MEDIQ/PRN from an independent third party in connection with the Merger, which opinion was subject to certain assumptions, qualifications, limitations and defined terms as set forth therein. Notwithstanding the "solvency opinion," we can give no assurance that a court passing on such questions would agree with such opinion.

ABSENCE OF PUBLIC MARKET FOR THE DEBENTURES

    We do not intend to apply for listing or quotation of the Debentures on any securities exchange or stock market. The Initial Purchasers have advised us that they intend to make a market in the Debentures, subject to the limits imposed by the Securities Act and the Exchange Act and subject to any limits imposed during the pendency of any registration statement or shelf registration statement filed under the Securities Act; however, the Initial Purchasers are not obligated to do so, and may discontinue such market-making at any time without notice. Therefore, we can give no assurance as to the liquidity of any trading market for the Debentures or that an active market for the Debentures will develop. Future trading prices of the Debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

    Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of such securities. We can give no assurance that the market for the Debentures will not be subject to similar disruptions. Any such disruptions could have an adverse effect on the Debentures.

                                THE TRANSACTIONS

    Concurrently with the issuance of the Units and the Notes, the Company consummated the merger and certain related transactions.

THE MERGER, THE REORGANIZATION AND THE REFINANCING

    Pursuant to the terms of an Agreement and Plan of Merger dated as of January 14, 1998 (as amended as of April 27, 1998, the "Merger Agreement") between Holdings and MQ, on May 29, 1998 MQ was merged with and into Holdings with Holdings continuing as the surviving corporation (the "Surviving Corporation"). MQ was a Delaware corporation organized by BRS solely to effect the Merger and acquire, together with other investors, a controlling interest in Holdings. Prior to or simultaneously with the consummation of the Merger, (i) Holdings contributed certain of its assets and liabilities (including the capital stock of all the subsidiaries of Holdings other than MEDIQ/PRN) to MEDIQ/PRN (the "Reorganization"), (ii) MEDIQ/PRN entered into the New Credit Facility providing for up to $200.0 million of Term Loans (as defined), up to $50.0 million of Revolving Loans (as defined) and up to $75.0 million of Acquisition Loans (as defined) and (iii) all indebtedness of the Company except approximately $10.1 million of the Exchangeable Debentures and $2.0 million of MEDIQ/PRN's capital leases was repaid (the "Refinancing").

    The aggregate consideration paid in connection with the Merger (the "Merger Consideration") was approximately $390.8 million, which amount included $20.0 million of Series A 13% Cumulative Compounding Preferred Stock, par value $.01 per share, of the Surviving Corporation ("Series A Preferred Stock"). In addition, in connection with the Merger (i) certain controlling stockholders of Holdings (the "Rotko Entities") converted a portion of their preferred equity in Holdings into $14.5 million of common and preferred equity of the Surviving Corporation (the "Rotko Rollover"), (ii) Thomas E. Carroll, Jay M. Kaplan and certain other persons selected by Holdings and BRS (the "Management Stockholders") purchased $4.2 million of common and preferred equity of MQ (the "Management Investment" and, together with the issuance of Series A Preferred Stock as part of the Merger Consideration and the Rotko Rollover, the "Equity Rollover") and (iii) the BRS Entities and the Co-Investors purchased $109.5 million of common and preferred equity of MQ (the "Equity Contribution"). See "--The Rotko Rollover," "--The Management Investment" and "--The Equity Contribution."

    The Merger, the Reorganization, the Refinancing, the Equity Rollover and the Equity Contribution, together with the initial offering of the Notes by MEDIQ/PRN (the "Note Offering"), the initial offering of the Units by Holdings (the "Unit Offering"), the other financing arrangements described above, the application of the proceeds therefrom and the payment of related fees and expenses, are collectively referred to herein as the "Transactions."

    The authorized capital stock of the Surviving Corporation consists of (i) Common Stock, par value $.01 per share ("Common Stock"), (ii) Series A Preferred Stock, (iii) Series B 13.25% Cumulative Compounding Perpetual Preferred Stock, par value $.01 per share ("Series B Preferred Stock"), and (iv) Series C 13.5% Cumulative Compounding Preferred Stock, par value $.01 per share ("Series C Preferred Stock" and, together with the Series A Preferred Stock and the Series B Preferred Stock, the "Preferred Stock"). Following consummation of the Merger and the subsequent purchase by the Management Stockholders of certain additional shares of Common Stock, the BRS Entities and the Co-Investors held approximately 77.2% of the Common Stock, 71.9% of the Series A Preferred Stock, 53.4% of the Series B Preferred Stock and 96.5% of the Series C Preferred Stock; the Management Stockholders held approximately 12.6% of the Common Stock, 2.6% of the Series A Preferred Stock (not including shares received in the Merger as Merger Consideration), 1.9% of the Series B Preferred Stock and 3.5% of the Series C Preferred Stock; the Rotko Entities held approximately 10.2% of the Common Stock, 8.1% of the Series A Preferred Stock and 44.7% of the Series B Preferred Stock; and the stockholders of Holdings prior to the Merger (other than the Rotko Entities) held approximately 17.4% of the Series A Preferred Stock. See "Ownership of Capital Stock."

THE ROTKO ROLLOVER

    In connection with the transactions contemplated by the Merger Agreement, MQ and the Rotko Entities entered into an agreement dated January 14, 1998 (the "Rollover Agreement") pursuant to which the Rotko Entities agreed to convert 1,000,000 shares (the "Rolled Shares") of Series A preferred stock, par value $.50 per share, of Holdings ("Holdings Preferred Stock") into certain securities specified therein instead of receiving Merger Consideration of $13.75 cash and
0.075 of a share of Series A Preferred Stock per Rolled Share. MQ required that the Rotko Entities enter into the Rollover Agreement in order to reduce the amount required to finance the Transactions and to facilitate the treatment of the Merger for accounting purposes as a recapitalization of the Company. Under the Merger Agreement, at the effective time of the Merger (the "Effective Time"), the Rolled Shares were converted in the Merger into 1,340,219 shares of Series B Preferred Stock and 109,781 shares of Common Stock equal to approximately 11% of the shares of Common Stock of the Surviving Corporation outstanding immediately after the Effective Time (such Series B Preferred Stock and Common Stock, together the "Converted Shares"). See "--Conversion of MQ Stock and Holdings Shares in the Merger."

    The Rotko Entities consist of (i) a trust established on November 18, 1983 by the late Bernard B. Rotko, the Company's founder, for the benefit of certain members of his family, which, subsequent to the consummation of the Transactions, was divided into two trusts, the Trust U/D of Bernard B. Rotko, dated November 18, 1983, Michael J. Rotko Share (the "Rotko 1983 Trust-Michael
J. Rotko Share") and the Trust U/D of Bernard B. Rotko, dated November 18, 1983, Judith M. Shipon Share (the "Rotko 1983 Trust-Judith M. Shipon Share" and, together with the Rotko 1983 Trust-Michael J. Rotko Share, the "Rotko 1983 Trusts"), (ii) Michael J. Rotko, a Director of Holdings and MEDIQ/PRN and a trustee of the Rotko 1983 Trust-Michael J. Rotko Share, (iii) Bessie G. Rotko, the spouse of Bernard B. Rotko and a trustee of the Rotko 1983 Trusts and (iv) Judith M. Shipon, the daughter of Bernard B. Rotko and a trustee of the Rotko 1983 Trust-Judith M Shipon Share.

THE MANAGEMENT INVESTMENT

    The Management Stockholders purchased $4.2 million of common and preferred equity of MQ pursuant to the Management Investment. At the Effective Time, the securities of MQ purchased by the Management Stockholders were converted into approximately $0.6 million of Common Stock, $2.0 million of Series A Preferred Stock, $0.6 million of Series B Preferred Stock and $1.0 million of Series C Preferred Stock. See "--Conversion of MQ Stock and Holdings Shares in the Merger."

THE EQUITY CONTRIBUTION

    The BRS Entities and the Co-Investors purchased $109.5 million of common and preferred equity of MQ pursuant to the Equity Contribution. At the Effective Time, the securities of MQ purchased by the BRS Entities and the Co-Investors were converted into approximately $8.3 million of Common Stock, $56.2 million of Series A Preferred Stock, $16.0 million of Series B Preferred Stock and $29.0 million of Series C Preferred Stock. See "--Conversion of MQ Stock and Holdings Shares in the Merger."

CONVERSION OF MQ STOCK AND HOLDINGS SHARES IN THE MERGER

    As a result of the Merger, each share of capital stock of MQ issued and outstanding immediately prior to the Effective Time (including the shares of capital stock issued by MQ to the Management Stockholders pursuant to the Management Investment and the shares of capital stock issued by MQ to the BRS Entities and the Co-Investors pursuant to the Equity Contribution) was converted into and represented the same number of shares of the same class and series of capital stock of the Surviving Corporation.

    As a result of the Merger, each share of Holdings Preferred Stock and each share of common stock, par value $1.00 per share, of Holdings ("Holdings Common Stock" and, together with the Holdings Preferred Stock, the "Holdings Shares") issued and outstanding immediately prior to the Effective Time was converted into the right to receive $13.75 in cash, without interest, and 0.075 of a share of Series A Preferred Stock of the Surviving Corporation; provided that (i) the Rolled Shares were converted into and represented the Converted Shares, (ii) each Holdings Share that was issued and outstanding immediately prior to the Effective Time and owned by MQ or Holdings or any direct or indirect subsidiary of MQ or Holdings was cancelled and no payment of any consideration was made with respect thereto and (iii) any Holdings Shares held by a holder who had timely demanded and perfected his demand for appraisal of his Holdings Shares (such shares being "Dissenting Shares") in accordance with Section 262 of the Delaware General Corporation Law (the "DGCL") and as of the Effective Time had neither effectively withdrawn nor lost his right to such appraisal was entitled to only such rights as are granted by the DGCL.

                                USE OF PROCEEDS

    The Company will not receive any proceeds from the registration or subsequent sale of the Debentures. Approximately $617.7 million of funds were used to consummate the Merger and the CHI Acquisition, effect the Refinancing and pay related fees and expenses. Such funds were provided by (i) $200.0 million of Term Loans under the New Credit Facility, (ii) $190.0 million of gross proceeds from the Note Offering, (iii) $75.0 million of gross proceeds from the Unit Offering, (iv) $109.5 million of gross proceeds from the Equity Contribution, (v) $38.7 million of gross proceeds from the Equity Rollover and
(vi) $4.5 million of existing cash balances of the Company. See "The Transactions" and "Description of Certain Indebtedness."

    The following table sets forth the sources and uses of funds in connection with the Transactions and the CHI Acquisition. To reflect the issuance of Series A Preferred Stock as part of the Merger Consideration, the Rotko Rollover and the Management Investment, the following table includes the Equity Rollover as both a source and use of funds.

                                                                     AMOUNT
                                                                       (IN
SOURCES OF FUNDS:                                                   MILLIONS)
                                                                   -----------
Term Loans.......................................................   $   200.0
Notes............................................................       190.0
Units............................................................        75.0
Equity Contribution..............................................       109.5
Equity Rollover..................................................        38.7
Existing cash balances...........................................         4.5
                                                                   -----------
    Total sources................................................   $   617.7
                                                                   -----------
                                                                   -----------

USES OF FUNDS:
Cash portion of Merger Consideration(a)..........................   $   352.1
Equity Rollover..................................................        38.7
Refinancing(b)...................................................       138.0
CHI Acquisition..................................................        50.0
Fees and expenses................................................        38.9
                                                                   -----------
    Total uses...................................................   $   617.7
                                                                   -----------
                                                                   -----------

------------------------

(a) Amount equals (i)(x) the cash portion of the Merger Consideration of $13.75 multiplied by (y) the number of fully diluted shares outstanding less the Rolled Shares, less (ii) the sum of the Management Investment and the net proceeds received by the Company upon the exercise of all outstanding Options (as defined).

(b) The outstanding indebtedness repaid pursuant to the Refinancing consisted of $21.6 million of term loans that were to mature quarterly in varying amounts through September 30, 2002, $95.4 million of term loans that were to mature quarterly in varying amounts through September 30, 2004 and $21.0 million of revolving loans that were to mature on September 30, 2002. At May 29, 1998, the weighted average interest rate with respect to all such indebtedness was approximately 8.4%.

                                 CAPITALIZATION

    The following table sets forth the historical consolidated capitalization of Holdings as of June 30, 1998. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                                    AS OF JUNE 30,
                                                                                                         1998
                                                                                                    --------------
                                                                                                    (IN THOUSANDS)
Cash and cash equivalents.........................................................................   $      9,203
                                                                                                    --------------
                                                                                                    --------------
Long-term debt, including current portion:
  New Credit Facility.............................................................................   $    200,000
  Capital lease obligations.......................................................................          1,907
  Notes...........................................................................................        190,000
  Debentures......................................................................................         75,123
  Exchangeable Debentures(a)......................................................................         10,055
                                                                                                    --------------
      Total long-term debt........................................................................        477,085
Mandatorily redeemable preferred stock:
  Series A Preferred Stock........................................................................         79,127
  Series C Preferred Stock........................................................................         30,355
                                                                                                    --------------
      Total mandatorily redeemable preferred stock................................................        109,482
Stockholders' deficit(b)..........................................................................       (315,401)
                                                                                                    --------------
        Total capitalization......................................................................   $    271,166
                                                                                                    --------------
                                                                                                    --------------

------------------------

(a) Approximately $500,000 in principal amount of the Exchangeable Debentures is currently outstanding. See "Description of Certain
    Indebtedness--Exchangeable Debentures."

(b) The stockholders' deficit of Holdings includes $30 of Series B Preferred Stock, $10 of Common Stock, $40,703 of capital in excess of par and $(356,144) of retained earnings. Capital in excess of par includes $0.7 million ascribed to the Warrants issued together with the Debentures as Units. No assurance can be given that the value allocated to the Warrants is indicative of the price at which the Warrants may actually trade.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed consolidated financial statements (the "Pro Forma Financial Statements") are based on the historical consolidated financial statements of the Company, SpectraCair and CH Medical. The SpectraCair Acquisition and the CHI Acquisition were consummated on September 1, 1997 and May 29, 1998, respectively. Accordingly, the Company's historical consolidated statements of operations include the results of operations of SpectraCair and the CH Medical Business from such respective acquisition dates. The Company's historical balance sheet as of June 30, 1998 includes the assets and liabilities of SpectraCair and the CH Medical Business.

    The pro forma condensed consolidated statements of operations for the year ended September 30, 1997 and for the nine months ended June 30, 1997 give effect to the SpectraCair Acquisition, the Transactions and the CHI Acquisition as if they were consummated on October 1, 1996. The pro forma condensed consolidated statements of operations for the nine months ended June 30, 1998 give effect to the Transactions and the CHI Acquisition as if they were consummated on October 1, 1996. All the pro forma adjustments are described more fully in the accompanying notes.

    The CH Medical historical financial information reflected in the Pro Forma Financial Statements represents the accounts and operations of CH Medical with respect to the CH Medical Business. During the period covered by the consolidated financial statements of CH Medical (the "CH Medical Financial Statements") included in this Prospectus, the CH Medical Business was conducted as an integral part of CHI's overall operations, and separate financial statements were not prepared. The Company has been advised by CHI that the CH Medical Financial Statements were prepared from the historical accounting records of CHI and include various allocations for costs and expenses. Therefore, the statements of operations of CH Medical may not be indicative of the results of operations that would have resulted if CH Medical had operated on a stand-alone basis. The Company has been advised by CHI that all of the allocations and estimates reflected in the CH Medical Financial Statements are based on assumptions that CHI management believes are reasonable under the circumstances.

    The Pro Forma Financial Statements include certain cost savings related to the CHI Acquisition which the Company expects to realize in connection with such acquisition. The Pro Forma Financial Statements do not reflect certain other cost savings related to the SpectraCair Acquisition and the CHI Acquisition or the cost of achieving such other cost savings. See "Business--Recent and Potential Acquisitions."

    The Pro Forma Financial Statements are presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have been achieved had such transactions been consummated on the date or for the periods indicated and do not purport to be indicative of the results of operations for any future period. The Pro Forma Financial Statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto of Holdings, MEDIQ/PRN and CH Medical included elsewhere in this Prospectus.

    The pro forma adjustments were applied to the respective historical statements to reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities has not been affected by the Merger. The SpectraCair Acquisition and the CHI Acquisition were accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. The allocation of the aggregate purchase price for the CH Medical Business reflected in the Pro Forma Financial Statements is preliminary. The final allocation of the aggregate purchase price is contingent upon studies and valuations which have not yet been completed. Management is unable to predict whether any adjustments as a result of the foregoing will have a material effect on the Pro Forma Financial Statements.

                      MEDIQ INCORPORATED AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                    YEAR ENDED SEPTEMBER 30, 1997
                                       ---------------------------------------------------------------------------------------
                                                                                                     COMPANY
                                                                                                    PRO FORMA      PRO FORMA
                                                                    PRO FORMA        PRO FORMA         FOR        ADJUSTMENTS
                                              HISTORICAL         ADJUSTMENTS FOR  ADJUSTMENTS FOR  SPECTRACAIR      FOR THE
                                       ------------------------  THE SPECTRACAIR        THE          AND THE          CHI
                                        COMPANY    SPECTRACAIR     ACQUISITION     TRANSACTIONS    TRANSACTIONS  ACQUISITION(E)
                                       ---------  -------------  ---------------  ---------------  ------------  -------------
Revenues:
  Rental.............................  $ 124,316    $   9,647       $  --            $  --          $  133,963     $  22,154
  Sale of parts, disposables and
    equipment........................     19,922          142          --               --              20,064         4,556
  Other..............................     11,722       --              (1,475)(A)       --              10,247        --
                                       ---------       ------         -------     ---------------  ------------  -------------
                                         155,960        9,789          (1,475)          --             164,274        26,710
Costs and Expenses:
  Cost of sales......................     16,334          112          --               --              16,446         1,355
  Operating..........................     46,138        2,638          (1,475)(A)       --              47,301         8,268
  Selling............................     13,353        2,804          --               --              16,157         3,233
  General and administrative.........     20,272        1,545          --                1,000(C)       22,817         6,208
  Depreciation and amortization......     30,359        2,313          --               --              32,672         4,202
                                       ---------       ------         -------     ---------------  ------------  -------------
Operating Income.....................     29,504          377          --               (1,000)         28,881         3,444

Other (charges)
 Credits:
  Interest expense...................    (19,107)        (499)         --              (28,431)(D)     (48,037)       (4,297)
  Interest income....................      2,069       --              --               --               2,069        --
  Other--net.........................     (9,573)      --                  61(A)        --              (9,512)          193
                                       ---------       ------         -------     ---------------  ------------  -------------
  Income (Loss) from Continuing
    Operations before Income Taxes...      2,893         (122)             61          (29,431)        (26,599)         (660)
  Income Taxes.......................      5,134       --                 (24)(B)      (11,759)(B)      (6,649)         (264)
                                       ---------       ------         -------     ---------------  ------------  -------------
  Income (Loss) from Continuing
    Operations.......................  $  (2,241)   $    (122)      $      85        $ (17,672)     $  (19,950)    $    (396)
                                       ---------       ------         -------     ---------------  ------------  -------------
                                       ---------       ------         -------     ---------------  ------------  -------------


                                        CONSOLIDATED
                                           COMPANY
                                          PRO FORMA
                                             FOR
                                        SPECTRACAIR,
                                             THE
                                        TRANSACTIONS
                                           AND CHI
                                       ---------------
Revenues:
  Rental.............................    $   156,117
  Sale of parts, disposables and
    equipment........................         24,620
  Other..............................         10,247
                                       ---------------
                                             190,984
Costs and Expenses:
  Cost of sales......................         17,801
  Operating..........................         55,569
  Selling............................         19,390
  General and administrative.........         29,025
  Depreciation and amortization......         36,874
                                       ---------------
Operating Income.....................         32,325
Other (charges)
 Credits:
  Interest expense...................        (52,334)
  Interest income....................          2,069
  Other--net.........................         (9,319)
                                       ---------------
  Income (Loss) from Continuing
    Operations before Income Taxes...        (27,259)
  Income Taxes.......................         (6,913)
                                       ---------------
  Income (Loss) from Continuing
    Operations.......................    $   (20,346)
                                       ---------------
                                       ---------------

     See Notes to Pro Forma Condensed Consolidated Statements of Operations

                      MEDIQ INCORPORATED AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                   NINE MONTHS ENDED JUNE 30, 1997
                                       ---------------------------------------------------------------------------------------
                                                                     PRO FORMA                     COMPANY
                                                                    ADJUSTMENTS    PRO FORMA    PRO FORMA FOR     PRO FORMA
                                               HISTORICAL             FOR THE     ADJUSTMENTS    SPECTRACAIR     ADJUSTMENTS
                                       --------------------------   SPECTRACAIR     FOR THE        AND THE       FOR THE CHI
                                         COMPANY     SPECTRACAIR    ACQUISITION   TRANSACTIONS  TRANSACTIONS   ACQUISITION(E)
                                       -----------  -------------  -------------  ------------  -------------  ---------------
Revenues:
  Rental.............................   $  94,341     $   8,529      $  --         $   --         $ 102,870       $  15,947
  Sale of parts, disposables and
    equipment........................      14,785           117         --             --            14,902           2,538
  Other..............................       8,548        --             (1,257)(A)      --            7,291          --
                                       -----------       ------    -------------  ------------  -------------       -------
                                          117,674         8,646         (1,257)        --           125,063          18,485
Costs and Expenses:
  Cost of sales......................      12,020            93         --             --            12,113             806
  Operating..........................      33,491         2,079         (1,257)(A)      --           34,313           6,707
  Selling............................       9,722         2,327         --             --            12,049           2,180
  General and administrative.........      15,837         1,321         --                750(C)      17,908          4,118
  Depreciation and amortization......      22,096         2,195         --             --            24,291           3,152
                                       -----------       ------    -------------  ------------  -------------       -------
Operating Income.....................      24,508           631         --               (750)       24,389           1,522

Other (charges) Credits:
  Interest expense...................     (15,205)         (421)        --            (20,320)(D)     (35,946)       (3,223)
  Interest income....................       1,567        --             --             --             1,567               6
  Other--net.........................        (799)       --               (105)(A)      --             (904)            573
                                       -----------       ------    -------------  ------------  -------------       -------
Income (Loss) from Continuing
  Operations before Income Taxes.....      10,071           210           (105)       (21,070)      (10,894)         (1,122)
Income Taxes.........................       8,644        --                 42(B)      (8,428)(B)         258          (449)
                                       -----------       ------    -------------  ------------  -------------       -------
Income (Loss) from Continuing
  Operations.........................   $   1,427     $     210      $    (147)    $  (12,642)    $ (11,152)      $    (673)
                                       -----------       ------    -------------  ------------  -------------       -------
                                       -----------       ------    -------------  ------------  -------------       -------


                                        CONSOLIDATED
                                           COMPANY
                                          PRO FORMA
                                             FOR
                                        SPECTRACAIR,
                                             THE
                                        TRANSACTIONS
                                           AND CHI
                                       ---------------
Revenues:
  Rental.............................     $ 118,817
  Sale of parts, disposables and
    equipment........................        17,440
  Other..............................         7,291
                                       ---------------
                                            143,548
Costs and Expenses:
  Cost of sales......................        12,919
  Operating..........................        41,020
  Selling............................        14,229
  General and administrative.........        22,026
  Depreciation and amortization......        27,443
                                       ---------------
Operating Income.....................        25,911
Other (charges) Credits:
  Interest expense...................       (39,169)
  Interest income....................         1,573
  Other--net.........................          (331)
                                       ---------------
Income (Loss) from Continuing
  Operations before Income Taxes.....       (12,016)
Income Taxes.........................          (191)
                                       ---------------
Income (Loss) from Continuing
  Operations.........................     $ (11,825)
                                       ---------------
                                       ---------------

     See Notes to Pro Forma Condensed Consolidated Statements of Operations

                      MEDIQ INCORPORATED AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                        NINE MONTHS ENDED JUNE 30, 1998
                                                           ---------------------------------------------------------
                                                                         PRO FORMA       COMPANY        PRO FORMA
                                                                        ADJUSTMENTS   PRO FORMA FOR    ADJUSTMENTS
                                                           HISTORICAL     FOR THE          THE         FOR THE CHI
                                                             COMPANY    TRANSACTIONS  TRANSACTIONS   ACQUISITION(E)
                                                           -----------  ------------  -------------  ---------------
Revenues:
  Rental.................................................   $ 103,700    $   --         $ 103,700       $  15,056
  Sales of parts, disposables and equipment..............      20,671        --            20,671           2,181
  Other..................................................       7,549        --             7,549          --
                                                           -----------  ------------  -------------       -------
                                                              131,920        --           131,920          17,237

Cost and Expenses:
  Cost of sales..........................................      16,725        --            16,725             392
  Operating..............................................      42,864        --            42,864           6,189
  Selling................................................      11,469        --            11,469           1,967
  General and administrative.............................      14,534           750(C)      15,284          3,895
  Nonrecurring--merger costs.............................      34,567        --            34,567          --
  Depreciation and amortization..........................      31,650        --            31,650           2,801
                                                           -----------  ------------  -------------       -------
Operating Income.........................................     (19,889)         (750)      (20,639)          1,993

Other (charges) Credits:
  Interest expense.......................................     (14,333)      (22,524)(D)     (36,857)       (2,857)
  Interest income........................................         702        --               702              13
  Other--net.............................................          12        --                12             252
                                                           -----------  ------------  -------------       -------
Income (Loss) from Continuing Operations before
  Income Taxes...........................................     (33,508)      (23,274)      (56,782)           (599)
Income Taxes.............................................     (11,744)       (9,310)(B)     (21,054)         (240)
                                                           -----------  ------------  -------------       -------
Income (Loss) from Continuing Operations.................   $ (21,764)   $  (13,964)    $ (35,728)      $    (359)
                                                           -----------  ------------  -------------       -------
                                                           -----------  ------------  -------------       -------


                                                            CONSOLIDATED
                                                             COMPANY PRO
                                                              FORMA FOR
                                                                 THE
                                                            TRANSACTIONS
                                                               AND CHI
                                                           ---------------
Revenues:
  Rental.................................................     $ 118,756
  Sales of parts, disposables and equipment..............        22,852
  Other..................................................         7,549
                                                           ---------------
                                                                149,157
Cost and Expenses:
  Cost of sales..........................................        17,117
  Operating..............................................        49,053
  Selling................................................        13,436
  General and administrative.............................        19,179
  Nonrecurring--merger costs.............................        34,567
  Depreciation and amortization..........................        34,451
                                                           ---------------
Operating Income.........................................       (18,646)
Other (charges) Credits:
  Interest expense.......................................       (39,714)
  Interest income........................................           715
  Other--net.............................................           264
                                                           ---------------
Income (Loss) from Continuing Operations before
  Income Taxes...........................................       (57,381)
Income Taxes.............................................       (21,294)
                                                           ---------------
Income (Loss) from Continuing Operations.................     $ (36,087)
                                                           ---------------
                                                           ---------------

     See Notes to Pro Forma Condensed Consolidated Statements of Operations

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)
                                 (IN THOUSANDS)

(A) Reflects the elimination of transactions between the Company and SpectraCair for logistical services, and the elimination of the Company's portion of SpectraCair's historical income (loss), which was recognized on the equity method of accounting.

(B) Reflects the effect on income tax expense of the historical income (loss) of SpectraCair and/or the pro forma adjustments described in the footnotes herein at an incremental effective tax rate of 40%. Prior to the SpectraCair Aquisition, SpectraCair was a limited liability company and, therefore, was not subject to income taxes.

(C) For the year ended September 30, 1997, reflects a $1.0 million annual management fee pursuant to the Management Agreement. For the nine months ended June 30, 1997 and 1998, reflects three quarters of such annual management fee.

(D) Reflects the increased interest cost related to the Debentures, the New Credit Facility and the Notes, as follows:

                                                     YEAR ENDED      NINE MONTHS      NINE MONTHS
                                                    SEPTEMBER 30,  ENDED JUNE 30,   ENDED JUNE 30,
                                                        1997            1997             1998
                                                    -------------  ---------------  ---------------
Debentures........................................    $  10,135       $   7,520        $   8,547
New Credit Facility:
  Revolving Credit Facility.......................          280             210              210
  Acquisition Loans...............................          375             281              281
  Term Loans......................................       12,891           9,668            9,644
Notes.............................................       20,900          15,675           15,675
Amortization of financing fees/debt issue costs
  over the period of the related financings.......        2,264           1,698            1,698
Existing borrowings to carry forward (Exchangeable
  Debentures and capital leases)..................        1,192             894              802
                                                    -------------  ---------------  ---------------
                                                      $  48,037       $  35,946        $  36,857

Historical interest costs:
  The Company.....................................      (19,107)        (15,205)         (14,333)
  SpectraCair.....................................         (499)           (421)          --
                                                    -------------  ---------------  ---------------
                                                      $  28,431       $  20,320        $  22,524
                                                    -------------  ---------------  ---------------
                                                    -------------  ---------------  ---------------

     The Debentures were issued with detachable stock purchase warrants. In accordance with generally accepted accounting principles, the cash proceeds from the Debentures were allocated to the Debentures and the Warrants based on their relative fair value. Accordingly, the Debentures bear interest at an effective rate of approximately 13.2%. Debt issue costs on the Debentures are amortized over 11 years.

     The Revolving Credit Facility is assumed to bear interest at an annual rate of LIBOR plus margins of 2.25% on amounts borrowed; bear interest at 2.25% for amounts reserved for letters of credit; and bear a fee of 0.5% for the undrawn portion of the unused commitments. Interest on the Revolving Credit Facility represents commitment fees on the undrawn portion of the commitments and the amount reserved for letters of credit. The Term Loans are assumed to bear interest at an annual rate of LIBOR plus 2.75%. The Company will pay a commitment fee of 0.5% per annum on the amount of unused commitments for Acquisition Loans. Interest on the Acquisition Loans represents commitment fees on $75.0 million of unused commitments. Under the Term Loan Facility (as defined), $150.0 million was assumed to be utilized to consummate the Transactions and an additional $50.0 million of Term Loans was assumed to be utilized to acquire the CH Medical Business (see footnote F). LIBOR is based on the Company's average LIBOR rate for fiscal 1997 of 5.84%. The Notes bear interest at 11.0%. A 0.125% change in the interest rate on the above loans would increase or decrease annual interest expense and income (loss) from continuing operations by:

                                                              ANNUAL INTEREST    LOSS FROM CONTINUING
                                                                  EXPENSE             OPERATIONS
                                                             -----------------  -----------------------
New Credit Facility........................................      $     188             $     113

                                  (UNAUDITED)
                                 (IN THOUSANDS)

     A 0.125% change in the interest rate on the above loans would increase or decrease interest expense and income (loss) from continuing operations for a nine month period by:

                                                                     INTEREST     LOSS FROM CONTINUING
                                                                      EXPENSE          OPERATIONS
                                                                    -----------  -----------------------
New Credit Facility...............................................   $     141          $      85

     Deferred financing fees on the New Credit Facility are allocated between the tranches based on each tranche's relative value to the total facility. Amortization periods for deferred financing fees related to the Revolving Credit Facility and the Acquisition Loans are six years and eight years for the Term Loans. Debt issue costs on the Notes are amortized over ten years.

(E) The following unaudited pro forma statement of operations has been based on the CH Medical Financial Statements for the year ended August 31, 1997 and the nine months ended May 31, 1997 and eight months ended April 30, 1998. The pro forma statement of operations is based on management's best estimate of the effects of the CHI Acquisition as if such acquisition and the initial financing thereof had occurred on October 1, 1996. The pro forma statement of operations may not be indicative of the results of operations that actually would have been achieved had the CHI Acquisition been consummated on October 1, 1996.

                                                               YEAR ENDED AUGUST 31, 1997
                                                         ---------------------------------------
                                                                        PRO FORMA
                                                         HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                         -----------  -------------  -----------
Revenues:
  Rental...............................................   $  22,154     $  --         $  22,154
  Sales of parts, disposables and equipment............       4,556        --             4,556
                                                         -----------  -------------  -----------
                                                             26,710        --            26,710
Costs and Expenses:
  Cost of sales........................................       1,355                       1,355
  Operating............................................      10,244        (1,976)(i)      8,268
  Selling..............................................       4,005          (772)(i)      3,233
  General and administrative...........................       7,692        (1,484)(i)      6,208
  Depreciation and amortization........................       1,740         2,462 (ii      4,202
                                                         -----------  -------------  -----------

Operating Income.......................................       1,674         1,770         3,444

Other (Charges) Credits:
  Interest expense.....................................        (245)       (4,052)( ii)     (4,297)
  Other - net..........................................         193                         193
                                                         -----------  -------------  -----------
Income (Loss) from Continuing Operations before
  Income Taxes.........................................       1,622        (2,282)         (660)
Income Taxes...........................................         616          (880)(iv)       (264)
                                                         -----------  -------------  -----------
Income (Loss) from Continuing Operations...............   $   1,006     $  (1,402)    $    (396)
                                                         -----------  -------------  -----------
                                                         -----------  -------------  -----------

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                             NINE MONTHS ENDED MAY 31, 1997
                                                         ---------------------------------------
                                                                        PRO FORMA
                                                         HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                         -----------  -------------  -----------
Revenues:
  Rental...............................................   $  15,947     $  --         $  15,947
  Sales of parts, disposables and equipment............       2,538        --             2,538
                                                         -----------  -------------  -----------
                                                             18,485        --            18,485
Costs and Expenses:
  Cost of sales........................................         806        --               806
  Operating............................................       7,882        (1,175)(i)      6,707
  Selling..............................................       2,561          (381)(i)      2,180
  General and administrative...........................       4,840          (722)(i)      4,118
  Depreciation and amortization........................       1,313         1,839 (ii      3,152
                                                         -----------  -------------  -----------
Operating Income.......................................       1,083           439         1,522
Other (Charges) Credits:
  Interest expense.....................................        (113)       (3,110)( ii)     (3,223)
  Interest income......................................           6        --                 6
  Other................................................         573        --               573
                                                         -----------  -------------  -----------
Income (Loss) from Continuing Operations before Income
  Taxes................................................       1,549        (2,671)       (1,122)
Income Taxes...........................................         647        (1,096)(iv)       (449)
                                                         -----------  -------------  -----------
Income (Loss) from Continuing Operations...............   $     902     $  (1,575)    $    (673)
                                                         -----------  -------------  -----------
                                                         -----------  -------------  -----------

                                                            EIGHT MONTHS ENDED APRIL 30, 1998
                                                         ---------------------------------------
                                                                        PRO FORMA
                                                         HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                         -----------  -------------  -----------
Revenues:
  Rental...............................................   $  15,056     $  --         $  15,056
  Sales of parts, disposables and equipment............       2,181        --             2,181
                                                         -----------  -------------  -----------
                                                             17,237        --            17,237
Costs and Expenses:
  Cost of sales........................................         392        --               392
  Operating............................................       7,449        (1,260)(i)      6,189
  Selling..............................................       2,367          (400)(i)      1,967
  General and administrative...........................       4,688          (793)(i)      3,895
  Depreciation and amortization........................       1,184         1,617 (ii      2,801
                                                         -----------  -------------  -----------
Operating Income.......................................       1,157           836         1,993
Other (Charges) Credits:
  Interest expense.....................................        (205)       (2,652)( ii)     (2,857)
  Interest income......................................          13        --                13
  Other................................................         252        --               252
                                                         -----------  -------------  -----------
Income (Loss) from Continuing Operations before
  Income Taxes.........................................       1,217        (1,816)         (599)
Income Taxes...........................................         463          (703)(iv)       (240)
                                                         -----------  -------------  -----------
Income (Loss) from Continuing Operations...............   $     754     $  (1,113)    $    (359)
                                                         -----------  -------------  -----------
                                                         -----------  -------------  -----------

                                  (UNAUDITED)
                                 (IN THOUSANDS)

       -------------------------------------

       (i) Reflects management's estimate of cost savings related to the closing of duplicate facilities and the elimination of personnel partially offset by increases in Company personnel. There can be no assurance, however, that the Company will realize such cost savings.

       (ii) Reflects the increase in depreciation and amortization from the allocation of the purchase price to property, plant and equipment and intangible assets, including goodwill. Property, plant and equipment, which is assumed to approximate historic net book value, will be depreciated over three years. The intangible assets represent a covenant not to compete which will be amortized over five years, five patents which will be amortized over the remaining life of each respective patent (which averages approximately 11 years), and goodwill which will be amortized over 20 years. Depreciation and amortization is calculated as follows:

                                          NINE MONTHS       EIGHT MONTHS
                        YEAR ENDED           ENDED              ENDED
                      AUGUST 31, 1997    MAY 31, 1997      APRIL 30, 1998
                      ---------------  -----------------  -----------------
Property, plant and
  equipment.........     $   2,178         $   1,634          $   1,452
Covenant not to
  compete...........           100                75                 67
Patents.............           500               375                333
Goodwill............         1,424             1,068                949
                           -------           -------            -------
                             4,202             3,152              2,801
Historical..........        (1,740)           (1,313)            (1,184)
                           -------           -------            -------
                         $   2,462         $   1,839          $   1,617
                           -------           -------            -------
                           -------           -------            -------

       (iii) Reflects the increase in interest expense as a result of $50.0 million of borrowings to consummate the CHI
              Acquisition, including related costs and expenses. Funds to consummate the acquisition were assumed to have been borrowed under the Term Loan Facility at an interest rate of 8.59% (LIBOR plus 2.75%).

       (iv) Reflects the effects on income tax expense of the historical operations of the CH Medical Business and the adjustments described in the footnotes herein at an incremental effective tax rate of 40%.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

    The following table sets forth selected consolidated historical financial information of the Company for the five fiscal years ended September 30, 1997 and for the nine months ended June 30, 1997 and 1998. The statement of operations data for the three years ended September 30, 1997 and the balance sheet data as of September 30, 1996 and 1997 was derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The statement of operations data for the two years ended September 30, 1993 and 1994 and the balance sheet data as of September 30, 1993, 1994 and 1995 was derived from audited consolidated financial statements of the Company. The statement of operations data for the nine months ended June 30, 1997 and 1998 and the balance sheet data as of June 30, 1998 was derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial condition and results of operations of the Company for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations. The other data presented below was prepared from Company prepared schedules. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                                       NINE MONTHS
                                                                                                          ENDED
                                                          YEAR ENDED SEPTEMBER 30,                       JUNE 30,
                                            -----------------------------------------------------  --------------------
                                              1993      1994(A)     1995       1996      1997(B)     1997       1998
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues................................    $89,994    $81,498   $132,241   $136,066   $155,960   $117,674   $131,920
  Non-recurring items (c).................     --         --         --         (2,200)    --         --        (34,567)
  Operating income (loss).................      8,614      1,354     24,202     25,446     29,504     24,508    (19,889)
  Interest expense........................    (21,043)   (21,335)   (29,241)   (27,307)   (19,107)   (15,205)   (14,333)
  Other (charges) and credits(d)..........      1,918      7,381      1,381     (4,695)    (7,504)       768        714
  Income (loss) from continuing operations
    before income taxes...................    (10,511)   (12,600)    (3,658)    (6,556)     2,893     10,071    (33,508)
  Income (loss) from continuing
    operations............................     (5,145)    (8,254)    (3,346)    (6,178)    (2,241)     1,427    (21,764)
OTHER DATA:
  Rental revenues.........................  $  72,829  $  69,079  $ 117,043  $ 114,275  $ 124,316  $  94,341  $ 103,700
  Sales revenues..........................        882      1,729      7,036     11,696     19,922     14,785     20,671
  Other revenues(e).......................     16,283     10,690      8,162     10,095     11,722      8,548      7,549
  EBITDA(f)...............................     27,565     22,480     54,363     55,603     59,863     46,604     46,328
  Depreciation and amortization...........     18,951     21,126     30,161     30,157     30,359     22,096     31,650
  Capital expenditures....................     24,493     13,257     13,356     18,913     15,458     11,589     17,909
  Ratio of earnings to fixed charges(g)...        .54        .45        .88        .77       1.14       1.61      (1.28)
  Branches and distributors (at end of
    period)...............................         74         73         84         84         84         84        101
  Equipment units (at end of period)......     71,231     83,101    123,309    120,388    131,897    129,516    150,050

                                                                 AS OF SEPTEMBER 30,                      AS OF
                                                -----------------------------------------------------    JUNE 30,
                                                  1993      1994(A)     1995       1996      1997(B)       1998
                                                ---------  ---------  ---------  ---------  ---------  ------------
                                                                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital (deficiency)................  $  (4,501)  $(24,569)  $(20,249) $    (511) $  29,732  $    46,847
  Property, plant and equipment, net..........    117,748    149,051    132,823    122,706    113,589      112,706
  Total assets................................    308,827    377,795    334,169    308,423    257,522      318,734
  Total debt (including current portion of
    long-term debt)...........................    220,464    289,261    256,156    242,210    145,834      477,085
  Redeemable preferred stock..................     --         --         --         --         --          109,482
  Stockholders' equity (deficiency)...........     44,574     36,280     31,517     17,445     48,603     (315,401 )

------------------------

(a) On September 30, 1994, MEDIQ/PRN acquired the critical care, life support and other movable medical rental equipment inventory of Kinetic Concepts, Inc. The purchase price, which was primarily financed with long-term debt, approximated $88.0 million, including transaction costs and the assumption of certain capital lease obligations.

(b) On September 1, 1997, the Company consummated the SpectraCair Acquisition for $1.9 million and the assumption of its former joint venture partner's portion of the outstanding debt of $4.4 million. Accordingly, the results of operations of SpectraCair for the one month ended September 30, 1997 are included in the Company's operating results.

(c) Fiscal 1996 includes restructuring charges of $2.2 million. The nine months ended June 30, 1998 includes non-recurring merger costs aggregating $34.6 million, including compensation expense of $19.0 million recorded upon the exercise of options by employees, payment of special transaction bonuses to certain current and former members of management of approximately $6.0 million and the payment of a transaction fee of $6.0 million to BRS and the Co-Investors.

(d) Fiscal 1993 includes interest income of $1.1 million partially offset by a $0.3 million net loss on the sale of assets. Fiscal 1994 includes a net gain on the sale of assets of $5.8 million and interest income of $1.4 million. Fiscal 1995 includes $1.5 million of interest income partially offset by a $0.4 million net loss on the sale of assets. Fiscal 1996 includes a $6.0 million reserve on the note receivable from MHM, interest income of $1.5 million and a net gain on the sale of assets of $0.6 million. Fiscal 1997 includes an equity participation charge related to the repurchase of MEDIQ/PRN warrants of $11.0 million, a gain on the sale of stock of $9.2 million, a reserve on amounts due from MHM of $5.5 million, the write-off of deferred acquisition costs of $4.0 million, a gain on a note receivable of $1.8 million and interest income of $2.1 million. The nine months ended June 30, 1997 includes an equity participation charge related to the repurchase of MEDIQ/PRN warrants of $11.0 million, a gain on the sale of stock of $9.2 million, a gain on a note receivable of $1.8 million and interest income of $1.6 million. The nine months ended June 30, 1998 includes interest income of approximately $0.7 million.

(e) For fiscal year 1993, other revenues include revenues from subsidiaries sold in fiscal 1994 of $5.1 million.

(f) EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization and non-recurring merger costs. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

(g) In fiscal 1993 through 1996, earnings were inadequate to cover fixed charges by $10.5 million, $12.6 million, $3.7 million and $6.6 million, respectively. In the nine months ended June 30, 1998, earnings were inadequate to cover fixed charges by $35.5 million as a result of non-recurring merger costs.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the financial statements and related notes, and the other financial information, included elsewhere in this Prospectus.

GENERAL

    During fiscal 1997, the Company completed its previously announced strategy of focusing on MEDIQ/PRN and divesting substantially all other operating assets. This strategy resulted in the following divestitures:

        (i) In October 1996, PCI Services, Inc. ("PCI") was acquired by Cardinal Health, Inc. ("Cardinal"). In that transaction, the Company received 1,449,000 shares (adjusted for a stock split) of Cardinal stock in exchange for its 46% ownership interest in PCI. In January 1997, the Company sold these shares for $88.4 million.

        (ii) In November 1996, the Company sold substantially all the assets of MEDIQ Mobile X-Ray Services, Inc. ("Mobile X-Ray") for (a) $5.3 million in cash, (b) shares of Integrated Health Services, Inc. ("IHS") common stock with an initial value of $5.2 million, which were subsequently sold at an amount which approximated carrying value and (c) the possibility of the Company receiving additional cash consideration based upon the occurrence of certain future events. In fiscal 1997, the Company received approximately $1.1 million in additional cash consideration relating to the Mobile X-Ray transaction.

       (iii) In December 1996, the Company sold all of its shares of NutraMax for $36.3 million, or $9.00 per share.

        (iv) In May 1997, the Company sold the stock of Health Examinetics, Inc. ("Health Examinetics") for $1.7 million.

    As part of the Company's strategy to focus on its core business, the Company sought to acquire two companies in the medical rental equipment business. In February 1997, the Company entered into an agreement to acquire Universal Hospital Services, Inc. ("UHS"), a provider of medical rental equipment. UHS and the Company mutually terminated the agreement in September 1997 due to Federal Trade Commission ("FTC") antitrust concerns. See "--Results of Operations--Other Charges/Credits." In September 1997, the Company consummated the SpectraCair Acquisition for approximately $1.9 million and the assumption of Huntleigh's portion of SpectraCair's then outstanding debt of $4.4 million.

    Since September 30, 1994, the Company's revenues and operating income have been driven principally by acquisitions in its core rental business and internal growth in sales of Parts and Disposables and Outsourcing Services, and to a lesser extent, its core rental business. During this period, the Company increased revenues from $81.5 million in fiscal 1994 to $156.0 million in fiscal 1997. In addition, as a result of acquisitions and management initiatives, the Company increased operating income and operating margins from $1.4 million and $29.5 million and from 2% and 19%, respectively, during the same period. See "Business--General."

    During the last two fiscal years, operating margins have decreased slightly as a result of the growth experienced by the Company in sales of Parts and Disposables revenue share activities and Outsourcing Services. These activities have lower operating margins and have experienced higher growth rates than the Company's core rental business.

    The Company's rental business is seasonal, with demand historically peaking during periods of increased hospital census, which generally occur in the winter months during the Company's second fiscal quarter. Demand is generally at its lowest point during the Company's first quarter. During the past three fiscal years, first quarter sales have represented an average of approximately 23% of annual revenues and second quarter sales have represented an average of approximately 28% of annual revenues.

RESULTS OF OPERATIONS

NINE MONTHS ENDED JUNE 30, 1998 COMPARED WITH NINE MONTHS ENDED JUNE 30, 1997

    REVENUES FROM CONTINUING OPERATIONS. Revenues were $131.9 million for the nine months ended June 30, 1998, as compared to $117.7 million in the prior year period, an increase of $14.2 million, or 12%. This revenue growth was attributable to a 10% increase in rental revenue and a 40% increase in sales partially offset by a 12% decrease in other revenue. The growth in rental revenue was achieved primarily through revenues from the rental of therapeutic support systems as a result of the SpectraCair Acquisition in September 1997 and the CHI Acquisition in May 1998. Rental revenue also increased as a result of revenue share arrangements, the most significant of which commenced in January 1997. These increases were partially offset by a 4% decrease in the core rental business primarily as a result of a shift from rental to purchase by one of the Company's significant home healthcare customers beginning in May 1997. Exclusive of revenues from such customer, revenues from the core rental business were comparable to the prior year. The increase in sales was attributable to sales of disposable products as a result of increased volume to existing customers, revenue share arrangements, and sales of medical gases which the Company initiated in the fourth quarter of fiscal 1997. The decrease in other revenue was primarily attributable to the discontinuance of logistics services provided to SpectraCair as a result of its acquisition in September 1997, partially offset by increased revenues from asset management projects.

    EBITDA. EBITDA was $46.3 million for the nine months ended June 30, 1998 and was comparable with the prior year period. EBITDA margins decreased to 35.1% in the current period from 39.6% in the comparable prior year period. The margin decrease was primarily attributable to the growth of sales of parts and disposables and the Company's revenue share activities which have lower margins than the Company's core rental business and the increase in selling and operating expenses.

    EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization and non-recurring merger costs. The Company's definition of EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness in the medical equipment rental industry. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

    OPERATING INCOME (LOSS). The operating loss was $19.9 million for the nine months ended June 30, 1998, as compared to operating income of $24.5 million in the prior year period. The decrease in operating income was primarily attributable to the non-recurring merger costs aggregating $34.6 million (which included compensation expense of $19.0 million recorded upon the exercise of options by employees, payment of special transaction bonuses to certain current and former members of management of approximately $6.0 million and the payment of a transaction fee of $6.0 million to BRS and the Co-Investors) and a $6.0 million depreciation reserve to write-down certain rental equipment product lines to net realizable value. Exclusive of the non-recurring merger costs and the depreciation reserve, operating income decreased $4.8 million to $20.7 million as a result of increased depreciation associated with capital expenditures in the current and prior year. The aforementioned decrease in core rental revenue and increased selling and operating expenses as the Company continued to invest in sales and operational personnel to facilitate the growth of the SpectraCair division, disposable sales and outsourcing activities also contributed to the decrease in operating income.

    INTEREST EXPENSE. Interest expense decreased 6% to $14.3 million for the nine months ended June 30, 1998 primarily as a result of the substantial reduction of debt with the proceeds from the sales of discontinued operations in the second quarter of fiscal 1997 and reduced interest rates as a result of improved leverage in accordance with the terms of the Company's former credit agreement, partially offset by the substantial increase in debt incurred in connection with the Merger and the CHI Acquisition.

    TAX RATE. The Company's effective tax rates were disproportionate compared to the statutory rate as a result of the nondeductibility of certain goodwill amortization.

FISCAL 1997 COMPARED WITH FISCAL 1996

    REVENUES FROM CONTINUING OPERATIONS. Revenues from continuing operations were $156.0 million as compared to $136.1 million in the prior year, an increase of $19.9 million, or 15%. The revenue growth was attributable to a 9% increase in rental revenue, a 70% increase in sales, and a 16% increase in other revenue. The growth in rental revenue was primarily attributable to new revenue share arrangements, a sustained flu season, increased volume and the acquisition of SpectraCair. The increase in sales was derived primarily from a significant distribution contract which was in place during all of 1997 as compared to five months in the comparable prior year as well as increases in sales of Parts and Disposables as a result of additional volume attributable to an expanded customer base, a wider variety of product offerings, a new revenue share arrangement and the expansion of a distribution agreement to include additional product lines. The increase in other revenue was achieved principally through Outsourcing Services as a result of an expanded customer base. The Company expects to continue to emphasize the sale of Parts and Disposables related to the types of Medical Equipment it rents, as well as the nonrental services it has introduced, and would anticipate that, if this strategy is successful, these activities would significantly contribute to the Company's revenue growth.

    The Company markets its products and services to a variety of health care and related businesses, primarily hospitals, alternate care and home care providers and nursing homes. In recent years, these industries have undergone dramatic consolidation and change. Although the Company is seeking to emphasize its ability to provide services to these health care institutions in response to a perception that such institutions are "outsourcing" increasing amounts of their operations, there can be no assurance that this strategy will be successful.

    OPERATING INCOME. Operating income increased $1.9 million or 7% to $29.5 million, as compared to $27.6 million, exclusive of a $2.2 million restructuring charge, in the prior year. The restructuring charge was incurred in connection with the downsizing of corporate functions and consolidation of certain activities with the operations of MEDIQ/PRN. The improvement in operating income was attributable to the growth in revenue share and sales activities and reductions in corporate overhead of $0.9 million related to the downsizing of corporate functions. This improvement was partially offset by an additional investment in people and information systems to facilitate the accelerated growth of sales of Parts and Disposables and revenues from Outsourcing Services, higher variable costs associated with the sustained flu season and increased volume. Operating margins remained consistent with the prior year as a result of the Company's growth in revenue share activities and sales of Parts and Disposables which provide a lower gross margin than the traditional rental of equipment but do not require any capital investment.

    INTEREST EXPENSE. Interest expense decreased 30% to $19.1 million from $27.3 million in 1996 primarily as a result of substantial reductions of debt with the proceeds from the sales of discontinued operations and lower interest rates associated with the refinancing of the 11 1/8% Senior Secured Notes due 1999 that occurred on October 1, 1996.

    OTHER CHARGES AND CREDITS. In October 1996, the Company incurred a non-recurring charge of $11.0 million for the repurchase of warrants to purchase 10% of the capital stock of MEDIQ/PRN issued in connection with financing the acquisition of Kinetic Concepts, Inc. in 1994.

    In February 1997, the Company entered into an agreement with UHS to acquire the outstanding shares of UHS for $17.50 per share. Including the assumption of debt, the total purchase price would have been $138.0 million. The transaction was structured as a cash merger and was anticipated to be funded with proceeds from the Existing Credit Facility. In January 1997, the Existing Credit Facility was amended to increase certain of its components by $50 million, subject to approval of the proposed acquisition of UHS pursuant to the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and by UHS' shareholders. In April 1997, the shareholders of UHS approved the acquisition subject to Federal regulatory approval pursuant to the HSR Act. In July 1997, the Company and UHS were informed by the FTC that it had authorized its staff to take legal action to block the proposed transaction, and subsequently the FTC filed a motion for a preliminary injunction to block the transaction. In September 1997, facing the likelihood of a protracted administrative proceeding before the FTC, the uncertainty of the outcome and the costs associated with continuing to defend against the efforts of the FTC to prevent the merger, the Company and UHS mutually terminated the proposed acquisition. Consequently, the amendment to the Existing Credit Facility was also terminated. The Company wrote-off $4.0 million ($2.4 million net of taxes, or $.09 per share) of deferred acquisition and financing costs related to the acquisition.

    In September 1997, the Company recorded additional reserves of $5.5 million on amounts due from MHM, formerly a wholly owned subsidiary of the Company that was spun-off to shareholders in August 1993, as a result of its assessment of the net realizable value of these amounts in light of continued deterioration in MHM's financial condition. See "Business--Legal Proceedings."

    TAX RATE. The Company's effective tax rate was disproportionate compared to the statutory rate as a result of the non-deductibility of the expense associated with the repurchase of the MEDIQ/PRN warrants, goodwill amortization and non-recognition of certain operating losses and non-operating gains for state income tax purposes.

    DISCONTINUED OPERATIONS. In November 1997, the Company sold to InnoServ Technologies ("InnoServ") all of the 2,026,438 shares of InnoServ common stock owned by it, together with a warrant to acquire additional shares of InnoServ common stock. Under the terms of the agreement, no cash payment was made by InnoServ. However, the parties agreed to terminate a non-compete covenant relating to maintenance and repair services. In addition, in the event of a change of control of InnoServ before September 30, 1998, the Company will be entitled to certain payments from the acquiring party as if it had continued to own the shares. At this time, the Company cannot determine whether a change of control of InnoServ will occur and if a transaction does occur, the amount of consideration it would receive. Accordingly, the Company has recorded a reserve of $5.0 million before taxes ($1.3 million after taxes) as a component of Income from Discontinued Operations in the Company's Consolidated Statements of Operations.

    On May 7, 1997, the Company sold the stock of Health Examinetics to the management of Health Examinetics for approximately $1.7 million, consisting of $0.1 million in cash and an interest-bearing promissory note in the amount of $1.6 million. The promissory note bears interest at 7% per annum and matures in April 2003. Interest only is due on the promissory note for the first eighteen months. Quarterly principal and interest payments commence on January 1, 1999. The sale resulted in an after-tax charge of $1.0 million, or $0.04 per share in addition to the estimated net loss on the disposal recorded in fiscal 1996. The charge is reflected as a component of Income from Discontinued Operations in the Company's Consolidated Statements of Operations.

    On December 31, 1996, the Company sold to NutraMax all of the 4,037,258 shares of common stock, par value $.01 per share, of NutraMax ("NutraMax Common Stock") owned by the Company at a price of $9.00 per share. The Company received from NutraMax $19.9 million in cash and an interest-bearing promissory note (the "NutraMax Note") in the amount of $16.4 million. The NutraMax Note matures in July 2003 and bears interest at 7.5% per annum for the first eighteen months with decreasing interest rates over the remaining term. The NutraMax Note is payable when shares of NutraMax Common Stock owned by the Company, which are currently held in escrow in support of the Exchangeable Debentures, are delivered to NutraMax upon release from escrow. The shares of NutraMax Common Stock are to be released from escrow upon the purchase or redemption of Exchangeable Debentures by the Company. In the event the Exchangeable Debentures are exchanged into shares of NutraMax Common Stock, the NutraMax Note will be reduced on a pro rata basis. The

NutraMax Note does not bear a market rate of interest for its full term. Accordingly, the Company discounted the NutraMax Note to $13.6 million. The Company recognized an after-tax gain of $4.8 million, or $0.18 per share, on the sale of the NutraMax Common Stock which is included in Discontinued Operations in the Company's Consolidated Statements of Operations. From January through September 1997, the Company repurchased $17.8 million of the Exchangeable Debentures in the open market which resulted in the release of 1,161,961 shares of NutraMax Common Stock from escrow. The shares were delivered to NutraMax resulting in cash payments on the NutraMax Note of $10.5 million and the realization of a $1.8 million pre-tax gain as a result of the recognition of a portion of the discount on the NutraMax Note. This gain is reflected in Other-net in the Company's Consolidated Statements of Operations. At September 30, 1997, the balance of the NutraMax Note was $4.8 million, net of a discount of $1.1 million. The Company used the cash proceeds received from these transactions to reduce debt.

    On November 6, 1996, the Company sold substantially all the assets of Mobile X-Ray to Symphony Diagnostics, Inc., a subsidiary of IHS, for $5.3 million in cash and shares of IHS common stock with a value of $5.2 million. In 1997, the Company received additional proceeds of $1.1 million, with the possibility of the Company receiving additional cash consideration based upon the occurrence of certain future events. The loss on the disposal of these assets was recorded in fiscal 1996. In July 1997, the Company sold the IHS shares at an amount which approximated carrying value. The proceeds from these transactions were used to reduce debt.

    On October 11, 1996, PCI was acquired by Cardinal. In that transaction, the Company received 1,449,000 shares (adjusted for a stock split) of Cardinal stock in exchange for its 46% ownership interest in PCI. The Company recognized an after-tax gain of $32.6 million on this transaction as a component of Income from Discontinued Operations in the Company's Consolidated Statements of Operations. The Company sold its Cardinal shares in January 1997 for $88.4 million and used the proceeds to reduce debt.

    Revenues and operating income from discontinued operations (excluding equity investees) in 1997 were $6.6 million and $0.2 million, respectively, as compared to revenues and operating income of $36.8 million and $4.3 million, respectively, in the prior year.

    EXTRAORDINARY ITEMS. As a result of the refinancing that occurred on October 1, 1996 and the repurchases of the Company's 7.25% Convertible Subordinated Debentures ("7.25% debentures") and Exchangeable Debentures, the Company recognized an extraordinary charge of $13.4 million ($8.0 million, net of taxes) resulting primarily from premiums incurred related to the tender offer to purchase the $100 million 11 1/8% Senior Secured Notes due 1999 and the write-off of related deferred charges.

FISCAL 1996 COMPARED WITH FISCAL 1995

    REVENUES FROM CONTINUING OPERATIONS. Revenues from continuing operations were $136.1 million, as compared to $132.2 million in the prior year, an increase of $3.9 million, or 3%. The revenue growth was attributable to a 66% increase in sales and a 24% increase in other revenue, partially offset by a 2% decrease in rental revenue. The growth in sales and other revenue was partially offset by lower Medical Equipment rentals as a result of the absence in fiscal 1996 of a sustained flu season, the non-renewal of a number of long-term rental contracts as a result of customer purchases and a trend in the marketplace of better utilization of equipment by customers partially offset by an increase in the number of rental customers.

    OPERATING INCOME. Operating income from continuing operations was $25.4 million, as compared to $24.2 million in 1995, an increase of $1.2 million, or 5%. The improvement in operating income was attributable to reductions in corporate overhead of $4.1 million, as compared to fiscal 1995, as a result of non-recurring expenses in fiscal 1995 associated with the activities of the Special Committee of the Board of Directors of Holdings and the reduction in corporate personnel in connection with the corporate restructuring plan adopted in the first quarter of fiscal 1996. This reduction was partially offset by a restructuring charge of $2.2 million for employee severance costs incurred in connection with a plan approved by the Board of Directors to downsize corporate functions and consolidate certain activities with the operations of MEDIQ/PRN.

    INTEREST EXPENSE. Interest expense decreased 7%, to $27.3 million, from $29.2 million in 1995. The decrease was primarily attributable to a net reduction in indebtedness and was partially offset by an increase in the interest rate of MEDIQ/PRN's $100 million Senior Secured Notes from 11 1/8% to 12 1/8% effective October 1, 1995.

    INTEREST INCOME. Interest income of $1.5 million was consistent with the prior year and was primarily derived from the Company's note receivable from MHM.

    OTHER CHARGES AND CREDITS. Other charges and credits for 1996 included the establishment of a reserve on the note receivable from MHM of $6.0 million as a result of the Company's analysis of the financial condition of MHM and a charge of $0.6 million related to the excess of the purchase price over the carrying value of a warrant issued by MEDIQ/PRN in 1992 to a lender in connection with the financing of an acquisition in 1992. The purchase price of the warrant was $1.6 million. These charges were partially offset by gains on the sales of operating assets of $0.6 million. Fiscal 1995 included a loss of $1.1 million from the sale of the Company's equity interest in New West Eyeworks, Inc. in April 1995 for $3.0 million, and income of $0.6 million representing a portion of the contingent proceeds earned in 1995 from the prior year sale of the Company's interest in a kidney stone treatment center.

    PRE-TAX LOSS. The pre-tax loss from continuing operations before extraordinary items was $6.6 million for 1996, as compared to a pre-tax loss of $3.7 million in the prior year. The increase in pre-tax loss was attributable to the reserve on the note receivable from MHM, the restructuring charge and the charge related to the repurchase of the MEDIQ/PRN warrant partially offset by net reductions in interest expense and corporate overhead. The pre-tax loss in 1995 included non-recurring expenses of $1.7 million related to the strategic activities of the Board of Directors and a loss of $1.1 million on the sale of the Company's equity interest in New West Eyeworks.

    INCOME TAX BENEFIT. The income tax benefit related to continuing operations was $0.4 million, as compared to a benefit of $0.3 million in the prior year. The Company's effective tax rates were disproportionate compared to the statutory rates as a result of goodwill amortization and the non-recognition for state income tax purposes of certain operating losses.

    DISCONTINUED OPERATIONS. Revenues from discontinued operations (excluding equity investees) were $36.8 million in 1996, as compared to $78.4 million in 1995. The net loss from discontinued operations was $10.7 million in 1996, as compared to $1.6 million in 1995, and consisted principally of revisions to the estimates of sales proceeds for the disposal of the Company's investments in discontinued operations, including reserves relating to certain investigations as discussed in Note J to the Consolidated Financial Statements of the Company for fiscal 1997.

    In September 1996, the Company sold its ownership interest in HealthQuest for $75,000, which approximated its carrying value.

    In August 1995, the Company sold the assets of MEDIQ Imaging to NMC Diagnostic Services, Inc., a division of W. R. Grace and Co., for approximately $17.0 million in cash and the assumption of $9.7 million of debt.

    In June 1995, the Company sold Medifac, Inc. ("Medifac") and certain related assets to the management of Medifac for approximately $11.0 million in cash and notes, and the assumption of $26.9 million of non-recourse debt.

    EXTRAORDINARY GAIN. In connection with repayments of debt, the Company realized an extraordinary gain of $1.7 million, or $1.1 million net of taxes, in 1996.

LIQUIDITY AND CAPITAL RESOURCES

    Cash used in operating activities was $1.9 million in the nine months ended June 30, 1998, as compared to $2.7 million in the prior year period. The increase was primarily attributable to improved cash flows from operations and decreased working capital requirements. Net cash used in investing activities was $26.0 million, and principally consisted of capital expenditures for equipment and acquisitions. Net cash provided by financing activities was $33.5 million and primarily consisted of proceeds from the issuance of $190.0 million of Notes, borrowings under the New Credit Facility of $151.5 million, the issuance of the Preferred Stock of $138.2 million and the issuance of Units for gross proceeds of $75.0 million, partially offset by the repurchase of the Company's common and preferred stock of $377.4 million, the repayment of the Company's former credit facility of $133.9 million and deferred financing fees of $20.1 million.

    MEDIQ/PRN issued the Notes and entered into the New Credit Facility and Holdings issued the Units to consummate the Merger and the CHI Acquisition, effect the Refinancing, pay related fees and expenses and provide for working capital requirements. As a result of the consummation of the Transactions and the CHI Acquisition, the Company has substantial consolidated indebtedness. At June 30, 1998, the Company had $477.1 million of consolidated indebtedness and a shareholders' deficit of $315.4 million. In addition, the Company expects to incur additional indebtedness in connection with its post-Merger strategy of pursuing strategic acquisitions and expanding through internal growth.

    Following the consummation of the Transactions and the CHI Acquisition, subject to certain conditions, the terms of the Revolving Credit Facility and the Acquisition Facility provide the Company with the ability to borrow up to $50.0 million for working capital and $75.0 million for future acquisitions, respectively. However, at June 30, 1998, pursuant to the terms of the New Credit Facility and/or the indentures under which the Debentures and the Notes have been issued (the "Indentures"), the availability under the Revolving Credit Facility and the Acquisition Facility was limited to $25.9 million and $50.0 million, respectively.

    The Company's principal capital requirements are to fund working capital needs, meet required debt payments, fund capital expenditures and complete planned maintenance and expansion. Management anticipates that MEDIQ/PRN's operating cash flow, together with available borrowings under the New Credit Facility, will be sufficient to meet its working capital, capital expenditure and debt service requirements on its debt obligations for the foreseeable future.

    The New Credit Facility and the Indentures include significant operating and financial restrictions, such as limits on the Company's ability to incur indebtedness, create liens, sell assets, engage in mergers or consolidations, make investments and capital expenditures and pay dividends. Upon consummation of the Transactions, the Company had substantial consolidated indebtedness. In addition, the Company expects to incur additional indebtedness in connection with its post-Merger strategy of pursuing strategic acquisitions and expanding through internal growth. Any such high leverage may have important consequences for the Company, including the following: (a) the Company's ability to obtain additional financing for such acquisitions, working capital, capital expenditures or other purposes may be impaired or any such financing may not be on terms favorable to the Company; (b) interest expense may reduce the funds that would otherwise be available to the Company for its operations and future business opportunities; (c) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements or pay dividends or force it to modify its operations; (d) substantial leverage may place the Company at a competitive disadvantage and may make it more vulnerable to a downturn in its business or the economy generally; (e) certain of such indebtedness of the Company will be at variable rates of interest, which would cause the Company to be vulnerable to increases in interest rates; (f) certain of such indebtedness will be secured by substantially all the assets of MEDIQ/PRN and its subsidiaries, reducing its ability to obtain additional financing; and (g) the Company may be hindered in its ability to adjust rapidly to changing market conditions.

RECENT DEVELOPMENTS

    ACCOUNTING PRONOUNCEMENTS. The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which was adopted by the Company in fiscal 1997 as required by the statement. The Company has elected to continue to measure such compensation expense using the method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by SFAS 123. (See Note O to the Company's Consolidated Financial Statements).

    The Financial Accounting Standards Board has issued SFAS No. 128, "Earnings Per Share," which will result in changes to the computation and presentation of earnings per share. The Company adopted this standard during its quarter ended December 31, 1997.

    The Financial Accounting Standards Board has issued SFAS No. 130, "Reporting Comprehensive Income," which will result in disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Company is not required to adopt this standard until fiscal 1999. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.

    The Financial Accounting Standards Board has issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is not required to adopt this standard until fiscal 1999. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.

    The Financial Accounting Standards Board has issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement, which provides for additional disclosure regarding pensions and other post-retirement benefits, is effective for fiscal years beginning after December 15, 1997, although earlier application is permitted. The Company does not believe the adoption of this standard will have a material impact on the Company's financial statements.

    In July 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities, is effective for fiscal years beginning after June 15, 1999, although earlier application is permitted. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.

    NPC ACQUISITION. On June 26, 1988, MEDIQ/PRN acquired certain assets of National Patient Care Systems, Inc. ("NPC") for $11.0 million in cash, including related costs and expenses and contingent consideration of up to $2.8 million payable over the next two years if certain revenue targets are achieved by NPC.

    YEAR 2000. The Company's internal business information systems have been analyzed for Year 2000 compliance and are Year 2000 compliant. The Company utilizes third-party network equipment and software products, which may or may not be Year 2000 complaint. While delays in the implementation of the Year 2000 solutions or failure of any critical technology components to operate properly in the Year 2000 could adversely affect the Company's operations, at this time, the Company believes that resolution of the Year 2000 issue will not require material additional costs and will not have a material adverse effect on the Company's results of operations.

                                    BUSINESS

GENERAL

    The Company operates the largest critical care, life support and other movable medical equipment rental business in the United States. Through its national distribution network, the Company serves more than 5,000 hospitals, alternate care and home care providers, nursing homes and other health care providers nationwide. The Company rents over 650 different types of Medical Equipment, including adult and infant ventilators, adult, infant, neonatal and fetal monitors, infusion and suction pumps, incubators, infant warmers, pulse oximeters, sequential compression devices and oxygen concentrators. Approximately 70% of the Company's rental revenues are generated from over 70 contracts with national health care providers and group purchasing organizations, including some of the largest hospital chains in the United States. In addition, the Company rents Support Surfaces. On a Pro Forma Basis, the Company generated $196.6 million of revenue and $68.5 million of Adjusted EBITDA during the LTM Period.

    In addition to its core rental business, the Company sells a variety of Parts and Disposables to its customers primarily for use with the types of Medical Equipment it rents. In addition, the Company provides several outsourcing services to health care providers. The Company's Outsourcing Services and sales of Parts and Disposables are natural complements to the Company's core rental business, as they enable the Company to generate incremental revenues within an existing customer relationship and leverage the Company's extensive distribution network and broad customer base.

    The Company believes that rentals of Medical Equipment and Support Surfaces and outsourcing of non-core functions of hospitals and other health care providers have benefited from certain industry trends. In recent years, hospitals have faced increasing pressure to reduce operating costs and capital expenditures, while continuing to offer state-of-the-art health care. Equipment rental programs can be more cost effective for health care providers than the purchase or lease of movable medical equipment because they enable health care providers to incur the cost for equipment only when demand for such equipment exists, thus increasing the providers' equipment utilization rates and decreasing their overall cost structure. Additionally, by shifting the management of activities such as asset management and repair and maintenance to third parties, hospitals and other health care providers can reduce operating costs, increase efficiency and/or minimize technological obsolescence of equipment.

    In fiscal 1997, rentals of Medical Equipment and Support Surfaces accounted for approximately 80% of the Company's revenues, sales of Parts and Disposables and equipment accounted for approximately 13% of the Company's revenues and the provision of Outsourcing Services and other revenues accounted for approximately 7% of the Company's revenues.

    RENTALS. In its rental business, the Company rents its approximately 150,000 unit Medical Equipment and Support Surfaces inventory to customers through 101 branch locations in major metropolitan areas nationwide. Such locations operate 24 hours a day, 365 days a year, with deliveries of patient-ready equipment typically made to customers within two hours of a request. The Company's customers receive a full range of rental and related services, including equipment delivery, inspection, maintenance, repair and documentation. In September 1997, the Company consummated the SpectraCair Acquisition in order to broaden its equipment rental product lines to include rentals of Support Surfaces. In addition, on May 29, 1998 the Company purchased certain assets and rights related to the CH Medical Business which the Company anticipates will increase its Support Surface rental business. See "--Recent and Potential Acquisitions." On a Pro Forma Basis, the Company's rental activities generated $156.1 million or 79.4% of total revenue during the LTM Period.

    In addition to standard rentals, the Company has entered into several revenue-share arrangements with OEMs pursuant to which the Company rents Medical Equipment and sells disposable products produced by the OEMs to the Company's customers. Because the OEMs own the equipment, such arrangements permit the Company to generate additional revenues without any additional capital investment. In fiscal 1997, the Company began to focus its efforts on increasing revenue sharing revenues as it believes there are significant growth opportunities in this area. On a Pro Forma Basis, revenue sharing rental revenues generated $11.0 million or 7.1% of the Company's total rental revenue during the LTM Period.

    PARTS AND DISPOSABLES. The Company sells a variety of Parts and Disposables to its customers, primarily for use with the types of Medical Equipment it rents. The sales of such Parts and Disposables are a natural complement to the Company's Medical Equipment rental business. The Company distributes products to its customers in order to enable them to fill smaller turnaround needs more quickly and to smaller health care providers which do not meet the minimum order requirements of the major medical supply distributors. The Company currently supplies 4,000 disposable products, primarily through a contracted, centralized distribution center located in Salt Lake City, Utah and through a Company operated facility in Pennsauken, New Jersey. The Company also sells repair parts to its clients for the repair of their owned equipment. On a Pro Forma Basis, the Company's sales of Parts and Disposables and Equipment generated $30.0 million or 15.3% of total revenue during the LTM Period.

    OUTSOURCING. To address the needs of hospitals and other health care providers to better manage their assets and increase profits, the Company also offers its customers the following Outsourcing Services, none of which require substantial capital investment by the Company: (i) CAMP programs, which analyze the critical care equipment activity of a customer and provides a variety of logistics and outsourcing services designed to manage, track and service the customer's movable medical equipment; (ii) a biomedical repair service which provides safety inspections, preventive maintenance and repairs for most critical care equipment through a team of more than 190 experienced biomedical technicians; (iii) a logistics and distribution service to assist equipment manufacturers in reducing their transportation costs through utilization of the Company's nationwide branch office network; (iv) a medical gas supply program designed to complement the Company's respiratory equipment rentals and provide "one-stop" service to health care providers in a fragmented market; and (v) a health care consulting and management service designed to assist the Company's customers in the management of their businesses. On a Pro Forma Basis, the Company's Outsourcing Services and other revenues generated $10.5 million or 5.3% of total revenue during the LTM Period.

COMPETITIVE STRENGTHS

    The Company believes that the following competitive strengths contribute to its position as a leader in renting Medical Equipment in the United States and serve as a foundation for the Company's growth strategy:

    - LEADING MARKET POSITION. The Company is the largest critical care, life support and other movable medical equipment rental company in the United States. The Company's Medical Equipment rental revenues during the LTM Period were approximately twice as large as those reported by its nearest rental competitor. The Company has achieved and maintained a market leadership position by making strategic acquisitions, investing in a national distribution network and providing high-quality customer service and competitive pricing. The Company believes that its leading market position provides it with significant advantages in competing with other rental companies.

    - LARGEST DISTRIBUTION NETWORK AND BROADEST PRODUCT LINE. The Company has invested significant amounts to establish a national distribution network and the broadest product line in its industry. The Company's national distribution network has the most expansive geographic coverage in its industry with 101 office locations in 40 states and the Company's product line consist of approximately 150,000 units of Medical Equipment and Support Surfaces rental inventory. Accordingly, the Company can provide Medical Equipment and Support Surfaces directly to its customers on a rapid and efficient basis, with 84% of the Company's customers located within approximately two hours of a Company office location. Moreover, because the Company has substantially completed its domestic branch network, including its gross investment in rental inventory of $246.7 million as of June 30, 1998, the Company can focus its capital expenditures on pursuing its growth strategy and purchasing Medical Equipment and Support Surfaces for which customer demand is already identified. The Company believes that it is uniquely positioned to leverage its installed base of rental equipment and distribution network to increase revenue sharing rentals, sales of Parts and Disposables and the provision of Outsourcing Services to its existing customers.

    - SOLID CUSTOMER BASE. During fiscal 1997, approximately 70% of the Company's Medical Equipment rental revenues were from national accounts and group purchasing organizations. Substantially all of the Company's national accounts have been doing business with the Company for several years. The Company believes that such national health care providers will increasingly require services on a national level, which the Company expects will increase its sales to national accounts and group purchasing organizations.

    - ADVANCED INFORMATION SYSTEMS. The Company's sophisticated information system gives it the ability to track the location of each unit of equipment, as well as the maintenance history and scheduled maintenance requirements related to such unit. Accordingly, when a customer requests a certain piece of equipment, the Company can immediately determine whether or not such equipment is available at the local office which typically services such customer. In addition, if the requested equipment is unavailable at the local office, the Company's information system automatically determines what potential substitutes are locally available as well as the approximate time of delivery for the next closest piece of requested equipment. The Company believes that its advanced information system makes it well positioned to service the needs of the increasingly larger and more complex health care providers and provides it with a competitive advantage in servicing the needs of national accounts and rapidly growing group purchasing organizations.

    - DISCIPLINED APPROACH TO CAPITAL SPENDING. The Company generally makes new Medical Equipment and Support Surfaces purchases only after customer demand is identified. As such, new equipment purchases generally have specifically identifiable cash flows associated with them. Prior to approving any new equipment purchase, the Company requires that the new equipment meets certain minimum financial criteria, such as return on investment, and certain operating criteria, such as expected utilization rates and maintenance costs. The Company estimates that its cost recovery period for most new equipment purchases is between 12 and 18 months. Additionally, the Company's Outsourcing Services and revenue sharing businesses do not require substantial capital investment.

    - STABLE BASE OF CASH FLOW. The Company's rental business has historically provided it with a stable base of cash flows. Moreover, the Company believes that its core rental business does not have significant exposure to economic downturns, because cost pressures during such downturns may lead to increased rentals and fewer purchases of medical equipment by customers.

    - STRONG AND COMMITTED MANAGEMENT TEAM. The Company is led by a seven person senior management team with over 180 years combined experience in the health care industry. In connection with the Transactions, management reinvested approximately $4.2 million in common and preferred equity of Holdings.

GROWTH STRATEGY

    In order to take full advantage of its market leadership and national distribution network, the Company has introduced new services for its customers and is pursuing strategic acquisition candidates. The following are the primary elements of the Company's growth strategy:

    - GROW CORE RENTAL BUSINESS. The Company expects that certain regulatory and industry trends will cause an increase in overall demand for equipment rentals. The Company believes that it will be able to take advantage of these industry trends and grow its core rental revenues by (i) capitalizing on its national customer base, which the Company believes is the largest in the Medical Equipment rental industry, (ii) focusing on sub-acute and long term health care providers which are facing substantial pressure to reduce operating costs, (iii) identifying incremental rental opportunities through its CAMP programs as it increases the number of hospitals under CAMP contracts, (iv) increasing revenue sharing opportunities with rental equipment manufacturers and (v) continuing to market and grow Support Surfaces as a clinically efficient lower cost alternative to specialty beds.

    - LEVERAGE INFRASTRUCTURE TO INCREASE REVENUES IN NON-CAPITAL INTENSIVE BUSINESSES. Because the Company's national distribution network has the most expansive geographic coverage and broadest product line in its industry, the Company believes that it can increase revenues in certain non-capital intensive businesses by leveraging its infrastructure. In particular, the Company expects to expand its marketing of Outsourcing Services, revenue sharing activities and sales of Parts and Disposables to its existing rental customer base. Moreover, the Company plans to utilize its established distribution channels to develop these businesses without incurring significant incremental costs. The Company believes that leveraging its infrastructure to develop these businesses will produce an increased return on assets, as these businesses require relatively low levels of capital investment.

    - FOCUS ON DEVELOPING ASSET MANAGEMENT PROGRAMS. The Company believes that its CAMP programs will continue to grow as a result of an increase in outsourcing trends related to equipment management and equipment related services as well as an increase in competitive pressure facing health care providers. Certain health care providers that have adopted CAMP have been able to achieve cost savings through a reduction of biomedical and other hospital staff, a decrease in equipment maintenance expenses and an increase in asset utilization rates. Additionally, they have been able to increase equipment utilization and capture increased patient charges as a result of the superior information gathering capability of CAMP. Hospitals under CAMP contracts increased from three as of December 31, 1996 to 14 as of June 30, 1998.

    - ENTER INTO STRATEGIC PARTNERSHIPS. The Company has and will continue to seek new strategic partnerships to increase revenues. In biomedical repair, the Company plans to increase revenues by partnering with equipment manufacturers to provide biomedical repair services for their equipment. In December 1997, the Company entered into an agreement with Siemens, a leading provider of medical equipment, to jointly provide biomedical repair services to hospitals and other health care providers. The Company believes that strategic partnerships such as the Siemens relationship will provide continued growth opportunities. In 1997, the Company entered into a contract with NuTech to be the exclusive rental source of circulatory foot pumps manufactured by NuTech and the exclusive distributor of related disposables. The Company also entered into a contract with Siemens to be the exclusive distributor of certain Siemens accessories and parts in 1996. Principally as result of these efforts, sales related to strategic partnerships increased in fiscal 1997 to $17.4 million from $2.6 million in fiscal 1996.

    - PURSUE STRATEGIC ACQUISITIONS. The Company has historically acquired complementary Medical Equipment and Support Surfaces rental companies and integrated them effectively into its existing operations. Upon acquiring such businesses, the Company has typically been able to realize cost savings by eliminating corporate overhead, rationalizing branch locations and reducing personnel. Since September 30, 1994, acquisitions in its core rental business coupled with internal growth have resulted in an increase in the Company's revenues from $81.5 million in fiscal 1994 to $196.6 million on a Pro Forma Basis during the LTM Period. The Company has been able to successfully complete and integrate these acquisitions by adhering to an acquisition strategy which primarily focuses on acquisitions that (i) present a relatively low level of integration risk, (ii) allow the Company to effectively leverage its national distribution network, (iii) are complementary to the Company's lines of business and (iv) have identifiable synergies. The Company intends to continue to pursue acquisitions that it believes are consistent with this acquisition strategy as well as its overall growth strategy.

RECENT AND POTENTIAL ACQUISITIONS

    In January 1995, the Company and a subsidiary of Huntleigh entered into a 50/50 joint venture and formed SpectraCair, a provider of Support Surfaces on a rental basis to acute care, long-term care and home care providers nationwide. In January 1996, SpectraCair acquired the low air loss specialty mattress overlay business of Bio Clinic Corporation (a subsidiary of Sunrise Medical, Inc.) for $6.7 million, and, in September 1997, SpectraCair was merged with and into MEDIQ/PRN following the SpectraCair Acquisition.

    The SpectraCair Acquisition has created several opportunities to bolster SpectraCair's competitive presence. The Company's national agreements provide a wider group of customers with access to SpectraCair's product lines. Additionally, the enhanced operational support provided by the Company and the availability of the Company's complementary product lineup are generating synergistic opportunities for SpectraCair. The Company expects to achieve annualized cost savings of approximately $0.4 million as a result of the elimination of duplicative costs for functional areas and the reduction of certain expenses as a result of expected synergies resulting from the SpectraCair Acquisition. In addition, SpectraCair recognized a charge on its statement of operations for the eleven months ended August 31, 1997 of $0.6 million related to the revenue generated in fiscal 1996 from its acquisition of the rental assets of Bio Clinic Corporation. The Pro Forma Financial Statements included elsewhere in this Prospectus give effect to the SpectraCair Acquisition but do not reflect the elimination of the above noted items. However, there can be no assurance that the Company will be able to generate the expected cost savings.

    On May 29, 1998, MEDIQ/PRN purchased certain assets and rights related to the CH Medical Business (including, but not limited to, inventory, rental equipment and other tangible property, intellectual property rights, certain contract rights, customer lists, customer files, supplier information and other key records) for a purchase price of approximately $50.0 million in cash, including related costs and expenses, and the assumption of certain obligations related to the CH Medical Business. Management expects the CHI Acquisition to improve the Company's competitive position in the acute health care sector. For the year ended August 31, 1997 and the six months ended February 28, 1997 and 1998, the CH Medical Business generated $26.7 million, $12.3 million and $12.9 million, respectively, of revenue.

    Management expects the CHI Acquisition to generate certain synergies and result in a lower cost structure for the combined entity. The Pro Forma Financial Statements included elsewhere in this Prospectus give effect to the CHI Acquisition, and annualized cost savings on a LTM basis of approximately $4.5 million related to the closing of duplicate facilities and the elimination of personnel are reflected therein. Management also anticipates additional cost savings of approximately $1.8 million per year to result from the CHI Acquisition, in such areas as insurance, advertising and telephone costs, travel, meals and entertainment expenses and taxes other than income taxes although such additional cost savings are not reflected in the Pro Forma Financial Statements. There can be no assurance that the Company will be able to generate the expected cost savings. See "Risk Factors--Ability to Implement Acquisition Strategy and Ability to Manage Growth."

    CHI is a Texas-based corporation which has specialized in the development of various medical products utilized in patient care treatment and therapy for over 30 years. In addition to its development of medical products, CHI is a national sales, rental and service corporation specializing in patient beds, overlays, mattress replacement systems, pressure relieving pads and surfaces and other therapeutic support surfaces with approximately 75 business locations nationwide. CHI has, among other things, developed technology used in the manufacture of beds and frameless systems for hospitals, extended care facilities and homes to effectively treat the severe conditions and complications inherent to patients who are bed confined. CHI offers a complete line of portable pressure relieving products to provide hospitals and extended care facilities with an array of bed therapies in a cost effective manner. The assets acquired under the CHI Purchase Agreement include only those related to the manufacture, sale and rental of beds and other support surfaces and do not include the other fabrication businesses of CHI.

    The Company believes that consummation of the SpectraCair Acquisition and the CHI Acquisition will (i) generate financial leverage, (ii) strengthen the Company's market leadership position, (iii) enable existing customers to reduce their costs by consolidating vendors, (iv) enhance the quality and selection of products offered by the Company, (v) expand the presence of the Company's national accounts and (vi) enhance the operations of the Company by providing additional dedicated and experienced employees. The Company is continually reviewing other acquisition opportunities.

INDUSTRY OVERVIEW

    The United States health care system includes approximately 5,200 acute care community hospitals and a variety of other health care providers such as nursing homes, surgicenters, sub-acute care facilities, specialty clinics and home health care providers. These hospitals and other health care providers normally spend substantial sums on obtaining capital equipment, including movable medical equipment. Hospitals have a number of options in obtaining this equipment, including purchase, lease and rental. Historically, hospitals have favored the purchase option in meeting a substantial portion of their movable medical equipment needs. However, the Company believes that a variety of trends favor rental as an alternative to purchase or lease, including the substantial cost containment pressures under which hospitals and other health care providers currently operate. See "Risk Factors--Regulation of the Health Care Industry."

    The cost containment pressures on hospitals and other health care providers have increased greatly during the past decade as a result of Federal regulations that have significantly affected the extent of reimbursement under Medicare's prospective payment system. Changes to the Medicare program adopted in 1991, which are being phased in over a 10-year period, call for medical equipment cost reimbursement at rates established by the Health Care Financing Administration that may or may not reflect the hospitals' actual equipment costs. The Company believes that the current reform effort will focus on cost containment in health care and may reduce levels of reimbursement by Medicare as well as other third-party payors and that other third-party payors of medical expenses have followed or will follow the Federal government in limiting reimbursement for medical equipment costs through measures including preferred provider arrangements, discounted fee arrangements and "capitated" (fixed patient care reimbursement) managed care arrangements. Moreover, the Company believes that various current legislative proposals will continue the momentum toward health care related consolidations, acceleration of managed care and the formation of integrated delivery systems and that the cost containment pressures on health care providers will continue to intensify. See "Risk Factors--Uncertainty of Health Care Reform; Reimbursement of Health Care Costs."

    The Company believes that as a result of these cost containment pressures, hospitals and other health care providers will increasingly seek to reduce their capital expenditures, including expenditures on movable medical equipment. Because the Medicare system is, to an increasing extent, reimbursing health care providers at fixed rates unrelated to actual capital costs, hospitals and other health care providers have an incentive to manage their capital costs more efficiently. Providers may better manage their capital costs by replacing fixed capital costs with variable operating costs. In the case of movable medical equipment, these fixed costs include equipment acquisition costs and the substantial costs associated with servicings necessary to maintain the equipment. Consequently, many entities may elect to rent equipment, rather than incur the substantial capital related costs associated with owning or leasing equipment for which they may not be reimbursed during non-use periods.

MEDICAL EQUIPMENT AND SUPPORT SURFACES RENTALS

    The Company operates the largest Medical Equipment rental business in the United States, serving more than 5,000 hospitals, alternate care and home care providers, nursing homes and other health care providers nationwide. The Company offers the broadest selection of Medical Equipment for rent in the country, and management believes it is better positioned than any of its rental competitors to be a "single-source" supplier of Medical Equipment to its customers. The Company offers its customers a wide selection of rental programs including (i) daily, weekly or monthly rentals with fixed rate terms, (ii) longer-term rentals with pricing related to the length of the rental term and (iii) "usage" rentals on a per use, per hour or per day basis.

    NATIONAL SCOPE. The Company rents its inventory to customers through 101 office locations in major metropolitan areas nationwide. This extensive geographic presence enables the Company to service national chains as well as local and regional facilities. The Company locations operate 24 hours a day, 365 days a year, with deliveries of patient-ready equipment typically made to customers within two hours of a request. The Company's customers receive a full range of rental and related support services, including equipment delivery, inspection, maintenance, repair and documentation, from the Company's staff of more than 190 experienced biomedical technicians and more than 330 customer service representatives.

    CONVENIENT SERVICE. Medical Equipment inventories are maintained at each of the Company's locations. The Company utilizes a centralized order entry and dispatching system which processes approximately 40,000 deliveries and pickups per month. Most orders nationwide are received by telephone at the Company's Pennsauken, New Jersey headquarters, and scheduling and routing of equipment delivery is made from such office. Upon return, equipment is inspected, cleaned and tested at the branch location before being designated as available for rental. If major service or repair is necessary, the equipment is shipped to one of the Company's two repair facilities in Pennsauken, New Jersey and Santa Fe Springs, California. The Company's state-of-the-art information and inventory systems have the capacity to handle 250,000 pieces of inventory and track other essential activities, including training, repair and maintenance, delivery and pickup, pre-delivery inspections, major inspections and call backs.

    DIVERSE PRODUCT OFFERING. The Company's approximately 150,000 unit inventory includes equipment used in respiratory care, emergency, neonatal intensive care, medical and surgical intensive care, central supply and sterile processing and distribution, biomedical engineering, surgery, labor and delivery, and anesthesia/recovery. The Company rents over 650 types of equipment and offers the most complete selection of Medical Equipment for rent in the country. The following is a list of principal types of Medical Equipment available to the Company's customers:

Adult, Infant and Portable             Oxygen Concentrators
  Ventilators
Compressors/Nebulizers/Pulmonary Aids  Defibrillators
Continuous Passive Motion Machines     Cold Therapy Units
Cribs and Bassinets                    Scales
Heat Therapy Units                     Hypo/Hyperthermia Units
Incubators/Isolettes                   Infant Warmers
Monitors                               Pediatric Aerosol Tents
Nasal CPAP and BiPap Units             Pressure Reduction Units
Phototherapy and Bilirubin Lamps       Pulse Oximeters
Sequential and Uniform Compression     Infusion Pumps
  Devices                              Telemetry Units
Suction Units

    In addition to the above, the Company also provides Support Surfaces on a rental basis to acute care, long-term care and home care providers nationwide through the SpectraCair division of MEDIQ/ PRN. SpectraCair purchases and supplies, on a rental basis, Support Surfaces that are installed on top of standard hospital beds. SpectraCair's products are utilized in the treatment of bedridden patients where specially designed Support Surfaces are employed to treat problems such as skin ulcers. Presently, most health care providers rent specialized beds to treat these problems, and rental of such beds can cost up to $150 per day. SpectraCair's products match the clinical efficacy of the specialized beds for prices generally ranging from $10 to $35 per day. SpectraCair has recently expanded its product line to include additional specialized products such as Support Surfaces designed for obese patients (bariatrics), specialized seating products and passive restraint Support Surfaces. As hospitals continue to face margin pressure and more revenues become capitated and fee-for-service based, management believes SpectraCair can provide a lower cost, clinically equivalent alternative. In addition, the Company anticipates that the recent purchase of specified assets and rights of CH Medical related to the manufacture, sale and rental of specialty patient beds and Support Surfaces will increase its rental business.

    OEM PARTNERSHIPS. In addition to standard Medical Equipment rentals, the Company has entered into several revenue share arrangements with OEMs pursuant to which the Company rents Medical Equipment and sells disposable products produced by the OEMs to the Company's customers and pays the OEMs a fee based upon a percentage of the amount billed to the customer. Under such arrangements, because the OEMs own the equipment, the Company is able to generate additional revenues without any additional capital investment in new equipment.

SALES OF PARTS AND DISPOSABLES

    The Company sells a variety of Parts and Disposables to its customers primarily for use with the types of Medical Equipment it rents. The sales of such Parts and Disposables are a natural complement to the Company's Medical Equipment rental business. The Company distributes products to its existing rental customers in order to enable them to fill smaller turnaround needs more quickly and to smaller health care providers which do not meet the minimum order requirements of the major medical supply distributors. The Company currently supplies 4,000 disposable products primarily through a contracted, centralized distribution center located in Salt Lake City, Utah and through a Company operated facility in Pennsauken, New Jersey. The Company maintains a base level of disposable products inventory at each of its branch offices in order to provide immediate delivery of certain products on an emergency basis. The Company also sells repair parts to its clients for the repair of their owned equipment. This enables the Company to generate incremental revenues within an existing customer relationship. To support the growth of its Parts and Disposables business, the Company has an extensive sales and marketing operation incorporating telephone sales, direct mail and trade publication advertising.

    The Company is the exclusive distributor of accessories and supplies manufactured by the Electromedical Division of Siemens for its respiratory care, catherization lab and monitoring systems. In fiscal 1997, the Company generated $8.2 million of revenues through this arrangement with Siemens. The Company believes that this relationship with Siemens offers significant growth opportunities for the Company. The Company is also the exclusive rental source of circulating foot pumps manufactured by NuTech and the exclusive distributor of related disposables. In fiscal 1997, the Company generated $7.9 million of revenues through its arrangements with NuTech.

OUTSOURCING SERVICES

    To enable hospitals and other health care providers to better manage their assets and increase profits, the Company began to offer its customers Outsourcing Services in fiscal 1996. Each of the Company's Outsourcing Services leverages off of the Company's extensive distribution network and broad customer base. These services include: (i) CAMP, which analyzes the critical care equipment activity of a customer and provides a variety of consulting services designed to manage, track and service the customer's movable medical equipment,
(ii) a biomedical repair service which provides safety inspections, preventive maintenance and repairs for most critical care equipment through a team of more than 190 experienced biomedical technicians, (iii) a logistics and distribution service to assist equipment manufacturers in reducing their transportation costs through utilization of the Company's nationwide branch office network, (iv) a medical gas supply program designed to complement the Company's respiratory equipment rentals and (v) a health care consulting and management service designed to assist the Company's customers in the management of their businesses. As a result, the Company generated revenues from Outsourcing Services of $7.8 million in fiscal 1996 and $9.7 million in fiscal 1997. The Company believes that its Outsourcing Services businesses offer significant growth opportunities.

    ASSET MANAGEMENT. The Company's CAMP programs enable clients to contract with the Company to supply all elements of their critical care equipment management needs. CAMP includes a variety of consulting services for patient care equipment, including providing on-site personnel, equipment processing, maintenance, patient billing, documentation and tracking services. CAMP contracts are typically three to five years in duration.

    While most acute care facilities can benefit from more efficient equipment management, the typical CAMP profile hospital is 200 beds or more and often part of an integrated health network. Several hospitals, with inventories linked through a network, can gain even more dramatic cost savings and efficiencies when the Company provides logistic services to move owned equipment between facilities. The growth in the number of these integrated health networks further increases the market for CAMP.

    While some competitors' asset management programs focus on the purchase and rent back to clients of hospital-owned equipment, CAMP focuses on increasing the utilization of hospital-owned assets. Under CAMP, the Company's asset management team and the client determine benchmarks and goals to be met. The Company thereafter conducts quarterly business reviews to assess progress and provide the client with detailed documentation regarding equipment utilization trends, thereby greatly aiding in capital budget planning. CAMP clients benefit through the reduction of central supply and biomedical staff (some of whom may be employed by the Company in its outsourcing programs), lower equipment maintenance expenses, the reduction of capital expenditures related to equipment, increased equipment utilization and markedly increased captured patient charges. Even with a highly capitated payer mix, a portion of this revenue is recovered by the client for other uses. Additionally, CAMP provides hospital clients with clear cost data which can assist in negotiations with managed care contracts.

    The Company also offers its CAMP Plus logistics program that provides similar management services for multi-site health care networks to manage, service and transport movable patient care equipment. A proprietary bar-code based asset management system provides customers optimum utilization of owned equipment. This system provides information used to track equipment, capture lost patient charges, control inventory and equipment migration, reduce the need for supplemental rentals and manage overall capital planning. The Company also has programs pursuant to which it acquires all or some of the customer's equipment and rents the equipment back to the customer, eliminating the customer's burdens of ownership, underutilization and seasonal usage.

    The Company currently operates 12 asset management programs covering 14 hospitals, compared to only three at the end of fiscal 1996. The programs represent substantial incremental profit for the Company with little or no capital costs.

    BIOMEDICAL REPAIR SERVICES. The Company performs safety inspections, preventative maintenance and repairs for most brands and models of Medical Equipment owned by the Company, client health care organizations and other third parties through a team of more than 190 experienced biomedical technicians. Service and repairs can be performed on-site. Pick-up and delivery is also available for servicing at any of the Company's branch locations or two major service centers. In December 1997, the Company entered into a new agreement with the Siemens Medical Systems division of Siemens to jointly provide biomedical repair services to hospitals and other health care providers. Siemens has operated in the biomedical repair market since 1952. Through this contractual arrangement with Siemens, Siemens and the Company will offer customers "one stop shopping" with Siemens providing high technology radiology services and the Company providing all other biomedical repair services. This arrangement with Siemens is expected to assist health care providers to reduce the large numbers of service agreements they enter into each year and the costs associated with managing these contracts.

    OTHER SERVICES. The Company offers a logistics and distribution service to hospitals and equipment manufacturers to reduce their transportation costs through utilization of the Company's national branch office network.

    The Company also offers a medical gas administrative management service to health care providers to enable such providers to centralize the purchasing function for bulk liquid oxygen, portable and semi-portable oxygen containers, and high pressure gas cylinders for a variety of medical gas products. Health care facilities traditionally purchase medical gases from a large number of local suppliers. The market is fragmented, and historically there has been a lack of price stability. Health care providers have been unable to purchase these gases on a cost effective basis, and often end up paying different prices for the same product in different locations. This program offers competitive pricing and price standardization for many locations, elimination of multiple local vendor contracts, reduction in the time it takes to process supplier invoices and improved purchasing efficiencies with a single-source contract.

    MEDIQ Management Services, a subsidiary of MEDIQ/PRN, provides consulting services to the acute care hospital industry and provides management services to several diagnostic imaging centers. The division primarily works with clients in the mid-Atlantic states providing consulting services ranging from logistics to corporate planning. MEDIQ Management Services also serves as an internal consultant for the Company, as management seeks to integrate the Company's product offerings, extract synergies from complementary businesses and leverage the utilization of the Company's already established infrastructure.

QUALITY ASSURANCE

    Quality control/quality assurance and risk management procedures are conducted for all of the Company's Medical Equipment and Support Surfaces by trained biomedical technicians to ensure compliance with safety, testing and performance standards at all branch offices. All Medical Equipment and Support Surfaces are serviced and tested prior to delivery to customers in accordance with the Company's Safety and Performance Inspection Program, which is primarily derived from the Emergency Care Research Institute's programs. Most types of Medical Equipment and Support Surfaces rented by the Company require routine servicing at scheduled intervals based upon hours of usage or passage of time, including complete testing and inspection of all components that may need to be replaced or refurbished. Routine servicing is conducted by the Company's trained personnel at all of its branch locations. Major repairs are performed by its biomedical equipment technicians at the Company's Pennsauken, New Jersey or Santa Fe Springs, California maintenance facilities.

SALES AND MARKETING

    The Company markets its Medical Equipment rental programs and Outsourcing Services primarily through its field sales force, which consisted of 66 promotional sales representatives as of June 30, 1998. SpectraCair's sales and marketing efforts are conducted through a separate 58 person sales force and are augmented by the efforts of the Company's field sales force. In its marketing efforts, the Company primarily targets key operational and administrative decision makers, such as materials managers, department heads and directors of purchasing, nursing and central supply, as well as administrators, chief executive officers and chief financial officers. The Company also promotes its programs and services to hospital and health care provider groups and associations. The Company develops and provides its field sales force with a variety of materials designed to support its promotional efforts. The Company also uses direct mail advertising to supplement this activity, as well as specifically targeted trade journal advertising.

    A corporate accounts team negotiates and sells national contract agreements to group purchasing organizations ("GPOs") for acute care hospitals, alternate care and home care providers, nursing homes and other health care providers. This same team also sells to the corporate headquarters of proprietary national and regional hospital chains ("National Providers"). In addition, the Company's sales force is also active in selling individual members of these organizations on the benefits of each individual contract. For those health care providers who are not members of a National Provider or a GPO, individual rental agreements are negotiated by the Company's field sales organization.

    From time to time, the Company has developed specific marketing programs intended to address current market demands. The most significant of such programs includes the Company's CAMP programs, which present hospitals with a total management approach to equipment needs. See "--Outsourcing Services--Asset Management."

CUSTOMERS

    The Company's customer base is composed of National Providers, GPOs and acute and non-acute care facilities and organizations. In total, the Company services more than 5,000 hospitals, alternate care and home care providers, nursing homes and other health care providers. The Company's top ten national accounts and GPO's generated approximately 60% of its total rental revenues in fiscal 1997, with no single account representing more than 10% of total revenues. The following chart illustrates the Company's rental revenue breakdown by business classification.

                                                                                    YEAR ENDED SEPTEMBER 30,
                                                                               ----------------------------------
                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------

                                                                                         (IN THOUSANDS)
Acute facilities.............................................................  $   78,999  $   76,118  $   83,846
Home health care providers...................................................      20,160      18,655      17,631
Sub-acute facilities.........................................................       9,006       9,779      10,783
Other........................................................................       8,878       9,723      12,056
                                                                               ----------  ----------  ----------
    Total....................................................................  $  117,043  $  114,275  $  124,316
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    National Provider contracts generally require that the individual hospitals associated with or owned by the National Providers fill their rental needs with the Company, although the level of compliance by local providers varies among the contracts. The Company also contracts with GPOs, which provide their members the opportunity to purchase or rent products at reduced prices. The GPOs do not require members to purchase or rent with any particular supplier that the GPO has contracted with and many health care providers are members of more than one GPO. However, under most GPO contracts, prices that the Company offers to the GPO participants decline as the aggregate rentals by such GPO increase. The Company's contracts with National Providers and GPOs are generally three to five years in duration.

    As the health care market continues to consolidate, the Company expects that its focus on marketing to National Providers and GPOs and its nationwide distribution network will give it a competitive advantage in obtaining and retaining new business from consolidated health care organizations. In addition, the Company is selling new national account agreements to increase participation and capture business in markets other than the acute care hospital market. These market segments include long term care, sub-acute care home health care and home infusion therapy.

SUPPLIERS

    The Company acquires substantially all of its Medical Equipment and Parts and Disposables from approximately 100 suppliers. The Company has entered into long-term agreements with three vendors to purchase approximately $31.0 million of products over the next two fiscal years. The Company is not dependent upon any single supplier and believes that alternative purchasing sources of Medical Equipment are available to the Company should they be needed.

EMPLOYEES

    As of June 30, 1998 the Company had approximately 1,258 employees, 496 of which are salaried, 762 of which are hourly and 124 of which are members of the Company's sales force, including the SpectraCair sales force. The Company believes that its relations with employees are satisfactory. None of the Company's employees are subject to a collective bargaining agreement.

PROPERTIES

    The Company's principal facility, containing 116,400 square feet, is owned by MEDIQ/PRN and located in Pennsauken, New Jersey, where the Company's corporate offices and a portion of its operating activities are located. Major repairs of Medical Equipment and Support Surfaces are also performed at this facility as well as at a 18,700 square foot leased maintenance facility located in Santa Fe Springs, California. The Company rents its Medical Equipment and Support Surfaces to its customers through 101 office locations in major metropolitan areas nationwide. Eighty-eight of such sites contain office and warehouse space and are leased by the Company. The remaining 13 office locations are operated by independent distributors. None of the leases are with parties affiliated with the Company. The Company believes that the properties owned and leased by it are adequate for its operations.

COMPETITION

    The movable medical equipment rental industry is highly competitive and the Company, which operates throughout the United States, encounters competition in all locations in which it operates. Competition is generated from (i) medical equipment manufacturers which sell medical equipment directly to health care providers and which the Company believes generate the strongest competition; and
(ii) general leasing and financing companies and financial institutions, such as banks, which finance the acquisition of medical equipment by health care providers, as well as other entities discussed below.

    The Company's principal competitor in the rental business is UHS. The Company believes that its national scope and national account relationships provide it with competitive advantages over UHS. Other competition comes from regional and local medical equipment renting and leasing companies and medical equipment distributors which rent medical equipment to health care providers. Management believes that key factors influencing the decision regarding the selection of a medical equipment rental vendor include availability and quality of medical equipment, service and price. The Company faces competitive pressure in all of its markets from existing competitors and from the potential entry by new competitors. See "Risk Factors--Competition."

GOVERNMENTAL REGULATION

    The Company's businesses are subject to Federal, state and local laws, rules and regulations relating to the operation of such businesses.

    The Company's customers are subject to documentation and safety reporting standards with respect to the medical equipment they use, including standards established by the following organizations and laws: the Joint Commission on Accreditation of Healthcare Organizations, the Association for Advancement of Medical Instrumentation, and the Safe Medical Devices Act of 1990. Some states and municipalities also have similar standards and laws. The Company's CAMP programs help customers meet their documentation and reporting needs under such standards and laws. As a provider of such services, the Company may be subject to liability for violating, directly or indirectly, such standards and laws.

    Manufacturers and certain providers of the Company's Medical Equipment and Support Surfaces are subject to regulation by agencies and organizations such as the Food and Drug Administration ("FDA"), Underwriters Laboratories, the National Fire Protection Association and the Canadian Standards Association. The FDA regulates companies which manufacture, prepare, propagate, compound or process medical devices. Device manufacturers must comply with registration and labeling regulations, submit premarket notifications or obtain premarketing approvals, comply with medical device reporting, tracking and post-market surveillance regulations and with device good manufacturing practices ("GMPs"), and are subject to FDA inspection. The GMP regulations specify the minimum standards for the manufacture, packing, storage and installation of medical devices, and impose certain record keeping requirements. The FDA currently does not regulate as device manufacturers the Company or organizations which provide similar services as the Company. However, any company which services, repairs or reconditions medical devices could be subject to regulatory action by the FDA if its activities cause the devices to become adulterated or mislabeled. In addition, no assurance can be given that in the future the FDA will not regulate as device manufacturers companies such as the Company, which acquire ownership of devices, recondition or rebuild such devices and rent them to customers or which service, repair or recondition devices owned by others. The Company is unable to predict the cost of compliance if any such regulations were to be adopted. The foregoing laws and regulations that are directly applicable to manufacturers of medical equipment became applicable to the Company upon consummation of the CHI Acquisition.

    Federal law and regulations generally prohibit the offer, payment, solicitation or receipt of any form of remuneration in return for referring or arranging for the referral of a person for the furnishing or arranging for the furnishing of items or services reimbursable under the Medicare or Medicaid programs, or in return for the purchase, lease or order or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare or Medicaid. In addition, Federal law and regulations also generally prohibit physicians from referring patients to entities with which the physicians have financial relationships, including ownership interests and compensation arrangements. Various exceptions are contained in Federal laws and regulations. Many states have similar anti-kickback and anti-referral laws and regulations, and similar laws barring or restricting referrals. Non-compliance with Federal and state anti-kickback and anti-referral laws and regulation can result in criminal and civil penalties and exclusion from participation in Medicare and Medicaid programs.

    The Company enters into various contractual and other arrangements with health care providers and other persons who are subject to the laws and regulations referred to above, and who are possibly in a position to refer or arrange for the referral of business to the Company. In addition, as a health care provider reimbursed under the Medicare and Medicaid programs, the CH Medical Business is subject to the foregoing anti-kickback and anti-referral laws and regulations. The Company believes that its operations comply in all material respects with all applicable anti-kickback, anti-referral and similar laws and regulations. A determination that the Company's business practices or the business practices of the CH Medical Business violate or have violated one or more of these laws or regulations could have a material adverse effect on the Company's revenues.

    The Company's business may be significantly affected by, and the success of its growth strategies depends on, the availability and nature of reimbursements to hospitals and other health care providers for their medical equipment costs under Federal programs such as Medicare, and by other third-party payors. Under this system of reimbursement, Medicare-related equipment costs are reimbursed in a single, fixed-rate, per-discharge reimbursement. As a result of the prospective payment system, the manner in which hospitals incur equipment costs (whether through purchase, lease or rental) does not impact the extent of hospitals' reimbursement. Because the Medicare system, to an increasing extent, reimburses health care providers at fixed rates unrelated to actual equipment costs, hospitals have an incentive to manage their capital related costs more efficiently and effectively. The Company believes that hospitals will continue to benefit from cost-containment and cost-efficiency measures, such as converting existing fixed equipment costs to variable costs through rental and equipment management programs. In addition, the CH Medical Business may be significantly affected by, and the success of the Company's growth strategies with respect to the CH Medical Business depends on, the availability and nature of reimbursement under Medicare and Medicaid programs and by third-party payors. Changes to reimbursement methodologies or amounts may have a material adverse effect on the CH Medical Business and the business of the Company.

    In addition, the Company is subject to Federal, state and local laws, rules and regulations relating to the protection of the environment, including laws, rules and regulations governing the use, management and disposal of hazardous and non-hazardous substances. As the owner and operator of real property, the Company could become subject to liability under certain environmental laws for the cleanup of contaminated properties relating to current or historical operations. The Company is not aware of any such threatened or pending cleanup liabilities, however, and believes that it is in material compliance with all applicable environmental laws.

LEGAL PROCEEDINGS

    In February 1997, Holdings was sued in the Superior Court of New Jersey by its former wholly owned subsidiary, MHM. The suit challenged the validity of a note receivable in the original principal amount of $11.5 million (the "MHM Note") that Holdings and MHM entered into in connection with the spin-off of MHM to Holdings' shareholders in August 1993. In addition, beginning in February 1997, MHM stopped making the required monthly installments on the MHM Note and, therefore, Holdings gave notice to MHM of its default on the MHM Note and declared all sums outstanding under the MHM Note to be immediately due and payable. In September 1997, as a result of continued deterioration in MHM's financial condition, the Company recorded a reserve for the remaining balance of the MHM Note, which had been partially reserved in 1996, and accrued interest on the MHM Note. In October 1997, Holdings filed a motion for summary judgment against MHM. In November 1997, the Court granted summary judgment in favor of the Company and against MHM on all counts. Specifically, the Court ruled that the MHM Note was valid and enforceable. The Court also rejected MHM's request for a stay pending appeal. On April 17, 1998, the Court entered a Final Damages Order in favor of the Company in the approximate amount of $11.8 million. In July 1998, the Company reached a settlement with MHM which called for MHM to pay the Company $3.0 million in cash in full satisfaction of all amounts due the Company. The Company received the cash in July 1998 and will recognize the settlement in other income in the fourth quarter of fiscal 1998.

    On January 15, 1998, Crandon Capital Partners, a stockholder of Holdings, sued the Company and each of Holdings' directors in Delaware Chancery Court, alleging breaches of fiduciary duties in connection with the approval of the Merger by the directors of Holdings and the related transactions. The complaint purports to be a class action complaint and plaintiff seeks to recover compensatory damages. Based on information currently available to it, Holdings believes that this claim is without merit and that the resolution thereof will not have material adverse effect on the operations or financial condition of the Company.

    In May 1998, InnoServ Technologies, Inc. ("InnoServ") entered into a merger agreement with GE Medical Systems, Inc. ("GEMS") by which GEMS agreed to acquire InnoServ for approximately $16.0 million. No date has been scheduled for closing. Pursuant to the terms of the Company's November 1997 stock purchase agreement with InnoServ, under a change of control the Company is entitled to receive a portion of the sales proceeds. However, the calculation of the amount due to the Company is currently in dispute. Accordingly, the matter is in arbitration pursuant to the terms of the stock purchase agreement. The Company fully reserved its investment in InnoServ in fiscal 1997. The Company will recognize a gain equal to the cash proceeds when they are received.

    In July 1998, MEDIQ Mobile X-Ray Services, Inc., a subsidiary of MEDIQ/PRN whose assets were sold in November 1996, was notified that it is the subject of an investigation by the Department of Justice and the Office of the Inspector General of the Department of Health and Human Services. The Company has not yet been informed of the nature or scope of the investigation.

    Other than with respect to the foregoing matters, the Company is not a party to any material pending legal proceedings except ordinary litigation incidental to the conduct of its businesses and the ownership of its properties.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF HOLDINGS

    The following table sets forth certain information with respect to the directors and executive officers of Holdings. Directors of Holdings hold their offices for a term of one year or until their successors are elected and qualified; executive officers of Holdings serve at the discretion of the Board of Directors of Holdings. For information concerning certain arrangements with respect to the election of directors, see "Ownership of Capital Stock--Holders Agreement."

NAME                                      AGE                                    POSITION
------------------------------------      ---      ---------------------------------------------------------------------
Thomas E. Carroll...................          54   President, Chief Executive Officer and Director
Jay M. Kaplan.......................          50   Senior Vice President - Finance and Chief Financial Officer
Michael J. Rotko....................          59   Director
Bruce C. Bruckmann..................          44   Director
Stephen C. Sherrill.................          44   Director
Robert T. Thompson..................          43   Director
L. John Wilkerson...................          54   Director

    THOMAS E. CARROLL has served as President and Chief Executive Officer of Holdings and MEDIQ/ PRN since 1995 and as a director of Holdings and MEDIQ/PRN since October 1995 and December 1994, respectively. He served as President and Chief Operating Officer of MEDIQ/PRN from 1994 to 1995 and as Executive Vice President and Chief Operating Officer of MEDIQ/PRN from 1990 to 1994.

    JAY M. KAPLAN has served as the Senior Vice President - Finance and Chief Financial Officer of Holdings since 1997 and has served as the Senior Vice President and Chief Financial Officer of MEDIQ/PRN since 1992.

    MICHAEL J. ROTKO has been a Director of Holdings since 1965 and was Chairman of the Board of Holdings prior to the Merger. Since 1997, Mr. Rotko has served as Special Counsel to the U.S. Senate Investigation of the Persian Gulf War Syndrome. Mr. Rotko was a partner at Drinker Biddle & Reath LLP, a law firm, from 1993 to 1997. Prior to joining Drinker Biddle & Reath LLP, Mr. Rotko was the U.S. Attorney, Eastern District of Pennsylvania.

    BRUCE C. BRUCKMANN has been a director of Holdings since the consummation of the Transactions. Mr Bruckmann is a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. (the "Sponsor"). He was an officer of Citicorp Venture Capital Ltd. ("CVC") from 1983 through 1994. Prior to joining CVC, Mr. Bruckmann was an associate at the New York law firm of Patterson, Belknap, Webb & Tyler. Mr. Bruckmann is a director of Mohawk Industries, Inc., AmeriSource Health Corporation, Chromcraft Revington Corporation, Cort Furniture Rental Corp., Jitney-Jungle Stores of America, Inc., Town Sports International, Inc., Anvil Knitwear, Inc. and California Pizza Kitchen, Inc.

    STEPHEN C. SHERRILL has been a director of Holdings since the consummation of the Transactions. Mr. Sherrill is a Managing Director of the Sponsor. He was an officer of CVC from 1983 through 1994. Previously, he was an associate at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Sherrill is a director of Galey & Lord, Inc., Jitney-Jungle Stores of America, Inc., Windy Hill Pet Food Holdings, Inc., Acapulco Restaurants, Inc., B&G Foods, Inc. and HealthPlus Corporation.

    ROBERT T. THOMPSON has been a director of Holdings since the consummation of the Transactions. Mr. Thompson is a Managing Director of Ferrer Freeman Thompson & Co. LLC, the general partner of Health Care Capital Partners, L.P., and Health Care Executive Partners, L.P. From 1988 to 1995, Mr. Thompson was Managing Director and Equity Group Leader of GE Capital Corporation. Prior to joining GE Capital, Mr. Thompson was a consultant with Bain & Company from 1983 to 1988. Mr. Thompson is currently a director of Vista Hospice Care.

    L. JOHN WILKERSON has been a director of Holdings since the consummation of the Transactions. Mr. Wilkerson has been a General Partner in Galen Associates, a risk capital partnership since 1990 ("Galen Associates"). Since 1980, Mr. Wilkerson has also held various positions with The Wilkerson Group, a dedicated health care products consulting practice, including his current position as a consultant to the Wilkerson Group. Mr. Wilkerson serves as a director of British Biotechnology PLC and Stericycle, Inc. Mr. Wilkerson holds a Ph.D from Cornell University.

MEMBERS OF SENIOR MANAGEMENT

    The following table sets forth certain information with respect to the persons who are, along with the executive officers listed above, members of senior management of MEDIQ/PRN and, where indicated, its subsidiaries.

NAME                                     AGE                                   POSITION
------------------------------------  ---------  --------------------------------------------------------------------
John Morgan.........................         39  Senior Vice President, Rental Sales
Ted Buchter.........................         43  Senior Vice President, SpectraCair
Jorge Gonzalez......................         50  Senior Vice President, Corporate Operations, Alternate Sales,
                                                 Business Development and Corporate Accounts
Jo Surpin...........................         44  President, MEDIQ Management Services, and Vice President-Marketing
Katherine Hill......................         46  Senior Vice President, Asset Management

DIRECTOR COMPENSATION AND ARRANGEMENTS

    Each non-employee director of Holdings is paid an annual retainer of $12,000 plus fees of $1,000 for each board meeting attended and $500 for each committee meeting attended. Directors who are employees of Holdings or MEDIQ/PRN do not receive additional compensation as directors.

    Holdings has a Compensation Committee of the Board of Directors which is responsible for reviewing annual salaries and bonuses paid to senior management and administering Holdings' stock option programs. The members of the Compensation Committee are Messrs. Bruckmann, Thompson and Wilkerson. Holdings also has an Audit Committee which reviews external and internal auditing matters and recommends the selection of the Company's independent auditors for approval by the Board of Directors. The members of the Audit Committee are Messrs. Rotko, Sherrill and Thompson.

EXECUTIVE COMPENSATION

    The following table summarizes the compensation paid or accrued for fiscal 1997, 1996 and 1995 to the Chief Executive Officer of Holdings and MEDIQ/PRN and to the other executive officers of Holdings and MEDIQ/PRN whose total annual salary and bonus exceeded $100,000 for services rendered to Holdings and its subsidiaries, including MEDIQ/PRN, during fiscal 1997 (each such person being referred to as a "Named Executive Officer").

                           SUMMARY COMPENSATION TABLE

                                                                                                        LONG-TERM
                                                                                                      COMPENSATION
                                                                                     ANNUAL         -----------------
                                                                                COMPENSATION (1)      COMMON STOCK
                                                                              --------------------     UNDERLYING
NAME AND PRINCIPAL POSITION                                          YEAR     SALARY $    BONUS $   STOCK OPTIONS (#)
-----------------------------------------------------------------  ---------  ---------  ---------  -----------------
Thomas E. Carroll................................................       1997    350,000    192,000         50,000
  President and Chief Executive Officer of Holdings                     1996    297,000    135,000        250,000
  and MEDIQ/PRN                                                         1995    265,000    206,000         --
Michael F. Sandler...............................................       1997    250,000     88,000         --
  Senior Vice President - Finance, Treasurer and                        1996    250,000    100,000         --
  Chief Financial Officer of Holdings(2)                                1995    250,000    100,000         --
Jay M. Kaplan....................................................
  Senior Vice President - Finance and Chief Financial Officer of        1997    187,500     94,000         25,000
  Holdings and Senior Vice President and Chief Financial Officer        1996    177,000     70,000         85,000
  of MEDIQ/PRN                                                          1995    165,000     74,000         --

------------------------

(1) Excludes information concerning the value of perquisites and other personal benefits which, in the aggregate, do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for the Named Executive Officer.

(2) Mr. Sandler served as Senior Vice President - Finance, Treasurer and Chief Financial Officer of Holdings from 1988 until September 1997, when he resigned as an officer of Holdings.

    The following table summarizes grants of options to purchase Holdings Shares under the Company's stock option plans or similar arrangements ("Options") and stock appreciation rights ("SARs") made during fiscal 1997 to the Named Executive Officers.

                                                                  INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                              ----------------------------------------------------------    VALUE AT ASSUMED
                                                               PERCENT OF                                     ANNUAL RATES
                                                NUMBER OF         TOTAL                                         OF STOCK
                                               SECURITIES     OPTIONS/SARS                                 PRICE APPRECIATION
                                               UNDERLYING      GRANTED TO      EXERCISE OR                  FOR OPTION TERM
                                              OPTIONS/SARS    EMPLOYEES IN     BASE PRICE    EXPIRATION   --------------------
NAME                                           GRANTED (#)     FISCAL YEAR      ($/SHARE)       DATE       5% ($)     10% ($)
--------------------------------------------  -------------  ---------------  -------------  -----------  ---------  ---------
Thomas E. Carroll...........................       50,000            9.04%           8.06       6/23/07     254,000    642,000
Michael F. Sandler..........................       --              --              --            --          --         --
Jay M. Kaplan...............................       25,000            4.52%           8.06       6/23/07     127,000    321,000

    The following table summarizes the value of Options and SARs held by the Named Executive Officers prior to the consummation of the Transactions based on the cash portion of the Merger Consideration.

                                                                                                 CASH CONSIDERATION
                                                                          OPTIONS     OPTIONS     RECEIVED IN THE
NAME                                                                     (VESTED)   (UNVESTED)         MERGER
-----------------------------------------------------------------------  ---------  -----------  ------------------
Thomas E. Carroll......................................................    178,000     130,000      $  2,719,000
Michael F. Sandler.....................................................    165,000      --             1,755,000
Jay M. Kaplan..........................................................     52,000      71,000         1,063,000

    Upon the consummation of the Transactions, each Option to acquire Holdings Shares outstanding immediately prior to the Effective Time automatically became immediately exercisable and each holder of an Option had the right to receive from the Company in respect of each Holdings Share underlying the Option (less applicable withholding taxes) (i) a cash payment in an aggregate amount equal to the difference between the cash portion of the Merger Consideration of $13.75, less the exercise price per Holdings Share applicable to such Option as stated in the applicable stock option agreement or other agreement, plus (ii) 0.075 of a share of Series A Preferred Stock. On May 5, 1998, Messrs. Carroll, Sandler and Kaplan held 308,000, 165,000 and 123,000 Options, respectively.

EMPLOYMENT AGREEMENTS

    In April 1995, Holdings and MEDIQ/PRN entered into a two-year employment agreement with Mr. Carroll under which he agreed to serve as President and Chief Operating Officer of Holdings and MEDIQ/PRN. Mr. Carroll was subsequently appointed as President and Chief Executive Officer of Holdings and MEDIQ/PRN. In November 1997, the term of Mr. Carroll's employment agreement was extended to November 13, 1999. Pursuant to this agreement, Mr. Carroll received a one-time special payment of $100,000 on April 28, 1995. He is also entitled to receive an annual salary of $374,500 and an incentive bonus of up to 60% of his base salary based on the achievement of performance criteria approved by the Compensation Committee. This agreement also provides that Mr. Carroll will receive a one-time "success bonus" if a "Strategic Transaction" (as defined therein) occurs before June 30, 1998. The Merger constituted a "Strategic Transaction;" accordingly, the Company paid a bonus to Mr. Carroll of approximately $4.6 million upon consummation of the Transactions. Upon receipt of such "success bonus," Mr. Carroll forfeited any stock appreciation right compensation previously granted to him pursuant to his employment agreement. Under his employment agreement, Mr. Carroll is entitled to receive an additional payment from the Company to compensate him for liabilities, if any, imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision thereto.

    In June 1995, the Company entered into a two-year employment agreement with Mr. Sandler (which replaced a prior agreement entered into in 1988). The agreement was amended in 1997 (the "Amended Agreement") to effectuate Mr. Sandler's resignation, as of September 30, 1997, as an officer of the Company and as an officer and/or director of any of the Company's subsidiaries. Mr. Sandler is entitled to continue as an employee of the Company until September 30, 1998, and has agreed to provide certain services during such period upon request. The Amended Agreement provides for a minimum annual salary of $250,000 and an incentive bonus based on the achievement of performance criteria approved by the Compensation Committee of Holdings' Board of Directors. The Amended Agreement extends the period during which Mr. Sandler is entitled to a one-time "special bonus" payable upon the occurrence of an "Event of Sale" (as therein defined) until September 30, 1998. The Merger constituted an "Event of Sale;" accordingly, the Company paid Mr. Sandler a "special bonus" equal to approximately $1.3 million upon consummation of the Transactions.

    In June 1995, the Company entered into an eighteen-month employment agreement with Mr. Kaplan providing for a minimum salary of $165,000 and an incentive bonus based on the achievement of performance criteria approved by the Compensation Committee. This agreement automatically renews from year to year unless and until either party gives prior notice of an election to terminate at the end of the then-current term. Mr. Kaplan currently receives an annual salary of $200,000. Under the terms of his employment agreement, Mr. Kaplan is entitled to receive a one-time cash bonus upon the occurrence of a "Sale Event" (as defined therein). The Merger constituted a "Sale Event;" accordingly, the Company paid Mr. Kaplan a bonus in the amount of approximately $460,000 upon consummation of the Transactions.

    These employment agreements also include other provisions relating to benefits, confidentiality and other provisions customary in agreements of this nature. In addition, Mr. Carroll has agreed not to compete with the business of the Company for two years following the termination of his employment under certain circumstances.

PENSION PLAN

    The Company maintains a noncontributory defined benefit plan (the "Pension Plan") covering all eligible employees of the Company. The Pension Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. Employees aged 21 or older who have completed twelve months of service during which they worked a minimum of 1,000 hours and are not covered by a collective bargaining agreement are eligible to participate. Employees earn a year of service for vesting purposes in each calendar year in which they complete at least 1,000 hours of employment. Employees become fully vested in the Pension Plan after five years of service with the Company. Benefits are based upon the participant's annual compensation (including bonuses and similar special pay), as more fully defined in the Pension Plan, over the number of years of participation up to a maximum of 35 years.

    The following table shows the estimated annual pension benefits payable upon retirement to participants of the Pension Plan for various salary levels and years of service.

                              ESTIMATED ANNUAL BENEFITS
                            PAYABLE AT AGE 65 FOR VARIOUS
   AVERAGE ANNUAL              YEARS OF PLAN MEMBERSHIP
COMPENSATION DURING   ------------------------------------------
  PLAN MEMBERSHIP        10         20         30         40
--------------------  ---------  ---------  ---------  ---------
    $    500,000      $  19,132  $  37,342  $  55,482  $  64,722
         400,000         19,132     37,342     55,482     64,722
         300,000         19,132     37,342     55,482     64,722
         200,000         19,132     37,342     55,482     64,722
         100,000         12,132     23,342     34,482     40,222

    During fiscal 1997, the maximum amount of annual compensation which may be included for Pension Plan purposes was $150,000. The figures shown above apply under the Pension Plan as of September 30, 1997. Estimated annual benefits are determined in part by the average Social Security wage base during the 35 years ending in the year of Social Security normal retirement age. The benefit amounts listed are not subject to any deduction for Social Security or other offset amounts. As a result of limitations imposed under Federal income tax law, the maximum annual benefit payable under the Pension Plan for the fiscal year ending September 30, 1997 is $120,000, although the amount will be actuarially adjusted in accordance with Federal income tax regulations if payments commence prior to or following the date that unreduced Social Security benefits become payable. As of September 30, 1997, Messrs. Carroll, Sandler and Kaplan had nine, nine and 24 years of services credited, respectively, under the Pension Plan.

401(K) PLAN

    The Company maintains a Profit Sharing Plan and Trust (the "401(k) Plan") for the benefit of its employees who have satisfied the plan's eligibility requirements. Employees aged 21 or older who have completed twelve months of service during which they worked a minimum of 1,000 hours are eligible to participate. Participants are permitted to make pre-tax salary reduction contributions up to the amount permitted under applicable tax law. The Company makes a matching contribution equal to 50% of each participant's salary reduction contribution, up to a maximum of 3% of the participant's compensation. The Company's matching contribution is made in cash to be used to purchase shares of the Holdings Common Stock for the account of the participants. The Company's contributions vest immediately. Shares of Holdings Common Stock held under the 401(k) Plan were surrendered in connection with the Merger and exchanged for cash and shares of Series A Preferred Stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Carroll, Holdings' President and Chief Executive Officer, Michael J. Rotko, Sheldon M. Bonovitz and H. Scott Miller served on the Compensation Committee of the Board of Directors during fiscal 1998 prior to the consummation of the Transactions. Messrs. Bruckmann, Thompson and Wilkerson have served on the Compensation Committee since July 1998. Mr. Carroll, however, did not participate on the Compensation Committee as to any matter relating to his compensation.

                           OWNERSHIP OF CAPITAL STOCK

    The following table sets forth certain information with respect to (i) the beneficial ownership of the Common Stock and each series of Preferred Stock of Holdings by each person or entity who owns five percent or more thereof and (ii) the beneficial ownership of each class of equity securities of Holdings by each director of Holdings who is a stockholder, the Chief Executive Officer of Holdings and the other executive officers named in the "Summary Compensation Table" above who are stockholders and all directors and executive officers of Holdings as a group. Unless otherwise specified, all shares are directly held.

                                                                  NUMBER AND PERCENT OF SHARES
                                                 --------------------------------------------------------------
                                                                    SERIES A        SERIES B        SERIES C
                                                     COMMON        PREFERRED       PREFERRED       PREFERRED
NAME OF BENEFICIAL OWNER                            STOCK(1)         STOCK           STOCK           STOCK
-----------------------------------------------  --------------  --------------  --------------  --------------
Bruckmann, Rosser, Sherrill & Co., L.P.(2).....   465,259/43.3%  3,155,841/40.3%  899,057/30.0%  1,625,015/54.2%
  Two Greenwich Plaza
  Suite 100
  Greenwich, CT 06830
Health Care Capital Partners, L.P.(3)..........   199,013/18.5%  1,349,896/17.3%  384,567/12.9%   695,092/23.2%
  c/o Ferrer Freeman Thompson & Co. LLC
  The Mill
  70 Glenville Street
  Greenwich, CT 06831
Galen Partners III, L.P.(4)....................   132,675/12.4%   899,930/11.5%    256,378/8.5%   463,395/15.4%
  610 Fifth Avenue
  Rockefeller Center
  New York, New York 10020
Michael J. Rotko(5)............................     54,891/5.1%   389,108/5.0%     475,017/15.9%        --
Bessie G. Rotko(6).............................         --        486,506/6.2%   1,340,219/44.7%        --
Rotko 1983 Trust...............................         --        243,253/3.1%     475,017/15.9%        --
  --Michael J. Rotko Share(7)
Rotko 1983 Trust...............................         --        243,253/3.1%     475,017/15.9%        --
  --Judith M. Shipon Share(8)
Judith M. Shipon(9)............................     54,891/5.1%    243,253/3.1%    475,017/15.9%        --
Thomas E. Carroll..............................     56,888/5.3%   94,816/1.2%       19,724*         35,650/1.2%
Jay M. Kaplan..................................     10,077*         29,724*          5,149*          9,306*
Bruce C. Bruckmann(10).........................    497,531/46.3% 3,374,739/43.1%   961,418/32.0% 1,737,731/57.9%
Stephen C. Sherrill(10)........................    497,531/46.3% 3,374,739/43.1%   961,418/32.0% 1,737,731/57.9%
Robert T. Thompson(11).........................    199,013/18.5% 1,349,896/17.3%   384,567/12.9%   695,092/23.2%
L. John Wilkerson(12)..........................    132,675/12.4%   899,930/11.5%   256,378/8.5%    463,395/15.4%
All directors and executive officers as a group
  (7 persons)..................................    951,075/88.5% 6,138,213/78.5% 2,102,253/70.1% 2,941,174/98.0%

------------------------

* Less than one percent of total outstanding Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

(1) Includes 74,821 shares of Common Stock purchased by the Management Stockholders following consummation of the Transactions. In addition, Holdings expects to grant options to acquire Common Stock to certain employees. The shares of Common Stock issuable upon the exercise of such options would equal, in the aggregate, up to an additional 5.0% of the Common Stock on a fully-diluted basis. The table does not include any such shares. See "Certain Relationships and Related Transactions--Additional Purchases of Common Stock."

(2) BRS is a limited partnership, the sole general partner of which is BRS Partners, Limited Partnership ("BRS Partners") and the manager of which is the Sponsor. The sole general partner of BRS Partners is BRSE Associates, Inc. ("BRSE Associates"). Bruce C. Bruckmann, Harold O. Rosser II, Stephen
    C. Sherrill and Stephen F. Edwards are the only stockholders of the Sponsor and BRSE Associates and may be deemed to share beneficial ownership of the shares shown as beneficially owned by BRS. Such individuals disclaim beneficial ownership of any such shares.

(3) Includes 7,947 shares of Common Stock, 53,907 shares of Series A Preferred Stock, 15,357 shares of Series B Preferred Stock and 27,758 shares of Series C Preferred Stock held by Health Care Executive Partners, L.P. ("HCEP"). Health Care Capital Partners, L.P. ("HCCP" and, together with HCEP, the "FFT Entities") disclaims beneficial ownership of such shares.

    The FFT Entities are limited partnerships for which Ferrer Freeman Thompson & Co. LLC ("FFT") is the general partner. Carlos A. Ferrer, David A. Freeman and Robert T. Thompson are the only voting members of FFT and may be deemed to share beneficial ownership of the shares shown as beneficially owned by the FFT Entities. Such individuals disclaim beneficial ownership of any such shares.

(4) Includes 11,660.08 shares of Common Stock, 79,089.9 shares of Series A Preferred Stock, 22,531.65 shares of Series B Preferred Stock and 40,725.24 shares of Series C Preferred Stock held by Galen Partners International III, L.P. ("Galen International") and 527.47 shares of Common Stock, 3,577.85 shares of Series A Preferred Stock, 1,019.28 shares of Series B Preferred Stock and 1,842.32 shares of Series C Preferred Stock held by Galen Employee Fund III, L.P. ("Galen Employee Fund"). Galen Partners III, L.P. ("Galen Partners" and, together with Galen International and Galen Employee Fund, the "Galen Entities") disclaims beneficial ownership of such shares. L. John Wilkerson is a general partner of the general partner of each of Galen Partners and Galen International. Mr. Wilkerson disclaims beneficial ownership of the shares held by Galen Partners and Galen International, except to the extent of his proportionate partnership interest therein.

(5) Includes 243,253 shares of Series A Preferred Stock and 475,017 shares of Series B Preferred Stock held by the Rotko 1983 Trust--Michael Rotko Share, of which Mr. Rotko is a co-trustee.

(6) Includes 243,253 shares of Series A Preferred Stock and 475,017 shares of Series B Preferred Stock held by the Rotko 1983 Trust--Michael J. Rotko Share, of which Ms. Rotko is a co-trustee, and 243,253 shares of Series A Preferred Stock and 475,017 shares of Series B Preferred Stock held by the Rotko 1983 Trust--Judith M. Shipon Share, of which Ms. Rotko is a co-trustee.

(7) Michael J. Rotko, Bessie G. Rotko and PNC Bank Corp. share voting and dispositive power as co-trustees of the Rotko 1983 Trust--Michael J. Rotko Share.

(8) Judith M. Shipon, Bessie G. Rotko and PNC Bank Corp. share voting and dispositive power as co-trustees of the Rotko 1983 Trust--Judith M. Shipon Share.

(9) Includes 243,253 shares of Series A Preferred Stock and 475,017 shares of Series B Preferred Stock held by the Rotko 1983 Trust--Judith M. Shipon Share, of which Ms. Shipon is a co-trustee.

(10) Includes shares which are owned by BRS and certain other entities and individuals affiliated with BRS. Although Messrs. Bruckmann and Sherrill may be deemed to share beneficial ownership of such shares, such individuals disclaim beneficial ownership thereof. See Note 2 above.

(11) Consists of shares which are owned by the FFT Entities. Although Mr. Thompson may be deemed to share beneficial ownership of such shares, such individual disclaims beneficial ownership thereof. See Note 3 above.

(12) Consists of shares which are owned by the Galen Entities. Although Mr. Wilkerson may be deemed to share beneficial ownership of such shares, such individual disclaims beneficial ownership thereof, except to the extent of his proportionate partnership interest therein.

HOLDERS AGREEMENT

    Upon consummation of the Transactions, MQ, Holdings, the BRS Entities, the Co-Investors, the Rotko Entities and the Management Stockholders entered into a Securities Purchase and Holders Agreement (the "Holders Agreement") which contains certain agreements among such stockholders with respect to the capital stock and corporate governance of Holdings. The following is a summary of the material terms of the Holders Agreement.

    Pursuant to the Holders Agreement, each of the parties thereto will ensure that the Board of Directors of Holdings is composed at all times of at least six persons with the exact number to be designated as follows: (a) one person designated by the Rotko 1983 Trusts, for so long as the Rotko Entities collectively own 5% of the Common Stock on a fully diluted basis; (b) one person designated by the FFT Entities for so long as they (and their respective affiliates) own at least 5% of the Common Stock on a fully diluted basis; (c) one person designated by the Galen Entities for so long as they (and their respective affiliates) own at least 5% of the Common Stock on a fully diluted basis; (d) the Chief Executive Officer of Holdings; and (e) such number of persons as the BRS Entities may determine; provided that if the number of directors designated by BRS is greater than three, such additional directors shall be independent of the Company and shall have been approved by the FFT Entities and the Galen Entities.

    The Holders Agreement contains provisions which, with certain exceptions, restrict the parties thereto from transferring any equity securities of Holdings except pursuant to the terms of the Holders

Agreement. Subject to certain exceptions, in the event that certain holders of Common Stock and Preferred Stock propose to sell at least 2% of such securities then outstanding, the parties to the Holders Agreement have the right to require the proposed transferee to purchase, on the same terms and conditions as given to the proposed transferor, a pro rata portion of like securities held by such parties to the Holders Agreement. Subject to certain exceptions, if Holdings proposes to issue and sell any of its shares of Common Stock or any shares convertible into Common Stock, Holdings must first offer to each of the other parties to the Holders Agreement who hold in excess of 5% of Common Stock of Holdings (or, in the case of the Rotko Entities, such entities in the aggregate) and each Management Stockholder who was a Management Stockholder as of the date of consummation of the Transactions and who is an "accredited investor" (as defined in the Securities Act) to purchase pro rata portions of the securities to be sold in such a transaction on the same terms and conditions of the proposed issuance. If prior to the consummation of a public offering with respect to such class or series of securities, holders of a majority of shares of Common Stock held by the parties to the Holders Agreement approve the sale of Holdings (whether by merger, consolidation, sale of all or substantially all of its assets or the sale of all of its outstanding capital stock) or holders of a majority of the then outstanding shares of any class or series of the Preferred Stock held by the parties to the Holders Agreement approve the sale of all of such class or series of stock, the parties to the Holders Agreement will agree to sell and will be permitted to sell all of their shares of Common Stock or Preferred Stock, as the case may be, on the same terms and conditions as such holders holding a majority of shares of Common Stock or Preferred Stock. The Holders Agreement provides that, subject to certain exceptions, if Holdings shall redeem shares of Series A Preferred Stock or Series C Preferred Stock, BRS or a third party designated by BRS will offer to purchase from the Rotko Entities a percentage of the Series B Preferred Stock held by them equal to the aggregate liquidation preference of the Series A Preferred Stock or Series C Preferred Stock so redeemed (not including any redemption of Series A Preferred Stock issued as Merger Consideration) divided by the sum of the aggregate liquidation preference of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock then outstanding plus the original cost of the shares of Common Stock then outstanding. The BRS Entities, the Co-Investors, the Rotko Entities and the Management Stockholders have been granted the right to participate, or "piggyback," in certain registrations of Series A Preferred Stock and Series B Preferred Stock by Holdings.

    The Holders Agreement contains certain rights of Holdings to repurchase securities held by each Management Stockholder upon termination of his or her employment (other than by reason of retirement) with the Company within a specified period of time after the consummation of the Transactions at formula prices which will depend in part upon the circumstances of the termination.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

    Holdings is authorized to issue up to 30,000,000 shares of Common Stock. The holders of Common Stock are entitled to one vote per share on all matters submitted for action by the stockholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, subject to the provisions of the Holders Agreement, the holders of more than 50% of the shares of Common Stock are able to elect all of the directors. In such event, the holders of the remaining shares of Common Stock will not be able to elect any directors.

    Subject to the rights of any holders of outstanding preferred stock of Holdings, all shares of Common Stock are entitled to share in such dividends as the Board of Directors of Holdings may from time to time declare from sources legally available therefor. Subject to the rights of any holders of outstanding preferred stock of Holdings, upon liquidation or dissolution of Holdings, whether voluntary or involuntary, all shares of Common Stock are entitled to share equally in the assets available for distribution to stockholders after payment of all prior obligations of Holdings.

WARRANTS

    Each Warrant, when exercised, entitles the holder thereof to purchase .6474 shares of Common Stock from Holdings, as the Surviving Corporation of the Merger, at a price (the "Exercise Price") of $0.01 per share. The Exercise Price and the number of shares of Common Stock issuable upon exercise of a Warrant are both subject to adjustment in certain cases. The Warrants initially entitle the holders thereof to acquire, in the aggregate, 91,209 shares of Common Stock.

    The Warrants may be exercised at any time after the first anniversary of the Issue Date; PROVIDED, HOWEVER, that holders of Warrants will be able to exercise their Warrants only if a shelf registration statement relating to the Common Stock underlying the Warrants is effective or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such holders reside. Unless earlier exercised, the Warrants will expire on June 1, 2009 (the "Expiration Date"). Holdings will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If Holdings fails to give such notice, the Warrants will nevertheless expire and become void on the Expiration Date.

    At Holdings' option, fractional shares of Common Stock may not be issued upon exercise of the Warrants. If any fraction of a share of Common Stock would, except for the foregoing provision, be issuable upon the exercise of any such Warrants (or specified portion thereof), Holdings will pay an amount in cash equal to the current market value per share of Common Stock, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent.

    Certificates for Warrants have been and will be issued in fully registered form only. No service charge will be made for registration of transfer or exchange upon surrender of any Warrant certificate at the office maintained for that purpose by United States Trust Company of New York, as Warrant Agent. Holdings may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant certificates.

    The holders of unexercised Warrants are not entitled, by virtue of being such holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as stockholders of Holdings in respect of any stockholders meeting for the election of directors of Holdings or any other purpose, or to exercise any other rights whatsoever as stockholders of Holdings.

    In the event a bankruptcy, reorganization or similar proceeding is commenced by or against Holdings, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by Holdings with approval of the bankruptcy court. As a result, holders of the Warrants may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy, reorganization or similar proceeding.

SERIES A PREFERRED STOCK

    Holdings is authorized to issue up to 10,000,000 shares of Series A Preferred Stock.

    RANK. The Series A Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution of Holdings, ranks senior to the Common Stock, the Series B Preferred Stock, the Series C Preferred Stock, and each other class of capital stock or class or series of preferred stock issued by Holdings the terms of which specifically provide that such class or series will rank junior to the Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of Holdings (collectively referred to as "Series A Junior Securities"). Although the Series A Preferred Stock, with respect to dividend rights and rights on liquidation, ranks senior to Series A Junior Securities issued by Holdings, it is junior in right of payment to all existing and future indebtedness and obligations of Holdings.

    DIVIDENDS. Each holder of Series A Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Series A Preferred Stock at a rate equal to $1.30 per share per annum. All dividends are cumulative, whether or not earned or declared, accrue on a daily basis from the date of issuance of Series A Preferred Stock and are payable semi-annually in arrears. Dividends with respect to the Series A Preferred Stock can only be paid by Holdings to the extent funds are legally available therefor under the DGCL. The New Credit Facility and the Indentures do, and any future credit agreements or indentures to which MEDIQ/PRN or Holdings becomes a party may, restrict the ability of Holdings to pay cash dividends.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, the holders of all shares of Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of Holdings available for distribution to its stockholders an amount in cash equal to $10.00 per share, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon, including additional dividends accrued on such unpaid dividends ("Additional Dividends"), to the date of final distribution (the "Series A Liquidation Preference") and no more, before any distribution is made on any Series A Junior Securities. After payment in full in accordance with the preceding sentence, the holders of the Series A Preferred Stock shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of Holdings with respect to the shares of Series A Preferred Stock.

    OPTIONAL REDEMPTION. Holdings may, at its option, redeem at any time or from time to time, from any source of funds legally available therefor, in whole or in part, any or all of the shares of Series A Preferred Stock, at the redemption prices set forth below, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon, including Additional Dividends, to the redemption date. The redemption prices for optional redemptions are as follows:

                                                                              REDEMPTION PRICE
REDEMPTION DATE                                                                   PER SHARE
----------------------------------------------------------------------------  -----------------
On or before December 31, 1999..............................................      $   11.00
On or after January 1, 2000
  but before January 1, 2002................................................      $   10.50
On or after January 1, 2002.................................................      $   10.00

    MANDATORY REDEMPTION. All outstanding shares of the Series A Preferred Stock will be redeemed from funds legally available therefor on December 31, 2011, at a price per share equal to the Series A Liquidation Preference on December 31, 2011.

    VOTING RIGHTS. The holders of Series A Preferred Stock are not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Holdings, except as otherwise required by Delaware law; provided, that, without the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series A Preferred Stock at a meeting of the holders of Series A Preferred Stock called for such purpose, Holdings will not (a) create, authorize or issue any other class or series of stock entitled to a preference prior to Series A Preferred Stock upon any dividend or distribution or any liquidation, distribution of assets, dissolution or winding up of Holdings or (b) amend, alter or repeal any provision of Holdings' Certificate of Incorporation so as to materially adversely affect the relative rights and preferences of the Series A Preferred Stock. In any case in which the holders will be entitled to vote, each holder of Series A Preferred Stock will be entitled to one vote for each share of Series A Preferred Stock held unless otherwise required by applicable law. Without limiting the generality of the foregoing, in no event are holders of Series A Preferred Stock entitled to vote (individually or as a class) on any merger or consolidation involving Holdings, any sale of all or substantially all of the assets of Holdings or any similar transaction. The BRS Entities own a majority of the outstanding shares of Series A Preferred Stock.

    NO RIGHT OF CONVERSION OR EXCHANGE. The holders of Series A Preferred Stock do not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of Holdings.

    NO PREEMPTIVE RIGHTS. Except as provided in the Holders Agreement, no holder of Series A Preferred Stock possesses any preemptive rights to subscribe or acquire any unissued shares of capital stock of Holdings (whether now or hereafter authorized) or securities of Holdings convertible into or carrying a right to subscribe to or acquire shares of capital stock of Holdings.

SERIES B PREFERRED STOCK

    Holdings is authorized to issue up to 5,000,000 shares of Series B Preferred Stock.

    RANK. The Series B Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution of Holdings, ranks junior to the Series A Preferred Stock and senior to the Series C Preferred Stock. Although the Series B Preferred Stock, with respect to dividend rights and rights on liquidation, ranks senior to Series C Preferred Stock issued by Holdings, it is junior in right of payment to all existing and future indebtedness and obligations of Holdings.

    DIVIDENDS. Each holder of Series B Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Series B Preferred Stock at a rate equal to $1.325 per share per annum. All dividends are cumulative and compounding, whether or not earned or declared, accrue on a daily basis from the date of issuance of Series B Preferred Stock and are payable semi-annually in arrears. Dividends with respect to the Series B Preferred Stock can only be paid by Holdings to the extent funds are legally available therefor under the DGCL. The New Credit Facility and the Indentures do, and any future credit agreements or indentures to which MEDIQ/PRN or Holdings becomes a party may, restrict the ability of Holdings to pay cash dividends.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, the holders of all shares of Series B Preferred Stock then outstanding will be entitled to be paid out of the assets of Holdings available for distribution to its stockholders an amount in cash equal to $10.00 per share, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon, including additional dividends, to the date of final distribution, after distributions are made on the Series A Preferred Stock and before any distribution is made on any Series C Preferred Stock. After payment in full in accordance with the preceding sentence, the holders of the Series B Preferred Stock shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of Holdings with respect to the shares of Series B Preferred Stock.

    NO MANDATORY REDEMPTION. Holdings is not required to mandatorily redeem the shares of Series B Preferred Stock.

    VOTING RIGHTS. The holders of Series B Preferred Stock are not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Holdings, except as otherwise required by Delaware law.

    NO RIGHT OF CONVERSION OR EXCHANGE. The holders of Series B Preferred Stock do not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of Holdings.

    NO PREEMPTIVE RIGHTS. Except as provided in the Holders Agreement, no holder of Series B Preferred Stock possesses any preemptive rights to subscribe or acquire any unissued shares of capital stock of Holdings (whether now or hereafter authorized) or securities of Holdings convertible into or carrying a right to subscribe to or acquire shares of capital stock of Holdings.

SERIES C PREFERRED STOCK

    Holdings is authorized to issue up to 5,000,000 shares of Series C Preferred Stock.

    RANK. The Series C Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution of Holdings, ranks junior to the Series A Preferred Stock and the Series B Preferred Stock. The Series C Preferred Stock is also junior in right of payment to all existing and future indebtedness and obligations of Holdings.

    DIVIDENDS. Each holder of Series C Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Series C Preferred Stock at a rate equal to $1.35 per share per annum. All dividends are cumulative and compounding, whether or not earned or declared, accrue on a daily basis from the date of issuance of Series C Preferred Stock and are payable semi-annually in arrears. Dividends with respect to the Series C Preferred Stock can only be paid by Holdings to the extent funds are legally available therefor under the DGCL. The New Credit Facility and the Indentures do, and any future credit agreements or indentures to which MEDIQ/PRN or Holdings becomes a party may, restrict the ability of Holdings to pay cash dividends.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, the holders of all shares of Series C Preferred Stock then outstanding will be entitled to be paid out of the assets of Holdings available for distribution to its stockholders an amount in cash equal to $10.00 per share, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon, including additional dividends, to the date of final distribution, after distributions are made on the Series A Preferred Stock and the Series B Preferred Stock (the "Series C Liquidation Preference"). After payment in full in accordance with the preceding sentence, the holders of the Series C Preferred Stock shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of Holdings with respect to the shares of Series C Preferred Stock.

    NO RIGHT OF CONVERSION OR EXCHANGE. The holders of Series C Preferred Stock do not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of Holdings.

    NO PREEMPTIVE RIGHTS. Except as provided in the Holders Agreement, no holder of Series C Preferred Stock possesses any preemptive rights to subscribe or acquire any unissued shares of capital stock of Holdings (whether now or hereafter authorized) or securities of Holdings convertible into or carrying a right to subscribe to or acquire shares of capital stock of Holdings.

    OPTIONAL REDEMPTION. Holdings may, at its option, redeem at any time or from time to time, from any source of funds legally available therefor, in whole or in part, any or all of the shares of Series C Preferred Stock, at $10.00 in cash per share, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon to the redemption date.

    MANDATORY REDEMPTION. All outstanding shares of the Series C Preferred Stock will be redeemed from funds legally available therefor on December 31, 2012 at a price per share equal to the Series C Liquidation Preference on December 31, 2012.

    VOTING RIGHTS. The holders of Series C Preferred Stock are not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Holdings, except as otherwise required by Delaware law.

OTHER PREFERRED STOCK

    In addition to the Preferred Stock, Holdings' Certificate of Incorporation authorizes the issuance of 20,000,000 shares of preferred stock, par value $.01 per share. Such shares of preferred stock may be issued by the Board of Directors of Holdings from time to time in one or more series with such preferences, terms and rights as the Board of Directors may determine without further action by the stockholders of Holdings. Accordingly, the Board of Directors has the power to fix the dividend rate and to establish the provisions, if any, relating to dividends, voting rights, redemption rates, sinking funds, liquidation preferences and conversion rights for any series of preferred stock issued in the future. The issuance of such preferred stock may have the effect of delaying, deferring or preventing a change in control of Holdings without further action by the stockholders.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIPS AND TRANSACTIONS WITH OFFICERS AND DIRECTORS

    H. Scott Miller and Michael F. Sandler, both directors of Holdings who resigned their positions upon consummation of the Transactions, served as directors of MHM until they resigned from such positions in January 1997. MHM is indebted to Holdings under the MHM Note. As of January 27, 1998, the outstanding principal amount of the MHM Note (plus accrued interest) was $10,477,776. The MHM Note bears interest at a rate of prime plus 1.5%. In addition, MHM is indebted to Holdings for approximately an additional $390,000 that is not represented by the MHM Note. MHM made payments to Holdings with respect to principal and interest payments as well as professional fees totaling $601,000 in 1997. The Rotko 1983 Trusts and certain other trusts established by Bernard
B. Rotko of which Bessie G. Rotko is the income beneficiary together own 907,000 shares of the common stock of MHM. Certain other trusts established by Bernard
B. Rotko for the benefit of certain grandchildren hold approximately 15,000 shares of the common stock of MHM.

    In February 1997, Holdings was sued in the Superior Court of New Jersey by MHM. The suit challenged the validity of the MHM Note. In addition, beginning in February 1997, MHM stopped making the required monthly installments on the MHM Note and, therefore, Holdings gave notice to MHM of its default on the MHM Note and declared all sums outstanding under the MHM Note to be immediately due and payable. In September 1997, as a result of continued deterioration of MHM's financial condition, the Company recorded a reserve for the remaining balance of the MHM Note, which had been partially reserved in 1996, and accrued interest on the MHM Note. In October 1997, Holdings filed a motion for summary judgment against MHM. In November 1997, the Court granted summary judgment in favor of the Company against MHM on all counts. Specifically, the Court ruled that the MHM Note was valid and enforceable. The Court also rejected MHM's request for a stay pending appeal. On April 17, 1998, the Court entered a Final Damage Order in favor of the Company in the approximate amount of $11.8 million. In July 1998, the Company reached a settlement with MHM which called for MHM to pay the Company $3.0 million in cash in full satisfaction of all amounts due the Company. The Company received the cash in July 1998. See "Business--Legal Proceedings."

    Mr. Sandler served as a director of NutraMax until he resigned from such position in December 1996. In December 1996, the Company sold to NutraMax all of the 4,037,258 shares of NutraMax Common Stock owned by the Company at a price of $9.00 per share. The Company received from NutraMax $19.9 million in cash and the NutraMax Note in the amount of $16.4 million. As of September 30, 1997, the outstanding balance of the NutraMax Note was $5.9 million. In addition, the Company received payments from NutraMax of $7,000 in 1997 for professional service fees. See "Management's Discussions and Analysis of Financial Condition and Results of Operations--Results of Operations."

    Sheldon M. Bonovitz and H. Scott Miller, both directors of Holdings who resigned their positions upon consummation of the Transactions, served as directors of PCI until they resigned from such positions in October 1996. In fiscal 1997, in connection with the acquisition of PCI by Cardinal, the Company's interest in PCI was converted into shares of common stock of Cardinal with a market value of approximately $79.2 million based on the closing price on October 11, 1996. The Company sold its Cardinal shares in January 1997 for approximately $88.4 million and used the proceeds to refinance debt.

    Until February 1997, Michael J. Rotko was a partner in the law firm of Drinker Biddle & Reath LLP, which provided legal services to the Company during fiscal 1997 and in prior years. The Company was not charged by Drinker Biddle & Reath for any of Mr. Rotko's time on Company matters.

    Mr. Bonovitz is Chairman of, and a partner in, the law firm of Duane, Morris & Heckscher LLP, which provided legal services to the Company and Mr. Rotko during fiscal 1997.

BRS MANAGEMENT AGREEMENT; CERTAIN FEES PAYABLE TO BRS AND CO-INVESTORS

    Upon consummation of the Transactions, Holdings paid the Sponsor, FFT and Galen Associates a closing fee of $6.0 million in the aggregate. In addition, MEDIQ/PRN entered into a management services agreement (the "BRS Management Agreement") with the Sponsor, FFT and Galen Associates pursuant to which the Sponsor, FFT and Galen Associates will be paid the greater of $1.0 million per year or 1.5% of EBITDA for such year, in the aggregate, for certain management, business and organizational strategy and merchant and investment banking services rendered to the Company. The amount of the annual management fee may be increased under certain circumstances based upon performance or other criteria to be established by the Board of Directors of MEDIQ/PRN.

PAYMENT OF PREVIOUSLY DEFERRED COMPENSATION

    Under the terms of the Company's deferred compensation plan, approximately $1.6 million of previously deferred employee compensation became payable upon consummation of the Merger to certain former members of senior management of the Company who have previously deferred such compensation. Deferred compensation will be paid to employees only at their election.

ADDITIONAL PURCHASES OF COMMON STOCK

    Effective September 3, 1998, the Management Stockholders purchased shares of Common Stock, representing approximately 6.1% of the outstanding Common Stock on a fully diluted basis, at the same per share price as the shares of common stock of MQ sold to the BRS Entities and the Co-Investors pursuant to the Equity Contribution. Such Common Stock so acquired by an employee of the Company is subject to repurchase by Holdings if such employee resigns or is terminated at any time during the five years after the date of such acquisition. The number of shares subject to Holdings' repurchase option and the price at which such shares may be repurchased are subject to a variety of factors, including whether the employee is terminated for cause or without cause and at what point over the five-year period a resignation or termination occurs.

    It is also expected that certain employees of the Company will be provided with an opportunity to receive non-qualified options (the "New Options") to purchase shares of Common Stock, representing approximately 5.0% of the outstanding Common Stock on a fully diluted basis, at a price per share equal to the price per share at which the shares of common stock of MQ were sold to the BRS Entities and the Co-Investors pursuant to the Equity Contribution. Such employees will have the opportunity to acquire one-fifth of the New Options during each year of the five-year period beginning with the consummation of the Merger. For each such year, the opportunity to receive any New Option will be subject to the Company's achievement of certain financial performance goals. In certain circumstances, such persons will have the right to immediately receive any unissued or unvested New Options regardless of whether such performance goals have been met.

INDEMNIFICATION RIGHTS UNDER THE MERGER AGREEMENT

    Pursuant to the Merger Agreement, Holdings is obligated, for a period of six years after the Effective Time, to indemnify directors and officers of Holdings and its subsidiaries and, subject to certain limitations, to maintain directors' and officers' liability insurance substantially similar to that currently in effect.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following is a summary of certain indebtedness of the Company. To the extent such summary contains descriptions of the indentures governing the Exchangeable Debentures or the Notes, or the New Credit Facility and other loan documents, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents.

EXCHANGEABLE DEBENTURES

    In July 1993, Holdings issued an aggregate of $34.5 million principal amount of Exchangeable Debentures pursuant to an indenture dated as of July 30, 1993 (the "Exchangeable Debenture Indenture") between Holdings and First Fidelity Bank, N.A. Pennsylvania ("First Fidelity"), as trustee. The Exchangeable Debentures mature on July 15, 2003 and are exchangeable into shares of NutraMax Common Stock at any time before the close of business on such date. Interest on the Exchangeable Debentures accrues and is payable at the rate of 7 1/2% per annum and is payable semiannually. The Exchangeable Debentures are general unsecured obligations of Holdings and are subordinated to all existing and future Senior Indebtedness (as defined in the Exchangeable Debenture Indenture) of Holdings.

    Approximately $10.1 million in principal amount of the Exchangeable Debentures was outstanding at the time of the Merger. The Merger resulted in a "Change of Control" under the Exchangeable Debentures, and Holdings was required by the terms of the Exchangeable Debentures to notify holders thereof of their right to require Holdings to purchase the Exchangeable Debentures at 100% of their principal amount plus accrued interest. Holders of approximately $9.6 million in principal amount of the Exchangeable Debentures tendered their Exchangeable Debentures for purchase by Holdings. Accordingly, approximately $500,000 in principal amount of the Exchangeable Debentures is currently outstanding.

    Pursuant to an Escrow Agreement dated as of July 30, 1993 between Holdings and First Fidelity, 2,254,902 shares of NutraMax Common Stock were deposited by Holdings in escrow with First Fidelity in support of Holdings' exchange obligations under the Exchangeable Debentures. On December 31, 1996, the Company sold to NutraMax all of the shares of NutraMax Common Stock owned by the Company pursuant to an agreement under which the Company received cash and an interest bearing note secured by a $5.9 million letter of credit. In the event the Exchangeable Debentures are exchanged into shares of NutraMax Common Stock, the amount of the note, which as of December 31, 1997 was $5.9 million, will be reduced on a pro rata basis. The note is payable when the shares of NutraMax Common Stock held in escrow in support of the Exchangeable Debentures are delivered to NutraMax upon release from escrow. All but 33,595 of the shares of NutraMax Common Stock were released from escrow upon the purchase of Exchangeable Debentures by the Company following the Merger. Accordingly, Holdings received approximately $5.6 million in cash in respect of the NutraMax note in July 1998.

NEW CREDIT FACILITY

    In order to finance a portion of the cash consideration paid pursuant to the Merger, the Company's existing credit facility (the "Existing Credit Facility") with a syndicate of banks led by Banque Nationale de Paris ("BNP") was replaced by the $325.0 million New Credit Facility.

    The New Credit Facility consists of three facilities: (i) an eight-year senior secured term loan facility in an aggregate principal amount equal to $200.0 million (the "Term Loan Facility"); (ii) a six-year revolving credit facility in an aggregate principal amount not to exceed $50.0 million (the "Revolving Credit Facility"); and (iii) a six-year senior secured acquisition facility in an aggregate principal amount not to exceed $75.0 million (the "Acquisition Facility"). Loans made under the Term Loan Facility are referred to herein as "Term Loans," advances made under the Revolving Credit Facility are referred to herein as "Revolving Loans" and loans made under the Acquisition Facility are referred to herein as "Acquisition Loans."

    Term Loans in an aggregate principal amount of $200.0 million were drawn on the closing date of the New Credit Facility in connection with the Transactions and the consummation of the CHI Acquisition. Subject to compliance with customary conditions precedent, Revolving Loans will be available at any time prior to the final maturity of the Revolving Credit Facility. Amounts repaid under the Revolving Credit Facility may be reborrowed prior to the final maturity of the Revolving Credit Facility, provided that availability requirements are met. Letters of credit will be available and mature at any time before the sixtieth business day prior to the final maturity of the Revolving Credit Facility. Subject to compliance with customary conditions precedent and maximum ratios, both before and after making any acquisition, of pro forma funded debt to consolidated EBITDA (as such term is defined under the New Credit Facility) and pro forma senior debt to consolidated EBITDA (as such term is defined under the New Credit Facility), Acquisition Loans will be available for up to eighteen months following the execution and delivery of the New Credit Facility, after which time (the "Conversion Date") the Acquisition Facility shall convert to an amortizing Term Loan. Amounts repaid under the Acquisition Facility may not be reborrowed.

    All obligations of MEDIQ/PRN under the New Credit Facility are unconditionally guaranteed (the "Facility Guaranties") by each existing and each subsequently acquired or organized domestic and, to the extent no adverse tax consequences would result, foreign subsidiary of MEDIQ/PRN (the "Facility Guarantors"). The New Credit Facility and the related guarantees are secured by substantially all the assets of MEDIQ/PRN and each Facility Guarantor, including but not limited to (i) a first priority pledge of all the capital stock of each Facility Guarantor and (ii) perfected first priority security interests in, and mortgages on, substantially all tangible and intangible assets of MEDIQ/PRN and each Facility Guarantor.

    Borrowings under the New Credit Facility bear interest at a floating rate based upon, at MEDIQ/ PRN's option, (i) the higher of the prime rate of BNP, or the federal funds effective rate plus 0.5%, plus, in the case of the Term Loans, a margin equal to 1.5%, and in the case of the Revolving Loans and the Acquisition Loans, a margin equal to 1.0%, or (ii) the London Interbank Offered Rate ("LIBOR") plus, in the case of the Term Loans, a margin equal to 2.75%, and in the case of the Revolving Loans and the Acquisition Loans, a margin equal to 2.25%. MEDIQ/PRN may elect interest periods of one, two, three or six months for LIBOR borrowings. Interest shall be payable at the end of each interest period and, in any event, at least every three months.

    In addition to paying interest on outstanding principal under the New Credit Facility, MEDIQ/ PRN is required to pay a commitment fee to the Senior Lenders equal to 0.5% per annum of the undrawn portion of the commitments in respect of the facilities (subject to adjustment as set forth below), commencing to accrue upon the execution and delivery of the New Credit Facility and payable quarterly in arrears and upon the termination of any commitment, in each case for the actual number of days elapsed in a 360-day year. The New Credit Facility contains provisions under which commitment fees and margins on interest rates under the facilities will be adjusted in increments based on performance goals to be agreed upon.

    The Term Loans will amortize on a quarterly basis commencing September 30, 1999 and be payable in installments under a schedule contained in the New Credit Facility. Principal amounts outstanding under the Revolving Credit Facility will be due and payable in full at maturity. Principal amounts outstanding under the Acquisition Facility at the Conversion Date will amortize on a quarterly basis and be payable in installments under a schedule contained in the New Credit Facility. The Term Loans, Revolving Loans and Acquisition Loans are subject to mandatory prepayments and reductions in the event of certain extraordinary transactions or issuances of debt and equity by MEDIQ/PRN or any Facility Guarantor. Such loans are also required to be prepaid with 75% of the Excess Cash Flow

(as such term is defined in the New Credit Facility) of MEDIQ/PRN or, if the Company's ratio of funded debt to pro forma EBITDA for the preceding 12-month period is less than 5.0 to 1.0, 50% of such Excess Cash Flow.

    The New Credit Facility contains representations and warranties, covenants, events of default and other provisions customary for credit facilities of this type. MEDIQ/PRN has paid the Senior Lenders certain syndication and administration fees, reimburse certain expenses and provide certain indemnities, in each case which are customary for credit facilities of this type.

    At June 30, 1998, pursuant to the terms of the New Credit Facility and/or the Indentures, the availability under the Revolving Credit Facility and the Acquisition Facility was limited to $25.9 million and $50.0 million, respectively.

NOTES

    On May 29, 1998, MEDIQ/PRN issued $190.0 million aggregate principal amount of Notes pursuant to the Note Offering. The Notes were issued pursuant to an indenture dated as of May 15, 1998 (the "Note Indenture") among MEDIQ/PRN, the Subsidiary Guarantors (as defined in the Note Indenture) and USTC, as Trustee. The net proceeds of the Note Offering, together with the net proceeds of the Unit Offering and certain other funds, were used to pay the net cash portion of the Merger Consideration, effect the Refinancing and pay related fees and expenses. See "The Transactions."

    The Notes mature on June 1, 2008. Interest on the Notes accrues and is payable at a rate of 11% per annum and is payable semiannually on June 1 and December 1 of each year commencing December 1, 1998. The Notes are general unsecured obligations of MEDIQ/PRN, and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Note Indenture) of MEDIQ/PRN, including MEDIQ/PRN's obligations under the New Credit Facility; the Notes rank PARI PASSU to all future senior subordinated indebtedness of MEDIQ/PRN. The Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by the Subsidiary Guarantors. Each Subsidiary Guaranty (as defined in the Note Indenture) is subordinated to all existing and future Senior Indebtedness of the respective Subsidiary Guarantor, including the guarantee by such Subsidiary Guarantor of MEDIQ/PRN's obligations under the New Credit Facility.

    The Notes are not redeemable at the option of MEDIQ/PRN prior to June 1, 2003, except that until June 1, 2001 MEDIQ/PRN may redeem, at its option, up to 25% of the original principal amount of the Notes at a redemption price (expressed as a percentage of principal amount) of 111%, plus accrued and unpaid interest, with the net proceeds of one or more Public Equity Offerings (as defined in the Note Indenture) following which there is a Public Market (as defined in the Note Indenture) if at least $142.5 million aggregate principal amount of the Notes remains outstanding after any such redemption. On or after June 1, 2003, the Notes may be redeemed at the option of MEDIQ/PRN, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if redeemed during the 12 months beginning June 1 of the years indicated below:

YEAR                                                                PERCENTAGE
------------------------------------------------------------------  -----------
2003..............................................................     105.500%
2004..............................................................     103.667
2005..............................................................     101.834
2006 and thereafter...............................................     100.000

    Upon a Change of Control (as defined in the Note Indenture), each holder of Notes may require MEDIQ/PRN to repurchase all or any portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest. The Note Indenture contains certain covenants that, among other things, limit (i) the incurrence of additional debt by MEDIQ/PRN and certain of its subsidiaries, (ii) the payment of dividends on capital stock of MEDIQ/PRN and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (iii) investments,
(iv) certain transactions with affiliates, (v) sales of assets, including capital stock of subsidiaries, and (vi) certain consolidations, mergers and transfers of assets. The Note Indenture also prohibits certain restrictions on distributions from certain subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

                         DESCRIPTION OF THE DEBENTURES

GENERAL

    The Debentures were issued under an indenture dated as of May 15, 1998 (the "Debenture Indenture") between Holdings and United States Trust Company of New York, as Trustee (the "Debenture Trustee" and, together with the Note Trustee, the "Trustees").

    The following is a summary of certain provisions of the Debenture Indenture and the Debentures, a copy of which Debenture Indenture and the form of Debentures is available upon request to Holdings at the address set forth under "Available Information." The following summary of certain provisions of the Debenture Indenture and the Debentures does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Debenture Indenture and the Debentures, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. For purposes of this summary, the term "Holdings" refers only to MEDIQ Incorporated, Inc. and not to any of its subsidiaries. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

    The Debentures are issued only in fully registered form, without coupons, in denominations of $1,000 principal amount at maturity and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Debentures, but Holdings may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

TERMS OF THE DEBENTURES

    The Debentures are unsecured senior obligations of Holdings, limited to $140.9 million aggregate principal amount at maturity, and will mature on June 1, 2009. Except as described under "Registered Exchange Offer; Registration Rights," no cash interest will accrue on the Debentures prior to June 1, 2003, although for U.S. Federal income tax purposes a significant amount of OID will be recognized by a Holder as such discount accrues. See "Certain U.S. Federal Income Tax Considerations" for a discussion regarding the taxation of such OID. Cash interest will accrue on the Debentures at the rate per annum shown on the front cover of this Prospectus from June 1, 2003, or from the most recent date to which interest has been paid or provided for, payable semiannually on June 1 and December 1 of each year, commencing December 1, 2003 to holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date. Holdings will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful.

    The interest rate on the Debentures is subject to increase in certain circumstances if certain conditions are not satisfied, all as further described under "The Exchange Offers--Purpose and Effect."

OPTIONAL REDEMPTION

    Except as set forth in the following paragraph, the Debentures are not be redeemable at the option of Holdings prior to June 1, 2003. Thereafter, the Debentures will be redeemable, at Holdings' option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of principal amount at maturity), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on June 1 of the years set forth below:

                                                                                       REDEMPTION
PERIOD                                                                                    PRICE
-------------------------------------------------------------------------------------  -----------
2003.................................................................................     106.500%
2004.................................................................................     104.333
2005.................................................................................     102.167
2006 and thereafter..................................................................     100.000

    In addition, at any time and from time to time prior to June 1, 2001, Holdings may redeem in the aggregate up to 25% of the Accreted Value of the Debentures with the proceeds of one or more Public Equity Offerings following which there is a Public Market, at a redemption price (expressed as a percentage of Accreted Value) of 113% plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); PROVIDED, HOWEVER, that at least $105.6 million aggregate principal amount at maturity of the Debentures remains outstanding after each such redemption.

    In the case of any partial redemption, selection of the Debentures for redemption will be made by the Debenture Trustee on a pro rata basis, by lot or by such other method as the Debenture Trustee in its sole discretion shall deem to be fair and appropriate, although no Debenture of $1,000 in original principal amount at maturity or less shall be redeemed in part. If any Debenture is to be redeemed in part only, the notice of redemption relating to such Debenture shall state the portion of the principal amount thereof to be redeemed. A new Debenture in principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancelation of the original Debenture.

RANKING

    The indebtedness evidenced by the Debentures is unsecured senior obligations of Holdings, which rank PARI PASSU in right of payment with all existing and future senior indebtedness of Holdings and will rank senior in right of payment to all future subordinated indebtedness of Holdings.

    As of June 30, 1998, Holdings had no other senior indebtedness outstanding.

    All the operations of Holdings are conducted through its subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors and creditors holding indebtedness (including the Notes) and guarantees issued by such subsidiaries, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of Holdings, including holders of the Debentures, even if such obligations do not constitute Senior Indebtedness. The Debentures, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of subsidiaries of Holdings. As of June 30, 1998, the total liabilities of Holdings' subsidiaries was approximately $441.0 million, including indebtedness under the Credit Agreement, trade payables and the Notes. Although the Debenture Indenture limits the incurrence of Indebtedness and preferred stock of certain of Holdings' subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Debenture Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness or Preferred Stock under the Debenture Indenture. See "--Certain Covenants-- Limitation on Indebtedness."

CHANGE OF CONTROL

    Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that Holdings repurchase all or any part of such Holder's Debentures at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

        (i) prior to the first public offering of common stock of Holdings, the Permitted Holders cease to be the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority in the aggregate of the total voting power of the Voting Stock of Holdings, whether as a result of issuance of securities of Holdings, any merger, consolidation, liquidation or dissolution of Holdings, any direct or indirect transfer of securities by Holdings or otherwise (for purposes of this clause (i) and clauses (ii) and (iv) below, the Permitted Holders shall be deemed to beneficially own any Voting Stock of any Person (the "specified entity") held by any other Person (the "parent entity") so long as the Permitted Holders beneficially own (as so defined), directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of the parent entity);

        (ii) following the first public offering of common stock of Holdings, any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in clause (i) above, except that for purposes of this clause (ii) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Holdings; PROVIDED, HOWEVER, that the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Holdings than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors (for the purposes of this clause (ii), such other person shall be deemed to beneficially own any Voting Stock of a specified entity held by a parent entity, if such other person is the beneficial owner (as defined in this clause (ii)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in clause (i) above), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

        (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors (A) whose election by such Board of Directors or whose nomination for election by the stockholders of Holdings was approved by a vote of a majority of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved or (B) who are designees of one or more Permitted Holders) cease for any reason to constitute a majority of the Board of Directors then in office; or

        (iv) the merger or consolidation of Holdings with or into another Person or the merger of another Person with or into Holdings, or the sale of all or substantially all the assets of Holdings to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of Holdings that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of Holdings are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

    Within 30 days following any Change of Control, Holdings shall mail a notice to each Holder with a copy to the Debenture Trustee (the "Change of Control Offer") stating: (1) that a Change of Control has occurred and that such Holder has the right to require Holdings to purchase such Holder's Debentures at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and (4) the procedures determined by Holdings, consistent with the covenant described hereunder, that a Holder must follow in order to have its Debentures purchased.

    Holdings will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Debenture Indenture applicable to a Change of Control Offer made by Holdings and purchases all Debentures validly tendered and not withdrawn under such Change of Control Offer.

    Holdings shall comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Debentures pursuant to this covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, Holdings shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

    The definition of "Change of Control" includes, among other transactions, a disposition of all or substantially all of the property and assets of Holdings and its Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Debenture Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law (which is the choice of law under the Debenture Indenture) and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and, therefore, it may be unclear as to whether a Change of Control has occurred and whether Holdings is required to make an offer to repurchase the Debentures as described above.

    The Change of Control purchase feature is a result of negotiations between Holdings and the Initial Purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that Holdings would decide to do so in the future. Subject to the limitations discussed below, Holdings could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Debenture Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect Holdings' capital structure or credit ratings. Restrictions on the ability of Holdings to incur additional Indebtedness are contained in the covenants described under "--Certain Covenants--Limitation on Indebtedness," "--Limitation on Liens" and "--Limitation on Sale/Leaseback Transactions." Such restrictions can only be waived with the consent of the holders of a majority in principal amount at maturity of the Debentures then outstanding. Except for the limitations contained in such covenants, however, the Debenture Indenture does not contain any covenants or provisions that may afford holders of the Debentures protection in the event of a highly leveraged transaction.

    Future indebtedness of Holdings may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require Holdings to repurchase the Debentures could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on Holdings. Finally, Holdings' ability to pay cash to

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the holders of Debentures following the occurrence of a Change of Control may be limited by Holdings' then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Debenture Indenture relative to Holdings' obligation to make an offer to repurchase the Debentures as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount at maturity of the Debentures.

CERTAIN COVENANTS

    The Debenture Indenture contains covenants including, among others, the following:

    LIMITATION ON INDEBTEDNESS. (a) Holdings shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; PROVIDED, HOWEVER, that Holdings and its Restricted Subsidiaries may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto, the Consolidated Coverage Ratio exceeds 1.80 to 1 if such Indebtedness is Incurred prior to June 1, 2000 or 2.00 to 1 if such Indebtedness is Incurred thereafter.

    (b) Notwithstanding the foregoing paragraph (a), Holdings and its Restricted Subsidiaries may Incur any or all of the following Indebtedness:

        (1) Indebtedness Incurred by MEDIQ/PRN or any Restricted Subsidiary of MEDIQ/PRN pursuant to any Revolving Credit Facility; PROVIDED, HOWEVER, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (A) $50 million less the sum of all principal payments with respect to such Indebtedness pursuant to clause
    (a)(ii)(A) of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock" and (B) the sum of 60% of the book value of the inventory of MEDIQ/PRN and its Restricted Subsidiaries and 85% of the book value of the accounts receivables of MEDIQ/PRN and its Restricted Subsidiaries;

        (2) Indebtedness Incurred by MEDIQ/PRN or any Restricted Subsidiary of MEDIQ/PRN pursuant to any Term Loan Facility; PROVIDED, HOWEVER, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (2) and then outstanding does not exceed an amount equal to $200 million, less the aggregate sum of all principal payments actually made from time to time after the Issue Date with respect to such Indebtedness (other than principal payments made in connection with any permitted Refinancings thereof);

        (3) Indebtedness owed to and held by Holdings or a Wholly Owned Subsidiary; PROVIDED, HOWEVER, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to Holdings or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon;

        (4) Indebtedness owed to and held by any Restricted Subsidiary (other than a Wholly Owned Subsidiary); PROVIDED, HOWEVER, that (i) any such Indebtedness shall be unsecured Subordinated Obligations of Holdings or such Restricted Subsidiary, as applicable, and (ii) any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Holdings, a Wholly Owned Subsidiary or another Restricted Subsidiary) shall be deemed to constitute the Incurrence of such Indebtedness by the issuer thereof;

        (5) the Notes, the Debentures, the Exchange Notes and the Exchange Debentures;

        (6) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3), (4) or (5) of this covenant);

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        (7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (5) or (6) or this clause
    (7);

        (8) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by Holdings or a Restricted Subsidiary (other than Indebtedness Incurred as consideration in, contemplation of or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Holdings or a Restricted Subsidiary) and Refinancing Indebtedness in respect thereof; PROVIDED, HOWEVER, that such Indebtedness (including Refinancing Indebtedness in respect thereof) is Non-Recourse to Holdings and its Restricted Subsidiaries, or to any of their respective assets (other than the acquired Subsidiary and its Subsidiaries, as applicable);

        (9) Indebtedness in respect of performance bonds and surety or appeal bonds entered into by Holdings and the Restricted Subsidiaries in the ordinary course of their business;

        (10) Hedging Obligations under or with respect to Interest Rate Agreements and Currency Agreements entered into in the ordinary course of business and not for the purpose of speculation;

        (11) Purchase Money Indebtedness Incurred to finance the acquisition by Holdings or a Restricted Subsidiary of any assets in the ordinary course of business; PROVIDED, HOWEVER, at the time of such Incurrence and after giving effect thereto, the aggregate principal amount of all Indebtedness Incurred pursuant to this clause (11) and then outstanding does not exceed $10 million;

        (12) Subsidiary Guaranties of the Subsidiary Guarantors;

        (13) the Guarantee of any Indebtedness otherwise permitted to be Incurred pursuant to the Debenture Indenture or the Note Indenture (other than Indebtedness Incurred pursuant to clause (8) above);

        (14) Indebtedness of Holdings or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is satisfied within five Business Days of Incurrence;

        (15) Indebtedness of Holdings or any Restricted Subsidiary consisting of indemnification, adjustment of purchase price or similar obligations, in each case incurred in connection with the disposition of any assets of Holdings or any Restricted Subsidiary in a principal amount not to exceed the gross proceeds actually received by Holdings or any Restricted Subsidiary in connection with such disposition; and

        (16) Indebtedness in an aggregate principal amount which, together with all other Indebtedness of Holdings and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (15) above or paragraph (a)) does not exceed $50 million.

    (c) Notwithstanding the foregoing, Holdings shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Indebtedness shall be subordinated to the Debentures to at least the same extent as such Subordinated Obligations.

    (d) For purposes of determining compliance with the foregoing covenant, (i) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Holdings, in its sole discretion, will classify such item of Indebtedness at the time of its Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses and

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(ii) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

    LIMITATION ON RESTRICTED PAYMENTS. (a) Holdings shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time Holdings or such Restricted Subsidiary makes such Restricted Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) Holdings is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness;" or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of:

        (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Debentures are originally issued to the end of the most recent fiscal quarter for which financial statements are available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

        (B) the aggregate Net Cash Proceeds (or non-cash proceeds when converted to cash) received by Holdings from the issuance or sale of its Capital Stock (other than Disqualified Stock) and the aggregate cash received by Holdings as a capital contribution, in each case subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of Holdings and other than an issuance or sale to an employee stock ownership plan or to a trust established by Holdings or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to Holdings or any Subsidiary or Indebtedness Guaranteed by Holdings or any Subsidiary);

        (C) the amount by which Indebtedness of Holdings or its Restricted Subsidiaries is reduced on Holdings' consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of Holdings) subsequent to the Issue Date of any Indebtedness of Holdings or any Restricted Subsidiary for Capital Stock (other than Disqualified Stock) of Holdings (less the amount of any cash, or the fair value of any other property, distributed by Holdings or such Restricted Subsidiary upon such conversion or exchange); and

        (D) an amount equal to the sum of (i) the net reduction in Investments in any Person resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to Holdings or any Restricted Subsidiary from such Person, or resulting from the receipt by Holdings or any Restricted Subsidiary of proceeds realized upon the sale of such Investment (other than a sale to an Affiliate), and (ii) the portion (proportionate to Holdings' equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by Holdings or any Restricted Subsidiary in such Person plus, to the extent not added pursuant to clause (a)(3)(A) above, 50% of the excess, if any, of the cash received upon the sale or other disposition of an Investment over the amount of such Investment previously made (and treated as a Restricted Payment).

    (b) The provisions of the foregoing paragraph (a) shall not prohibit:

        (i) any Restricted Payment made out of the proceeds of the substantially concurrent sale of, or capital contribution in respect of, or made by exchange for, Capital Stock of Holdings (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Holdings or an employee stock ownership plan or to a trust established by Holdings or any of its Subsidiaries for the benefit of their employees to the extent that the purchase by such plan or trust is financed by Indebtedness of such plan or trust to Holdings or any Subsidiary or Indebtedness Guaranteed by Holdings or any Subsidiary); PROVIDED, HOWEVER, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or capital contribution shall be excluded from the calculation of amounts under clause
    (3)(B) of paragraph (a) above;

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
        (ii) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness;" PROVIDED, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

        (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments;

        (iv) the repurchase or other acquisition of shares of, or options to purchase shares of, Capital Stock (other than Disqualified Stock) of Holdings, MEDIQ/PRN or any of its Subsidiaries from employees, former employees, directors or former directors of Holdings, MEDIQ/PRN or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans or written arrangements (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; PROVIDED, HOWEVER, that the aggregate amount of such repurchases and other acquisitions shall not exceed the sum of (A) $5 million plus (B) the aggregate Net Cash Proceeds received by Holdings from the issuance of such Capital Stock to, or the exercise of options to purchase such Capital Stock by, employees or directors of Holdings or any of its Subsidiaries that occurs after the Issue Date (to the extent the Net Cash Proceeds from the sale of such Capital Stock have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3)(B) of paragraph (a) above or applied pursuant to clause (b)(i) above); PROVIDED FURTHER, HOWEVER, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

        (v) payments of dividends on Holdings' common stock after an initial public offering (other than an offering on Form S-8) of such common stock in an annual amount not to exceed 6% of the aggregate gross proceeds to Holdings from shares of common stock sold for the account of Holdings in such initial public offering; PROVIDED, HOWEVER, that such payments shall be included in the calculation of the amount of Restricted Payments;

        (vi) any purchase or redemption of Disqualified Stock of Holdings or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Stock of Holdings or a Restricted Subsidiary which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness;" PROVIDED, HOWEVER, that such purchase or redemption shall be excluded in the calculation of the amount of Restricted Payments;

        (vii) upon the occurrence of a Change of Control and within 60 days after the completion of the offer to repurchase the Debentures pursuant to the covenant described under "--Change of Control" above (including the purchase of the Debentures tendered), any purchase or redemption of Subordinated Obligations required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus accrued and unpaid interest (if any); PROVIDED, HOWEVER, that (A) at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom), (B) Holdings would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness" after giving pro forma effect to such Restricted Payment and (C) such purchase or redemption shall be included in the calculation of the amount of Restricted Payments;

        (viii) any repurchase or other acquisition for value of Capital Stock of a Restricted Subsidiary deemed to occur upon the merger of such Restricted Subsidiary with or into Holdings or a Wholly

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    Owned Subsidiary of Holdings within one year following the date on which such Restricted Subsidiary became a Restricted Subsidiary; PROVIDED, HOWEVER, that such repurchase or acquisition shall be excluded in the calculation of the amount of Restricted Payments;

        (ix) payments required pursuant to the terms of the CHI Acquisition Agreement to consummate the CHI Acquisition by MEDIQ/PRN or a Restricted Subsidiary pursuant to the terms of the CHI Acquisition Agreement; PROVIDED, HOWEVER, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

        (x) repurchases of shares of Capital Stock in, and the payment of fees and expenses, including deferred compensation which becomes payable, in connection with, the Merger; PROVIDED, HOWEVER, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

        (xi) Restricted Payments not exceeding $7.5 million in the aggregate; PROVIDED, HOWEVER, that (A) at the time of such Restricted Payments, no Default shall have occurred and be continuing (or would result therefrom) and (B) such Restricted Payments shall be included in the calculation of the amount of Restricted Payments; or

        (xii) payments required in respect of the Exchangeable Debentures when due at Stated Maturity; PROVIDED, HOWEVER, that such payments shall be included in the calculation of the amount of Restricted Payments.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED
SUBSIDIARIES. Holdings shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to Holdings or a Restricted Subsidiary or pay any Indebtedness owed to Holdings, (b) make any loans or advances to Holdings or (c) transfer any of its property or assets to Holdings, except:

        (i) any encumbrance or restriction pursuant to an agreement, including the Credit Agreement and the Note Indenture, in effect at or entered into on the Issue Date;

        (ii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Capital Stock or Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by Holdings or any of its Restricted Subsidiaries (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Holdings or any of its Restricted Subsidiaries) and outstanding on such date;

        (iii) any encumbrance or restriction pursuant to an agreement (A) evidencing Indebtedness Incurred without violation of the Debenture Indenture or (B) effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii) or contained in any amendment to an agreement referred to in clause (i) or (ii) of this covenant or this clause (iii); PROVIDED, HOWEVER, that in the case of clauses (A) and (B), the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such agreement or amendment are no more restrictive in any material respect, as determined in good faith by the Board of Directors, than encumbrances and restrictions with respect to such Restricted Subsidiary contained in agreements of such Restricted Subsidiary in effect at, or entered into on, the Issue Date;

        (iv) any such encumbrance or restriction consisting of customary non assignment or subletting provisions contained in leases and other contracts entered into in the ordinary course of business and consistent with past practices;

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        (v) in the case of clause (c) above, restrictions contained in security agreements, mortgages or similar documents securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements, mortgages or similar documents;

        (vi) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

        (vii) any encumbrance or restriction arising under applicable law; and

        (viii) any encumbrance or restriction consisting of any restriction on the sale or other disposition of assets or property securing Indebtedness as a result of a Lien permitted to be Incurred under the Debenture Indenture on such asset or property.

    LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK. (a) Holdings shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless (i) Holdings or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 75% of the consideration thereof received by Holdings or such Restricted Subsidiary is in the form of cash or cash equivalents (provided that such 75% requirement shall not apply to any Asset Disposition in which the cash or cash equivalents portion of the consideration received therefor, determined in accordance with this covenant, is equal to or greater than what the net after-tax proceeds would have been had the Asset Disposition complied with such 75% requirement) and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by Holdings (or such Restricted Subsidiary, as the case may be) (A) FIRST, to the extent Holdings (or such Restricted Subsidiary, as the case may be) elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of Holdings or Indebtedness (other than any Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to Holdings or an Affiliate of Holdings) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; (B) SECOND, to the extent of the balance of such Net Available Cash after application, if any, in accordance with clause (A), to the extent Holdings elects, to acquire Additional Assets within one year from (or enter into a binding commitment to acquire Additional Assets, provided that such commitment shall be subject only to customary conditions (other than financing) and such acquisition shall be consummated within two years from) the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and (C) THIRD, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Debentures (and to holders of other Senior Indebtedness designated by Holdings) to purchase Debentures (and such other Senior Indebtedness) pursuant to and subject to the conditions contained in the Debenture Indenture; PROVIDED, HOWEVER, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, Holdings or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this paragraph, Holdings and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this paragraph except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this paragraph exceeds $10 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments or used to temporarily reduce loans outstanding under any Revolving Credit Facility.

    For the purposes of this covenant, the following are deemed to be cash or cash equivalents: (x) the assumption of Indebtedness of Holdings or any Restricted Subsidiary and the release of Holdings or

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such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition (in which case Holdings shall, without further action, be deemed to have applied such assumed Indebtedness in accordance with clause (A) of the preceding paragraph) and (y) securities received by Holdings or any Restricted Subsidiary from the transferee that are promptly converted by Holdings or such Restricted Subsidiary into cash.

    (b) In the event of an Asset Disposition that requires the purchase of the Debentures (and other Senior Indebtedness) pursuant to clause (a)(ii)(C) above, Holdings will be required to purchase Debentures tendered pursuant to an offer by Holdings for the Debentures (and other Senior Indebtedness) at a purchase price of 100% of their Accreted Value (in the case of Debentures) or 100% of their principal amount, without premium (in the case of other Senior Indebtedness), plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Debenture Indenture. Holdings shall not be required to make such an offer to purchase Debentures (and other Senior Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

    (c) Holdings shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Debentures pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, Holdings shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

    LIMITATION ON AFFILIATE TRANSACTIONS. (a) Holdings shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of Holdings (an "Affiliate Transaction") unless the terms thereof (1) are no less favorable to Holdings or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate, (2) if such Affiliate Transaction involves an amount in excess of $1 million, have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction and (3) if such Affiliate Transaction involves an amount in excess of $5 million (other than Affiliate Transactions in the ordinary course of business of Holdings and its Restricted Subsidiaries between or among Holdings or any Restricted Subsidiary of Holdings and any Person providing goods and/or services to Holdings or any Restricted Subsidiary in the ordinary course of business that is an Affiliate of Holdings or such Restricted Subsidiary solely by virtue of the fact that BRS, or any Person controlling BRS, directly or indirectly controls both Holdings or such Restricted Subsidiary and such Affiliate; PROVIDED, HOWEVER, that such Affiliate Transaction shall comply with clause (1) above), have been determined by (A) a nationally recognized investment banking firm to be fair, from a financial standpoint, to Holdings and its Restricted Subsidiaries or (B) an accounting or appraisal firm nationally recognized in making such determinations to be on terms that are not less favorable to Holdings and its Restricted Subsidiaries than the terms that could be obtained in an arm's-length transaction from a Person that is not an Affiliate of Holdings.

    (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments," (ii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors, (iii) the grant of stock options or similar rights to employees and directors of Holdings pursuant to plans approved by the Board of Directors, (iv) loans or advances to

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employees in the ordinary course of business of Holdings or its Restricted
Subsidiaries, but in any event not to exceed $2 million in the aggregate outstanding at any one time, (v) the payment of reasonable compensation or employee benefit arrangements to and indemnity provided for the benefit of directors, officers or employees of Holdings or its Restricted Subsidiaries in the ordinary course of business, (vi) payments made in connection with the Transactions, including the payment to BRS, the Co-Investors or any of their respective Affiliates of (A) a transaction fee in connection with the Merger in an aggregate amount not to exceed $6 million and (B) other fees pursuant to the Management Agreement in an annual amount not to exceed in any fiscal year an amount equal to the greater of (x) $1 million and (y) one and one-half percent of Holdings' EBITDA for such fiscal year, (vii) any Affiliate Transaction between Holdings and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries and (viii) the issuance or sale of any Capital Stock (other than Disqualified Stock) of Holdings.

    LIMITATION ON THE SALE OR ISSUANCE OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. Holdings shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary (other than the pledge of Capital Stock pursuant to the Credit Agreement), and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except (i) to Holdings or a Wholly Owned Subsidiary, (ii) directors' qualifying shares or other shares required by applicable law to be held by a Person other than Holdings or a Restricted Subsidiary, (iii) if, immediately after giving effect to such issuance, sale or other disposition, neither Holdings nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary or (iv) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "--Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

    LIMITATION ON LIENS. Holdings shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or permit to exist any Lien of any nature whatsoever on any of its properties (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, other than Permitted Liens, without effectively providing that the Debentures shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured.

    LIMITATION ON SALE/LEASEBACK TRANSACTIONS. Holdings shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless (i) Holdings or such Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "--Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Debentures pursuant to the covenant described under "--Limitation on Liens", (ii) the net proceeds received by Holdings or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined in good faith by the Board of Directors) of such property and (iii) Holdings applies the proceeds of such transaction in compliance with the covenant described under "--Limitation on Sale of Assets and Subsidiary Stock."

    MERGER AND CONSOLIDATION. Holdings shall not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, or any State thereof or the District of Columbia, and the Successor Company (if not Holdings) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Debenture Trustee, in form satisfactory to the Debenture Trustee, all the obligations of Holdings under the Debentures and the Debenture Indenture; (ii) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; (iii) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness;" and (iv) Holdings shall have delivered to the Debenture Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Debenture Indenture.

    The Successor Company shall be the successor to Holdings and shall succeed to, and be substituted for, and may exercise every right and power of, Holdings under the Debenture Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Debentures.

    SEC REPORTS. Notwithstanding that Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, Holdings shall file with the SEC (to the extent the SEC will accept such filings) and provide the Debenture Trustee and Debentureholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections.

DEFAULTS

    An Event of Default is defined in the Debenture Indenture as (i) a default in the payment of interest on the Debentures when due, continued for 30 days,
(ii) a default in the payment of principal of any Debenture when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, (iii) the failure by Holdings to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above, (iv) the failure by Holdings to comply for 30 days after written notice with any of its obligations under the covenants described above under "-- Change of Control" (other than a failure to purchase Debentures) or under "--Certain Covenants" under "--Limitation on Indebtedness," "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Debentures), "--Limitation on Affiliate Transactions," "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries," "--Limitation on Liens," "--Limitation on Sale/Leaseback Transactions" or "--SEC Reports," (v) the failure by Holdings to comply for 60 days after written notice with its other agreements contained in the Debenture Indenture, (vi) Indebtedness of Holdings or any Significant Subsidiary (other than Indebtedness owed to Holdings or its Restricted Subsidiaries) is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10 million and such default shall not have been cured or such acceleration rescinded after a 10-day period (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of Holdings or a Significant Subsidiary (the "bankruptcy provisions") or (viii) any judgment or decree (not subject to appeal) for the payment of money in an uninsured amount in excess of $10 million is entered against Holdings or a Significant Subsidiary, remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed within 10 days after written notice (the "judgment default provision"). However, a default under clauses (iv), (v) and
(viii) will not constitute an Event of Default until the Debenture Trustee or the holders of 25% in principal amount at maturity of the outstanding Debentures notify Holdings in writing of the default and Holdings does not cure such default within the time specified after receipt of such notice.

    If an Event of Default occurs and is continuing, the Debenture Trustee or the holders of at least 25% in principal amount at maturity of the outstanding Debentures may declare the Accreted Value of and accrued but unpaid interest, if any, on all the Debentures to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Holdings occurs and is continuing, the principal of and interest on all the Debentures will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Debenture Trustee or any holders of the Debentures. Under certain circumstances, the holders of a majority in principal amount at maturity of the outstanding Debentures may rescind any such acceleration with respect to the Debentures and its consequences. In the event of any Event of Default specified in clause (vi) above, such Event of Default and all consequences thereof (including, without limitation, any acceleration or resulting payment default) shall be annulled, waived or rescinded, automatically and without any action by the Debenture Trustee or the Holders of the Debentures, if within 20 days after such Event of Default arose (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged in a manner that does not violate the terms of the Debenture Indenture or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default.

    Subject to the provisions of the Debenture Indenture relating to the duties of the Debenture Trustee, if an Event of Default occurs and is continuing, the Debenture Trustee will be under no obligation to exercise any of the rights or powers under the Debenture Indenture at the request or direction of any of the holders of the Debentures unless such holders have offered to the Debenture Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Debenture may pursue any remedy with respect to the Debenture Indenture or the Debentures unless (i) such holder has previously given the Debenture Trustee notice that an Event of Default is continuing, (ii) holders of at least 25% in principal amount at maturity of the outstanding Debentures have requested the Debenture Trustee to pursue the remedy, (iii) such holders have offered the Debenture Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Debenture Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and (v) the holders of a majority in principal amount at maturity of the outstanding Debentures have not given the Debenture Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the holders of a majority in principal amount at maturity of the outstanding Debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or of exercising any trust or power conferred on the Debenture Trustee. The Debenture Trustee, however, may refuse to follow any direction that conflicts with law or the Debenture Indenture or that the Debenture Trustee determines is unduly prejudicial to the rights of any other holder of a Debenture or that would involve the Debenture Trustee in personal liability.

    The Debenture Indenture provides that if a Default occurs and is continuing and is known to the Debenture Trustee, the Debenture Trustee must mail to each holder of the Debentures notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Debenture, the Debenture Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the holders of the Debentures. In addition, Holdings is required to deliver to the Debenture Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. Holdings also is required to deliver to the Debenture Trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action Holdings is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Debenture Indenture or the Debentures may be amended with the consent of the holders of a majority in principal amount at maturity of the Debentures then outstanding (including consents obtained in connection with a tender offer or exchange for the Debentures) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount at maturity of the Debentures then outstanding. However, without the consent of each holder of an outstanding Debenture affected thereby, no amendment may, among other things, (i) reduce the amount of Debentures whose holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Debenture, (iii) reduce the principal of or extend the Stated Maturity of any Debenture, (iv) reduce the amount payable upon the redemption of any Debenture or change the time at which any Debenture may be redeemed as described under "--Optional Redemption" above, (v) make any Debenture payable in money other than that stated in the Debenture, (vi) impair the right of any holder of the Debentures to receive payment of principal of and interest on such holder's Debentures on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Debentures or (vii) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

    Without the consent of any holder of the Debentures, Holdings and the Debenture Trustee may amend or supplement the Debenture Indenture or the Debentures to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of Holdings under the Debenture Indenture, to provide for uncertificated Debentures in addition to or in place of certificated Debentures (provided that the uncertificated Debentures are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Debentures are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Debentures, to secure the Debentures, to add to the covenants of Holdings for the benefit of the holders of the Debentures or to surrender any right or power conferred upon Holdings, to make any change that does not adversely affect the rights of any holder of the Debentures or to comply with any requirement of the SEC in connection with the qualification of the Debenture Indenture under the Trust Indenture Act.

    The consent of the holders of the Debentures is not necessary under the Debenture Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Debenture Indenture becomes effective, Holdings is required to mail to holders of the Debentures a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Debentures, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

    The Debentures are issued in registered form and will be transferable only upon the surrender of the Debentures being transferred for registration of transfer. Holdings may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

    Holdings at any time may terminate all its obligations under the Debentures and the Debenture Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Debentures, to replace mutilated, destroyed, lost or stolen Debentures and to maintain a registrar and paying agent in respect of the

Debentures. Holdings at any time may terminate its obligations under "--Change of Control" and under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clause (iii) under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

    Holdings may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If Holdings exercises its legal defeasance option, payment of the Debentures may not be accelerated because of an Event of Default with respect thereto. If Holdings exercises its covenant defeasance option, payment of the Debentures may not be accelerated because of an Event of Default specified in clause (iv), (vi), (vii) (with respect only to Significant Subsidiaries) or (viii) under "--Defaults" above or because of the failure of Holdings to comply with clause (iii) under "--Certain Covenants--Merger and Consolidation" above.

    In order to exercise either defeasance option, Holdings must irrevocably deposit in trust (the "defeasance trust") with the Debenture Trustee money or U.S. Government Obligations for the payment of principal and interest on the Debentures to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Debenture Trustee of an Opinion of Counsel to the effect that holders of the Debentures will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

CONCERNING THE DEBENTURE TRUSTEE

    United States Trust Company of New York is the Trustee under the Debenture Indenture and has been appointed by Holdings as Registrar and Paying Agent with regard to the Debentures.

    The Debenture Indenture contains certain limitations on the rights of the Debenture Trustee, should it become a creditor of Holdings, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Debenture Trustee is permitted to engage in other transactions; PROVIDED, HOWEVER, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

    The Holders of a majority in principal amount at maturity of the outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Debenture Trustee, subject to certain exceptions. The Debenture Indenture provides that if an Event of Default occurs (and is not cured), the Debenture Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of its rights or powers under the Debenture Indenture at the request of any Holder of Debentures, unless such Holder shall have offered to the Debenture Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Debenture Indenture.

GOVERNING LAW

    The Debenture Indenture provides that it and the Debentures will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "Accreted Value" means, as of any date (the "Specified Date"), the amount provided below for each $1,000 principal amount at maturity of Debentures:

        (i) if the Specified Date occurs on one of the following dates (each, a "Semi-Annual Accrual Date"), the Accreted Value will equal the amount set forth below for such Semi-Annual Accrual Date:

                                                               ACCRETED
SEMI-ANNUAL ACCRUAL DATE                                         VALUE
-----------------------------------------------------------  -------------
Issue Date.................................................   $   532.350
June 1, 1998...............................................       532.726
December 1, 1998...........................................       567.353
June 1, 1999...............................................       604.231
December 1, 1999...........................................       643.506
June 1, 2000...............................................       685.334
December 1, 2000...........................................       729.881
June 1, 2001...............................................       777.323
December 1, 2001...........................................       827.849
June 1, 2002...............................................       881.659
December 1, 2002...........................................       938.967
June 1, 2003...............................................     1,000.000

        (ii) if the Specified Date occurs between two Semi-Annual Accrual Dates, the Accreted Value will equal the sum of (a) the Accreted Value for the Semi-Annual Accrual Date immediately preceding such Specified Date and (b) an amount equal to the product of (1) the Accreted Value for the immediately following Semi-Annual Accrual Date less the Accreted Value for the immediately preceding Semi-Annual Accrual Date multiplied by (2) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date, using a 360-day year of 12 30-day months, and the denominator of which is 180 (or, if the Semi-Annual Accrual Date immediately preceding the Specified Date is the Issue Date, the denominator of which is 2); or

        (iii) if the Specified Date occurs after the last Semi-Annual Accrual Date, the Accreted Value will equal $1,000.

    "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Holdings or another Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; PROVIDED, HOWEVER, that any such Restricted Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Related Business.

    "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants-- Limitation on Restricted Payments," "--Certain Covenants--Limitation on Affiliate Transactions" and "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Holdings or of rights or warrants to purchase such Capital

Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

    "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions that are part of a common plan) by Holdings or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (i) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than Holdings or a Restricted Subsidiary), (ii) all or substantially all the assets of any division or line of business of Holdings or any Restricted Subsidiary or
(iii) any other assets of Holdings or any Restricted Subsidiary outside of the ordinary course of business of Holdings or such Restricted Subsidiary (other than, in the case of (i), (ii) and (iii) above, (x) a disposition by a Restricted Subsidiary to Holdings or by Holdings or a Restricted Subsidiary to a Wholly Owned Subsidiary, (y) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments" and (z) disposition of assets with a fair market value of less than $100,000); PROVIDED, HOWEVER, that a disposition of all or substantially all of the assets of Holdings and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Debenture Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger and Consolidation" and not by the provisions of the "--Limitation on Sales of Assets and Subsidiary Stock" covenant.

    "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in such transaction, compounded annually) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

    "Board of Directors" means the Board of Directors of Holdings or any committee thereof duly authorized to act on behalf of such Board.

    "BRS" means Bruckmann, Rosser, Sherrill & Co., L.P.

    "Business Day" means each day which is not a Legal Holiday.

    "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "CHI Acquisition" means the acquisition transactions contemplated by the CHI Acquisition Agreement.

    "CHI Acquisition Agreement" means the Asset Purchase Agreement dated April 24, 1998, among MEDIQ/PRN and the sellers named therein, as such agreement is in effect on the Issue Date.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Co-Investors" means Ferrer Freeman Thompson & Co. LLC and Galen Partners III, L.P..

    "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which financial statements are available prior to the date of such determination to (ii) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that (1) if Holdings or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period when such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average balance of such Indebtedness during the period from the date of creation of such facility to the date of the computation), (2) if Holdings or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if Holdings or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness, (3) if since the beginning of such period Holdings or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of Holdings or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to Holdings and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent Holdings and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale), (4) if since the beginning of such period Holdings or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any such Investment or acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of a product line or an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness and the application of the proceeds therefrom) as if such Investment or acquisition occurred on the first day of such period and (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any

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Restricted Subsidiary since the beginning of such period) shall have made any
Asset Disposition, any Investment or any acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by Holdings or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of Holdings. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest of such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

    "Consolidated Interest Expense" means, for any period, the total interest expense of Holdings and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by Holdings or its Restricted Subsidiaries, without duplication, (i) interest expense attributable to Capital Lease Obligations and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction, (ii) amortization of debt discount and debt issuance cost, (iii) capitalized interest, (iv) non-cash interest expenses, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs associated with Hedging Obligations (including amortization of fees), (vii) cash and Disqualified Stock dividends in respect of all Preferred Stock of Restricted Subsidiaries and Disqualified Stock of Holdings held by Persons other than Holdings or a Wholly Owned Subsidiary,
(viii) interest incurred in connection with Investments in discontinued operations, (ix) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) Holdings or any Restricted Subsidiary and (x) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Holdings or any Wholly Owned Subsidiary) in connection with Indebtedness Incurred by such plan or trust and LESS, to the extent included in such total interest expense, the amortization during such period of debt issuance costs; PROVIDED, HOWEVER, that the aggregate amount of amortization relating to any such debt issuance costs deducted in calculating Consolidated Interest Expense shall not exceed 5% of the aggregate amount of the financing giving rise to such debt issuance costs.

    "Consolidated Net Income" means, for any period, the net income of Holdings and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income:

        (i) any net income of any Person (other than Holdings) if such Person is not a Restricted Subsidiary, except that (A) subject to the exclusion contained in clause (iv) below, Holdings' equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to Holdings or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (iii) below) and (B) Holdings' equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

        (ii) for purposes of clause (a)(3)(A) of the covenant described under "Certain Covenants-- Limitation on Restricted Payments" only, any net income (or loss) of any Person acquired by Holdings or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

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        (iii) any net income of any Restricted Subsidiary if such Restricted
    Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to Holdings, except that (A) subject to the exclusion contained in clause (iv) below, Holdings' equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to Holdings or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause) and (B) Holdings' equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

        (iv) any gain or loss realized upon the sale or other disposition of any assets of Holdings or its consolidated Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

        (v) extraordinary gains or losses; and

        (vi) the cumulative effect of a change in accounting principles.

Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants-- Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to Holdings or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

    "Credit Agreement" means the Credit Agreement entered into by and among MEDIQ/PRN, certain of its Subsidiaries, the lenders referred to therein, Banque Nationale de Paris, as Administrative Agent, NationsBank, N.A., as Syndication Agent, and Credit Suisse First Boston, as Documentation Agent, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees, all security documents and any hedge agreements), in each case, as amended, extended, renewed, restated, supplemented or otherwise modified or refinanced (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

    "Currency Agreement" means in respect of a Person any foreign exchange contract, currency swap agreement or other similar agreement to which such Person is a party or beneficiary.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,
(ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or
(iii) is redeemable or must be purchased, upon the occurrence of certain events or otherwise, by such Person at the option of the holder thereof, in whole or in part, in each case on or prior to the first anniversary of the Stated Maturity of the Debentures; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Debentures shall not

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constitute Disqualified Stock if the "asset sale" or "change of control"
provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Debentures and described under "--Change of Control" and "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock."

    "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income: (a) all income tax expense of Holdings and its consolidated Restricted Subsidiaries, (b) depreciation expense of Holdings and its consolidated Restricted Subsidiaries, (c) amortization expense of Holdings and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period),
(d) non-recurring severance and transaction costs incurred in connection with any acquisition (including the Merger and the CHI Acquisition) by Holdings and its consolidated Restricted Subsidiaries and (e) all other non-cash charges of Holdings and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Holdings by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Exchange Debentures" means the debentures issued in exchange for the Debentures pursuant to the Registration Rights Agreement entered into in connection with the issuance of the Debentures among Holdings, MEDIQ/PRN, the Subsidiary Guarantors and the Initial Purchasers.

    "Exchange Notes" means the notes issued in exchange for the Notes pursuant to the Registration Rights Agreement entered into in connection with the issuance of the Notes among Holdings, MEDIQ/ PRN, the Subsidiary Guarantors and the Initial Purchasers.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in (i) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (ii) statements and pronouncements of the Financial Accounting Standards Board, (iii) such other statements by such other entity as approved by a significant segment of the accounting profession and (iv) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

    "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such other Person
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course

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of business. The term "Guarantee" used as a verb has a corresponding meaning.
The term "Guarantor" shall mean any Person Guaranteeing any obligation.

    "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

    "Holder" or "Debentureholders" means the Person in whose name a Debenture is registered on the Registrar's books.

    "Holdings" means MEDIQ Incorporated, a Delaware corporation, and any successor corporation.

    "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

    "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

        (i) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

        (ii) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

        (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business) which purchase price or obligation is due more than six months after the date of placing such property in service or taking delivery and title thereto;

        (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

        (v) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

        (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

        (vii) all obligations of the type referred to in clauses (i) through
    (vi) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

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        (viii) to the extent not otherwise included in this definition, Hedging
    Obligations of such Person.

    The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations described above at such date; PROVIDED, HOWEVER, that the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

    "Insolvency or Liquidation Proceeding" means (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to Holdings or any of its assets, (ii) any liquidation, dissolution or other winding up of Holdings, whether voluntary or involuntary or whether or not involving insolvency or bankruptcy or (iii) any assignment for the benefit of creditors or any other marshaling of assets or liabilities of Holdings.

    "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

    "Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person; PROVIDED, HOWEVER, that an acquisition of assets, Capital Stock or other securities of any Person for consideration consisting of common equity securities of Holdings shall not be deemed to be an "Investment." For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to Holdings' equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; PROVIDED, HOWEVER, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) Holdings' "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to Holdings' equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

    "Issue Date" means the date on which the Debentures were originally issued.

    "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

    "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "Management Agreement" means the management services agreement that became effective at the effective time of the Merger among Bruckmann, Rosser, Sherrill & Co., Inc., MEDIQ/PRN, Galen Associates and Ferrer Freeman Thompson & Co. LLC, as amended from time to time.

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    "Merger" means the merger of MQ Acquisition Corporation with and into
Holdings pursuant to the Agreement and Plan of Merger dated as of January 14, 1998, as amended as of April 27, 1998, between MQ Acquisition Corporation and Holdings.

    "Net Available Cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of (i) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to a Person owning a beneficial interest in assets subject to sale or minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by Holdings or any Restricted Subsidiary after such Asset Disposition and (v) any portion of the purchase price from an Asset Disposition required by the terms of such Asset Disposition to be placed in escrow (whether as a reserve for a purchase price adjustment, for satisfaction of indemnities or otherwise); PROVIDED, HOWEVER, that upon the termination of such escrow, Net Available Cash shall be increased by any portion of the funds therein released to Holdings or any Restricted Subsidiary.

    "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "Non-Recourse," with respect to any Indebtedness of a subsidiary, means Indebtedness (i) as to which neither Holdings nor any of its other Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) and (b) is directly or indirectly liable (as a Guarantor or otherwise); and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Holdings or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Holdings or any of its other Restricted Subsidiaries.

    "Permitted Holders" means (i) BRS, Bruce C. Bruckmann, Harold O. Rosser II, Stephen C. Sherrill and Stephen Edwards, the Co-Investors and the Rotko Entities and any Person who on the Issue Date was an Affiliate of any of the foregoing,
(ii) Thomas S. Carroll, Jay M. Kaplan and any other Person who was a member of the management of MEDIQ/PRN or Holdings, and a shareholder of Holdings, on the Issue Date and (iii) any Related Party of any of the foregoing.

    "Permitted Investment" means an Investment by Holdings or any Restricted Subsidiary in (i) Holdings, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Related Business; (ii) another Person if as a result of such Investment such other Person is

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merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, Holdings or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Related Business; (iii) Temporary Cash Investments; (iv) receivables owing to Holdings or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as Holdings or any such Restricted Subsidiary deems reasonable under the circumstances; (v) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (vi) loans or advances to employees made in the ordinary course of business consistent with past practices of Holdings or such Restricted Subsidiary; (vii) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Holdings or any Restricted Subsidiary or in satisfaction of judgments; (viii) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock"; and (ix) additional Investments in an aggregate amount which, together with all other Investments made pursuant to this clause (ix) that are outstanding, does not exceed $2.5 million.

    "Permitted Liens" means, with respect to any Person, (a) pledges or deposits by such Person under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate proceedings; (d) Liens in favor of issuers of surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; PROVIDED, HOWEVER, that such letters of credit do not constitute Indebtedness; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Purchase Money Indebtedness or other Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property of such Person; PROVIDED, HOWEVER, that the Lien may not extend to any other property owned by such Person or any of its Subsidiaries at the time the Lien is Incurred, and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; (g) Liens to secure (A) Indebtedness permitted under the provisions described in clauses (b)(1) and (b)(2) under "--Certain Covenants--Limitation on Indebtedness" and (B) Indebtedness Incurred pursuant to the Credit Agreement and permitted under the provisions of paragraph (a) of, or the provisions described in clause (b)(16) under, "--Certain Covenants--Limitation on Indebtedness"; (h) Liens existing on the Issue Date;
(i) Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary of such Person; PROVIDED, HOWEVER, that such Liens are not created, incurred or assumed in connection with, or in contemplation

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of, such other Person becoming such a Subsidiary; PROVIDED FURTHER, HOWEVER, that such Lien may not extend to any other property owned by such Person or any of its Subsidiaries; (j) Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; PROVIDED, HOWEVER, that such Liens are not created, incurred or assumed in connection with, or in contemplation of, such acquisition; PROVIDED FURTHER, HOWEVER, that the Liens may not extend to any other property owned by such Person or any of its Subsidiaries; (k) Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a wholly owned Subsidiary of such Person; (l) Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Debenture Indenture, secured by a Lien on the same property securing such Hedging Obligations; and (m) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (h), (i) and (j); PROVIDED, HOWEVER, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements to or on such property) and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (h), (i) or (j) at the time the original Lien became a Permitted Lien and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement. Notwithstanding the foregoing, "Permitted Liens" will not include any Lien described in clauses (f), (i) or (j) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under "--Certain Covenants--Limitation on Sale of Assets and Subsidiary Stock." For purposes of this definition, the term "Indebtedness" shall be deemed to include interest on such Indebtedness.

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "Post-Petition Interest" means all interest accrued or accruing after the commencement of any Insolvency or Liquidation Proceeding (and interest that would accrue but for the commencement of any Insolvency or Liquidation Proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

    "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

    "principal" of a Debenture means the principal of the Debenture plus the premium, if any, payable on the Debenture which is due or overdue or is to become due at the relevant time.

    "Public Equity Offering" means an underwritten primary public offering of common stock of Holdings pursuant to an effective registration statement under the Securities Act.

    "Public Market" means any time after (x) a Public Equity Offering has been consummated and (y) at least 10% of the total issued and outstanding common stock of Holdings has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

    "Purchase Money Indebtedness" means Indebtedness (including Capital Lease Obligations) (i) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (ii) Incurred to finance the acquisition by Holdings or a Restricted Subsidiary of such asset, including additions and improvements; PROVIDED, HOWEVER, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; PROVIDED FURTHER, HOWEVER, that such Indebtedness is Incurred within 180 days after such acquisition of such assets by Holdings or any Restricted Subsidiary.

    "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

    "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of Holdings or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Debenture Indenture, including Indebtedness that Refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that (i) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced, (ii) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced and (iii) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary that Refinances Indebtedness of Holdings or (y) Indebtedness of Holdings or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

    "Related Business" means any business related, ancillary or complementary (as determined in good faith by the Board of Directors) to the businesses of Holdings and the Restricted Subsidiaries on the Issue Date.

    "Related Party" means (i) any controlling stockholder, general partner, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of any Permitted Holder or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons holding an 80% or more controlling interest of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (i).

    "Restricted Payment" with respect to any Person means (i) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and other than dividends or distributions payable solely to Holdings or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)), (ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Holdings held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of Holdings (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than, in any such case, in exchange for or into Capital Stock of Holdings that is not Disqualified Stock), (iii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any

Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) the making of any Investment in any Person (other than a Permitted Investment). In determining the amount of any Restricted Payment made in property other than in cash, such amount shall be the fair market value of such property at the time of such Restricted Payment, as determined in good faith by the Board of Directors.

    "Restricted Subsidiary" means any Subsidiary of Holdings that is not an Unrestricted Subsidiary.

    "Revolving Credit Facility" means the revolving credit facility contained in the Credit Agreement and any other facility or financing arrangement that Refinances or replaces, in whole or in part, any such revolving credit facility.

    "Rotko Entities" means (i) a trust established on November 18, 1983, by the late Bernard B. Rotko, (ii) Michael J. Rotko, (iii) Bessie G. Rotko and (iv) Judith M. Shipon.

    "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby Holdings or a Restricted Subsidiary transfers such property to a Person and Holdings or a Restricted Subsidiary leases it from such Person.

    "SEC" means the Securities and Exchange Commission.

    "Senior Indebtedness" means (i) Indebtedness of Holdings, whether outstanding on the Issue Date or thereafter Incurred, and (ii) accrued and unpaid interest (including Post-Petition Interest) in respect of (A) Indebtedness of Holdings for money borrowed and (B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which Holdings is responsible or liable unless, in the case of (i) and (ii), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Debentures; PROVIDED, HOWEVER, that Senior Indebtedness shall not include (1) any obligation of Holdings to any Subsidiary, (2) any liability for Federal, state, local or other taxes owed or owing by Holdings, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (4) any Indebtedness of Holdings (and any accrued and unpaid interest in respect thereof) which is subordinate or junior by its terms to any other Indebtedness or other obligation of Holdings or (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Debenture Indenture.

    "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

    "Subordinated Obligation" means any Indebtedness of Holdings (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Debentures pursuant to a written agreement to that effect.

    "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

    "Subsidiary Guarantor" means any domestic Restricted Subsidiary of MEDIQ/PRN that Guarantees MEDIQ/PRN's obligations with respect to the Notes pursuant to the Note Indenture.

    "Subsidiary Guaranty" means a Guarantee by a Subsidiary Guarantor of MEDIQ/PRN's obligations with respect to the Notes pursuant to the Note Indenture.

    "Temporary Cash Investments" means any of the following:

        (i) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

        (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

        (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

        (iv) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of Holdings) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and

        (v) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

    "Term Loan Facility" means the term loan facilities (including any delayed draw acquisition facilities) contained in the Credit Agreement and any other facility or financing arrangement that Refinances or replaces in whole or in part any such term loan facilities.

    "Unrestricted Subsidiary" means (i) any Subsidiary of Holdings that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "-- Certain Covenants--Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (x) Holdings could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Debenture Trustee by promptly filing with the Debenture Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

    "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

    "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by Holdings or one or more Wholly Owned Subsidiaries.

                                SELLING HOLDERS

    The following table sets forth certain information as of            , 1998
with respect to the Debentures held by each Selling Holder. The Debentures may be offered and sold from time to time by the Selling Holders named below or their pledgees, donees, transferees or other successors pursuant to the offering contemplated by this Prospectus. Therefore, no estimate can be given as to the amount of Debentures that will be held by the Selling Holders upon completion of such offerings.

                                                                          PRINCIPAL AMOUNT OF
                                                                              MATURITY OF
SELLING HOLDER                                                                DEBENTURES
-----------------------------------------------------------------------  ---------------------
            ...........................................................  ....$.............
            ...........................................................  .................
            ...........................................................  .................
    Totals.............................................................      $  20,000,000
                                                                         ---------------------
                                                                         ---------------------

    Except as noted below, none of the Selling Holders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Debentures.

    [To be supplied]

                              PLAN OF DISTRIBUTION

    The Debentures may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Debentures to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker-dealers or agents that participate in the distribution of Debentures may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

    The Debentures may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Debentures may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which such securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Debentures is made, a supplement to this Prospectus (a "Prospectus Supplement"), if required, will be distributed which will set forth the aggregate amount of Debentures being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Each broker-dealer that receives the Debentures for its own account pursuant to this Prospectus must acknowledge that it will deliver the Prospectus and any Prospectus Supplement in connection with any sale of such Debentures.

    To comply with the securities laws of certain jurisdictions, if applicable, the Debentures will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Debentures may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

    The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Debentures by the Selling Holders. The foregoing may affect the marketability of such securities.

    Pursuant to the Registration Rights Agreement, certain expenses of the registration of the Debentures hereunder will be paid by Holdings, including, without limitation, filing fees of the Commission and expenses of compliance with state securities or "blue sky" laws; PROVIDED, HOWEVER, that the Selling Holders will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any sales pursuant to the Registration Statement. Holdings has agreed to indemnify the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, and the Selling Holders will be entitled to contribution in connection with any such registration and any sales pursuant thereto. Holdings will be indemnified by the Selling Holders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with any such registration and any sales pursuant to the Registration Statement.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is based upon the provisions of the Code, the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. This discussion does not purport to deal with all aspects of U.S. Federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. Federal income tax consequences to certain types of holders subject to special treatment under the U.S. Federal income tax laws (for example, financial institutions, insurance companies, dealers in securities, tax-exempt organizations, or taxpayers holding the Debentures as part of a "straddle," "hedge" or "conversion transaction"). Moreover, the effect of any applicable state, local, foreign, gift, estate or other tax laws generally is not discussed.

    Except as otherwise indicated below, this discussion assumes that the Debentures are held as capital assets (as defined in Section 1221 of the Code) by the holders thereof. This discussion is limited to the material U.S. Federal income tax consequences to initial holders of the Debentures.

U.S. HOLDERS

    Except as specifically provided below, the immediately following discussion is limited to the U.S. Federal income tax consequences relevant to a holder of the Debentures who or which is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. Federal income taxation regardless of its source, (iv) a trust with respect to which a court within the United States is able to exercise primary supervision of the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust or (v) a person whose worldwide income or gain is otherwise subject to U.S. Federal income taxation on a net income basis (each a "U.S. Holder"). Potential Federal income tax consequences to persons who are not U.S. Holders are discussed in detail below under "--Non-U.S. Holders."

    Prospective holders are urged to consult their own tax advisors regarding the Federal, state, local, foreign and other tax considerations of the acquisition, ownership and disposition of the Debentures.

    TAX TREATMENT OF THE DEBENTURES

    STATED INTEREST ON THE DEBENTURES. The stated interest on the Debentures will be included in the amount of OID on such Debentures, as described in more detail below. A U.S. Holder will not be required to report separately as taxable income actual payments of stated interest with respect to the Debentures.

    ORIGINAL ISSUE DISCOUNT ON THE DEBENTURES. Because the Debentures were issued at an issue price which is substantially less than the stated amount at maturity and because cash interest on the Debentures will not be payable until December 1, 2003, the Debentures are deemed to have been issued with OID. Accordingly, each U.S. Holder will be required to include in income (regardless of whether such U.S. Holder is a cash or accrual basis taxpayer) in each taxable year, in advance of the receipt of cash payments on such Debentures, that portion of the OID, computed on a constant yield basis, attributable to each day during such year on which the holder held the Debentures. See "--Taxation of Original Issue Discount" below.

    The amount of OID with respect to each Debenture will be equal to the excess of (i) its "stated redemption price at maturity" over (ii) its "issue price." Under the Treasury Regulations, the issue price of an investment unit, such as the Units comprised of the Debentures and Warrants, is the first price at which a substantial amount of the Units are sold for money. The issue price for the investment unit as so determined is allocated between the Debentures and the Warrants, based on their relative fair market values at the time of issuance. Moreover, Holdings' allocation is binding on each U.S. Holder unless the U.S. Holder discloses that his, her or its allocation differs from Holdings' allocation on a statement attached to the U.S. Holder's timely filed U.S. Federal income tax return for the year in which he, she or it acquires the investment unit. Holdings allocated the issue price of the Units between the Debentures and the Warrants in accordance with their relative fair market values at the time of issuance based on advice furnished to it by the Initial Purchasers. The issue price of the Debentures was $534.25 per $1,000 face amount of Debentures, which was the portion of the issue price of the Units so allocated to the Debentures. This allocation, however, is not binding on the Internal Revenue Service (the "Service"), and therefore, there can be no assurance that the Service will respect such allocation. Under the Treasury Regulations, the "stated redemption price at maturity" of each Debenture will equal the sum of all cash payments required to be made on such Debenture (including principal and stated interest).

    TAXATION OF ORIGINAL ISSUE DISCOUNT. A U.S. Holder of a debt instrument issued with OID is required to include in gross income for U.S. Federal income tax purposes an amount equal to the sum of the "daily portions" of such OID for all days during the taxable year on which such holder holds the debt instrument without regard to when the cash or other payments attributable to such income are received. The daily portions of OID required to be included in a U.S. Holder's gross income in a taxable year will be determined under a constant yield method by allocating to each day during the taxable year on which the U.S. Holder held the debt instrument a pro rata portion of the OID on such debt instrument which is attributable to the "accrual period" in which such day is included. The amount of the OID attributable to each accrual period will be the product of the "adjusted issue price" of the Debenture at the beginning of such accrual period multiplied by the "yield to maturity" of the Debenture (properly adjusted for the length of the accrual period). The Debenture's "yield to maturity" is that discount rate which, when used in computing the present value of all principal and stated interest payments to be made under a Debenture, produces an amount equal to the issue price of a Debenture. Based on the issue price of $534.25 per $1,000 principal amount of Debentures, the yield to maturity of the Debentures was determined to be 13%. The "adjusted issue price" of the Debenture at the beginning of an accrual period will generally be its issue price plus the aggregate amount of OID that accrued in all prior accrual periods (determined without regard to the rules described below concerning acquisition premium) less any cash payments on the Debenture. An "accrual period" may be of any length and may vary in length over the term of the debt instrument, provided that each accrual period is not longer than one year and each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period.

    ACQUISITION PREMIUM ON DEBENTURES. A U.S. Holder of a Debenture who purchases such Debenture for an amount that is greater than its issue price but equal to or less than its stated redemption price at maturity will be considered to have purchased such Debenture at an "acquisition premium." Under the acquisition premium rules, unless a U.S. Holder makes the election described below under "--Election to Apply OID Principles," the amount of OID which such U.S. Holder must include in income with respect to such Debenture for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

    MARKET DISCOUNT ON THE DEBENTURES. Generally, the market discount rules discussed below will not apply to a U.S. Holder who acquired the Debenture when it was originally issued. These rules would apply, however, to an original holder whose tax basis in the Debenture is less than the "issue price" of such Debenture. The "issue price" of a Debenture is as defined above.

    Gain recognized on the disposition (including a redemption) by a U.S. Holder of a Debenture that has accrued market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount, provided that the amount of market discount exceeds a statutorily defined DE MINIMIS amount. "Market discount" is defined as the excess, if any, of the "revised issue price" (as defined below) over the tax basis of the debt obligation in the hands of the holder immediately after its acquisition. The "revised issue price" of a debt obligation generally equals the sum of its issue price and the total amount of OID includable in the gross income of all holders for periods before the acquisition of the debt obligation by the current holder (without regard to any reduction in such income resulting from any prior purchase at an acquisition premium) and less any cash payments in respect of such debt obligation.

    The amount of market discount treated as accrued would be calculated either
(i) ratably, by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by the U.S. Holder and the denominator of which is the number of days after the U.S. Holder's acquisition of the obligation up to and including its maturity date or (ii), if the U.S. Holder so elects, on a constant yield to maturity basis.

    A U.S. Holder of a Debenture acquired at a market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to carry the Debenture until it is disposed of in a taxable transaction. Moreover, to the extent of any accrued market discount on such Debentures, any partial principal payment with respect to Debentures (possibly including stated interest payments on the Debentures) would be includable as ordinary income upon receipt, as would the fair market value of the Debentures on certain otherwise non-taxable transfers (such as gifts).

    A U.S. Holder of a Debenture acquired at market discount may elect to include the market discount in income as it accrues (on either a ratable or elective constant yield to maturity basis). This election would apply to all market discount obligations acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the Service. If a holder of a Debenture so elects currently to include market discount in income, the above-discussed rules with respect to ordinary income recognition resulting from sales and certain other disposition transactions and to deferral of interest deductions would not apply.

    ELECTION TO APPLY OID PRINCIPLES. A U.S. Holder may generally, upon election, include in income all interest (including stated interest, acquisition discount, OID, DE MINIMIS OID, market discount, DE MINIMIS market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrued on a Debenture by using the constant yield method applicable to

OID obligations, subject to certain limitations and exceptions. The election is to be made for the taxable year in which the U.S. Holder acquired the Debenture, is generally applicable only to the Debenture with respect to which the election is made and may not be revoked without the consent of the Service.

    TAX BASIS. A U.S. Holder's initial tax basis in a Debenture will be equal to the purchase price paid by such holder for such Debenture. A U.S. Holder's tax basis in a Debenture will be increased by the amount of OID that is included in such U.S. Holder's income pursuant to the foregoing rules (taking into account acquisition premium) through the day preceding the day of disposition (and the accruals of market discount, if any, which the U.S. Holder elected to include in gross income on an annual basis) and will be decreased by the amount of any cash payments received. A U.S. Holder's tax basis in a Debenture will be increased by the amount of accrued market discount, if any, which the U.S. Holder elected to include in gross income on an annual basis and decreased by the amortizable bond premium, if any, which the U.S. Holder has elected to offset against interest income.

    SALE OR REDEMPTION. Unless a nonrecognition provision applies, the sale, exchange, redemption or other disposition of Debentures will be a taxable event for U.S. Federal income tax purposes. In such event, a U.S. Holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition and (ii) the holder's adjusted tax basis therein. Subject to the discussion above under the caption "Market Discount on the Debentures," such gain or loss should be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the Debentures for more than one year at the time of the sale, exchange, redemption or other disposition. In the case of a U.S. Holder who is an individual, estate or trust such capital gain will generally be subject to tax at a 20% maximum marginal rate if the Debentures have been held for more than 12 months. For corporate holders, long-term capital gains and ordinary income are both taxable at a maximum marginal rate of 35%.

    APPLICABLE HIGH-YIELD DISCOUNT OBLIGATIONS. The Debentures are "applicable high yield discount obligations" ("AHYDOs") under Section 163 of the Code, so that a portion of the OID accruing on the Debentures may be treated as a dividend generally eligible for the dividends-received deduction in the case of corporate holders (and subject to the limitations described above), and the Company (A) will not be entitled to deduct the "disqualified portion" of the OID accruing on the Debentures and (B) will be allowed to deduct the remainder of the OID only when paid in cash.

    A corporate holder will be treated as receiving dividend income to the extent of the lesser of (i) Holdings' current and accumulated earnings and profits and (ii) the "disqualified portion" of the OID of such Debenture. The "disqualified portion" of the OID is equal to the lesser of (i) the amount of OID or (ii) the portion of the "total return" (i.e., the excess of all payments to be made with respect to the Debentures over its issue price) in excess of 11.94% (the AFR for the month in which the Debentures were issued plus six percentage points).

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under the Code, U.S. Holders may be subject, under certain circumstances, to information reporting and "backup withholding" at a 31% rate with respect to cash payments in respect of principal (and premium, if any), OID, interest on and the gross proceeds from dispositions of the Debentures. Backup withholding applies only if the U.S. Holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) fails under certain circumstances to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such U.S. Holder's U.S. Federal income tax liability, provided that the required information is furnished to the Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of Debentures should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

    Holdings will furnish annually to the Service and to record holders of the Debentures (to whom it is required to furnish such information) information relating to the amount of OID, interest and dividends, as applicable. Because this information will be based upon the adjusted issue price of the Debentures as if the holder were an original holder, purchasers who purchase Debentures for an amount other than the adjusted issue price at the time of purchase will be required to determine for themselves the amount of OID, if any, that they are required to report. See also "--Acquisition Premium on Debentures" and "--Market Discount on Debentures."

NON-U.S. HOLDERS

    The following discussion is limited to the U.S. Federal income tax consequences relevant to a holder of Debentures that is not a U.S. Holder (a "Non-U.S. Holder").

    For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of Debentures will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

    STATED INTEREST AND OID ON DEBENTURES. Generally, any interest or OID paid to a Non-U.S. Holder of a Debenture that is not U.S. trade or business income will not be subject to U.S. Federal income tax if the interest or OID qualifies as "portfolio interest." Generally, interest and OID on the Debentures received on or prior to December 31, 1999 by a Non-U.S. Holder will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of Holdings, (ii) such holder is not a "controlled foreign corporation" with respect to which Holdings is a "related person" within the meaning of the Code, (iii) either (A) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a United States person and such certificate provides the beneficial owner's name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Debentures certifies to Holdings or their respective agents under penalties of perjury that such statement has been received from the Non-U.S. Holder by it or by another financial institutional and furnishes the payor with a copy thereof and (iv) the Non-U.S. Holder is not a bank receiving interest on the extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business.

    Payments of interest and OID received by a Non-U.S. Holder after December 31, 1999 will not be subject to United States Federal withholding tax (or to backup withholding and information reporting) provided that requirements (i),
(ii) and (iv) of the preceding paragraph are satisfied and, in general, Holdings or its paying agent, in accordance with Treasury regulations issued under
Section 1441 of the Code, reliably establishes, based on documentation supplied by the beneficial owner or intermediate holders, that payments are made to a foreign beneficial owner. In general, it will not be necessary for a Non-U.S. Holder to obtain or furnish a United States taxpayer identification number to Holdings or its paying agent in order to claim any of the foregoing exemptions from United States withholding tax on payments of interest and OID.

    The gross amount of payments to a Non-U.S. Holder of interest or OID that do not qualify for the portfolio interest exception and that are not effectively connected with the conduct of a U.S. trade or business will be subject to a U.S. Federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular U.S. rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such United States trade or business income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to United States trade or business income) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of certain countries with which the United States has an income tax treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the Service may designate), as applicable, prior to the payment of interest. These forms must be periodically updated. Under recently revised U.S. Treasury regulations that will become effective for payments made after December 31, 1999, however, a Non-U.S. Holder who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements, which would include the requirement that the Non-U.S. Holder file a form containing the holder's name and address or provide certain documentary evidence issued by foreign governmental authorities as proof of residence in the foreign county. Certain special procedures are provided in the revised regulations for payment through qualified intermediaries. The recharacterization of a portion of OID as dividends under the rules applicable to AHYDOs, as described above, will not apply for purposes of U.S. withholding tax.

    SALE, EXCHANGE OR REDEMPTION OF DEBENTURES. Except as described below and subject to the discussions concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or other disposition of a Debenture, generally will not be subject to U.S. Federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Debenture as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).

    FEDERAL ESTATE TAX. Debentures held (or treated as held) by an individual who is not a citizen or resident of the United States (for U.S. Federal estate tax purposes) at the time of his or her death will not be included in such individual's gross estate for U.S. Federal estate tax purposes provided that (i) the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of Holdings and (ii) income on the Debentures was not effectively connected with the conduct of a U.S. trade or business.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. Holdings must report annually to the Service and to each Non-U.S. Holder any interest or OID that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty, or interest or OID that is exempt from U.S. tax under the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. In the case of payments of principal or interest (including OID) to Non-U.S. Holders, Treasury Regulations provide that information reporting and backup withholding at a rate of 31% will not apply to such payments with respect to which either the requisite certification has been received or an exemption has otherwise been established (provided that neither the payor nor its paying agent has actual knowledge that the holder is a U.S. person or the conditions of any other exemption are not, in fact, satisfied).

    The payment of the proceeds from the disposition of the Debentures to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possibly backup withholding unless the owner certifies as its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of Debentures to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. Federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

    In the case of the payment of proceeds from the disposition of Debentures, to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. Federal income tax liability, provided that the requisite procedures are followed.

    THE FOREGOING DISCUSSION IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE. ANY SUCH CHANGES MAY BE APPLIED RETROACTIVELY IN A MANNER THAT COULD ADVERSELY AFFECT HOLDERS OF DEBENTURES. EACH PURCHASER OF ANY OF THE DEBENTURES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE DEBENTURES.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Debentures will be passed upon for Holdings by Dechert Price & Rhoads, New York, New York. Certain partners of that firm are limited partners of BRS and/ or stockholders of Holdings.

                                    EXPERTS

    The consolidated financial statements of MEDIQ Incorporated and subsidiaries and the related financial statement schedule as of September 30, 1997 and 1996, and for each of the three years in the period ended September 30, 1997, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of CH Medical, Inc. and subsidiaries as of August 31, 1997 and 1996, and for each of the three years in the period ended August 31, 1997, included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
MEDIQ INCORPORATED AND SUBSIDIARIES

Independent Auditors' Report...............................................................................        F-2
Consolidated Statements of Operations--Three Years Ended September 30, 1997................................        F-3
Consolidated Balance Sheets--September 30, 1997 and 1996...................................................        F-4
Consolidated Statements of Stockholders' Equity--Three Years Ended September 30, 1997......................        F-5
Consolidated Statements of Cash Flows--Three Years Ended September 30, 1997................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7

Unaudited Condensed Consolidated Statements of Operations--Nine and Three Months Ended June 30, 1998 and
  1997.....................................................................................................       F-25
Unaudited Condensed Consolidated Balance Sheets--June 30, 1998 and
  September 30, 1997.......................................................................................       F-26
Unaudited Condensed Consolidated Statements of Cash Flows--Nine Months Ended June 30, 1998 and 1997........       F-27
Notes to Unaudited Condensed Consolidated Financial Statements.............................................       F-28

CH MEDICAL, INC. AND SUBSIDIARIES

Independent Auditors' Report...............................................................................       F-36
Consolidated Statements of Net Assets--August 31, 1997 and 1996............................................       F-37
Consolidated Statements of Income--Three Years Ended August 31, 1997.......................................       F-38
Consolidated Statements of Cash Flows--Three Years Ended August 31, 1997...................................       F-39
Summary of Accounting Policies.............................................................................       F-40
Notes to Consolidated Financial Statements.................................................................       F-42

Unaudited Consolidated Statements of Net Assets--February 28, 1998.........................................       F-45
Unaudited Consolidated Statements of Income--Six Months Ended February 28, 1998 and 1997...................       F-46
Unaudited Consolidated Statements of Cash Flows--Six Months Ended February 28, 1998 and 1997...............       F-47
Unaudited Summary of Accounting Policies...................................................................       F-48
Unaudited Notes to Consolidated Financial Statements.......................................................       F-50

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
MEDIQ Incorporated
Pennsauken, New Jersey

    We have audited the accompanying consolidated balance sheets of MEDIQ Incorporated and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MEDIQ Incorporated and subsidiaries as of September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
November 25, 1997

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED SEPTEMBER 30,
                                                                -------------------------------
                                                                  1997       1996       1995
                                                                ---------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT
                                                                        PER SHARE DATA)
Revenues:
  Rental......................................................  $ 124,316  $ 114,275  $ 117,043
  Sales.......................................................     19,922     11,696      7,036
  Other.......................................................     11,722     10,095      8,162
                                                                ---------  ---------  ---------
                                                                  155,960    136,066    132,241
Costs and Expenses:
  Cost of sales...............................................     16,334      9,534      5,686
  Operating...................................................     56,609     47,934     47,478
  Selling and administrative..................................     23,154     20,795     24,714
  Restructuring...............................................     --          2,200     --
  Depreciation and amortization...............................     30,359     30,157     30,161
                                                                ---------  ---------  ---------
                                                                  126,456    110,620    108,039
                                                                ---------  ---------  ---------
Operating Income..............................................     29,504     25,446     24,202

Other (Charges) Credits:
  Interest expense............................................    (19,107)   (27,307)   (29,241)
  Interest income.............................................      2,069      1,452      1,502
  Other--net..................................................     (9,573)    (6,147)      (121)
                                                                ---------  ---------  ---------
Income (Loss) from Continuing Operations before Income Tax
  Expense (Benefit) and Extraordinary Item....................      2,893     (6,556)    (3,658)

Income Tax Expense (Benefit)..................................      5,134       (378)      (312)
                                                                ---------  ---------  ---------
Loss from Continuing Operations before Discontinued Operations
  and Extraordinary Item......................................     (2,241)    (6,178)    (3,346)

Discontinued Operations:
  Income from operations (net of income taxes of $2,025,000 in
    1996 and $3,393,000 in 1995)..............................     --          3,929      3,132
  Gain (Loss) on disposal (net of income taxes of $20,507,000
    in 1997, ($5,406,000) in 1996 and $953,000 in 1995).......     34,941    (14,598)    (4,733)
                                                                ---------  ---------  ---------
                                                                   34,941    (10,669)    (1,601)
                                                                ---------  ---------  ---------
Income (Loss) before Extraordinary Item.......................     32,700    (16,847)    (4,947)
Extraordinary Gain (Loss), Early Retirement of Debt (net of
  income taxes of ($5,316,000) in 1997 and $587,000 in
  1996).......................................................     (8,037)     1,143     --
                                                                ---------  ---------  ---------
Net Income (Loss).............................................  $  24,663  $ (15,704) $  (4,947)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Earnings Per Share:
  Income (Loss) from:
    Continuing Operations.....................................  $    (.09) $    (.25) $    (.14)
    Discontinued Operations...................................       1.35       (.43)      (.06)
                                                                ---------  ---------  ---------
  Income (Loss) before Extraordinary Item.....................       1.26       (.68)      (.20)
  Extraordinary Item..........................................       (.31)       .05     --
                                                                ---------  ---------  ---------
  Net Income (Loss)...........................................  $     .95  $    (.63) $    (.20)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Weighted Average Shares Outstanding...........................     25,960     24,967     24,604
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

                See notes to consolidated financial statements.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                                SEPTEMBER 30,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------

                                                                                            (DOLLARS IN THOUSANDS)
                                          ASSETS
Current Assets:

  Cash....................................................................................  $    3,639  $    3,219
  Accounts receivable (net of allowance of $4,077,000 in 1997 and
    $2,383,000 in 1996)...................................................................      39,686      30,233
  Inventories.............................................................................      13,047       6,614
  Deferred income taxes...................................................................       6,967       2,447
  Income taxes receivable.................................................................       4,917         310
  Other current assets....................................................................       1,495       2,280
                                                                                            ----------  ----------
        Total Current Assets..............................................................      69,751      45,103

Investment in discontinued operations--restricted.........................................      --          64,967
Note receivable from MHM..................................................................      --           3,967
Property, plant and equipment.............................................................     113,589     122,706
Goodwill..................................................................................      57,056      58,321
Other assets..............................................................................      17,156      13,359
                                                                                            ----------  ----------
Total Assets..............................................................................  $  257,552  $  308,423
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable........................................................................  $    8,793  $    8,907
  Accrued expenses........................................................................      22,732      27,729
  State taxes payable.....................................................................         177      --
  Other current liabilities...............................................................         669         458
  Current portion of long-term debt.......................................................       7,648       8,520
                                                                                            ----------  ----------
      Total Current Liabilities...........................................................      40,019      45,614

Senior debt...............................................................................     128,131     192,461
Subordinated debt.........................................................................      10,055      41,229
Deferred income taxes.....................................................................      28,178       7,254
Other liabilities.........................................................................       2,566       4,420

Commitments and contingencies.............................................................      --          --

Stockholders' Equity:
  Preferred stock ($.50 par value: Authorized 20,000,000 shares; issued Series A:
    6,644,000 in 1997 and 6,688,000 in 1996)..............................................       3,322       3,344
  Common stock ($1 par value: Authorized 40,000,000 shares; issued 20,068,000 in 1997 and
    19,191,000 in 1996)...................................................................      20,068      19,191
  Capital in excess of par value..........................................................      27,127      21,517
  Retained earnings (Accumulated deficit).................................................       2,892     (21,771)
  Treasury stock, at cost (preferred shares: 377,000 in 1997 and 1996; common shares:
    739,000 in 1997 and 772,000 in 1996)..................................................      (4,806)     (4,836)
                                                                                            ----------  ----------
      Total Stockholders' Equity..........................................................      48,603      17,445
                                                                                            ----------  ----------

Total Liabilities and Stockholders' Equity................................................  $  257,552  $  308,423
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                See notes to consolidated financial statements.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                     PREFERRED STOCK          COMMON STOCK                     RETAINED
                                                  ----------------------  --------------------  CAPITAL IN     EARNINGS
                                                    SHARES                 SHARES                EXCESS OF   (ACCUMULATED
                                                    ISSUED      AMOUNT     ISSUED     AMOUNT     PAR VALUE     DEFICIT)
                                                  -----------  ---------  ---------  ---------  -----------  -------------
                                                                           (DOLLARS IN THOUSANDS)
Balance October 1, 1994.........................       6,816   $   3,408     19,064  $  19,064   $  22,357     $  (1,120)
Net loss........................................                                                                  (4,947)
Conversion of preferred stock to common stock...         (64)        (32)        63         63         (31)
Stock options exercised.........................                                                      (202)
                                                       -----   ---------  ---------  ---------  -----------  -------------
Balance September 30, 1995......................       6,752       3,376     19,127     19,127      22,124        (6,067)
Net loss........................................                                                                 (15,704)
Conversion of preferred stock to common stock...         (64)        (32)        64         64         (32)
Stock options exercised.........................                                                      (575)
                                                       -----   ---------  ---------  ---------  -----------  -------------
Balance September 30, 1996......................       6,688       3,344     19,191     19,191      21,517       (21,771)
Net income......................................                                                                  24,663
Conversion of subordinated debentures to common
  stock.........................................                                833        833       5,417
Conversion of preferred stock to common stock...         (44)        (22)        44         44         (22)
Acquisition of SpectraCair......................
Stock options exercised.........................                                                       215
                                                       -----   ---------  ---------  ---------  -----------  -------------
Balance September 30, 1997......................       6,644   $   3,322     20,068  $  20,068   $  27,127     $   2,892
                                                       -----   ---------  ---------  ---------  -----------  -------------
                                                       -----   ---------  ---------  ---------  -----------  -------------


                                                  TREASURY
                                                    STOCK
                                                  ---------

Balance October 1, 1994.........................  $  (7,429)
Net loss........................................
Conversion of preferred stock to common stock...
Stock options exercised.........................        386
                                                  ---------
Balance September 30, 1995......................     (7,043)
Net loss........................................
Conversion of preferred stock to common stock...
Stock options exercised.........................      2,207
                                                  ---------
Balance September 30, 1996......................     (4,836)
Net income......................................
Conversion of subordinated debentures to common
  stock.........................................
Conversion of preferred stock to common stock...
Acquisition of SpectraCair......................       (404)
Stock options exercised.........................        434
                                                  ---------
Balance September 30, 1997......................  $  (4,806)
                                                  ---------
                                                  ---------

                See notes to consolidated financial statements.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         YEAR ENDED SEPTEMBER 30,
                                                                                      -------------------------------
                                                                                        1997       1996       1995
                                                                                      ---------  ---------  ---------
                                                                                          (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...................................................................  $  24,663  $ (15,704) $  (4,947)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization...................................................     30,359     30,157     30,161
    Provision for doubtful accounts.................................................      3,234      1,237        993
    Provision for deferred income taxes (benefit)...................................     29,480       (650)      (434)
    Reserve on note receivable from MHM.............................................      5,523      6,000     --
    Cash provided by discontinued operations........................................        660      3,240      7,532
    (Income) loss from discontinued operations......................................    (34,941)    10,669      1,601
    Extraordinary item, early extinguishment of debt................................      2,879     (1,730)    --
    Gain on sale of Cardinal Stock..................................................     (9,213)    --         --
    Equity participation--PRN warrants..............................................     11,047        625     --
    Other...........................................................................      1,751        484      1,775
Increase (decrease), net of effects from acquisitions:
    Accounts receivable.............................................................     (8,067)    (2,428)   (11,305)
    Inventories.....................................................................     (6,397)    (2,433)     1,758
    Accounts payable................................................................     (1,577)     2,213       (108)
    Accrued expenses................................................................     (4,402)    (2,973)    (3,036)
    Federal and state taxes payable.................................................    (36,273)    --            (83)
    Deferred income taxes...........................................................     (2,559)     1,933      3,236
    Other current assets and liabilities............................................     (4,930)    (1,572)      (824)
                                                                                      ---------  ---------  ---------
Net cash provided by operating activities...........................................      1,237     29,068     26,319

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of assets........................................................     --          3,976     10,957
Proceeds from sale of discontinued operations.......................................    130,259      1,500     23,858
Purchase of equipment...............................................................    (15,458)   (18,073)   (11,548)
Acquisition of SpectraCair..........................................................     (1,915)    --         --
Note receivable from SpectraCair....................................................     --         (3,250)    --
Payment of note receivable from SpectraCair.........................................     --          3,250     --
Repurchase of MEDIQ/PRN warrants....................................................    (12,500)    (1,625)    --
Other...............................................................................        947     (2,727)    (6,636)
                                                                                      ---------  ---------  ---------
Net cash provided by (used in) investing activities.................................    101,333    (16,949)    16,631

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings..........................................................................    214,000     25,747      1,190
Debt repayments.....................................................................   (307,639)   (39,045)   (42,853)
Deferred financing fees.............................................................     (8,874)    --         --
Proceeds from exercise of options...................................................        363      1,432        184
                                                                                      ---------  ---------  ---------
Net cash used in financing activities...............................................   (102,150)   (11,866)   (41,479)
                                                                                      ---------  ---------  ---------
Increase in cash....................................................................        420        253      1,471

Cash:
  Beginning balance.................................................................      3,219      2,966      1,495
                                                                                      ---------  ---------  ---------
  Ending balance....................................................................  $   3,639  $   3,219  $   2,966
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Supplemental disclosure of cash flow information:
  Interest paid.....................................................................  $  21,381  $  25,563  $  26,200
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
  Income taxes paid.................................................................  $   7,553  $     557  $     205
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Supplemental disclosure of non-cash investing and financing activities:
Conversion of 7.25% subordinated debentures into common stock.......................  $   6,251  $  --      $  --
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Equipment financed with long-term debt and capital leases...........................  $  --      $     840  $   1,808
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

                See notes to consolidated financial statements.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF OPERATIONS--The Company rents movable critical care and life support medical equipment, distributes disposable products, accessories and repair parts used with the types of equipment it rents and provides other services to its customers in the health care industry.

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of MEDIQ Incorporated and its subsidiaries (the "Company"). Investments in companies owned 20% to 50% are accounted for under the equity method of accounting. Investments in discontinued operations are stated at the lower of cost or net realizable value. In consolidation, all significant intercompany transactions and balances have been eliminated.

    INVENTORIES--Inventories, which consist primarily of disposable products and repair parts for rental equipment, are stated at the lower of cost (first-in, first-out method) or market.

    PROPERTY, PLANT AND EQUIPMENT--Rental equipment, machinery and equipment, buildings and improvements, and land are recorded at cost. Capital leases are recorded at the lower of fair market value or the present value of future lease payments. The Company provides straight-line depreciation and amortization over the estimated useful lives (rental equipment and machinery and equipment--2 to 10 years and buildings and improvements--10 to 25 years).

    GOODWILL--The cost of acquired businesses in excess of net assets is amortized on a straight-line basis primarily over periods of 20 years. Accumulated amortization was $18.6 million and $15.3 million as of September 30, 1997 and 1996, respectively.

    CARRYING VALUE OF LONG-TERM ASSETS--The Company evaluates the carrying value of long-term assets, including rental equipment, goodwill and other intangible assets, based upon current and anticipated undiscounted cash flows, and recognizes an impairment when it is probable that such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

    REVENUE RECOGNITION POLICY--The Company derives revenues from the following sources: RENTAL-- rental of moveable medical equipment; SALES--sales of disposable products, repair parts and equipment; and OTHER--logistical services, maintenance and reconditioning services and management consulting services.

    In fiscal 1997, the Company entered into several revenue-share arrangements with original equipment manufacturers ("OEM") whereby the Company rents moveable medical equipment and sells disposable products owned by the OEM to the Company's customers. Under such arrangements, the Company bills the customer and pays the OEM a fee based upon a percentage of the amount billed. Revenue share arrangements have allowed the Company to generate revenue without any additional capital investment. The Company bears the risk of loss relating to the equipment and collection of revenue. The revenue related to the rental of such OEM-owned equipment is included in rental revenue while the related fees are reflected in operating expenses. The revenue related to the sale of the OEM's disposable products is included in sales while the related fees are reflected in cost of goods sold.

    Rental revenue is recognized in accordance with the terms of the related rental agreement and the usage of the related rental equipment. Revenues from other operating activities are recognized as services are rendered, as income is earned or as products are shipped.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SUBSIDIARY AND UNCONSOLIDATED AFFILIATE STOCK TRANSACTIONS--Gains (losses) resulting from the issuance or repurchase of stock by subsidiaries and unconsolidated affiliates are recognized by the Company as equity participation, a component of Other Expense-net, in the Consolidated Statements of Operations.

    EARNINGS (LOSS) PER SHARE--Primary net earnings (loss) per share are computed by dividing net earnings (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents include shares issuable upon conversion of the Company's convertible preferred stock and exercise of outstanding stock options. Fully diluted earnings per share are not disclosed because the calculation results in dilution of less than 3%.

    ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates and assumptions.

    RECLASSIFICATION OF ACCOUNTS--Certain reclassifications have been made to conform prior years' balances to the current year presentation.

NOTE B--DISPOSITIONS

    During fiscal 1997 the Company completed its previously announced strategy of divesting substantially all operating assets other than MEDIQ/PRN Life Support Services, Inc. ("MEDIQ/PRN") and MEDIQ Management Services, Inc. and using the proceeds thereof to reduce indebtedness.

    In November 1997, the Company sold to InnoServ Technologies ("InnoServ") all of the 2,026,483 shares of InnoServ common stock owned by it, together with a warrant to acquire additional shares of InnoServ common stock. Under the terms of the agreement, no cash payment was made by InnoServ. However, the parties agreed to terminate a non-compete covenant relating to maintenance and repair services. In addition, in the event of a change of control of InnoServ before September 30, 1998, the Company will be entitled to certain payments from the acquiring party as if it had continued to own the shares. Accordingly, the Company has recorded a reserve of $5 million before taxes ($1.3 million after taxes) as a component of Income from Discontinued Operations in the Company's Consolidated Statement of Operations. The Company had acquired the InnoServ shares and warrant in connection with its 1994 sale of MEDIQ Equipment and Maintenance Services, Inc.

    On May 7, 1997, the Company sold the stock of Health Examinetics, Inc. to the management of Health Examinetics for approximately $1.7 million, consisting of $.1 million in cash and an interest-bearing promissory note in the amount of $1.6 million. The promissory note bears interest at 7% per annum and matures in April 2003. Interest only is due on the note for the first eighteen months. Quarterly principal and interest payments commence on January 1, 1999. The sale resulted in an after-tax charge of $1 million, or $.04 per share in addition to the estimated net loss on the disposal recorded in fiscal 1996. The charge is reflected as a component of Income from Discontinued Operations in the Company's Consolidated Statement of Operations.

    On December 31, 1996 the Company sold to NutraMax Products, Inc. ("NutraMax") all of the 4,037,258 shares of NutraMax common stock owned by the Company at a price of $9.00 per share. Under the terms of the agreement, the Company received from NutraMax $19.9 million in cash and an

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE B--DISPOSITIONS (CONTINUED)
interest-bearing promissory note (the "note") in the amount of $16.4 million. The note is payable when NutraMax shares owned by the Company, which currently are held in escrow in support of the Company's 7.50% Exchangeable Subordinated Debentures ("7.50% debentures"), are released from that escrow. The NutraMax shares are to be released from escrow upon the purchase or redemption of the 7.50% debentures. In the event the 7.50% debentures are exchanged into shares of NutraMax, the note receivable will be reduced on a pro rata basis. The note does not bear a market rate of interest for its full term. Accordingly, the Company discounted the note to $13.6 million and recognized an after-tax gain of $4.8 million.

    From January through September 1997, the Company repurchased $17.8 million of the 7.50% debentures in the open market and a private transaction (See Note
H) which resulted in the release of 1,161,961 shares of NutraMax common stock from escrow. The shares were delivered to NutraMax resulting in cash payments on the Note aggregating $10.5 million and the realization of a $1.8 million pre-tax gain as a result of the recognition of a portion of the discount on the note. The gain is reflected in Other Expense-net on the Company's Consolidated Statement of Operations. At September 30, 1997, the balance of the note receivable was $4.8 million, net of a discount of $1.1 million. The cash proceeds from these transactions were used to reduce debt.

    In November 1996, the Company sold substantially all of the assets of MEDIQ Mobile X-Ray Services, Inc. ("Mobile X-Ray") to Symphony Diagnostics, Inc., a subsidiary of Integrated Health Services, Inc. ("IHS") for $5.3 million in cash and shares of IHS common stock with a value of $5.2 million at the closing with the possibility of the Company receiving additional cash consideration based upon the occurrence of certain future events. In July 1997, the Company sold the IHS shares at an amount which approximated its carrying value. Also, in fiscal 1997 the Company received approximately $1.1 million in additional cash consideration.

    On October 11, 1996, PCI Services, Inc. ("PCI"), was acquired by Cardinal Health, Inc. ("Cardinal"). In that transaction, the Company received 1,449,000 shares (adjusted for stock split) of Cardinal stock in exchange for its 46% ownership interest in PCI. The Company recognized an after-tax gain of $32.6 million on this transaction as a component of Income from Discontinued Operations in the Company's Consolidated Statement of Operations. The Company sold its Cardinal shares in January 1997 for $88.4 million and used the proceeds to reduce debt.

    In September 1996, the Company sold its common stock investment in HealthQuest to management for approximately $75,000 which approximated its carrying value.

    In August 1995, the Company sold the assets of MEDIQ Imaging Services, Inc., to NMC Diagnostic Services Inc., a division of W.R. Grace & Co., for approximately $17.0 million in cash, and the assumption of $9.7 million of debt.

    In June 1995, the Company sold Medifac, Inc. and related assets to the management of Medifac for approximately $11.0 million, consisting of $6.0 million in cash and $5.0 million in notes, and the assumption of $26.9 million of non-recourse debt.

    Revenues from discontinued operations (excluding equity investees) were $6.6 million, $36.8 million and $78.4 million in 1997, 1996 and 1995 respectively.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE C--RESTRUCTURING CHARGE

    In the first quarter of fiscal 1996, the Company recorded a restructuring charge of $2.2 million for employee severance costs incurred in connection with a plan approved by the Board of Directors to downsize corporate functions and consolidate certain activities with the operations of MEDIQ/PRN. The plan resulted in the termination of 29 employees in fiscal 1996. The Company paid approximately $1.5 million of severance benefits through September 30, 1997 with the balance of the restructuring obligation due over the next two fiscal years.

NOTE D--UNIVERSAL HOSPITAL SERVICES, INC.

    In February 1997, the Company entered into a definitive agreement with Universal Hospital Services, Inc. ("UHS") to acquire the outstanding shares of UHS for $17.50 per share. Including the assumption of debt, the total purchase price would have been $138.0 million. In April 1997, the shareholders of UHS approved the acquisition subject to Federal regulatory approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act. In July 1997, the Company and UHS were informed by the Federal Trade Commission ("FTC") that it had authorized its staff to take legal action to block the proposed transaction, and subsequently the FTC filed a motion for a preliminary injunction to block the transaction. In September 1997, facing the likelihood of a protracted administrative proceeding before the FTC, the uncertainty of the outcome and the costs associated with continuing to defend against the efforts of the FTC to prevent the merger, the Company and UHS mutually terminated the proposed acquisition. The Company wrote-off $4.0 million ($2.4 million net of taxes, or $.09 per share) of deferred acquisition and financing costs related to the proposed acquisition which is included in Other Expense-net in the Company's Consolidated Statement of Operations.

NOTE E--ACQUISITION

    On September 18, 1997, the Company's wholly owned subsidiary, MEDIQ/PRN, acquired the remaining 50% interest in its SpectraCair Joint Venture ("SpectraCair") from a subsidiary of Huntleigh Healthcare ("Huntleigh") for $1.9 million in cash and the assumption of Huntleigh's portion of the outstanding debt of SpectraCair. The acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair market values at the date of the acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill and is being amortized over twenty years.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE F--PROPERTY, PLANT AND EQUIPMENT

                                                                            SEPTEMBER 30,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------

                                                                            (IN THOUSANDS)
Rental equipment......................................................  $  229,095  $  211,948
Equipment and fixtures................................................      12,787      11,460
Building and improvements.............................................       7,589       7,486
Land..................................................................         149         149
                                                                        ----------  ----------
                                                                           249,620     231,043
Less accumulated depreciation and amortization........................    (136,031)   (108,337)
                                                                        ----------  ----------
                                                                        $  113,589  $  122,706
                                                                        ----------  ----------
                                                                        ----------  ----------

    Depreciation and amortization expense related to property, plant and equipment was $26.5 million, $26.3 million and $26.1 million in 1997, 1996 and 1995, respectively.

NOTE G--ACCRUED EXPENSES

                                                                             SEPTEMBER 30,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------

                                                                             (IN THOUSANDS)
Interest................................................................  $   2,135  $   5,360
Payroll and related taxes...............................................      3,588      3,756
Severance...............................................................      2,431      2,971
Government investigations...............................................      4,200      6,000
Insurance...............................................................      1,960      1,632
Pension.................................................................      1,961      2,188
Other...................................................................      6,457      5,822
                                                                          ---------  ---------
                                                                          $  22,732  $  27,729
                                                                          ---------  ---------
                                                                          ---------  ---------

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE H--LONG TERM DEBT

    Senior debt consisted of the following:

                                                                            SEPTEMBER 30,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------

                                                                            (IN THOUSANDS)
Term loans............................................................  $  128,933  $   27,448
Revolving credit facilities...........................................       3,500      --
Capital lease obligations payable in varying installments through 1999
  at fixed rates from 9.1% to 13.6%...................................       3,346       6,204
Senior secured notes due 1999.........................................      --         100,000
Lines of credit.......................................................      --          26,030
7.25% convertible subordinated debentures due 2006....................      --          22,500
10% subordinated notes due 2004.......................................      --           8,799
10% subordinated notes due 1999.......................................      --          10,000
                                                                        ----------  ----------
                                                                           135,779     200,981
Less current portion..................................................       7,648       8,520
                                                                        ----------  ----------
                                                                        $  128,131  $  192,461
                                                                        ----------  ----------
                                                                        ----------  ----------

    Subordinated debt consisted of the following:

                                                                             SEPTEMBER 30,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------

                                                                             (IN THOUSANDS)
Corporate debt:
  7.50% exchangeable subordinated debentures due 2003...................  $  10,055  $  34,500
  7.25% convertible subordinated debentures due 2006....................     --          6,729
                                                                          ---------  ---------
                                                                          $  10,055  $  41,229
                                                                          ---------  ---------
                                                                          ---------  ---------

    On October 1, 1996, the Company, together with MEDIQ/PRN entered into a $260 million Credit Agreement with a group of lenders led by Banque Nationale de Paris as Administrative Agent and NationsBank, N.A. as the Documentation Agent. (the "Existing Credit Agreement"). The Credit Agreement provides for four separate loans, a Term A loan ($35 million), a Term B loan ($100 million), an Acquisition Revolver ($100 million) and a Working Capital Revolver ($25 million). The amounts available under the Credit Agreement allowed the Company to refinance substantially all of its existing senior debt, its outstanding lines of credit, all of MEDIQ/PRN's subordinated debt, and MEDIQ/PRN's $100 million 11 1/8% Senior Secured Notes due 1999. Accordingly, the Company reflected the outstanding balances of its lines of credit, certain subordinated debt and Senior Secured Notes as long-term senior debt on its Consolidated Balance Sheet at September 30, 1996.

    In January 1997, the Credit Agreement was amended to increase certain components of the facility by $50 million, subject to approval of the proposed acquisition of UHS pursuant to the Hart-Scott-Rodino Antitrust Improvements Act and by UHS' stockholders. This amendment was terminated in conjunction with the termination of the proposed acquisition of UHS in September 1997. In November 1997, the Acquisition Revolver was reduced to $25 million.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE H--LONG TERM DEBT (CONTINUED)
    Borrowings under the Credit Agreement bear interest at either the prime rate plus a factor or at a Eurodollar rate plus a factor. The factor may change quarterly based upon the Company's leverage ratio, as defined in the Credit Agreement. The Company's interest rate on the Term A loan, the Acquisition Revolver and the Working Capital Revolver is prime (8.50% at September 30, 1997) plus .5% or Eurodollar (6.0625% at September 30, 1997) plus 2.0% and the interest rate on the Term B loan is prime plus 1.25% or Eurodollar plus 2.75%. During fiscal 1997, the weighted average interest rates were as follows: (i) Term A loan--8.45%, (ii) Acquisition Revolver--8.56%, (iii) Working Capital Revolver--9.15%, and (iv) Term B loan--9.00%. The loans are collateralized by substantially all of the assets of the Company. The proceeds from the sales of PCI, NutraMax, Mobile X-Ray and Health Examinetics were utilized to repay outstanding advances under the Acquisition Revolver upon receipt.

    The Term A loan is payable in quarterly installments of $1.2 million from December 31, 1996 through September 30, 2001 and in quarterly installments of $2.7 million from December 31, 2001 through September 30, 2002. The Term B loan is payable in quarterly installments of $250,000 from December 31, 1996 through September 30, 2002, quarterly installments of $8.5 million in fiscal 2003 and quarterly installments of $15 million in fiscal 2004. The Company can borrow and repay under the Acquisition Revolver until March 31, 1998 in accordance with the Credit Agreement. On March 31, 1998, the Acquisition Revolver converts to a term loan which will be repaid in quarterly installments beginning on June 30, 1998. The first two installments will be at 5.0% of the converted balance and all remaining quarterly payments will be at 5.625% of the converted balance. The Working Capital Revolver terminates on September 30, 2002 at which time all outstanding balances are due.

    The Credit Agreement requires the Company to maintain certain financial ratios and imposes certain other financial limitations. The terms of the Company's Credit Agreement precluded the payment of cash dividends until October 1, 1997. The Company does not intend to pay any dividends in the foreseeable future.

    As a result of the refinancing, the Company recognized an extraordinary charge of $13.0 million ($7.7 million net of taxes) resulting from the write-off of deferred charges and premiums incurred related principally to the tender offer to purchase the $100 million 11 1/8% Senior Secured Notes due 1999, and a non-recurring charge of $11.0 million for the repurchase of a warrant to purchase 10% of the capital stock of MEDIQ/PRN issued in connection with financing the Kinetic Concepts, Inc. acquisition. The non-recurring charge is reflected as equity participation, a component of Other Expense-net, in the Company's Consolidated Statement of Operations.

    The 7.50% debentures are exchangeable into shares of NutraMax common stock owned by the Company, at an equivalent of $15.30 per share, and are redeemable in whole or in part at the option of the Company. The NutraMax shares are also held in escrow under the terms of an agreement of sale, as discussed in Note B. Interest is payable semi-annually on January 15 and July 15. In fiscal 1997, the Company repurchased $24.4 million of the 7.50% debentures in the open market at a discount. The Company recognized an extraordinary loss in connection with the repurchase of the 7.50% debentures and write-offs of related deferred charges in the aggregate amount of $26,000 net of taxes.

    During fiscal 1997, the Company repurchased or redeemed $23 million of the 7.25% Subordinated Convertible Debentures due 2006 ("7.25% debentures"). The Company recognized an extraordinary loss in connection with the repurchase of the 7.25% debentures and write-offs of related deferred

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE H--LONG TERM DEBT (CONTINUED)
charges in the aggregate amount of $.3 million. The remaining balance of $6.2 million of the 7.25% debentures was converted into 833,446 shares of the Company's common stock.

    Maturities of long-term debt giving effect to the refinancing described above are as follows:

                                                                                        SUBORDINATED
                                                                                             (IN
YEAR ENDING SEPTEMBER 30,                                                     SENIOR     THOUSANDS)      TOTAL
--------------------------------------------------------------------------  ----------  -------------  ----------
1998......................................................................  $    7,648    $  --        $    7,648
1999......................................................................       7,148       --             7,148
2000......................................................................       5,914       --             5,914
2001......................................................................       5,788       --             5,788
2002......................................................................      15,475       --            15,475
Thereafter................................................................      93,806       10,055       103,861
                                                                            ----------  -------------  ----------
                                                                            $  135,779    $  10,055    $  145,834
                                                                            ----------  -------------  ----------
                                                                            ----------  -------------  ----------

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE I--FINANCIAL INSTRUMENTS

    The Company utilizes interest rate swap contracts ("swap contracts") to manage interest rate exposure. The principal objective of such contracts is to minimize the risks and/or costs associated with financial activities. The Company does not utilize swap contracts for trading or other speculative purposes. The counterparties to these contractual agreements are a diverse group of major financial institutions with which the Company also has other financial relationships. The Company is exposed to credit loss in the event of nonperformance by these counterparties. However, the Company does not anticipate nonperformance by the other parties.

    INTEREST RATE INSTRUMENTS: The Company enters into interest rate swap and interest rate collar contracts to reduce the impact of changes in interest rates on its floating rate debt. The swap contracts exchange floating rate for fixed interest payments periodically over the life of the contracts without the exchange of the underlying notional amounts. The notional amounts of swap contracts are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. For swap contracts that effectively hedge interest rate exposures, the net cash amounts paid or received on the contract are accrued and recognized as an adjustment to interest expense.

    As of September 30, 1997, the Company had the following interest rate instruments in effect (notional amounts in thousands; the swap and collar rates are based on 3-month LIBOR):

                                                                              1997
                                                              -------------------------------------
                                                              NATIONAL     STRIKE
                                                               AMOUNT       RATE         PERIOD
                                                              ---------  -----------  -------------
Interest rate swap..........................................  $  50,000        6.26%    10/97--1/98

Interest rate collar........................................     50,000        7.43%    10/97--1/98
                                                                 50,000        5.25%    10/97--1/98

NOTE J--COMMITMENTS AND CONTINGENCIES

    LEASES--The Company leases certain equipment, automobiles and office space. The future minimum lease payments under noncancelable operating leases and capital leases are as follows:

                                                                            CAPITAL    OPERATING
YEAR ENDING SEPTEMBER 30,                                                   LEASES      LEASES
-------------------------------------------------------------------------  ---------  -----------
                                                                               (IN THOUSANDS)
1998.....................................................................  $   2,104   $   4,249
1999.....................................................................      1,499       2,627
2000.....................................................................        128       1,870
2001.....................................................................     --             831
2002 and thereafter......................................................     --             342
                                                                           ---------  -----------
Total minimum lease payments.............................................      3,731   $   9,919
                                                                                      -----------
                                                                                      -----------
Amount representing interest.............................................        385
                                                                           ---------
Present value of minimum lease payments..................................  $   3,346
                                                                           ---------
                                                                           ---------

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE J--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Total rent expense under operating leases was $5.6 million, $5.2 million and $5.4 million in 1997, 1996 and 1995, respectively. Certain leases, which are for terms of up to 5 years, contain options to renew for additional periods.

    At September 30, 1997, rental equipment and machinery and equipment included assets under capitalized lease obligations of $11.5 million, less accumulated amortization of $4.3 million.

    PURCHASE COMMITMENTS--Pursuant to a Distribution Agreement and several purchase agreements with vendors, MEDIQ/PRN has agreed to purchase approximately $31.0 million of certain products in the next two fiscal years. The Company purchased $1.2 million, $5.9 million and $2.4 million under purchase commitment agreements in 1997, 1996 and 1995, respectively.

    EMPLOYMENT AGREEMENTS--The Company maintains employment agreements with two of its Executive Officers and certain officers and employees of its subsidiaries. Such agreements, which automatically renew each year unless terminated as described in the agreement, provide for minimum salary levels, adjusted annually in accordance with Company policy, as well as for incentive bonuses that are payable if specified management goals are attained. A majority of the employment agreements contain provisions for severance payments unless the individual is terminated for cause or resigns. As of September 30, 1997, the aggregate minimum commitment under these employment agreements, excluding bonuses, was approximately $6,000,000. In addition, the agreements provide for special bonuses to be paid to the Executive Officers, as well as the former Chief Financial Officer, if a Sale Transaction were to occur (as defined in the agreement). The special bonuses are based on the aggregate value of any future transaction, and accordingly cannot be determined at this time.

    INVESTIGATIONS AND LEGAL PROCEEDINGS--MEDIQ Imaging, the assets of which were sold by the Company in August 1995, was the subject of a civil investigation by the United States Attorney's Office for the District of New Jersey and the Department of Health and Human Services. The investigation focused on advice given by certain MEDIQ Imaging employees to physician customers of MEDIQ Imaging relating to the reassignment of certain Medicare claims. The Company and MEDIQ Imaging voluntarily reported the issue to the U.S. Government in January 1995 after learning that the advice given by the employees may have been inconsistent with the regulations relating to reassignment. The Company and MEDIQ Imaging cooperated in the investigation and denied any wrongdoing. In December 1997, desiring to avoid the delay, expense, and uncertainty of protracted litigation, the Company reached a settlement with the U.S. Government for $4.2 million, which was fully reserved as of September 30, 1997. The settlement represents the repayment of alleged excess Medicare reimbursements.

    In February 1997, the Company was sued in the Superior Court of New Jersey by its former wholly owned subsidiary, MHM Services, Inc. ("MHM"; formerly Mental Health Management, Inc.). The suit challenged the validity of a note receivable the Company and MHM entered into upon the spin-off of MHM to MEDIQ's shareholders in August 1993. In addition, beginning in February 1997, MHM stopped making the required monthly installments on the note, and therefore, the Company gave notice to MHM of its default on the note and declared all sums outstanding under the note to be immediately due and payable. In September 1997, as a result of continued deterioration in MHM's financial condition, the Company recorded a reserve for the remaining balance of the note receivable, which had been partially reserved in 1996, and accrued interest on the note receivable. In October 1997, the Company filed a motion for summary judgment against MHM. In November 1997, the Court granted summary

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE J--COMMITMENTS AND CONTINGENCIES (CONTINUED) judgment in favor of the Company and against MHM on all counts. Specifically, the Court ruled that the note receivable was valid and enforceable. The Court also rejected MHM's request for a stay pending appeal. MHM has filed a Motion for Reconsideration which is currently pending.

    Mobile X-Ray, the assets of which the Company sold in November 1996, was the subject of an investigation by the Wage and Hour Division of the United States Department of Labor (the "DOL"). The DOL had indicated that it believed that the practice of treating technologists as exempt professionals was incorrect. The Company maintained that the practice of treating x-ray technologists as exempt was correct and proper. In May 1997, the Company reached a settlement with the DOL which required the Company to pay certain Mobile X-Ray employees back wages aggregating $213,000 including legal fees. The back wages were paid in September 1997.

    On June 12, 1996, the Company, ATS Medical Services, Inc. ("ATS") and Mobile X-Ray were sued in the United States District Court for the Middle District of Pennsylvania by Gerard and Sharon Callie, who are both former employees of ATS. The lawsuit alleges that the Callies were wrongfully terminated and asserts claims pursuant to the whistleblower provisions of the False Claims Act and the Pennsylvania Wage Payment and Collection Law. The plaintiffs made a demand for damages totaling nearly $800,000. The Company believes it has no liability and intends to vigorously defend this case. Trial has been scheduled for February 1998.

    In addition, the Company has pending several legal claims incurred in the normal course of business, which in the opinion of management, will not have material effect on the consolidated financial statements.

NOTE K--FAIR VALUE OF FINANCIAL INSTRUMENTS

    Estimated fair value of financial instruments is provided in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments". The estimated fair value amounts have been determined by the Company using available market information and appropriate methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

    The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

        ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE--The carrying amounts of these items are an estimate of their fair values at September 30, 1997.

        LONG-TERM DEBT (EXCLUDING CAPITAL LEASE OBLIGATIONS)--The fair value of the Company's publicly-traded debt is based on quoted market prices. Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues for which quoted market prices are not available. The carrying amount and estimated fair value of long-term debt are $145.8 million and $146.2 million, respectively.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE K--FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
        INTEREST RATE INSTRUMENTS--The fair values are the estimated amounts that the Company would receive or pay to terminate the agreements at September 30, 1997, taking into account current interest rates and the current creditworthiness of the counterparties. At September 30, 1997, the notional amounts were $100 million, the carrying value was $61,000 and the fair value was $304,000, which represents the cost to settle these instruments.

    The fair value estimates presented herein are based on information available to management as of September 30, 1997, and have not been comprehensively revalued for purposes of these financial statements since that date. Current estimates of fair value may differ significantly from the amounts presented herein.

NOTE L--COMMON AND PREFERRED STOCK

    Series A preferred stock is convertible on a one-for-one basis into shares of common stock, votes generally with the common stock as a single class, and in all such votes, has ten votes per share. The preferred stock participates in cash dividends at a rate equal to 60% of the amount paid on the common stock and has a $.50 per share preference in the event of dissolution or liquidation.

NOTE M--INCOME TAXES

    Income tax expense (benefit) relating to continuing operations consisted of the following:

                                                            YEAR ENDED SEPTEMBER 30,
                                                        --------------------------------
                                                           1997       1996       1995
                                                        ----------  ---------  ---------

                                                        (IN THOUSANDS, EXCEPT PER SHARE
                                                                     DATA)
Current:
  Federal.............................................  $  (24,397) $  --      $  --
  State...............................................          51        272        122
                                                        ----------  ---------  ---------
                                                           (24,346)       272        122
                                                        ----------  ---------  ---------

Deferred:
  Federal.............................................      29,641       (810)    (1,432)
  State...............................................        (161)       160        998
                                                        ----------  ---------  ---------
                                                            29,480       (650)      (434)
                                                        ----------  ---------  ---------
    Total income tax expense (benefit)................  $    5,134  $    (378) $    (312)
                                                        ----------  ---------  ---------
                                                        ----------  ---------  ---------

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE M--INCOME TAXES (CONTINUED)
    The differences between the Company's income tax expense (benefit) and the income tax expense (benefit) computed using the U.S. federal income tax rate were as follows:

                                                           YEAR ENDED SEPTEMBER 30,
                                                        -------------------------------
                                                          1997       1996       1995
                                                        ---------  ---------  ---------

                                                        (IN THOUSANDS, EXCEPT PER SHARE
                                                                     DATA)
Statutory federal tax expense (benefit)...............  $     984  $  (2,229) $  (1,244)
State income taxes, net of federal income taxes.......        (72)     1,201        739
Goodwill amortization.................................        350        368        344
Equity Participation--PRN warrants....................      3,756        213     --
Other items--net......................................        116         69       (151)
                                                        ---------  ---------  ---------
Income tax expense (benefit)..........................  $   5,134  $    (378) $    (312)
                                                        ---------  ---------  ---------
                                                        ---------  ---------  ---------

    Significant components of the Company's deferred tax assets and liabilities were as follows:

                                                                             SEPTEMBER 30,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------

                                                                             (IN THOUSANDS)
Liabilities:

  Depreciation..........................................................  $  28,004  $  30,105
  Intangible assets.....................................................      2,050     13,887
  Accrued Expenses......................................................      4,510      4,720
  Prepaid Expenses......................................................        117         76
  Other.................................................................        768        674
                                                                          ---------  ---------
    Gross deferred tax liabilities......................................     35,449     49,462

Assets:
  Net operating and capital loss carry forwards.........................      4,894     29,478
  Tax credit carry forwards.............................................      1,997      5,878
  Accrued expenses and reserves.........................................      6,972      8,721
  Intangible assets.....................................................        364        231
  Other.................................................................      4,905      3,504
                                                                          ---------  ---------
    Gross deferred tax assets...........................................     19,132     47,812
  Valuation allowance...................................................     (4,894)    (3,157)
                                                                          ---------  ---------
                                                                             14,238     44,655
                                                                          ---------  ---------
  Net deferred tax liability............................................  $  21,211  $   4,807
                                                                          ---------  ---------
                                                                          ---------  ---------

    During fiscal 1997, the Company utilized $49.7 million of net operating loss carry forwards and $25.5 million of capital loss carry forwards. At September 30, 1997, for income tax purposes, the Company had alternative minimum tax credit carry forwards of approximately $1.6 million. State net operating loss carry forwards were $81.6 million, expire through 2010, and are fully reserved in the

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE M--INCOME TAXES (CONTINUED)
valuation allowance. The Company also had a carry forward of Investment Tax Credit and Rehabilitation Tax Credit of $219,000 expiring through 2003.

NOTE N--RELATED PARTY TRANSACTIONS

    In connection with the spin-off of MHM in fiscal 1993, MHM was obligated to the Company pursuant to a promissory note with MHM in the original amount of $11.5 million due in August 1998. The note bears interest at the prime rate plus 1.5% with interest payments only through fiscal 1995. Principal and interest payments commenced October 1, 1996. The Company recorded interest income related to the MHM note of $1.0 million, $1.1 million and $1.2 million in 1997, 1996 and 1995, respectively. As a result of the continued deterioration in MHM's financial condition, the Company established reserves of $5.5 million and $6.0 million on amounts due from MHM, including accrued interest, in fiscal 1997 and 1996 respectively.

    In 1997, 1996 and 1995, the Company incurred legal fees of approximately $2.2 million, $657,000, and $700,000 respectively, to a law firm in which the Company's Chairman of the Board of Directors was a partner.

    In 1997 and 1996, the Company incurred consulting fees of approximately $85,000 and $126,000 respectively to a law firm of which another member of the Board of Directors is a partner.

    The Company derived revenues of $33,000, $175,000 and $340,000 in 1997, 1996 and 1995, respectively, pursuant to agreements to provide financial management, legal and risk management services to PCI, NutraMax, MHM and InnoServ.

NOTE O--STOCK OPTION PLANS

    The Company maintains stock option plans (the "Plans") for the benefit of officers and key employees of the Company and its subsidiaries. Options granted vest over periods up to five years and are exercisable for periods up to ten years from the date of grant at a price which equals fair market value at the date of grant.

    The Company accounts for the Plans in accordance with APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the Plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced by $556,000 and $.02 per share, respectively, for fiscal 1997 and $129,000 and $.01 per share respectively, for fiscal 1996.

    Because the SFAS 123 method of accounting has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE O--STOCK OPTION PLANS (CONTINUED)
    The following summarizes all stock option transactions for the Company under the Plans from October 1, 1994 through September 30, 1997:

                                                 FISCAL 1997               FISCAL 1996               FISCAL 1995
                                           ------------------------  ------------------------  ------------------------
                                                         WEIGHTED                  WEIGHTED                  WEIGHTED
                                                          AVERAGE                   AVERAGE                   AVERAGE
                                                         EXERCISE                  EXERCISE                  EXERCISE
                                             OPTIONS       PRICE       OPTIONS       PRICE       OPTIONS       PRICE
                                           -----------  -----------  -----------  -----------  -----------  -----------

                                             (000'S)                   (000'S)                   (000'S)
Outstanding, beginning of year...........       1,686    $    3.89        1,111    $    3.10        1,442    $    3.13
Granted..................................         553         8.06        1,153         4.49           21         4.11
Exercised................................         (37)        3.98         (575)        2.87          (60)        3.06
Canceled.................................        (160)        7.04           (3)        4.22         (292)        3.39
                                                -----        -----        -----        -----        -----        -----
Outstanding, end of year.................       2,042    $    4.97        1,686    $    3.89        1,111    $    3.10
                                                -----        -----        -----        -----        -----        -----
                                                -----        -----        -----        -----        -----        -----
Exercisable, end of year.................         893    $    4.13          617    $    3.43        1,111    $    3.10
                                                -----        -----        -----        -----        -----        -----
                                                -----        -----        -----        -----        -----        -----

    The weighted average fair value of options granted during fiscal 1997 and 1996 was $2.1 million and $2.3 million respectively. The fair value of the options granted were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in both fiscal 1997 and 1996: risk-free interest rates ranging from 5.48% to 6.43%, expected life of 7 years, expected volatility of 36% and dividend yield of 0%.

    Information relative to stock options outstanding as of September 30, 1997:

                                                   OPTIONS OUTSTANDING
                                          --------------------------------------       OPTIONS EXERCISABLE
                                               WEIGHTED                           ------------------------------
                                                AVERAGE            WEIGHTED                        WEIGHTED
                                               REMAINING            AVERAGE                         AVERAGE
         RANGE OF                             CONTRACTUAL          EXERCISE                        EXERCISE
      EXERCISE PRICES          OPTIONS       LIFE IN YEARS           PRICE          OPTIONS          PRICE
---------------------------  -----------  -------------------  -----------------  -----------  -----------------
                               (000'S)                                              (000'S)
$2.73--$3.49...............         395             1.36           $    3.06             395       $    3.06
$4.00--$5.3125.............       1,208             7.64                4.47             410            4.33
$8.06--$8.13...............         439             9.75                8.06              88            8.06
                                  -----              ---               -----             ---           -----
                                  2,042             6.60           $    4.97             893       $    4.13
                                  -----              ---               -----             ---           -----
                                  -----              ---               -----             ---           -----

    As of September 30, 1997, approximately 461,000 additional shares were available to be issued pursuant to the Plans.

NOTE P--PENSION PLAN

    The Company maintains a noncontributory pension plan which provides retirement benefits to substantially all employees. Employees generally are eligible to participate in the plan after one year of service and become fully vested after five years of service. The plan provides defined benefits based on years of credited service and compensation. The Company makes contributions that are sufficient to

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE P--PENSION PLAN (CONTINUED)
fully fund its actuarially determined cost, generally equal to the minimum amounts required by ERISA. Assets of the plan consist primarily of stocks, bonds and annuities.

    Net periodic pension expense is comprised of the following:

                                                                   YEAR ENDED SEPTEMBER 30,
                                                                -------------------------------
                                                                  1997       1996       1995
                                                                ---------  ---------  ---------

                                                                        (IN THOUSANDS)
Service cost--benefits earned during the period...............  $     451  $     609  $     785
Interest cost on projected benefit obligation.................      1,158      1,066        929
Actual return on plan assets..................................     (3,029)    (1,463)    (1,642)
Net amortization and deferrals................................      1,952        544        851
                                                                ---------  ---------  ---------
Net periodic pension expense..................................  $     532  $     756  $     923
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The following table presents the funded status of the Company's pension plan and the amounts reflected in the Consolidated Balance Sheets:

                                                                            SEPTEMBER 30,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------

                                                                            (IN THOUSANDS)
Actuarial present value of benefit obligations:
  Vested benefits.....................................................  $  (15,116) $  (13,141)
                                                                        ----------  ----------
                                                                        ----------  ----------
  Accumulated benefit obligation......................................  $  (15,857) $  (13,713)
                                                                        ----------  ----------
                                                                        ----------  ----------

Projected benefit obligation..........................................  $  (16,680) $  (14,539)
Plan assets at fair value.............................................      16,528      13,663
                                                                        ----------  ----------

Projected benefit obligation in excess of plan assets.................        (152)       (876)
Unrecognized net gain.................................................      (2,047)     (1,673)
Balance of unrecorded transition obligation...........................         238         361
                                                                        ----------  ----------
Accrued pension liability.............................................  $   (1,961) $   (2,188)
                                                                        ----------  ----------
                                                                        ----------  ----------

    The actuarial assumptions used in determining net periodic pension costs were:

                                                                      YEAR ENDED SEPTEMBER 30,
                                                                   -------------------------------
                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
Discount rate....................................................        7.5%         8%         8%
Expected long-term return on plan assets.........................          8%         8%         8%
Weighted average rate of increase in compensation levels.........          5%         5%       4.5%

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE Q--SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    Selected quarterly financial data (in thousands except per share data) for 1997 and 1996 is as follows:

                                                                     FIRST     SECOND      THIRD      FOURTH
1997                                                                QUARTER    QUARTER    QUARTER    QUARTER
-----------------------------------------------------------------  ---------  ---------  ---------  ----------
Revenues (A).....................................................  $  35,483  $  42,566  $  39,625  $   38,286
Operating income (A).............................................      6,538     10,189      7,781       4,996
Income (loss) from continuing operations.........................     (7,491)     6,357      2,561      (3,668)(C)
Income (loss) from discontinued operations.......................     37,241(B)       (66)    (1,092)     (1,142)
Extraordinary item...............................................     (6,464)      (462)       (76)     (1,035)
Net income (loss)................................................     23,286      5,829      1,393      (5,845)

Earnings per share:
Income (loss) from continuing operations.........................       (.30)       .25        .10        (.14)
Income (loss) from discontinued operations.......................       1.47     --           (.04)       (.04)
Extraordinary item...............................................       (.25)      (.02)    --            (.04)
Net income (loss)................................................        .92        .23        .06        (.22)

                                                                     FIRST     SECOND      THIRD      FOURTH
1996                                                                QUARTER    QUARTER    QUARTER    QUARTER
-----------------------------------------------------------------  ---------  ---------  ---------  ----------
Revenues (A).....................................................  $  32,093  $  36,999  $  34,386  $   32,588
Operating income (A).............................................      2,912(D)    10,161     6,899      5,474
Income (loss) from continuing operations.........................     (2,370)     1,273        293      (5,374) (C)
Income (loss) from discontinued operations.......................      1,002      1,542     (1,514)    (11,699) (E)
Extraordinary item...............................................      1,001     --            153         (11)
Net income (loss)................................................       (367)     2,815     (1,068)    (17,084)

Earnings per share:
Income (loss) from continuing operations.........................       (.09)       .05        .01        (.22)
Income (loss) from discontinued operations.......................        .04        .06       (.06)       (.47)
Extraordinary item...............................................        .04     --            .01      --
Net income (loss)................................................       (.01)       .11       (.04)       (.69)

------------------------

(A) Reflects seasonal nature of MEDIQ/PRN's business.

(B) Reflects gain on sales of PCI and NutraMax, net of taxes.

(C) Includes MHM reserves of $3.6 million in 1997 and $3.9 million in 1996, respectively, and the write-off of UHS deferred acquisition costs of $2.4 million, net of tax benefits.

(D) Includes non-recurring expenses of $2.2 million related to the restructuring charge.

(E) Reflects adjustment of the Company's reserve for the disposal of discontinued operations.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE R--BUSINESS SEGMENT DATA

    The Company operates primarily in one business segment. The Company, through MEDIQ/PRN, rents movable medical equipment on a short-term basis nationwide and distributes a variety of disposable products, accessories and repair parts used with the types of equipment it rents. This segment represents more than 90% of the consolidated revenues, operating profit and assets exclusive of corporate assets.

NOTE S--NEW ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Board has issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"), which was adopted by the Company in fiscal year 1997 as required by the statement. The Company has elected to continue to measure such compensation expense using the method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by SFAS 123. (See Note O)

    The Financial Accounting Standards Board has issued SFAS No. 128, "Earnings Per Share," which will result in changes to the computation and presentation of earnings per share. The Company will be required to adopt this standard during its quarter ended December 31, 1997 with earlier adoption not permitted. At this time, the Company has determined that the adoption of this standard will not have a material impact on the Company's earnings per share.

    The Financial Accounting Standards Board has issued SFAS No. 130, "Reporting Comprehensive Income," which will result in disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Company is not required to adopt this standard until fiscal 1999. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.

    The Financial Accounting Standards Board has issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company is not required to adopt this standard until fiscal 1999. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                                   THREE MONTHS ENDED      NINE MONTHS ENDED
                                                                                        JUNE 30,                JUNE 30,
                                                                                 ----------------------  ----------------------
                                                                                    1998        1997        1998        1997
                                                                                 ----------  ----------  ----------  ----------
Revenue:
  Rental.......................................................................  $   33,706  $   31,148  $  103,700  $   94,341
  Sales........................................................................       6,692       5,327      20,671      14,785
  Other........................................................................       2,543       3,150       7,549       8,548
                                                                                 ----------  ----------  ----------  ----------
                                                                                     42,941      39,625     131,920     117,674
Costs and Expenses:
  Cost of sales................................................................       5,455       4,261      16,725      12,020
  Operating....................................................................      14,415      11,263      42,864      33,491
  Selling......................................................................       3,912       3,152      11,469       9,722
  General and administrative...................................................       5,186       5,803      14,534      15,837
  Non-recurring merger costs...................................................      34,204      --          34,567      --
  Depreciation and amortization................................................      15,064       7,365      31,650      22,096
                                                                                 ----------  ----------  ----------  ----------
                                                                                     78,236      31,844     151,809      93,166
                                                                                 ----------  ----------  ----------  ----------
Operating Income (Loss)........................................................     (35,295)      7,781     (19,889)     24,508
  Other (Charges) Credits:
  Interest expense.............................................................      (7,098)     (3,283)    (14,333)    (15,205)
  Equity participation--repurchase of MEDIQ/PRN warrants.......................      --          --          --         (11,047)
  Gain on sale and market appreciation of Cardinal Health stock................      --          --          --           9,213
  Gain on NutraMax note receivable.............................................      --             565      --           1,760
  Other--net...................................................................         235        (302)        714         842
                                                                                 ----------  ----------  ----------  ----------
Income (Loss) from Continuing Operations before Income Taxes and Extraordinary
Item...........................................................................     (42,158)      4,761     (33,508)     10,071
Income Tax Expense (Benefit)...................................................     (15,632)     (2,200)    (11,744)      8,644
                                                                                 ----------  ----------  ----------  ----------
Income (Loss) before Discontinued Operations and Extraordinary Item............     (26,526)      2,561     (21,764)      1,427
Discontinued Operations (net of taxes).........................................      --          (1,092)     --          36,083
Extraordinary Item--Early Retirement of Debt (net of taxes)....................      (4,098)        (76)     (4,098)     (7,002)
                                                                                 ----------  ----------  ----------  ----------
Net Income (Loss)..............................................................     (30,624)      1,393      25,862      30,508
Dividends on Preferred Stock...................................................      (1,600)     --          (1,600)     --
Net Income (Loss) Available for Common Shareholders............................  $  (32,224) $    1,393  $  (27,462) $   30,508
                                                                                 ----------  ----------  ----------  ----------
                                                                                 ----------  ----------  ----------  ----------

            See Notes to Condensed Consolidated Financial Statements

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                      JUNE 30,     SEPTEMBER 30,
                                                                                        1998            1997
                                                                                    ------------  ----------------
                                                                                    (Unaudited)      (See Note)

                                                      ASSETS
Current Assets:
  Cash............................................................................   $    9,203      $    3,639
  Accounts receivable--net........................................................       52,315          39,686
  Inventories.....................................................................       18,316          13,047
  Deferred income taxes...........................................................        3,202           6,967
  Income taxes receivable.........................................................       --               4,917
  Other current assets............................................................        1,077           1,495
                                                                                    ------------       --------
    Total Current Assets..........................................................       84,113          69,751
Property, plant and equipment--net................................................      112,706         113,589
Goodwill--net.....................................................................       89,570          57,056
Deferred financing fees...........................................................       20,095           7,344
Other Assets......................................................................       12,250           9,812
                                                                                    ------------       --------
Total assets......................................................................   $  318,734      $  257,552
                                                                                    ------------       --------
                                                                                    ------------       --------

                                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities:
  Accounts payable................................................................   $   16,260      $    8,793
  Accrued expenses................................................................       19,395          23,578
  Current portion of long-term debt...............................................        1,611           7,648
                                                                                    ------------       --------
    Total Current Liabilities.....................................................       37,266          40,019
Senior debt.......................................................................      275,419         128,131
Subordinated debt.................................................................      200,055          10,055
Deferred income taxes and other liabilities.......................................       11,913          30,744

Mandatorily redeemable preferred stock:
  Series A preferred stock........................................................       79,127          --
  Series C preferred stock........................................................       30,355          --

Stockholders' Equity (Deficiency).................................................     (315,401)         48,603
                                                                                    ------------       --------
Total Liabilities and Stockholders' Equity (Deficiency)...........................   $  318,734      $  257,552
                                                                                    ------------       --------
                                                                                    ------------       --------

    Note: The balance sheet at September 30, 1997 has been condensed from the audited financial statements at that date.

            See Notes to Condensed Consolidated Financial Statements

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                             NINE MONTHS ENDED
                                                                                                  JUNE 30,
                                                                                          ------------------------
                                                                                             1998         1997
                                                                                          -----------  -----------
Cash Flows from Operating Activities:
Net income (loss).......................................................................  $   (25,862) $    30,508
Adjustments to reconcile net income (loss) to net cash used in operating activities:
  Income from discontinued operations...................................................      --           (36,083)
  Gain on sale of Cardinal shares.......................................................      --            (9,213)
  Equity participation--repurchase of MEDIQ/PRN warrants................................      --            11,047
  Other--net............................................................................       23,943        1,046
                                                                                          -----------  -----------
Net cash used in operating activities...................................................       (1,919)      (2,695)
Cash Flows from Investing Activities:
  Acquisitions..........................................................................      (11,032)     --
  Proceeds from sale of discontinued operations.........................................      --           124,995
  Purchase of equipment.................................................................      (17,909)     (11,589)
  Collections on note receivable........................................................        2,250      --
  Repurchase of MEDIQ/PRN warrant.......................................................      --           (12,500)
  Other.................................................................................          654       (2,448)
                                                                                          -----------  -----------
  Net cash provided by (used in) investing activities...................................      (26,037)      98,458
Cash Flows from Financing Activities:
  Repurchase of common and preferred stock..............................................     (377,416)     --
  Issuance of subordinated notes........................................................      190,000      --
  Borrowings............................................................................      151,499      214,000
  Debt repayments.......................................................................     (133,872)    (302,228)
  Issuance of Series A preferred stock..................................................       78,235      --
  Issuance of units.....................................................................       75,000      --
  Issuance of Series B preferred stock..................................................       30,000      --
  Issuance of Series C preferred stock..................................................       30,000      --
  Issuance of common stock..............................................................       10,000      --
  Deferred financing fees...............................................................      (20,056)      (8,874)
  Exercise of stock options.............................................................          130          272
                                                                                          -----------  -----------
  Net cash provided by (used in) financing activities...................................       33,520      (96,830)
                                                                                          -----------  -----------
Increase (decrease) in cash.............................................................        5,564       (1,067)
Cash:
  Beginning balance.....................................................................        3,639        3,219
                                                                                          -----------  -----------
  Ending balance........................................................................  $     9,203  $     2,152
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Supplemental disclosure of cash flow information:
  Interest paid.........................................................................  $    11,005  $    16,760
                                                                                          -----------  -----------
                                                                                          -----------  -----------
  Income taxes paid (refunded)..........................................................  $    (2,788) $     5,056
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Supplemental disclosure of non-cash investing and financing activities:
  Acquisition of CH Medical, Inc. with term loans.......................................  $   (48,501)     --
                                                                                          -----------  -----------
                                                                                          -----------  -----------
  Conversion of 7.25% subordinated debentures into common stock.........................  $   --       $     6,251
                                                                                          -----------  -----------
                                                                                          -----------  -----------

            See Notes to Condensed Consolidated Financial Statements

                      MEDIQ INCORPORATED AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE A--CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The condensed consolidated balance sheet as of June 30, 1998 and the condensed consolidated statements of operations and cash flows for the nine months ended June 30, 1998 and 1997 have been prepared by the Company, without audit. In the opinion of management, all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 1998 and for all periods presented have been made.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's September 30, 1997 Annual Report on Form 10-K. The results of operations for the period ended June 30, 1998 are not necessarily indicative of the operating results for the full year.

    RECLASSIFICATION OF ACCOUNTS--Certain reclassifications have been made to conform prior year balances to the current year presentation.

NOTE B--INVENTORIES

    Inventories, which consist primarily of disposable products and repair parts for rental equipment, are stated at the lower of cost (first-in, first-out method) or market.

NOTE C--THE MERGER

    On May 29, 1998, pursuant to the terms of an Agreement and Plan of Merger dated January 14, 1998 and amended April 27, 1998 (the "Merger Agreement") between MEDIQ Incorporated (the "Company") and MQ Acquisition Corporation ("MQ"), MQ was merged into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"). MQ was a Delaware corporation organized by Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS") and certain other investors solely to effect the Merger. In the Merger, holders of the Company's outstanding common stock, par value $1.00 per share, and preferred stock, par value $.50 per share, immediately prior to the Merger received, in exchange for each outstanding share of common stock or preferred stock (except for shares held directly or indirectly by the Company or MQ, the Rolled Shares (as defined below) and dissenting shares), $13.75 in cash and
0.075 of a share of a newly created Series A 13% Cumulative Compounding Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), of the Surviving Corporation. The Series A Preferred Stock has a liquidation preference of $10.00 per share.

    The aggregate consideration paid in connection with the Merger was approximately $390.7 million, which amount includes $20.0 million of Series A Preferred Stock. In addition, in connection with the Merger (i) certain controlling stockholders of the Company (the "Rotko Entities") converted a portion of their preferred equity (the "Rolled Shares") in the Company into 1,340,219 shares of Series B 13.25% Cumulative Compounding Perpetual Preferred Stock, par value $.01 per share ("Series B Preferred Stock") and 109,781 shares of Common Stock, par value $.01 per share ("Common Stock"), of the Surviving Corporation, (ii) Thomas E. Carroll, Jay M. Kaplan and certain other persons selected by the Company and BRS (the "Management Stockholders") invested approximately $4.2 million in common and preferred equity of the Company, and
(iii) BRS, certain entities and individuals affiliated with

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE C--THE MERGER (CONTINUED)
BRS (together with BRS, the "BRS Entities") and certain funds affiliated with Ferrer Freeman Thompson & Co. LLC and Galen Partners III, L.P. (the "Co-Investors") purchased $109.5 million of common and preferred equity of MQ (the "Equity Contribution"). The transaction has been accounted for as a recapitalization.

    In connection with the Merger, (i) the Company contributed certain of its assets and liabilities (including the capital stock of all of the subsidiaries of the Company other than MEDIQ/PRN Life Support Services, Inc. ("MEDIQ/PRN") to MEDIQ/PRN (the "Reorganization"), (ii) MEDIQ/PRN entered into a new Senior Secured Credit Facility (the "New Credit Facility") with a syndicate of banks ("Senior Lenders"), (iii) all indebtedness of the Company except approximately $10.1 million of the Company's 7.5% exchangeable subordinated debentures due 2003 (the "Exchangeable Debentures") and $2.0 million of MEDIQ/PRN's capital leases were repaid (the "Refinancing"), (iv) the Company sold 140,885 units ("Units"), consisting of one 13% Senior Discount Debenture due 2009 with a principal amount at maturity of $1,000 ("Debentures") and one warrant to purchase .6474 of a share of Common Stock ("Warrants"), for gross proceeds aggregating $75.0 million in a Rule 144A private offering, and (v) MEDIQ/PRN sold $190.0 million aggregate principal amount of 11% Senior Subordinated Notes due 2008 (the "Notes") in the same Rule 144A private offering.

    The authorized capital stock of the Surviving Corporation consists of (i) Common Stock, (ii) Series A Preferred Stock, (iii) Series B Preferred Stock, and
(iv) Series C 13.5% Cumulative Compounding Preferred Stock, par value $.01 per share ("Series C Preferred Stock"). The BRS Entities and Co-Investors hold 829,219 shares of the Common Stock, 5,624,565 shares of the Series A Preferred Stock, 1,602,363 shares of the Series B Preferred Stock and 2,896,218 shares of the Series C Preferred Stock; the Management Stockholders hold 61,000 shares of the Common Stock, 201,551 shares of the Series A Preferred Stock, 57,417 shares of the Series B Preferred Stock and 103,781 shares of the Series C Preferred Stock; the Rotko Entities hold 109,781 shares of the Common Stock, 632,360 shares of the Series A Preferred Stock and 1,340,219 shares of the Series B Preferred Stock; and the stockholders of the Company prior to the Merger (other than the Rotko Entities) hold 1,365,030 shares of the Series A Preferred Stock.

    On January 15, 1998, a complaint, purporting to be a class action, was filed in Delaware Chancery Court, naming the Company and each of its directors as defendants and seeking to enjoin consummation of the Merger, or, in the alternative, to recover compensatory damages. Plaintiff alleges generally that the directors have breached fiduciary duties to stockholders. The Company believes that the allegations in the complaint are completely without merit and intends to vigorously defend this case. Based on the information currently available, the Company believes that resolution of the claim will not have a material adverse effect on the operations or financial condition of the Company.

NOTE D--LONG-TERM DEBT

    In order to finance a portion of the cash consideration paid pursuant to the Merger, the Company entered into a $325.0 million New Credit Facility that replaced its former credit facility.

    The New Credit Facility consists of three facilities: (i) an eight-year senior secured $200.0 million term loan facility (the "Term Loan Facility");
(ii) a six-year revolving credit facility not to exceed $50.0 million (the "Revolving Credit Facility") and (iii) a six-year senior secured acquisition facility not to

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE D--LONG-TERM DEBT (CONTINUED)
exceed $75.0 million (the "Acquisition Facility"). Loans made under the Term Loan Facility are referred to as "Term Loans," advances made under the Revolving Credit Facility are referred to as "Revolving Loans" and loans made under the Acquisition Facility are referred to as "Acquisition Loans."

    Borrowings under the New Credit Facility bear interest at a floating rate based upon, at MEDIQ/ PRN's option, (i) the higher of the prime rate of Banque Nationale de Paris, or the federal funds effective rate plus 0.5%, plus, in the case of the Term Loans, a margin equal to 1.5%, and in the case of the Revolving Loans and the Acquisition Loans, a margin equal to 1.0%, or (ii) the London Interbank Offered Rate ("LIBOR") plus, in the case of the Term Loans, a margin equal to 2.75%, and in the case of the Revolving Loans and Acquisition Loans, a margin equal to 2.25%.

    In addition, MEDIQ/PRN is required to pay commitment fees to the Senior Lenders of 0.5% per year of the undrawn portion of the commitments in respect of the facilities (subject to adjustment as set forth below). The New Credit Facility contains provisions under which commitment fees and margins on interest rates under the facilities will be adjusted in increments based on certain performance goals.

    The Term Loans amortize on a quarterly basis commencing September 30, 1999. Principal amounts outstanding under the Revolving Credit Facility are due and payable in full at maturity. Principal amounts outstanding under the Acquisition Facility on November 30, 1999 will amortize on a quarterly basis. The Term Loans, Revolving Loans and Acquisition Loans are subject to mandatory prepayments and reductions in the event of certain extraordinary transactions or issuances of debt and equity by MEDIQ/PRN or any Facility Guarantor (as defined in the Credit Agreement). Such loans are required to be prepaid with 75% of the Excess Cash Flow (as defined in the Credit Agreement) of MEDIQ/ PRN or, if the Company's ratio of funded debt to pro forma EBITDA for the preceding 12-month period is less than 5.0 to 1.0, 50% of such Excess Cash Flow.

    At June 30, 1998, pursuant to the terms of the New Credit Facility and/or the Indentures for the Subordinated Notes and the Discount Debentures ("Indentures"), the availability under the Revolving Credit Facility and the Acquisition Facility was limited to $25.9 million and $50.0 million, respectively.

    In July 1998, the Company terminated its existing interest rate hedging contracts at a cost of approximately $600,000 which will be reflected as interest expense in the Company's fourth quarter. In addition, the Company entered into new interest rate hedging contracts. On a notional amount of $100.0 million, the Company fixed its LIBOR rate at 5.35% until July 2003 as long as the three month LIBOR rate does not exceed 6.25%. The Company must pay the actual LIBOR rate when LIBOR exceeds 6.25%. In order to mitigate its interest rate exposure for LIBOR rates above 6.25%, the Company obtained zero-cost collars with notional amounts aggregating $100.0 million with ceiling rates of 7.00% and a weighted-average floor rate of 5.03%.

    The New Credit Facility contains representations and warranties, covenants, events of default and other provisions customary for credit facilities of this type. MEDIQ/PRN paid the Senior Lenders certain syndication and administration fees, reimbursed certain expenses and provided certain indemnities, in each case which are customary for credit facilities of this type.

    The Notes, in the aggregate principal amount of $190.0 million, are unsecured senior subordinated obligations of MEDIQ/PRN and mature on June 1, 2008. The Notes bear interest at the rate of 11%

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE D--LONG-TERM DEBT (CONTINUED)
per year, payable semiannually to holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date on June 1 and December 1 of each year, commencing December 1, 1998.

    Each Unit consists of a Debenture with a principal amount at maturity of $1,000 and one Warrant. Each Warrant entitles the holder thereof to purchase
 .6474 shares of Common Stock from the Company, as the Surviving Corporation of the Merger, at an exercise price of $0.01 per share, subject to adjustment. The Warrants will initially entitle the holders thereof to acquire, in the aggregate, 91,209 shares of Common Stock. The Warrants have been valued at $743,000 and are reflected as a component of Stockholders' Equity at June 30, 1998. The Debentures and the Warrants will not trade separately until the commencement of an exchange offer or the effectiveness of a shelf registration statement for the Debentures or such earlier date after July 28, 1998, as the Initial Purchasers (as defined in the Indentures) may determine (the "Separation Date").

    The Debentures are unsecured senior obligations of the Company, limited to $140.9 million aggregate principal amount at maturity, and will mature on June 1, 2009. No cash interest will accrue on the Debentures prior to June 1, 2003. Cash interest will accrue on the Debentures at the rate of 13% per year from June 1, 2003, or from the most recent date to which interest has been paid or provided for, payable on June 1 and December 1 of each year, commencing December 1, 2003 to holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date.

    The interest rates on the Notes and Debentures are subject to increase in certain circumstances if the Company does not file a registration statement providing for a registered exchange offer for the Notes and the Debentures or if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied. The Company filed such registration statement providing for a registered exchange offer on July 13, 1998. Such registration statement has not yet been declared effective by the Securities and Exchange Commission.

    The Warrants may be exercised at any time after the first anniversary of the Issue Date (as defined in the Indentures); provided, however, that holders of Warrants will be able to exercise their Warrants only if a shelf registration statement relating to the Common Stock underlying the Warrants is effective or the exercise of such Warrants is exempt from the registration requirements of the Securities Act of 1933, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such holders reside. Unless earlier exercised, the Warrants will expire on June 1, 2009. The Warrants will not trade separately from the Debentures until the Separation Date.

    On June 5, 1998, pursuant to the change of control provisions of the indenture for the Company's Exchangeable Debentures, the Company made a tender offer to repurchase the remaining outstanding balance of approximately $10.1 million. On July 3, 1998, the Company redeemed $9.5 million of the Exchangeable Debentures pursuant to its tender offer and received 623,595 shares of NutraMax common stock from escrow. Pursuant to the terms of the Company's stock purchase agreement with NutraMax, the Company returned the shares to NutraMax and received a $5.6 million cash payment on its note receivable from NutraMax.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE E--ACQUISITIONS

    On May 29, 1998, the Company, through its wholly-owned subsidiary MEDIQ/PRN, purchased specified assets and rights of CH Industries, Inc., certain direct and indirect subsidiaries of CH Industries, Inc., including CH Medical, Inc. and subsidiaries ("CH Medical"), and certain other parties (the "CH Medical Business") for a purchase price of approximately $48.5 million in cash, including related costs and expenses, and the assumption of certain specified obligations related to the CH Medical Business (the "CH Medical Acquisition"). The Company financed the purchase price and related costs and expenses for the CH Medical Acquisition with the proceeds from Term Loans under the New Credit Facility (see Note D). CH Medical is a national sales, rental and service corporation specializing in patient beds, overlays, mattress replacement systems, pressure relieving pads and surfaces and other therapeutic support services.

    The acquisition has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values on May 29, 1998. The excess of the purchase price over the estimated fair values of the net assets acquired, $28.5 million, has been recorded as goodwill and is being amortized on a straight line basis over twenty years. The final allocation of the purchase price is contingent upon studies and valuations which have not yet been completed. The Company is unable to predict whether any adjustments as a result of the foregoing will have a material effect on the initial allocation of purchase price.

    On June 26, 1998, the Company, through its wholly-owned subsidiary MEDIQ/PRN, acquired certain assets of National Patient Care Systems, Inc. ("NPC") for $11.0 million in cash, including related costs and expenses and contingent consideration of up to $2.8 million payable over the next two years if certain revenue targets are achieved by NPC. NPC is a provider of air support therapy rental equipment including frameless and framed integrated bed systems.

    The acquisition has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired based on the estimated fair values on June 26, 1998. The excess of the purchase price over the estimated fair values of the net assets acquired, $6.8 million, has been recorded as goodwill and is being amortized on a straight-line basis over twenty years. The final allocation of the purchase price is contingent upon studies and valuations which have not yet been completed. The Company is unable to predict whether any adjustments as a result of the foregoing will have a material effect on the initial allocation of purchase price.

    The operations of CH Medical and NPC are included in the Company's Condensed Consolidated Statement of Operations from their respective effective dates of acquisition. The following pro forma financial information presents the consolidated results of operations of the Company as if the acquisitions had occurred at the beginning of the respective periods. The unaudited pro forma information is presented for comparative purposes only and does not necessarily reflect the results of operations of the Company had the acquisitions been made at the beginning of each fiscal year.

                                                                            NINE MONTHS ENDED   FISCAL YEAR ENDED
                                                                              JUNE 30, 1998     SEPTEMBER 30, 1997
                                                                            ------------------  ------------------
Revenues..................................................................   $    158,012,000    $    195,552,000
Loss before discontinued operations and extraordinary items...............        (26,106,000)         (7,817,000)
Net income (loss).........................................................        (30,204,000)         19,087,000

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE F--REDEEMABLE PREFERRED STOCK

    At June 30, 1998, redeemable preferred stock consists of 15,000,000 authorized shares, of which 10,000,000 shares have been designated as Series A Preferred Stock and 5,000,000 shares have been designated as Series C Preferred Stock as follows:

Series A, par value $.01 per share, stated value $10.00 per
  share, 7,823,504 shares issued and outstanding, with a
  liquidation value of $78.2 million and accumulated dividends of $.9 million..............................................  $79,127,000

Series C, par value $.01 per share, stated value $10.00 per
  share, 3,000,000 shares issued and outstanding with a
  liquidation value of $30.0 million and accumulated dividends
  of $.4 million..............................................   30,355,000
                                                                -----------
                                                                $109,482,000
                                                                -----------
                                                                -----------

    Subject to the legal availability of funds, the Company is required to redeem its Series A Preferred Stock on December 31, 2011 at a redemption price equal to $10.00 per share plus all accrued and unpaid dividends. The Company, at its option, may redeem the Series A Preferred Stock at any time at the redemption prices set forth below, plus an amount equal to full cumulative dividends:

REDEMPTION DATE                                                     REDEMPTION PRICE PER SHARE
------------------------------------------------------------------  ---------------------------
On or before December 31, 1999....................................           $   11.00
On or after January 1, 2000, but before January 1, 2002...........           $   10.50
On or after January 1, 2002.......................................           $   10.00

    Subject to the legal availability of funds, the Company is required to redeem its Series C Preferred Stock on December 31, 2012 at a redemption price equal to $10.00 per share plus all accrued and unpaid dividends. The Company, at its option, may redeem the Series C Preferred Stock at any time at an amount equal to $10.00 per share plus all accrued and unpaid dividends after distributions are made on the Series A Preferred Stock and the Series B Preferred Stock. Accordingly, these preferred stocks subject to mandatory redemption have been presented separately outside of permanent stockholders' equity in the accompanying financial statements.

    Except as required by Delaware law, the holders of the Series A Preferred Stock and Series C Preferred Stock do not have any voting rights. The holders of the Series A Preferred Stock and Series C Preferred Stock are entitled to receive dividends from the Company on each share of Series A Preferred Stock and Series C Preferred Stock at annual rates equal to $1.30 and $1.35 per share, respectively. All dividends will be cumulative and compounding, whether or not earned or declared, will accrue on a daily basis and will be payable semi-annually in arrears. Dividends with respect to the Series A Preferred Stock can only be paid to the extent funds are legally available therefor under Delaware law. Dividends with respect to the Series C Preferred Stock can only be paid to the extent funds are legally available therefor under Delaware law and all distributions have been made on the Company's Series A and Series B preferred stocks. The New Credit Facility and Indentures restrict the ability of the Company to pay cash dividends.

    Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of all shares of Series A Preferred Stock and Series C Preferred Stock then outstanding will be

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE F--REDEEMABLE PREFERRED STOCK (CONTINUED) entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $10.00 per share plus all accrued and unpaid dividends.

NOTE G--COMMON STOCK AND SERIES B PREFERRED STOCK

    Common Stock--The Company has 30,000,000 authorized shares of common stock, par value $.01 per share, with 1,000,000 shares issued and outstanding as of June 30, 1998. The holders of the Common Stock are entitled to one vote per share on all matters submitted for action by the shareholders. Subject to the rights of any holders of outstanding preferred stock of the Company, all shares of Common Stock are entitled to share in dividends as the Board of Directors may declare from time to time from legally available funds.

    Series B Preferred Stock--Except as required by Delaware law, the holders of the Series B Preferred Stock do not have any voting rights. The holders of the Series B Preferred Stock are entitled to receive dividends from the Company on each share of Series B Preferred Stock at an annual rate equal to $1.325 per share. All dividends will be cumulative and compounding whether or not earned or declared, will accrue on a daily basis and will be payable semi-annually in arrears. Dividends with respect to the Series B Preferred Stock can only be paid to the extent funds are legally available therefor under Delaware law and all distributions have been made on the Company's Series A Preferred Stock. The New Credit Facility and Indentures restrict the ability of the Company to pay cash dividends.

    Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of all shares of Series B Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $10.00 per share plus all accrued and unpaid dividends after distributions are made on the Series A Preferred Stock and before any distribution is made on any Series C Preferred Stock. The Company is not required to redeem the shares of Series B Preferred Stock. The Series B Preferred Stock has $.4 million of dividends accrued as of June 30, 1998.

NOTE H--NEW ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board has issued SFAS No. 130, "Reporting Comprehensive Income," which will result in disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Company is not required to adopt this standard until fiscal 1999. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.

    The Financial Accounting Standards Board has issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is not required to adopt this standard until fiscal 1999. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE H--NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)
    In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement, which improves disclosure about pensions and other postretirement benefits, is effective for fiscal years beginning after December 15, 1997, although earlier application is permitted. The Company does not believe the adoption of this standard will have a material impact on the Company's financial statements.

    In July 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities, is effective for fiscal years beginning after June 15, 1999, although earlier application is permitted. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.

NOTE I--SUBSEQUENT EVENTS

    In July 1998, the Company reached a settlement with its former wholly-owned subsidiary, MHM Services, Inc. ("MHM") which called for MHM to pay the Company $3.0 million in cash in full satisfaction of all amounts due the Company. The Company received the cash in July 1998 and will recognize the settlement in other income in the fourth quarter of fiscal 1998. The total amount due from MHM was fully reserved during fiscal years 1997 and 1996.

    In July 1998, MEDIQ Mobile X-Ray Services, Inc., a subsidiary of the Company whose assets were sold in November 1996, was notified that it is the subject of an investigation by the Department of Justice and the Office of the Inspector General of the Department of Health and Human Services. The Company has not yet been informed as to the nature or scope of the investigation.

    In May 1998, InnoServ Technologies, Inc. ("InnoServ") entered into a merger agreement with GE Medical Systems, Inc. ("GEMS") by which GEMS agreed to acquire InnoServ for approximately $16.0 million. No date has been scheduled for closing. Pursuant to the terms of the Company's November 1997 stock purchase agreement with InnoServ, under a change of control the Company is entitled to receive a portion of the sales proceeds. However, the calculation of the amount due to the Company is currently in dispute. Accordingly, the matter is in arbitration pursuant to the terms of the stock purchase agreement. The Company fully reserved its investment in InnoServ in fiscal 1997. The Company will recognize a gain equal to the cash proceeds when they are received.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Shareholder and Directors
CH Medical, Inc. and Subsidiaries

    We have audited the accompanying consolidated statements of net assets of CH Medical, Inc. and Subsidiaries (the "Company") as of August 31, 1997 and 1996 and the related consolidated statements of income and cash flows for each of the three years in the period ended August 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the net assets of CH Medical, Inc. and Subsidiaries at August 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1997 in conformity with generally accepted accounting principles.

/s/ BDO SEIDMAN, LLP

December 12, 1997

Dallas, Texas

                       CH MEDICAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF NET ASSETS

                                                                                              AUGUST 31,
                                                                                     ----------------------------
                                                                                         1997           1996
                                                                                     -------------  -------------
ASSETS:
Current
  Cash and cash equivalents........................................................  $     307,080  $     297,473
  Accounts receivable--trade, net of allowance for doubtful accounts of $1,072,353
    and $1,373,268, in 1997 and 1996, respectively (Note 3)........................      7,149,520      5,471,764
  Accounts receivable--other.......................................................       --               91,876
  Inventories (Notes 1 and 3)......................................................      4,226,283      2,722,507
  Other............................................................................        200,427         81,515
  Intercompany income tax receivable due from CH Industries........................        576,637       --
                                                                                     -------------  -------------
Total current assets...............................................................     12,459,947      8,665,135
                                                                                     -------------  -------------
Accounts receivable--long-term.....................................................        859,660       --
Net property and equipment (Notes 2, 3 and 5)......................................      5,457,197      5,001,237
Other assets.......................................................................         62,446         58,765
                                                                                     -------------  -------------
                                                                                     $  18,839,250  $  13,725,137
                                                                                     -------------  -------------
                                                                                     -------------  -------------
LIABILITIES:
Current
  Accounts payable.................................................................  $     983,434  $      95,279
  Accrued expenses.................................................................        685,343        446,825
  Income taxes payable.............................................................        117,000       --
  Current maturities of obligations under capital lease............................       --                6,118
  Dealer deposits..................................................................         25,470         25,470
  Revolving line of credit (Note 3)................................................      4,181,663      1,934,837
  Other liabilities................................................................        458,891          1,618
                                                                                     -------------  -------------
Total current liabilities..........................................................      6,451,801      2,510,147
                                                                                     -------------  -------------
Note payable to officer............................................................        285,315        399,337
Income taxes payable (Note 7)......................................................       --              499,911
Deferred income taxes (Note 7).....................................................        338,442        264,496
Other liabilities..................................................................        127,000       --
                                                                                     -------------  -------------
Total liabilities..................................................................      7,202,558      3,673,891
                                                                                     -------------  -------------
Commitments and contingencies (Note 6)
Net assets.........................................................................  $  11,636,692  $  10,051,246
                                                                                     -------------  -------------
                                                                                     -------------  -------------

          See accompanying summary of accounting policies and notes to consolidated financial statements.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                 YEAR ENDED AUGUST 31,
                                                                      -------------------------------------------
                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
Net Rental and Sales................................................  $  26,710,137  $  22,711,898  $  19,385,404
Rental Expenses and Cost of Goods Sold..............................     11,599,013      8,344,227      8,043,952
                                                                      -------------  -------------  -------------
Gross Profit........................................................     15,111,124     14,367,671     11,341,452
                                                                      -------------  -------------  -------------
Operating Expenses (Note 4):
  Selling expenses..................................................      4,005,107      3,857,026      2,514,278
  Depreciation......................................................      1,739,735      1,166,054        946,801
  General and administrative expenses including $348,708, $455,633
    and $401,729 to related parties (Note 5)........................      7,692,257      6,137,383      4,455,563
                                                                      -------------  -------------  -------------
Total Operating Expenses............................................     13,437,099     11,160,463      7,916,642
                                                                      -------------  -------------  -------------
Operating Income....................................................      1,674,025      3,207,208      3,424,810
                                                                      -------------  -------------  -------------
Other Income (Expense):
  Other income......................................................        442,898        526,738        125,814
  Interest..........................................................       (245,000)       (96,394)       (34,344)
  Litigation settlement.............................................       (250,000)      --             --
                                                                      -------------  -------------  -------------
Total Other Income (Expense)........................................        (52,102)       430,344         91,470
                                                                      -------------  -------------  -------------
Income Before Income Taxes..........................................      1,621,923      3,637,552      3,516,280
Income Taxes (Note 7)...............................................        616,330      1,382,270      1,336,186
                                                                      -------------  -------------  -------------
Net Income..........................................................  $   1,005,593  $   2,255,282  $   2,180,094
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

          See accompanying summary of accounting policies and notes to consolidated financial statements.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  YEAR ENDED AUGUST 31,
                                                                       -------------------------------------------
                                                                           1997           1996           1995
                                                                       -------------  -------------  -------------
Operating Activities:
  Net income.........................................................  $   1,005,593  $   2,255,282  $   2,180,094
  Adjustments to reconcile net income to cash provided by operating activities:
    Depreciation.....................................................      1,739,735      1,166,054        946,801
    Loss on disposition of fixed assets..............................       --                  588         93,824
    Deferred taxes...................................................         73,946        106,123        219,178
    Provision for bad debt...........................................        170,000      1,119,384             --
  Changes in operating assets and liabilities:
    Accounts receivable--trade.......................................     (2,236,501)    (3,727,898)       207,512
      Accounts receivable--other.....................................         91,876        (91,876)        87,148
      Inventories....................................................     (1,503,776)      (318,261)      (466,436)
    Other assets.....................................................       (695,549)       128,767       (212,430)
      Accounts payable...............................................        888,155       (200,808)        80,689
      Accrued expenses...............................................        238,518       (242,215)       531,705
      Income taxes payable...........................................       (382,911)      (591,220)       169,183
    Other liabilities................................................        334,273        (13,366)         8,866
                                                                       -------------  -------------  -------------
Cash provided by (used in) operating activities......................       (276,641)      (409,446)     3,846,134
                                                                       -------------  -------------  -------------
Cash Used In Investing Activities--
  Capital expenditures...............................................     (1,840,438)    (2,144,190)    (2,226,921)
                                                                       -------------  -------------  -------------
Financing Activities:
  Net borrowing (repayments) under note payable--officer.............       (114,022)       399,337       --
  Principal payments on obligations under capital lease..............         (6,118)       (48,870)       (86,092)
  Net borrowings (repayments) under revolving line of credit.........      2,246,826      1,769,873       (846,764)
                                                                       -------------  -------------  -------------
Cash provided by (used in) financing activities......................      2,126,686      2,120,340       (932,856)
                                                                       -------------  -------------  -------------
Net increase (decrease) in cash and cash equivalents.................          9,607       (433,296)       686,357
Cash and cash equivalents at beginning of year.......................        297,473        730,769         44,412
                                                                       -------------  -------------  -------------
Cash and cash equivalents at end of year.............................  $     307,080  $     297,473  $     730,769
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

          See accompanying summary of accounting policies and notes to consolidated financial statements.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                         SUMMARY OF ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION--The statements of net assets, income and cash flows relate to the operations of CH Medical, Inc. and Subsidiaries (the "Company"). The Company is engaged in the manufacture, sale and rental of special care hospital beds and associated acute care air support therapy systems. These financial statements are prepared pursuant to a letter of intent between CH Industries and MEDIQ ("MEDIQ") Incorporated whereby the net operating assets of CH Medical, Inc. will be acquired by MEDIQ.

    During the period covered by the financial statements, the Company's operations were conducted as an integral part of CH Industries overall operations, and separate financial statements were not prepared for the Company. These financial statements have been prepared from CH Industries' historical accounting records. The financial statements also include various allocated costs and expenses as described herein, which are not necessarily indicative of the costs and expenses which would have resulted if the Company had been operated as a separate entity. In addition, the Company was allocated a portion of CH Industries line of credit and related interest based on the ratio of debt to certain assets. Therefore, the statements of net assets, income and cash flows may not be indicative of the financial position and the results of operation that would have resulted if the Company were operated on a stand alone basis. All of the allocations and estimates reflected in the financial statements are based on assumptions that management believes reasonable under the circumstances.

    Certain expenses, consisting primarily of costs related to certain employees, the shareholder and related parties of the Company, and other non-operating items have been excluded from the financial statements presented, as they are not indicative of the net operating assets and liabilities nor the operations to be acquired under the Letter of Intent.

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of CH Medical, Inc. and the following wholly--owned subsidiaries:

    Cardio Systems International, Inc.
    Cardio Systems Manufacturing, Inc.
    Cardio Systems--Austin, Ltd.
    Cardio Systems--Dallas, Ltd.
    Cardio Systems--Atlanta, Inc.
    Cardio Systems--Chattanooga, Inc.
    Cardio Systems--Chicago, Inc.
    Cardio Systems--Fort Myers, Inc.
    Cardio Systems--Kansas City, Inc.
    Cardio Systems--Memphis, Inc.
    Cardio Systems--Miami, Inc.
    Cardio Systems--Oklahoma City, Inc.
    Cardio Systems--Sacramento, Inc.
    Cardio Systems--Tampa, Inc.
    Cardio Systems North America Dealer Corporation, Inc.
    Cardio Systems Operations, Inc.
    Cardio Systems Partners, Inc.
    Cardio Systems Sales, Inc.
    Cardio Systems of Texas--Austin, Inc.
    Cardio Systems of Texas--Dallas, Inc.
    SCD Industries, Inc.
    Special Care Delivery, Inc.

                       CH MEDICAL, INC. AND SUBSIDIARIES

    All significant intercompany transactions and balances have been eliminated in consolidation.

    REVENUE RECOGNITION--Service and rental revenue are recognized as services are rendered. Sales and other revenue are recognized when products are shipped.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments with an original maturity of ninety days or less to be cash equivalents.

    INVENTORIES--Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value). Costs include material, labor and manufacturing overhead costs. Inventory expected to be converted into equipment for short-term rental has been reclassified to property, plant and equipment.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Betterments which extend the useful life of the equipment are capitalized.

    DEPRECIATION AND AMORTIZATION--Depreciation on property, plant and equipment is calculated on the straight-line method over the estimated useful lives (thirty to forty years for the buildings and between three and ten years for most of the Company's other property and equipment) of the assets.

    INCOME TAXES--The Company recognizes certain transactions in different time periods for financial reporting and income tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The provision for deferred income taxes represents the change in deferred income tax accounts during the year.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    LONG LIVED ASSETS--In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," management reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. As part of the assessment, management analyzes the undiscounted cash flows for each product that has significant long-lived or intangible asset values associated with it. This analysis for the asset values as of August 31, 1997 indicated there was no impairment to these assets' carrying values.

    NEW ACCOUNTING PRONOUNCEMENTS--Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company has yet to determine the preferred format for presenting this information.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. INVENTORIES

    Inventories are summarized as follows:

                                                                            AUGUST 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
Raw materials.....................................................  $    292,878  $    139,589
Work--in--process.................................................     2,835,748     2,252,633
Finished goods....................................................     1,097,657       330,285
                                                                    ------------  ------------
Total.............................................................  $  4,226,283  $  2,722,507
                                                                    ------------  ------------
                                                                    ------------  ------------

2. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                           AUGUST 31,
                                                                  ----------------------------
                                                                      1997           1996
                                                                  -------------  -------------
Rental medical equipment........................................  $  10,067,172  $   8,300,665
Machinery and equipment.........................................        463,336        450,381
Office equipment................................................        505,206        230,419
Building and improvements.......................................        216,933        174,790
Vehicles........................................................         89,142         89,142
Land............................................................          8,536          8,536
                                                                  -------------  -------------
Total cost......................................................     11,350,325      9,253,933
Accumulated depreciation........................................     (5,893,128)    (4,252,696)
                                                                  -------------  -------------
Net property and equipment......................................  $   5,457,197  $   5,001,237
                                                                  -------------  -------------
                                                                  -------------  -------------

3. LINE OF CREDIT

    CH Industries has a $7,000,000 revolving line of credit with a bank which expires January 5, 1998. The interest rate is at the 30-day LIBOR rate plus 2.25 percent. The Company has been allocated a portion of the line of credit based on the ratio of debt to certain assets. At August 31, 1997, the Company's interest rate was 7.9375 percent. The outstanding borrowings are secured by CH Industries' accounts receivable, inventories (including those of the Company) and the guarantee of the parent's stockholder. Certain financial covenants exist related to CH Industries total debt ratio, tangible net worth, working capital, capital expenditures and additional debt.

4. OPERATING EXPENSES AND OTHER ALLOCATED EXPENSES

    All operating expenses are allocated to the Company using procedures deemed appropriate to the nature of the expenses involved. The procedures utilize various allocation bases such as relative investment and number of employees, and direct effort expended. Interest expense is determined at the corporate level based on the consolidated indebtedness of CH Industries and allocated to the Company on the basis of its proportionate share of certain assets of CH Industries. CH Industries management believes the allocations are reasonable, but they are not necessarily indicative of the costs that would have been incurred if the Company had been a separate entity.

                       CH MEDICAL, INC. AND SUBSIDIARIES

5. RELATED PARTY TRANSACTIONS

    The Company leases certain office space, warehouse facilities and equipment from its stockholder, CH Realty and CH Leasing, Ltd., a limited partnership controlled 99 percent by the stockholder. Rental expense for operating leases to affiliates was $348,708, $455,633, and $401,729 for the years ended August 31, 1997, 1996, and 1995, respectively.

6. COMMITMENTS

    The Company leases certain facilities and automobiles under operating leases expiring at various dates through 2004. Total rent expense under these operating leases was $1,137,356, $1,433,822, and $1,086,922 for the years ended August 31,
1997, 1996, and 1995. As of August 31, 1997, future net minimum lease payments under operating leases that have initial or remaining noncancellable terms in excess of one year are as follows:

                                                         VEHICLES    FACILITIES      TOTAL
                                                        ----------  ------------  ------------
1998..................................................  $  296,661  $    565,410  $    862,071
1999..................................................     307,553       352,083       659,636
2000..................................................     108,139       246,245       354,384
2001..................................................      --           246,245       246,245
2002..................................................      --           246,245       246,245
Thereafter............................................      --           389,887       389,887
                                                        ----------  ------------  ------------
Total minimum lease payments..........................  $  712,353  $  2,046,115  $  2,758,468
                                                        ----------  ------------  ------------
                                                        ----------  ------------  ------------

    Minimum payments to affiliates total $246,245 per annum through 2002 and $389,887 thereafter.

7. INCOME TAXES

    Federal, state and local income taxes are allocated based upon an effective tax rate of 38 percent for 1997, 1996, and 1995. The allocation approximates the results that would occur if the businesses were a separate taxpayer. The components of income tax expense are as follows:

                                                                YEAR ENDED AUGUST 31,
                                                        --------------------------------------
                                                           1997         1996          1995
                                                        ----------  ------------  ------------
Current expense.......................................  $  542,384  $  1,276,147  $  1,117,008
Deferred..............................................      73,946       106,123       219,178
                                                        ----------  ------------  ------------
Total income taxes....................................  $  616,330  $  1,382,270  $  1,336,186
                                                        ----------  ------------  ------------
                                                        ----------  ------------  ------------

    Deferred taxes result from temporary differences arising from differing methods of depreciation for tax and financial reporting purposes and from allowance for doubtful accounts not deductible for tax purposes.

    During the fiscal year ending August 31, 1995 CH Industries applied with the Internal Revenue Service to change their method of accounting for tax purposes. The change is currently being reviewed by the Internal Revenue Service. As a result of the change, for tax purposes, an estimated amount of $300,000 will be subject to a four year payout.

                       CH MEDICAL, INC. AND SUBSIDIARIES

7. INCOME TAXES (CONTINUED)
    Income tax expense differs from the amounts computed by applying the federal statutory rate of 34 percent primarily due to state income taxes.

8. SUPPLEMENTAL CASH FLOW INFORMATION

    Interest and income taxes paid during the year and allocated to the Company based on average outstanding debt and net income before taxes, respectively, were as follows:

                                                                                   YEAR ENDED AUGUST 31,
                                                                          ----------------------------------------
                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
Interest................................................................  $    226,900  $     84,100  $     35,600
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Income taxes............................................................  $  1,500,000  $  1,921,000  $  1,040,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                       CH MEDICAL, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF NET ASSETS

                                                                                                     FEBRUARY 28,
                                                                                                         1998
                                                                                                     -------------
ASSETS
Current:
  Cash and cash equivalents........................................................................  $     250,862
  Accounts receivable--trade, net of allowance for doubtful accounts of
    $1,172,837 (Note 3)............................................................................      7,047,924
  Accounts receivable--other.......................................................................        709,054
  Inventories (Note 1 and 3).......................................................................      5,023,788
                                                                                                     -------------
Total current assets...............................................................................     13,031,628
                                                                                                     -------------
  Net property and equipment (Notes 2, 3 and 5)....................................................      4,379,151
                                                                                                     -------------
Other assets.......................................................................................      1,517,539
                                                                                                     -------------
                                                                                                     $  18,928,318
                                                                                                     -------------
                                                                                                     -------------
LIABILITIES
Current
  Accounts payable.................................................................................  $   1,231,560
  Accrued expenses.................................................................................        551,918
  Dealer deposits..................................................................................         25,470
  Revolving line of credit (Note 3)................................................................      4,148,002
  Other liabilities................................................................................         84,000
                                                                                                     -------------
Total current liabilities..........................................................................      6,040,950
                                                                                                     -------------
Notes payable--other...............................................................................         88,000
Note payable officer...............................................................................         62,609
Federal income taxes payable (Note 7)..............................................................       --
Deferred income taxes (Note 7).....................................................................        338,442
                                                                                                     -------------
Total liabilities..................................................................................      6,530,001
                                                                                                     -------------
Net assets.........................................................................................  $  12,398,317
                                                                                                     -------------
                                                                                                     -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

                                                                                           SIX MONTHS ENDED
                                                                                             FEBRUARY 28,
                                                                                     ----------------------------
                                                                                         1998           1997
                                                                                     -------------  -------------
Net Rental and Sales...............................................................  $  12,927,435  $  12,322,897
Rental Expenses and Cost of Goods Sold.............................................      5,881,390      5,791,887
                                                                                     -------------  -------------
Gross Profit.......................................................................      7,046,045      6,531,010
                                                                                     -------------  -------------
Operating Expenses (Note 4):
  Selling expenses.................................................................      1,774,325      1,707,220
  Depreciation.....................................................................        887,951        874,783
  General and administrative expenses..............................................      3,515,483      3,226,643
                                                                                     -------------  -------------
Total Operating Expenses...........................................................      6,177,759      5,808,646
                                                                                     -------------  -------------
Operating Income...................................................................        868,286        722,364
                                                                                     -------------  -------------
Other Income (Expense):
  Interest expenses................................................................       (154,007)       (74,713)
  Interest income..................................................................          9,808          3,867
  Other income.....................................................................        189,142        381,658
                                                                                     -------------  -------------
Total Other Income (Expense).......................................................         44,943        310,812
                                                                                     -------------  -------------
Income Before Income Taxes.........................................................        913,229      1,033,176
                                                                                     -------------  -------------
Income Taxes (Note 6)..............................................................        347,028        431,456
                                                                                     -------------  -------------
Net Income.........................................................................  $     566,201  $     601,720
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             SIX MONTHS ENDED
                                                                                               FEBRUARY 28,
                                                                                        --------------------------
                                                                                           1998          1997
                                                                                        -----------  -------------
Operating Activities:
  Net Income..........................................................................  $   566,201  $     601,720
  Adjustments to reconcile net income to cash provided by operating activities:
    Depreciation......................................................................      887,951        874,783
    Allowance for Bad Debts...........................................................      440,000       --
  Changes in operating assets and liabilities:
    Accounts receivable--trade........................................................      101,596     (1,929,099)
    Accounts receivable--other........................................................     (508,627)         1,000
    Inventories.......................................................................     (797,505)      (159,858)
    Other assets......................................................................      (18,796)        (7,508)
    Accounts payable..................................................................      248,126        893,132
    Accrued expenses..................................................................     (250,425)      (158,118)
  Other liabilities...................................................................     (374,891)      --
  Notes payable--other................................................................      (39,000)      --
                                                                                        -----------  -------------
Cash provided by operating activities.................................................      254,630        116,052
                                                                                        -----------  -------------
Cash Used in Investing Activities:
  Capital expenditures................................................................      (54,481)    (1,503,256)
                                                                                        -----------  -------------
Financing Activities:
  Net borrowing under notes payable--officer..........................................     (222,706)       167,037
  Net borrowings under revolving line of credit.......................................      (33,661)     1,149,437
                                                                                        -----------  -------------
Cash provided by (used in) financing activities.......................................     (256,367)     1,316,474
                                                                                        -----------  -------------
Net decrease in cash and cash equivalents.............................................      (56,218)       (70,730)
Cash and cash equivalents at beginning of year........................................      307,080        297,473
                                                                                        -----------  -------------
Cash and cash equivalent at end of period.............................................  $   250,862  $     226,743
                                                                                        -----------  -------------
                                                                                        -----------  -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                    UNAUDITED SUMMARY OF ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION--The statements of net assets, of income and cash flows relate to the operations of CH Medical, Inc. and Subsidiaries (the "Company"). The Company is engaged in the manufacture, sale and rental of special care hospital beds and associated acute care air support therapy systems. These financial statements are prepared pursuant to a letter of intent between CH Industries and MEDIQ ("MEDIQ") Incorporated whereby the net operating assets of CH Medical, Inc. will be acquired by MEDIQ.

    The condensed consolidated statement of net assets as of February 28, 1998 and the condensed consolidated statements of operations and cash flows for the six months ended February 28, 1998 and 1997 have been prepared by the Company, without audit. In the opinion of management, all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at February 28, 1998 and for all periods presented have been made.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's August 31, 1997 audited financial statements. The results of operations for the period ended February 28, 1998 are not necessarily indicative of the operating results for the full year.

    During the period covered by the financial statements, the businesses were conducted as an integral part of CH Industries overall operations, and separate financial statements were not prepared for the businesses. These financial statements have been prepared from CH Industries' historical accounting records. The financial statements also include various allocated costs and expenses as described herein, which are not necessarily indicative of the costs and expense which would have resulted if the businesses had been operated as a separate company. Therefore, the statement of operations may not be indicative of the results of operation that would have resulted if the Company were operated on a stand alone basis. All of the allocation and estimates reflected in the financial statements are based on assumptions that management believes reasonable under the circumstances.

    Certain expenses, consisting primarily of costs related to certain employees, the shareholder and related parties of the Company, and other non-operating items have been excluded from the financial statements presented, as they are not indicative of the net operating assets and liabilities nor the operations to be acquired under the letter of intent.

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of CH Medical, Inc. and the following wholly-owned subsidiaries:

    Cardio Systems International, Inc.
    Cardio Systems Manufacturing, Inc.
    Cardio Systems--Austin, Ltd.
    Cardio Systems--Dallas, Ltd.
    Cardio Systems--Atlanta, Inc.
    Cardio Systems--Chattanooga, Inc.
    Cardio Systems--Chicago, Inc.
    Cardio Systems--Fort Myers, Inc.
    Cardio Systems--Kansas City, Inc.
    Cardio Systems--Memphis, Inc.
    Cardio Systems--Miami, Inc.
    Cardio Systems--Oklahoma City, Inc.
    Cardio Systems--Sacramento, Inc.

                       CH MEDICAL, INC. AND SUBSIDIARIES

    Cardio Systems--Tampa, Inc.
    Cardio Systems North America Dealer Corporation, Inc.
    Cardio Systems Operations, Inc.
    Cardio Systems Partners, Inc.
    Cardio Systems Sales, Inc.
    Cardio Systems of Texas--Austin, Inc
    Cardio Systems of Texas--Dallas, Inc.
    SCD Industries, Inc.
    Special Care Delivery, Inc.

    All significant intercompany transactions and balances have been eliminated in consolidation.

    REVENUE RECOGNITION--Services and rental revenue are recognized as services are rendered. Sales and other revenue are recognized when products are shipped.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments with an original maturity of ninety days or less to be cash equivalents.

    INVENTORIES--Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value). Costs include material, labor and manufacturing overhead costs. Inventory expected to be converted into equipment for short-term rental has been reclassified to property, plant and equipment.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Betterments which extend the useful life of the equipment are capitalized.

    DEPRECIATION--Depreciation on property, plant and equipment is calculated on the straight-line method over the estimated useful lives (thirty to forty years for the buildings and between three and ten years for most of the Company's other property and equipment) of the assets.

    INCOME TAXES--The Company recognizes certain transactions in different time periods for the financial reporting and income tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The provision for deferred income taxes represents the change in deferred income tax accounts during the period.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    LONG LIVED ASSETS--In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," management reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. As part of the assessment, management analyzes the undiscounted cash flows for each product that has significant long-lived or intangible asset values associated with it. This analysis for the asset values as of August 31, 1997 indicated there was no impairment to these assets' carrying values.

    NEW ACCOUNTING PRONOUNCEMENTS--Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company has yet to determine the preferred format for presenting this information.

                       CH MEDICAL, INC. AND SUBSIDIARIES

              UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. INVENTORIES

    Inventories are summarized as follows:

                                                                                  FEBRUARY 28,
                                                                                      1998
                                                                                  ------------
Raw materials...................................................................  $    351,665
Work-in-process.................................................................     3,365,938
Finished goods..................................................................     1,306,185
                                                                                  ------------
Total...........................................................................  $  5,023,788
                                                                                  ------------
                                                                                  ------------

2. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                                 FEBRUARY 28,
                                                                                     1998
                                                                                 -------------
Rental medical equipment.......................................................  $   9,609,993
Machinery and equipment........................................................        463,336
Office equipment...............................................................        514,196
Building and improvements......................................................        216,933
Vehicles.......................................................................         89,142
Land...........................................................................          8,536
                                                                                 -------------
Total..........................................................................     10,902,136
Accumulated depreciation.......................................................     (6,522,985)
                                                                                 -------------
Net property and equipment.....................................................  $   4,379,151
                                                                                 -------------
                                                                                 -------------

3. LINE OF CREDIT

    CH Industries has a $7,500,000 revolving line of credit with a bank which expires May 1, 1999. The interest rate is at the 30-day LIBOR rate plus 2.25 percent. The Company has been allocated a portion of the line of credit based on the ratio of debt to current assets. At February 28, 1998, the Company's interest rate was 7.84 percent. The outstanding borrowings are secured by CH Industries' accounts receivable, inventories (including those of the Company) and the guarantee of the parent's stockholder. Certain financial covenants exist related to CH Industries total debt ratio, tangible net worth, working capital, capital expenditures and additional debt.

4. OPERATING EXPENSES AND OTHER ALLOCATION EXPENSES

    All operating expenses are allocated to the business using procedures deemed appropriate to the nature of the expense involved. The procedures utilized various allocation bases such as relative investments and number of employees, and direct effort expended. Interest expense is determined at the corporate level based on the consolidated indebtedness of CH Industries and allocated to the business on the basis of their proportionate share of current assets of CH Industries. CH Industries management believes the allocations are reasonable, but they are not necessarily indicative of the costs that would have been incurred if the businesses had been a separate company.

                       CH MEDICAL, INC. AND SUBSIDIARIES

5. RELATED PARTY TRANSACTIONS

    The Company leases certain office space, warehouse facilities and equipment from its stockholder, CH Realty and CH Leasing, Ltd., limited partnerships controlled 99 percent by the stockholder. Rental expenses for operating leases to affiliates was $145,296 and $191,869 for the six months ended February 28, 1998 and 1997, respectively.

6. INCOME TAXES

    Federal, state and local income taxes are allocated based upon an effective tax rate of 38 and 42 percent for the six months ended February 28, 1998 and 1997, respectively. The allocation approximates the results that would occur if the business were a separate taxpayer. Income tax expense differs from the amount computed by applying the federal statutory rate of 34 percent primarily due to varying state income taxes.

    Deferred taxes result from temporary differences arising from differing methods of depreciation for tax and financial reporting purposes and from allowance for doubtful accounts not deductible for tax purposes.

7. SUPPLEMENTAL

    Interest and income taxes paid during the six months ended February 28, 1998 was $905,000 compared with interest and income taxes paid during the six months ended February 28, 1997 of $1,677,000. These amounts were allocated to the Company based on average outstanding debt and net income before taxes.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this Prospectus. You must not rely on any unauthorized information. This Prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in
this Prospectus is current as of              , 1998.
                                 --------------

                               TABLE OF CONTENTS

                                                          Page
                                                        ---------
Available Information.................................          i
Disclosure Regarding Forward-Looking Statements.......         ii
Summary...............................................          1
Risk Factors..........................................         12
The Transactions......................................         21
Use of Proceeds.......................................         24
Capitalization........................................         25
Pro Forma Condensed Consolidated Financial
  Statements..........................................         26
Selected Consolidated Historical
  Financial Information...............................         34
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.................         36
Business..............................................         44
Management............................................         59
Ownership of Capital Stock............................         65
Description of Capital Stock..........................         68
Certain Relationships and Related Transactions........         73
Description of Certain Indebtedness...................         75
Description of the Debentures.........................         79
Selling Holders.......................................        110
Plan of Distribution..................................        110
Certain U.S. Federal Income Tax Considerations........        111
Legal Matters.........................................        117
Experts...............................................        117
Index to Financial Statements.........................        F-1

    Until       , 1999 (90 days after the date of this Prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     [LOGO]

                               MEDIQ Incorporated

                         13% Senior Discount Debentures
                                    Due 2009

                                   PROSPECTUS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following expenses (other than the SEC filing fee) are estimated:

SEC Registration Fee........................................................  $   3,540
Accounting Fees.............................................................  $   *
Printing and Engraving Expenses.............................................  $   *
Legal Fees and Expenses (other than blue sky)...............................  $   *
Transfer Agent and Registrar Fees...........................................  $   *
Miscellaneous Expense.......................................................  $   *
                                                                              ---------
    Total...................................................................  $   *
                                                                              ---------
                                                                              ---------

------------------------

*   To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Certificate of Incorporation of Holdings provides that the directors of Holdings shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL and that, without limiting the generality of the foregoing, no director shall be liable to Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Holdings or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derived an improper personal benefit. The By-laws of Holdings provide that Holdings shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that such person is or was a director or officer of Holdings or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of Holdings or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of Holdings serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of Holdings or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceedings by or in the right of Holdings, except to the extent that such indemnification is prohibited by applicable law. The By-laws of Holdings further provide that expenses incurred by a director or officer of Holdings in defending a proceeding shall be paid by Holdings in advance of the final disposition of such proceeding subject to the provisions of any applicable statute. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Holdings pursuant to the foregoing provisions, Holdings has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    The directors and officers of Holdings are insured against certain liabilities under Holdings' directors' and officers' liability insurance.

    The foregoing summary of the Certificate of Incorporation and By-laws of Holdings is qualified in its entirety by reference to the relevant provisions of Holdings' Certificate of Incorporation and By-laws, which are filed as exhibits to this Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    On May 6, 1998, Holdings commenced an offering of the Debentures to "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act). That offering was consummated on May 29, 1998 with the sale of 140,885 Units, each Unit consisting of one Debenture and one Warrant to purchase .6474 shares of Holdings' Common Stock. The aggregate offering price of the Units was $75,000,129. The aggregate discount to the Initial Purchasers was 3%, or $2,625,004. An Exchange Offer Registration Statement was filed by Holdings and declared effective by the Commission on October 21, 1998 with respect to an offer to exchange the unregistered Debentures for registered Debentures. This Registration Statement is filed to register Debentures not eligible to be exchanged for registered Debentures.

    On September 3, 1998, Holdings sold 74,821 shares of Common Stock to Thomas
E. Carroll, Jay M. Kaplan and certain other persons for aggregate proceeds of $748,210. Such sales were made in reliance upon exemptions available under
Section 4(2) of the Securities Act or Regulation D promulgated thereunder. There were fewer than 35 purchasers in such offering. All but one of such purchasers were members of management or employees of the Company. Holdings believes that each purchaser who was not an accredited investor, either alone or with his purchaser representative(s), had the requisite knowledge and experience in financial and business matters that rendered such purchaser capable of evaluating the merits and risks of an investment in Common Stock.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits:

 EXHIBIT
   NO.                                                    DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------

    2.1    Agreement and Plan of Merger dated as of January 14, 1998, as amended as of April 27, 1998, by and between Holdings and MQ (incorporated by reference to Annex A of the Proxy Statement/Prospectus included in Form S-4 Registration Statement originally filed by Holdings on February 13, 1998, as amended, File
           No. 333-46233)

    2.2    Stock Option Agreement dated January 14, 1998 between MQ and the persons signatory thereto (incorporated by reference to Annex E of the Proxy Statement/Prospectus included in Form S-4 Registration Statement originally filed by Holdings on February 13, 1998, as amended, File No. 333-46233)

    2.3    Stockholder Agreements between BRS and the Rotko Entities (incorporated by reference to Annex F of the
           Proxy Statement/Prospectus included in Form S-4 Registration Statement originally filed by Holdings on
           February 13, 1998, as amended, File No. 333-46233)

    2.4    Rollover Agreement dated January 14, 1998 by and among Holdings, MQ and the Rotko Entities (incorporated by reference to Annex G of the Proxy Statement/Prospectus included in Form S-4 Registration Statement originally filed by Holdings on February 13, 1998, as amended, File No. 333-46233)

    2.5    Agreement and Plan of Merger dated July 23, 1996 among Holdings, Cardinal Health, Inc., Panther Merger
           Corp. and PCI Services, Inc. (incorporated by reference to Exhibit 2.1 to Schedule 13D filed by Cardinal
           Health, Inc. on July 29, 1996, File No. 5-42666)

 EXHIBIT
   NO.                                                    DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    2.6    Amended and Restated Stock Purchase Agreement dated November 20, 1996 among Holdings, MEDIQ Investment
           Services, Inc. and NutraMax Products, Inc. (incorporated by reference to Exhibit 2(a) to Annual Report on
           Form 10-K filed by NutraMax Products, Inc. for the fiscal year ended September 28, 1996, File No.
           0-18671)

    2.7    Affiliate Letter to Cardinal Health, Inc. from Holdings dated August 16, 1996 (incorporated by reference to Exhibit 4 to Current Report on Form 8-K filed by Holdings on October 21, 1996, File No. 1-08147)

    2.8    Stock Purchase Agreement dated November 13, 1997 among Holdings, MEDIQ Investment Services, Inc. and
           InnoServ Technologies, Inc. (incorporated by reference to Exhibit 2.8 to Annual Report on Form 10-K filed by Holdings for the fiscal year ended September 30, 1997, File No. 1-08147)

    2.9    Asset Purchase Agreement dated November 6, 1996 among Holdings, MEDIQ Mobile X-Ray Services, Inc. and
           Symphony Diagnostic Services No. 1, Inc. (incorporated by reference to Exhibit 2.5 to Annual Report on
           Form 10-K filed by Holdings for the fiscal year ended September 30, 1996, File No. 1-08147)

    2.10   Asset Purchase Agreement dated as of April 24, 1998 among MEDIQ/PRN, CH Medical, Inc. and the other parties named therein (incorporated by reference to Exhibit 2 to Current Report on Form 8-K filed by
           Holdings on April 28, 1998, File No. 1-08147)

    3.1    Certificate of Incorporation of Holdings (incorporated by reference to Exhibit 3.1 to Form S-1
           Registration Statement originally filed by Holdings on July 13, 1998, File No. 333-58933)

    3.2    By-laws of Holdings (incorporated by reference to Exhibit 3.2 to Form S-1 Registration Statement originally filed by Holdings on July 13, 1998, File No. 333-58933)

    4.1    Credit Agreement dated as of May 29, 1998 among MEDIQ/PRN, the Lender Parties party thereto, Banque
           Nationale de Paris, as Administrative Agent, Swing Line Bank, Initial Issuing Bank and Arranger,
           NationsBank, N.A., as Syndication Agent, and Credit Suisse First Boston, as Documentation Agent
           (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K filed by Holdings on June 15,
           1998, File No. 1-08147)

    4.2    Indenture dated as of July 1, 1993 between Holdings and First Union Bank, N.A. (formerly First Fidelity
           Bank, N.A.) for 7.5% Exchangeable Subordinated Debentures due 2003 (incorporated by reference to Exhibit
           4.1 to Form S-2 Registration Statement originally filed by Holdings on April 28, 1993, as amended, File
           No. 33-61724)

    4.3    Form of 7.5% Exchangeable Subordinated Debentures due 2003 (incorporated by reference to Exhibit 4.2 to
           Form S-2 Registration Statement originally filed by Holdings on April 28, 1993, as amended, File No.
           33-61724)

    4.4    Indenture dated as of May 15, 1998 among MEDIQ/PRN, the Subsidiary Guarantors and United States Trust
           Company of New York, as Trustee (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed by Holdings on June 15, 1998, File No. 1-08147)

    4.5    Form of Old Note (included in Exhibit 4.4)

    4.6    Form of New Note (included in Exhibit 4.4)

    4.7    Indenture dated as of May 15, 1998 among Holdings and United States Trust Company of New York, as Trustee
           (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed by Holdings on June 15,
           1998, File No. 1-08147)

 EXHIBIT
   NO.                                                    DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
    4.8    Form of Old Debenture (included in Exhibit 4.7)

    4.9    Form of New Debenture (included in Exhibit 4.7)

    4.10   Warrant Agreement dated May 29, 1998 between Holdings and United States Trust Company of New York, as
           Warrant Agent (incorporated by reference to Exhibit 4.4 to Current Report on Form 8-K filed by Holdings on June 15, 1998, File No. 1-08147)

    4.11   Form of Warrant (included in Exhibit 4.10)

    4.12   Registration Rights Agreement dated May 21, 1998 among Holdings, MEDIQ/PRN, the Subsidiary Guarantors,
           Credit Suisse First Boston Corporation, NationsBanc Montgomery Securities LLC and Banque Nationale de
           Paris (incorporated by reference to Exhibit 4.5 to Current Report on Form 8-K filed by Holdings on June
           15, 1998, File No. 1-08147)

    4.13   Registration Rights Agreement dated as of May 29, 1998 among Holdings, MEDIQ/PRN, the investors named therein and MQ Acquisition Corporation (incorporated by reference to Exhibit 4.6 to Current Report on
           Form 8-K filed by Holdings on June 15, 1998, File No. 1-08147)

    4.14   Securities Purchase and Holders Agreement dated as of May 29, 1998 among Holdings, the investors named therein and MQ Acquisition Corporation (incorporated by reference to Exhibit 4.7 to Current Report on
           Form 8-K filed by Holdings on June 15, 1998, File No. 1-08147)

    4.15   Asset Purchase Agreement dated as of June 26, 1998 among MEDIQ/PRN, National Patient Care Systems, Inc.
           and other parties named therein (incorporated by reference to Exhibit 4 to Quarterly Report on Form 10-Q filed by Holdings for the fiscal quarter ended June 30, 1998, File No. 000-15500)

    5.1    Opinion of Dechert Price & Rhoads*

   10.1    MEDIQ Executive Security Plan (incorporated by reference to Exhibit 10.6 to Annual Report on Form 10-K filed by Holdings for the fiscal year ended September 30, 1995, File No. 1-08147)

   10.2    Employment contract dated as of April 27, 1995 with Thomas E. Carroll (incorporated by reference to
           Exhibit 10.9 to Annual Report on Form 10-K filed by Holdings for the fiscal year ended September 30,
           1995, File No. 1-08147)

   10.3    Amendment No. 1 dated as of November 14, 1997 to employment contract with Thomas E. Carroll (incorporated by reference to Exhibit 10.9(a) to Annual Report on Form 10-K filed by Holdings for the fiscal year ended
           September 30, 1997, File No. 1-08147)

   10.4    Employment contract dated as of June 20, 1995 with Jay M. Kaplan (incorporated by reference to Exhibit
           10.10 to Annual Report on Form 10-K filed by Holdings for the fiscal year ended September 30, 1995, File
           No. 1-08147)

   10.5    Letter Agreement dated January 14, 1998 by and between Bruckmann, Rosser, Sherrill & Co., Inc. and
           Holdings (incorporated by reference to Exhibit 2.7 to Current Report on Form 8-K filed by Holdings on
           January 21, 1998, File No. 1-08147)

   12.1    Statement of Ratios of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Form S-1
           Registration Statement originally filed by Holdings on July 13, 1998, File No. 333-58933)

 EXHIBIT
   NO.                                                    DESCRIPTION
---------  ---------------------------------------------------------------------------------------------------------
   12.2    Statements of Ratios of Adjusted EBITDA to Interest Expense and Net Debt to Adjusted EBITDA (incorporated by reference to Exhibit 12.2 to Form S-1 Registration Statement originally filed by Holdings on July 13,
           1998, File No. 333-58933)

   21.1    Subsidiaries of Holdings (incorporated by reference to Exhibit 2.1 to Annual Report on Form 10-K filed by
           Holdings for the fiscal year ended September 30, 1997, File No. 1-08147)

   23.1    Consent of Deloitte & Touche LLP

   23.2    Consent of Dechert Price & Rhoads (included in Exhibit 5.1)

   23.3    Consent of BDO Seidman, LLP

   24.1    Power of Attorney (included on signature page)

   25.1    Statement of Eligibility and Qualification, Form T-1, of United States Trust Company of New York, as
           Trustee under the Indenture filed as Exhibit 4.7 (incorporated by reference to Exhibit 25.2 to Form S-4
           Registration Statement originally filed by Holdings and
           MEDIQ/PRN on July 13, 1998, File No. 333-58935)

   27.1    Financial Data Schedule (incorporated by reference to Exhibit 27.1 to Form S-1 Registration Statement originally filed by Holdings on July 13, 1998, File No. 333-58933)

------------------------

*   To be filed by amendment.

        (b) Financial Statement Schedules:

    Schedule II--Valuation and Qualifying Accounts and Reserves

    Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 22. UNDERTAKINGS

        (a) The undersigned Registrant hereby undertakes:

           (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

           (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

           (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pennsauken, State of New Jersey, on the 12th day of November, 1998.

                                MEDIQ INCORPORATED

                                By:            /s/ THOMAS E. CARROLL
                                     -----------------------------------------
                                                 Thomas E. Carroll
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    Each person whose signature appears below appoints Thomas E. Carroll and Jay
M. Kaplan, either of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on November 12, 1998.

          SIGNATURE                       TITLE
------------------------------  --------------------------

                                President, Chief Executive
    /s/ THOMAS E. CARROLL         Officer and Director
------------------------------    (Principal Executive
      Thomas E. Carroll           Officer)

                                Senior Vice
      /s/ JAY M. KAPLAN           President-Finance and
------------------------------    Chief Financial Officer
        Jay M. Kaplan             (Principal Accounting
                                  Officer)

------------------------------  Director
       Michael J. Rotko

    /s/ BRUCE C. BRUCKMANN
------------------------------  Director
      Bruce C. Bruckmann

   /s/ STEPHEN C. SHERRILL
------------------------------  Director
     Stephen C. Sherrill

    /s/ ROBERT T. THOMPSON
------------------------------  Director
      Robert T. Thompson

    /s/ L. JOHN WILKERSON
------------------------------  Director
      L. John Wilkerson

INDEPENDENT AUDITORS' REPORT ON THE SUPPLEMENTAL SCHEDULE

Board of Director and Stockholders
MEDIQ Incorporated
Pennsauken, New Jersey

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in item 16(b) is presented of the purpose of additional analysis and is not a required part of the basic financial statements. This schedule is the responsibility of the Company's management. Such schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE, LLP
November 25, 1997

                      MEDIQ INCORPORATED AND SUBSIDIARIES
                                  SCHEDULE II
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                 YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                     COL A                           COL B                 COL C                  COL D        COL E
------------------------------------------------  -----------  ------------------------------  -----------  -----------
                                                                                ADDITIONS
                                                  ---------------------------------------------------------------------
                                                  BALANCE AT   CHARGED TO      CHARGED TO                   BALANCE AT
                                                   BEGINNING    COSTS AND    OTHER ACCOUNTS    DEDUCTIONS     END OF
                  DESCRIPTION                      OF PERIOD    EXPENSES           (1)             (2)        PERIOD
                                                  -----------  -----------  -----------------  -----------  -----------
Year ended September 30, 1997:
    Allowance for doubtful accounts.............   $   2,383    $   3,234       $     478       $  (2,018)   $   4,077
                                                  -----------  -----------          -----      -----------  -----------
                                                  -----------  -----------          -----      -----------  -----------
Year ended September 30, 1996:
    Allowance for doubtful accounts.............   $   2,207    $   1,237       $  --           $  (1,061)   $   2,383
                                                  -----------  -----------          -----      -----------  -----------
                                                  -----------  -----------          -----      -----------  -----------
Year ended September 30, 1995:
    Allowance for doubtful accounts.............   $   2,195    $     993       $  --           $    (981)   $   2,207
                                                  -----------  -----------          -----      -----------  -----------
                                                  -----------  -----------          -----      -----------  -----------

(1) Primarily represents allowances for doubtful accounts related to acquisitions.

(2) Represents accounts directly written-off net of recoveries.